As filed with the Securities and Exchange Commission on May 4, 2009
Registration No. 333-[  ]
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
Under
The Securities Act of 1933

FIDELITY NATIONAL INFORMATION SERVICES, INC.
(Exact Name of Registrant as Specified in its Charter)

Georgia	7389	37-1490331
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

601 Riverside Avenue
Jacksonville, Florida 32204
(904) 854-5000
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)
Ronald D. Cook
Executive Vice President, General Counsel and Corporate Secretary
601 Riverside Avenue
Jacksonville, Florida 32204
(904) 854-5000
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

     With copies to:

Donald W. Layden, Jr., Esq. Senior Executive Vice President, General Counsel and Corporate Secretary Metavante Technologies, Inc. 4900 West Brown Deer Road Milwaukee, Wisconsin 53223 (414) 357-2290	Lawrence S. Makow, Esq. Matthew M. Guest, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Jeffrey Symons, Esq. Yi Claire Sheng, Esq. Kirkland & Ellis LLP 153 East 53rd Street New York, New York 10022 (212) 446-4800

Approximate date of commencement of the proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed	Amount of
Title of Each Class of	to be	Offering Price per Share	Maximum Aggregate	Registration
Securities to be Registered	Registered(1)	of Common Stock	Offering Price(2)	Fee(3)
Common Stock, par value $0.01 per share	176,926,305	N/A	$3,057,548,658.26	$170,611.22

(1)	Represents the maximum number of shares of FIS common stock estimated to be issuable upon the completion of the merger of Metavante with and into Cars Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of FIS, based on the number of shares of Metavante common stock, par value $0.01 per share, outstanding, or reserved for issuance under various plans, as of April 28, 2009, and the exchange of each such share of Metavante common stock for shares of FIS common stock pursuant to the formula set forth in the merger agreement.

(2)	Pursuant to Rules 457(c) and 457(f) under the Securities Act of 1933, as amended, the registration fee is based on the average of the high and low sales prices ($23.33) of Metavante common stock, as reported on the New York Stock Exchange on May 1, 2009, and computed based on the estimated maximum number of shares 131,056,522 that may be exchanged for the FIS common stock being registered, including shares issuable upon exercise of outstanding options or other securities to acquire Metavante common stock.

(3)	Determined in accordance with Section 6(b) of the Securities Act of 1933, as amended, at a rate equal to $55.80 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. We may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This document does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION — DATED MAY 4, 2009

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The board of directors of Fidelity National Information Services, Inc., or FIS, and the board of directors of Metavante Technologies, Inc., or Metavante, have each approved a merger agreement which provides for the acquisition of Metavante by FIS. Following completion of the merger, Metavante will be wholly owned by FIS.

If the merger is completed, each share of Metavante common stock outstanding immediately before that time will automatically be converted into the right to receive 1.35 shares of FIS common stock. This exchange ratio is fixed and will not be adjusted. Based on the closing price of FIS common stock on the New York Stock Exchange on March 31, 2009, the last trading day before public announcement of the merger, the 1.35 exchange ratio represented $24.57 in value for each share of Metavante common stock. Based on the closing price of FIS common stock on the New York Stock Exchange on [          ], 2009, the latest practicable date before the date of this document, the exchange ratio represented $[     ] in value for each share of Metavante common stock. Shares of FIS common stock outstanding before the merger is completed will remain outstanding and will not be exchanged, converted or otherwise changed in the merger.

In connection with the proposed merger, FIS has entered into an equity capital investment agreement with affiliates of Thomas H. Lee Partners, L.P., or THL, and Fidelity National Financial, Inc., or FNF. We also refer to THL and FNF as the equity capital investors. Under the investment agreement, FIS, THL and FNF have agreed that, in connection with completion of the merger, FIS will issue approximately 16.1 million shares of FIS common stock in the aggregate to THL and to FNF in exchange for the payment to FIS of approximately $250 million in cash. The completion of these transactions is subject to the prior approval of the FIS shareholders, the completion of the merger and the other terms and conditions contained in the investment agreement.

The merger is intended to qualify as a “reorganization” under United States federal tax law. Accordingly, Metavante shareholders generally are not expected to recognize any gain or loss for United States federal income tax purposes on the exchange of shares of Metavante common stock for shares of FIS common stock in the merger, except with respect to any cash received instead of fractional shares of FIS common stock.

At a special meeting of FIS shareholders, FIS shareholders will be asked to vote on the issuance of FIS common stock to Metavante shareholders in the merger and on the issuance of FIS common stock to each of THL and FNF under the investment agreement. Approval of each proposal requires the affirmative vote of a majority of votes cast by the holders of FIS common stock, provided that the total votes cast represent a majority of the votes entitled to be cast on the proposal.

At a special meeting of Metavante shareholders, Metavante shareholders will be asked to vote on the approval and adoption of the merger agreement and the transactions it contemplates. Approval and adoption of the merger agreement and the transactions it contemplates requires the affirmative vote of a majority of all the votes entitled to be cast by the holders of Metavante common stock. WPM, L.P., or WPM, an affiliate of Warburg Pincus LLC, has entered into an agreement with FIS, Cars Holdings, LLC and Metavante under which, subject to the terms and conditions of that agreement, WPM has agreed to vote all of the Metavante shares it holds in favor of the merger. As of the date of this document, WPM holds in the aggregate approximately 25% of the outstanding shares of Metavante common stock.

The FIS board of directors unanimously recommends that the FIS shareholders vote “FOR” the proposal to issue shares of FIS common stock in the merger and “FOR” the proposals to issue shares of FIS common stock to the equity capital investors.

The Metavante board of directors unanimously recommends that the Metavante shareholders vote “FOR” the proposal to approve and adopt the merger agreement and the transactions it contemplates.

The obligations of FIS and Metavante to complete the merger are subject to the satisfaction or waiver of conditions set forth in the merger agreement. More information about FIS, Metavante and the merger, as well as the equity capital investment, is contained in this joint proxy statement/prospectus. FIS and Metavante encourage you to read this entire joint proxy statement/prospectus carefully, including the section entitled “Risk Factors” beginning on page [     ].

We look forward to the successful combination of FIS and Metavante.

[ ]	[ ]

Lee A. Kennedy	Frank R. Martire
President and Chief Executive Officer	Chairman and Chief Executive Officer
Fidelity National Information Services, Inc.	Metavante Technologies, Inc.

Neither the Securities and Exchange Commission, also referred to in this document as the SEC, nor any state securities commission has approved or disapproved of the securities to be issued under this document or determined that this document is accurate or complete. Any representation to the contrary is a criminal offense.

This document is dated [          ], 2009 and is first being mailed to the shareholders of FIS and Metavante on or about [          ], 2009.

Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Fidelity National Information Services, Inc.:

Notice is hereby given that a Special Meeting of Shareholders of Fidelity National Information Services, Inc. will be held on [          ], 2009 at [     ], at [     ] to consider and vote upon the following matters:

•	a proposal to approve the issuance of shares of FIS common stock as contemplated by the Agreement and Plan of Merger, dated as of March 31, 2009, by and among Fidelity National Information Services, Inc., Cars Holdings, LLC, and Metavante Technologies, Inc., as such agreement may be amended from time to time;

•	a proposal to approve the issuance of 12,861,736 shares of FIS common stock to be purchased by affiliates of Thomas H. Lee Partners, L.P. as contemplated by the Investment Agreement, dated as of March 31, 2009, by and between FIS and the investors named therein, as such agreement may be amended from time to time;

•	a proposal to approve the issuance of 3,215,434 shares of FIS common stock to be purchased by Fidelity National Financial, Inc. as contemplated by the Investment Agreement, dated as of March 31, 2009, by and between FIS and the investors named therein, as such agreement may be amended from time to time; and

•	a proposal to approve the adjournment of the special meeting, including, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve any of the foregoing proposals.

The FIS board of directors has fixed the close of business on [          ], 2009 as the record date for the FIS special meeting. Only FIS shareholders of record at that time are entitled to notice of, and to vote at, the FIS special meeting, or any adjournment or postponement of the FIS special meeting. Approval of the proposal to issue shares of FIS common stock in the merger and the proposals to issue shares of FIS common stock to the equity capital investors each requires the approval by the affirmative vote of a majority of votes cast at the special meeting, provided that the total votes cast represent a majority of the votes entitled to be cast on the proposal.

Whether or not you plan to attend the special meeting, please vote by one of the methods described below to ensure that your shares are represented and voted in accordance with your wishes. Please vote as soon as possible by accessing the Internet site listed on the FIS proxy card, by calling the toll-free number listed on the FIS proxy card, or by submitting your proxy card by mail. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. This will not prevent you from voting in person, but it will help to secure a quorum and avoid additional solicitation costs. Any holder of FIS common stock who is present at the FIS special meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing or by telephone or Internet at any time before the FIS special meeting in the manner described in the accompanying document.

The FIS board of directors unanimously recommends that the FIS shareholders vote “FOR” the proposal to issue shares of FIS common stock in the merger and “FOR” the proposals to issue shares of FIS common stock to the equity capital investors.

By Order of the Board of Directors,

[          ]
Ronald D. Cook
Executive Vice President,
General Counsel and Corporate Secretary

[          ], 2009

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD, OR SUBMIT YOUR VOTE VIA THE TELEPHONE OR INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

Metavante Technologies, Inc.
4900 West Brown Deer Road
Milwaukee, Wisconsin 53223

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Metavante Technologies, Inc:

Notice is hereby given that a Special Meeting of Shareholders of Metavante Technologies, Inc. will be held on [          ], 2009 at [          ], Central Time, at [          ] to consider and vote upon the following matters:

•	a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 31, 2009, by and among Fidelity National Information Services, Inc., Cars Holdings, LLC, and Metavante Technologies, Inc., as such agreement may be amended from time to time, and the transactions it contemplates; and

•	a proposal to approve the adjournment of the special meeting, including, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the foregoing proposal.

The Metavante board of directors has fixed the close of business on [          ], 2009 as the record date for the Metavante special meeting. Only Metavante shareholders of record at that time are entitled to notice of, and to vote at, the Metavante special meeting, or any adjournment or postponement of the Metavante special meeting. Approval and adoption of the merger agreement and the transactions it contemplates requires the affirmative vote of a majority of all the votes entitled to be cast by the holders of Metavante common stock.

WPM, an affiliate of Warburg Pincus LLC, has entered into an agreement with FIS, Cars Holdings, LLC and Metavante under which, subject to the terms and conditions of that agreement, it has agreed to vote all of the Metavante shares it holds in favor of the merger. As of the date of this document, WPM holds in the aggregate approximately 25% of the outstanding shares of Metavante common stock.

Whether or not you plan to attend the special meeting, please vote by one of the methods described below to ensure that your shares are represented and voted in accordance with your wishes. Please vote as soon as possible by accessing the Internet site listed on the Metavante proxy card, by calling the toll-free number listed on the Metavante proxy card, or by submitting your proxy card by mail. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of Metavante common stock who is present at the Metavante special meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing or by telephone or Internet at any time before the Metavante special meeting in the manner described in the accompanying document.

The Metavante board of directors unanimously recommends that the Metavante shareholders vote “FOR” the proposal to approve and adopt the merger agreement and the transactions it contemplates.

By Order of the Board of Directors,

[          ]
Donald W. Layden, Jr.
Senior Executive Vice President,
General Counsel and Secretary

[          ], 2009

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD, OR SUBMIT YOUR VOTE VIA THE TELEPHONE OR INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

ADDITIONAL INFORMATION

This document incorporates important business and financial information about FIS and Metavante from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document, other than certain exhibits to those documents, free of charge through the Securities and Exchange Commission’s website (www.sec.gov) or by requesting them in writing or by telephone from the appropriate company at the following addresses:

Fidelity National Information Services, Inc.	Metavante Technologies, Inc.
601 Riverside Avenue	4900 West Brown Deer Road
Jacksonville, Florida 32204	Milwaukee, Wisconsin 53223
(904) 854-3282	(414) 357-2290
Attn: Investor Relations	Attn: Investor Relations

If you would like to request any documents, please do so by [          ], 2009 in order to receive them before the FIS special meeting and by [          ], 2009 in order to receive them before the Metavante special meeting.

For more information, see “Where You Can Find More Information” beginning on page [  ].

You should rely only on the information contained in or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [          ], 2009. You should not assume that the information contained in, or incorporated by reference into, this document is accurate as of any date other than that date. Neither our mailing of this document to FIS shareholders or Metavante shareholders nor the issuance by FIS of common stock in connection with the merger will create any implication to the contrary.

Information on the websites of FIS or Metavante, or any subsidiary of FIS or Metavante, is not part of this document. You should not rely on that information in deciding how to vote.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this document regarding FIS has been provided by FIS and information contained in this document regarding Metavante has been provided by Metavante.

Terms of the Investments	112
Interests of Certain Persons in the Investments	112
Representations, Warranties, Covenants and Agreements	112
Other Agreements	113
Fees and Expenses	114
Conditions to Complete the Investments	114
Termination of the Investment Agreement	115
LEGAL MATTERS	115
EXPERTS	115
SHAREHOLDER PROPOSALS	115
OTHER MATTERS	116
COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	116
WHERE YOU CAN FIND MORE INFORMATION	116
EX-10.1 EMPLOYMENT AGREEMENT
EX-10.2 EMPLOYMENT AGREEMENT
EX-10.3 RELOCATION LETTER AGREEMENT
EX-10.4 RELOCATION LETTER AGREEMENT
EX-23.2 CONSENT OF KPMG LLP
EX-23.3 CONSENT OF DELOITTE & TOUCHE LLP
EX-24.1 POWER OF ATTORNEY
EX-99.2 SUPPORT AGREEMENT
EX-99.3 SHAREHOLDERS AGREEMENT
EX-99.4 STOCK PURCHASE RIGHT AGREEMENT
EX-99.7 CONSENT OF BANC OF AMERICA SECURITIES LLC
EX-99.8 CONSENT OF GOLDMAN, SACHS & CO.
EX-99.9 CONSENT OF BARCLAYS CAPITAL INC.

APPENDICES

APPENDIX A
Agreement and Plan of Merger, dated as of March 31, 2009, by and among Fidelity National Information Services, Inc., Cars Holdings, LLC and Metavante Technologies, Inc.	A-1

APPENDIX B
Investment Agreement, dated as of March 31, 2009, by and between Fidelity National Information Services, Inc. and the Investors	B-1

APPENDIX C
Opinion of Goldman, Sachs & Co.	C-1

APPENDIX D
Opinion of Banc of America Securities LLC	D-1

APPENDIX E
Opinion of Barclays Capital Inc.	E-1

QUESTIONS AND ANSWERS

The following are some questions that you, as a shareholder of FIS or Metavante, may have regarding the shareholders’ meetings and the answers to those questions. FIS and Metavante urge you to read the remainder of this document carefully because the information in this section does not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference into, this document.

Q:	Why am I receiving this document?

A:	You are receiving this document because you were a shareholder of record of FIS or Metavante on the record date for the applicable FIS or Metavante special meeting. FIS and Metavante have agreed to the acquisition of Metavante by FIS under the terms of a merger agreement that is described in this document. A copy of the merger agreement is attached to this document as Appendix A. In order to complete the merger, FIS shareholders and Metavante shareholders must vote to approve the following proposals:

• FIS shareholders must approve the issuance of shares of FIS common stock in the merger.

• Metavante shareholders must approve and adopt the merger agreement and the transactions it contemplates.

FIS and Metavante will hold separate shareholders’ meetings to obtain these approvals. FIS shareholders will also consider and vote on proposals to issue shares of FIS common stock to be purchased by the equity capital investors as more fully described below under “FIS Proposals 2 and 3: The Investments.” A copy of the investment agreement is attached to this document as Appendix B.

This document contains important information about the merger, the equity capital investment and the meetings of the respective shareholders of FIS and Metavante, and you should read it carefully. The enclosed proxy card and instructions allow you to vote your shares without attending your respective shareholders’ meeting in person.

Your vote is important. We encourage you to vote as soon as possible.

The FIS board of directors unanimously recommends that the FIS shareholders vote “FOR” the proposal to issue shares of FIS common stock in the merger and “FOR” the proposals to issue shares of FIS common stock to the equity capital investors.

The Metavante board of directors unanimously recommends that the Metavante shareholders vote “FOR” the proposal to approve and adopt the merger agreement and the transactions it contemplates.

Q:	When and where will the shareholders’ meetings be held?

A:	The FIS special meeting will be held at [ ] on [ ], 2009 at [ ], local time.

The Metavante special meeting will be held at [ ], on [ ], 2009 at [ ], local time.

Q:	How do I vote?

A:	If you are a shareholder of record of FIS as of the record date for the FIS special meeting or a shareholder of record of Metavante as of the record date for the Metavante special meeting, you may vote in person by attending your shareholders’ meeting or, to ensure your shares are represented at the meeting, you may vote by:

• accessing the Internet website specified on your proxy card;

• calling the toll-free number specified on your proxy card; or

• signing and returning the enclosed proxy card in the postage-paid envelope provided.

i

If you hold FIS shares or Metavante shares in the name of a bank or broker, please see the discussion below.

Q:	If my shares are held in street name by my broker, will my broker vote my shares for me?

A:	If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to FIS or Metavante or by voting in person at your shareholders’ meeting unless you provide a “legal proxy,” which you must obtain from your bank or broker. Further, brokers who hold shares of FIS or Metavante common stock on behalf of their customers may not give a proxy to FIS or Metavante to vote those shares on the Metavante merger proposal or the FIS share issuance proposals unless they have received voting instructions from their customers.

If you are a Metavante shareholder that holds shares in street name and you do not instruct your broker on how to vote your shares, your broker may not vote your shares, which will have the same effect as a vote against the proposal to approve and adopt the merger agreement and the transactions it contemplates.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	If you are a FIS shareholder and fail to vote, or abstain, it will count against obtaining a quorum for the proposal to approve the issuance of shares of FIS common stock in the merger and the proposals to issue shares of FIS common stock to the equity capital investors, which requires that the total votes cast represent a majority of the votes entitled to be cast on the proposal. If a quorum is present, the failure to vote or abstention will not count as a vote against the proposal to approve the issuance of shares of FIS common stock in the merger or the proposals to issue shares of FIS common stock to the equity capital investors.

If you are a Metavante shareholder and fail to vote, or abstain, it will have the same effect as a vote against the proposal to approve and adopt the merger agreement and the transactions it contemplates.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you return your signed proxy card without indicating how to vote on any particular proposal, the FIS or Metavante common stock represented by your proxy will be voted in accordance with management’s recommendation on that proposal.

Q:	Can I change my vote after I have returned a proxy or voting instruction card?

A:	Yes. You can change your vote at any time before your proxy is voted at your respective shareholders’ meeting. You can do this in one of three ways:

• you can send a signed notice of revocation;

• you can grant a new, valid proxy by proxy card, Internet or telephone, with a later date; or

• if you are a holder of record, you can attend your shareholders’ meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must submit your notice of revocation or your new signed proxy to the Corporate Secretary of FIS or Metavante, as appropriate, to be received no later than the beginning of the applicable shareholders’ meeting. If your shares are held in street name by your bank or broker, you should contact your broker to change your vote.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this document, including its appendices.

In order for your shares to be represented at your shareholders’ meeting:

• you can attend your shareholders’ meeting in person;

ii

• you can vote through the Internet or by telephone by following the instructions included on your proxy card; or

• you can indicate on the enclosed proxy card how you would like to vote and return the signed proxy card in the accompanying pre-addressed postage paid envelope.

Q:	Do I have dissenter’s rights or appraisal rights?

A:	No. Under Georgia law, holders of FIS common stock are not entitled to appraisal rights in connection with the share issuance proposal. Under Wisconsin law, the holders of Metavante common stock are not entitled to appraisal rights in connection with the merger.

Q:	Is the merger expected to be taxable to Metavante shareholders or to FIS and/or Metavante?

A:	Generally, no. The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended, which we refer to as the Code, and holders of Metavante common stock generally are not expected to recognize any gain or loss for United States federal income tax purposes on the exchange of shares of Metavante common stock for shares of FIS common stock in the merger, except with respect to cash received instead of fractional shares of FIS common stock. In addition, none of FIS, Metavante or Merger Sub will recognize any gain or loss for United States federal income tax purposes as a result of the merger. You should read “Material United States Federal Income Tax Consequences of the Merger” beginning on page [ ] for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor to determine the tax consequences of the merger to you.

Q:	Should I send in my Metavante stock certificates now?

A:	No. Metavante shareholders should not send in any stock certificates now. After the merger is completed, FIS’ exchange agent will send former Metavante shareholders a letter of transmittal explaining what they must do to exchange their Metavante stock certificates for the merger consideration payable to them. The shares of FIS common stock that Metavante shareholders receive in the merger will be issued in book-entry form.

If you are a FIS shareholder, you are not required to take any action with respect to your FIS stock certificates.

Q:	Who can help answer my questions?

A:	FIS or Metavante shareholders who have questions about the merger or the other matters to be voted on at the shareholders’ meetings or who desire additional copies of this document or additional proxy cards should contact:

Georgeson
199 Water Street, 26th Floor
New York, NY 10038
Banks and brokers call (212) 440-9800
FIS shareholders call toll-free (800) 891-3214
Metavante shareholders call toll-free (866) 257-5565

iii

SUMMARY

This summary highlights information contained elsewhere in this document. It may not contain all of the information that is important to you. We urge you to carefully read the entire document and the other documents to which we refer in order to fully understand the merger and the related transactions. See “Where You Can Find More Information” on page [  ]. Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

The Merger (See page [  ])

A copy of the merger agreement is attached as Appendix A to this document. FIS and Metavante encourage you to read the entire merger agreement carefully because it is the principal document governing the merger.

Structure of the Merger (See page [  ])

Subject to the terms and conditions of the merger agreement and in accordance with Wisconsin law and Delaware law, at the effective time of the merger, Metavante will be merged with and into Cars Holdings, LLC, a direct, wholly owned subsidiary of FIS formed for the purposes of the merger (referred to in this document as Merger Sub), with Merger Sub surviving the merger and remaining a wholly owned subsidiary of FIS. The effect of the merger will be that Metavante will be acquired by FIS and shares of Metavante common stock will no longer be publicly traded.

Consideration to be Received in the Merger (See page [  ])

Upon completion of the merger, each share of Metavante common stock outstanding immediately prior to completion of the merger will automatically be converted into the right to receive 1.35 shares of FIS common stock. The 1.35 exchange ratio is fixed and will not be adjusted based on changes following the date of the merger agreement in the market value of the common stock of Metavante or FIS or based on other changes. Because of this, the implied dollar value of the consideration to Metavante shareholders will fluctuate with changes in the market price of a share of FIS common stock. Based on the closing price of FIS common stock on the New York Stock Exchange on March 31, 2009, the last trading day before public announcement of the merger, the 1.35 exchange ratio represented $24.57 in value for each share of Metavante common stock. Based on the closing price of FIS common stock on the New York Stock Exchange on [          ], 2009, the latest practicable date before the date of this document, the exchange ratio represented $[     ] in value for each share of Metavante common stock. FIS will not issue any fractional shares of FIS common stock in the merger. Holders of Metavante common stock who would otherwise be entitled to a fractional share of FIS common stock will instead receive an amount in cash calculated by multiplying the fraction of a share by the average closing sale prices of FIS common stock on the New York Stock Exchange for the five full trading days preceding (but not including) the effective date of the merger. Shares of FIS common stock outstanding before the merger is completed will remain outstanding and will not be exchanged, converted or otherwise changed in the merger.

Treatment of Metavante Stock Awards (See page [  ])

The merger agreement specifies how equity compensation awards issued by Metavante prior to completion of the merger will be treated in the merger. Upon completion of the merger:

•	each outstanding option issued by Metavante to acquire Metavante common stock will be converted into an option to purchase a number of shares of FIS common stock equal to the number of shares of Metavante common stock underlying such option immediately prior to the merger multiplied by the exchange ratio, with an exercise price that equals the exercise price of such option immediately prior to the merger divided by the exchange ratio;

•	each restricted share of Metavante common stock will be converted into a number of restricted shares of FIS common stock equal to the number of shares of Metavante common stock underlying such restricted share multiplied by the exchange ratio;

•	each performance share denominated in shares of Metavante common stock will be converted into a number of restricted shares of FIS common stock equal to the number of shares of Metavante common stock underlying such performance share, at target, as of immediately prior to the merger multiplied by a fraction, the numerator of which is the number of whole calendar months remaining in the performance period and the denominator of which is the total number of calendar months in the performance period, multiplied by the exchange ratio, and a cash amount based upon the portion of the performance period that has been completed; and

•	each stock unit denominated in shares of Metavante common stock will be converted into a number of shares of FIS common stock equal to the number of shares of Metavante common stock underlying such unit immediately prior to the merger multiplied by the exchange ratio.

FIS has generally agreed to assume at completion of the merger Metavante’s obligations with respect to the Metavante stock options, restricted shares, performance shares and stock units that are converted into FIS stock options and restricted shares as described above in accordance with the terms of the plans and agreements under which they have been granted.

Material United States Federal Income Tax Consequences of the Merger (See page [  ])

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the parties’ respective obligations to complete the merger that each of FIS and Metavante receive a tax opinion to that effect. Accordingly, if you are a holder of Metavante common stock, the merger generally will be tax-free to you for United States federal income tax purposes as to the shares of FIS common stock that you receive in exchange for your shares of Metavante common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of fractional shares of FIS common stock that you would otherwise be entitled to receive. In addition, none of FIS, Metavante or Merger Sub will recognize any gain or loss for United States federal income tax purposes as a result of the merger.

The United States federal income tax consequences described above may not apply to all holders of Metavante common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Opinions of Financial Advisors

FIS (See page [  ])

Goldman Sachs.  Goldman, Sachs & Co. delivered its opinion to the FIS board of directors that, as of the date of the written fairness opinion, and based upon and subject to the factors and assumptions set forth therein, the exchange ratio of 1.350 shares of FIS common stock to be issued in exchange for each share of Metavante common stock pursuant to the merger agreement was fair from a financial point of view to FIS. The full text of the written opinion of Goldman Sachs, dated March 31, 2009, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C. Goldman Sachs provided its opinion for the information and assistance of the FIS board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of FIS common stock should vote with respect to the merger or any other matter.

Banc of America Securities.  In connection with the merger, Banc of America Securities LLC, FIS’ financial advisor, delivered to the FIS board of directors a written opinion, dated March 31, 2009, as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio of 1.350 shares of FIS common stock to be issued in exchange for each share of Metavante common stock as provided for in the merger. The full text of the written opinion, dated March 31, 2009, of Banc of America Securities, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Appendix D to this document and is incorporated by reference herein in its entirety. Banc of America Securities provided its opinion to the FIS board of directors for the benefit and use of FIS’ board of directors in connection with its evaluation of the merger. Banc of America Securities’ opinion addresses only the fairness to FIS of the exchange ratio of 1.350 shares of FIS common stock to be issued in exchange for each share of Metavante common stock pursuant to the merger agreement from a financial point of view and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed merger.

Metavante (See page [  ])

On March 31, 2009, Barclays Capital Inc., or Barclays Capital, provided its opinion to Metavante’s board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, from a financial point of view, the exchange ratio to be offered to the shareholders of Metavante in the merger was fair to such shareholders.

The full text of Barclays Capital’s written opinion, dated as of March 31, 2009, which sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays Capital in rendering its opinion, is attached to this document as Appendix E. Holders of shares of Metavante common stock are encouraged to read the opinion carefully in its entirety. Barclays Capital provided its opinion for the use and benefit of Metavante’s board of directors in connection with its consideration of the merger. Barclays Capital’s opinion addresses only the fairness, from a financial point of view, of the exchange ratio to be offered to the shareholders of Metavante in the merger and does not constitute a recommendation to any shareholder of Metavante as to how such shareholder should vote with respect to the proposed transaction or any other matter.

Interests of Certain Persons in the Merger (See page [  ])

Metavante’s executive officers and directors have interests in the merger as individuals that are different from, or in addition to, the interests of Metavante’s shareholders generally. The Metavante board of directors was aware of these interests and considered them, among other matters, in approving and adopting the merger agreement and the transactions it contemplates. Messrs. David Coulter, James Neary and Adarsh Sarma, who are currently members of the Metavante board of directors, are also managing directors of Warburg Pincus LLC. As discussed below under the caption “— The Merger Agreement — Agreements with an Entity Affiliated with Warburg Pincus LLC,” WPM, which is affiliated with Warburg Pincus LLC, has entered into certain agreements with FIS, Merger Sub and Metavante in connection with the execution of the merger agreement. Stock options, restricted stock, performance shares and stock units in respect of Metavante stock will generally be assumed by FIS and converted into awards denominated in FIS common stock, as adjusted for the exchange ratio in the merger. Certain executive officers have change of control agreements with Metavante that provide them with severance and other benefits in connection with a qualifying termination of employment following a change of control such as the merger. Mr. Frank R. Martire, the current Chairman and Chief Executive Officer of Metavante, and Mr. Michael D. Hayford, the current President and Chief Operating Officer of Metavante, have each entered into an employment agreement and relocation letter agreement with FIS in connection with the entry into the merger agreement. Each employment agreement and relocation letter agreement is effective upon, and subject to, the closing of the merger and will amend, restate and supersede the executive’s existing employment and change of control agreement with Metavante. Upon completion of the merger, Mr. Martire will become one of the nine members of the board of directors of FIS. See “FIS Proposal 1 and Metavante Proposal 1: The Merger — Board of Directors and Management of FIS following Completion of the Merger.” Metavante’s executive officers and directors also have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger.

Board of Directors of FIS Following Completion of the Merger (See page [  ])

Upon completion of the merger, the board of directors of FIS will consist of nine members comprised of:

•	Mr. William P. Foley, the current chairman of the board of FIS, Mr. Lee Kennedy, the current President and Chief Executive Officer of FIS, plus four current non-employee directors of FIS designated by FIS (which will include the THL designee in the event the THL investment is completed);

•	Mr. Frank R. Martire, the current Chairman and Chief Executive Officer of Metavante, plus one current non-employee director of Metavante designated by Metavante; and

•	one individual designated by WPM.

Regulatory Approvals Required for the Merger (See page [  ])

We have agreed to use our reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include the termination or expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, collectively referred to in this document as the HSR Act. FIS and Metavante have completed, or will complete, the filing of applications and notifications to obtain the required regulatory approvals. On April 17, 2009, FIS and Metavante each filed its notification and report form under the HSR Act with the Antitrust Division of the United States Department of Justice, referred to in this document as the Antitrust Division, and the United States Federal Trade Commission, referred to in this document as the FTC.

Although we do not know of any reason why we cannot obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (See page [  ])

We currently expect to complete the merger in the third quarter of 2009. However, as more fully described in this document and in the merger agreement, whether or when the merger will be completed depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:

•	obtaining the approval of the issuance of FIS common stock in the merger from the FIS shareholders and the approval of the merger agreement and the transactions it contemplates from the Metavante shareholders;

•	the approval of FIS’ common stock to be issued in the merger for listing on the New York Stock Exchange;

•	obtaining required governmental and regulatory approvals;

•	the absence of any legal prohibition on consummation of the merger;

•	that none of the required governmental and regulatory approvals results in the imposition of conditions that would reasonably be expected to have a material adverse effect (measured on a scale relative to Metavante) on either party or the surviving company of the merger;

•	the receipt of tax opinions in form and substance reasonably satisfactory to FIS and Metavante regarding the impact of the merger on the tax treatment of Metavante’s spin-off of Marshall & Ilsley Corporation, or M&I, on November 1, 2007 and FIS’ spin-off of Lender Processing Services, Inc., or LPS, on July 2, 2008;

•	the accuracy of the representations and warranties of the parties to the merger agreement (subject to the materiality standards set forth in the merger agreement);

•	material performance of all the covenants of the parties to the merger agreement; and

•	the receipt of customary tax opinions as to the United States federal income tax treatment of the merger.

Several of the conditions to the obligations of the parties to close are beyond our control and we cannot be certain when, or if, the conditions to the merger will be satisfied or waived. The obligations of FIS or Metavante to proceed with the merger are not conditioned upon the completion of either of the investments.

Termination of the Merger Agreement (See page [  ])

We may agree to terminate the merger agreement without completing the merger, even after shareholder approval, as long as the termination is approved by each of our boards of directors.

In addition, the merger agreement may be terminated by either party in the following circumstances:

•	if any of the required governmental and regulatory approvals are denied (and the denial is final and nonappealable);

•	if a governmental entity has issued a final and nonappealable order permanently enjoining or prohibiting the merger;

•	if the merger has not been completed on or before December 31, 2009, unless the failure to complete the merger by that date is due to a breach of the merger agreement by the party seeking to terminate the agreement;

•	if there is a breach by the other party that would cause the closing conditions described above not to be satisfied, unless the breach is capable of being, and is, cured within 30 days of notice of the breach;

•	if the other party fails to recommend the approval of the transaction to its shareholders, modifies its recommendation in a manner adverse to the other party or recommends (or fails to recommend against) an alternative transaction;

•	if the other party fails to substantially comply with its obligations relating to obtaining its shareholder vote or relating to not soliciting alternative transactions;

•	if either requisite shareholder approval is not obtained; or

•	to enter into a definitive agreement with respect to a superior proposal, if prior to obtaining its requisite shareholder approval, a party (1) receives a superior proposal from a third party that was not obtained in violation of such party’s obligation to refrain from soliciting alternative transactions, (2) notifies the other party of its intention to terminate the merger agreement and negotiates in good faith with the other party (to the extent the other party desires to negotiate) during a five day period to revise the terms of the merger agreement so that the other proposal ceases to be a superior proposal and (3) pays the termination fee.

Expenses and Termination Fees (See pages [  ] and [     ])

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, subject to the specific exceptions discussed in this document. Upon termination of the merger agreement under specified circumstances, FIS or Metavante may be required to pay the other party a termination fee of $175 million. See “The Merger Agreement — Termination Fee” beginning on page [  ] for a complete discussion of the circumstances under which a party may be required to pay a termination fee.

The Rights of Metavante Shareholders Will Be Governed by Georgia Law and by the FIS Governing Documents after the Merger (See page [  ])

The rights of Metavante shareholders will change as a result of the merger due to differences in FIS’ and Metavante’s governing documents and due to the fact that the companies are incorporated in different states (Metavante in Wisconsin and FIS in Georgia). Metavante shareholders will become FIS shareholders and their legal rights as shareholders will, following completion of the merger, be governed by Georgia law, the FIS amended and restated articles of incorporation and the FIS amended and restated bylaws. This document contains a description of the material differences in shareholder rights beginning on page [  ].

No Appraisal Rights (See page [  ])

Under Georgia law, holders of FIS common stock are not entitled to appraisal rights in connection with the share issuances. Under Wisconsin law, the holders of Metavante common stock are not entitled to appraisal rights in connection with the merger.

Comparative Market Prices and Share Information (See page [  ])

FIS common stock is quoted on the New York Stock Exchange under the symbol “FIS.” Metavante common stock is quoted on the New York Stock Exchange under the symbol “MV.” The following table shows the closing sale prices of FIS common stock and Metavante common stock as reported on the New York Stock Exchange on March 31, 2009, the last trading day before we announced the merger, and on [          ], 2009, the last practicable trading day before the distribution of this document. This table also shows the implied value of the merger consideration proposed for each share of Metavante common stock, which we calculated by multiplying the closing price of FIS common stock on those dates by 1.35, the exchange ratio.

Implied Value of
One Share of
	FIS Common	Metavante	Metavante
	Stock	Common Stock	Common Stock

At March 31, 2009	$18.20	$19.96	$24.57
At [ ], 2009	$	$	$

The market price of FIS common stock and Metavante common stock will fluctuate prior to the special meetings and before the merger is completed, which will affect the implied value of the merger consideration to Metavante shareholders. You should obtain current market quotations for the shares.

Agreements with an Entity Affiliated with Warburg Pincus LLC (See page [  ])

In connection with the merger agreement, on March 31, 2009, WPM entered into a support agreement with FIS, Merger Sub and Metavante under which, subject to the terms and conditions thereof, WPM has agreed to vote all of the shares of Metavante common stock it holds in favor of the merger and against any proposal relating to alternative business combination transactions involving Metavante. As of the date of this document, WPM holds in the aggregate approximately 25% of the outstanding shares of Metavante common stock. In connection with the merger and based upon certain existing rights of WPM in respect of its investment in Metavante, WPM and FIS also entered into a shareholders agreement and a stock purchase right agreement. Subject to the terms and conditions set forth in the shareholders agreement, following completion of the merger, WPM will be entitled to nominate and have appointed one director to the board of directors of FIS and will be subject to certain limitations on its ability to transfer its shares of FIS common stock until 180 days after the closing date of the merger. The stock purchase right agreement, which is similar to an agreement WPM currently has with Metavante, provides WPM after the merger with the right to purchase from FIS shares of FIS common stock in accordance with formulas set forth in the stock purchase right agreement if employee stock options that were outstanding immediately prior to Metavante’s spin-off of M&I and which will be assumed by FIS in connection with the merger are exercised following the merger. The stock purchase right agreement with FIS would supersede WPM’s similar existing agreement with Metavante if and when the merger is consummated. In connection with these transactions, Metavante has agreed to reimburse WPM’s reasonable out-of-pocket expenses incurred by WPM and its affiliates in connection with the negotiation and completion of the transactions contemplated by these agreements. The reimbursement of such expenses is subject to a cap of $1.2 million in the aggregate.

Litigation Related to the Merger (See page [  ])

Certain litigation is pending in connection with the merger. See “FIS Proposal 1 and Metavante Proposal 1: The Merger — Litigation Related to the Merger” beginning on page [  ].

The Investments and the Investment Agreement

In connection with entering into the merger agreement, FIS has entered into an investment agreement providing for an equity capital investment in shares of FIS common stock by the equity capital investors.

Under the investment agreement, immediately after the merger, (a) THL will purchase 12,861,736 shares of FIS common stock for an aggregate purchase price of approximately $200 million and (b) FNF will purchase 3,215,434 shares of FIS common stock for an aggregate purchase price of approximately $50 million. The price per share of FIS common stock under each of the THL and FNF investments is $15.55.

The consummation of the investments is subject to the satisfaction or waiver of certain conditions, including, among others, approval by FIS shareholders of the issuance of shares of FIS common stock to each of THL and FNF, the receipt of required governmental approvals and expiration of applicable waiting periods, the accuracy of the representations and warranties of the other party (subject to a material adverse effect standard), material compliance by the other party with its obligations under the investment agreement, and the consummation of the merger. While the obligations of FIS and the equity capital investors to proceed with the investment are conditioned upon the occurrence of the merger between FIS and Metavante, the obligations of FIS or Metavante to proceed with the merger are not conditioned upon the completion of either of the investments.

Following the completion of the investments, pursuant to the terms of the investment agreement and contingent upon THL maintaining specified ownership levels in FIS common stock, THL will have the right to designate one member to the FIS board of directors. The investment agreement also provides that neither THL nor FNF may transfer the shares purchased in the investments, subject to limited exceptions, for 180 days after the completion of the investments, and after such time provides THL and FNF with certain rights to have the offering of their shares of FIS common stock registered with the Securities and Exchange Commission.

In consideration for entering into the investment agreement, FIS has agreed to pay each of THL and FNF a transaction fee equal to 3% of their respective investments at the completion of the investments.

A copy of the investment agreement is attached as Appendix B to this document. We encourage you to read the entire agreement carefully.

Interests of Certain Persons in the Investments (see page [  ])

Certain of FIS’ executive officers and directors have interests in the transactions contemplated by the investment agreement as a result of the existing relationships between each of THL and FNF with FIS.

The Shareholder Meetings

The FIS Special Meeting (See page [  ])

The FIS special meeting will be held at [          ], on [          ], 2009 at [          ], local time. At the FIS special meeting, FIS shareholders will be asked to:

•	approve the issuance of FIS common stock to Metavante shareholders in the merger, as contemplated by the merger agreement;

•	approve the issuance of FIS common stock in connection with the investment by THL, as contemplated by the investment agreement;

•	approve the issuance of FIS common stock in connection with the investment by FNF, as contemplated by the investment agreement; and

•	consider and vote upon a proposal to approve the adjournment of the special meeting, including, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve any of the foregoing proposals.

The FIS board of directors has fixed the close of business on [          ], 2009 as the record date for the FIS special meeting. Only FIS shareholders of record at that time are entitled to notice of, and to vote at, the FIS special meeting, or any adjournment or postponement of the FIS special meeting. As of the record date, there were [          ] shares of FIS common stock entitled to vote at the FIS special meeting.

Each share of FIS common stock outstanding on the record date entitles the holder to one vote on each matter to be voted upon by shareholders at the special meeting. The proposal to approve the issuance of shares of common stock in the merger and the proposals to issue shares of FIS common stock to the equity capital investors each requires the affirmative vote of a majority of all votes cast by the holders of common stock at the meeting. A FIS shareholder’s failure to vote, a broker non-vote or an abstention will count against obtaining a quorum for those proposals, which requires that the total votes cast represent a majority of the votes entitled to be cast on such proposal. If a quorum is present, a FIS shareholder’s failure to vote, a broker non-vote or an abstention will not count as a vote against the proposal to approve the issuance of shares of FIS common stock in the merger or the proposals to issue shares of FIS common stock to the equity capital investors.

As of the FIS record date, directors and executive officers of FIS and their affiliates had the right to vote [          ] shares of FIS common stock, or approximately [     ]% of the outstanding FIS common stock entitled to be voted at the FIS special meeting.

The FIS board of directors believes that the merger is in the best interests of FIS and its shareholders and has unanimously approved and adopted the merger agreement and the transactions it contemplates. The FIS board of directors also believe that the equity capital investments are in the best interests of FIS and its shareholders and has unanimously approved and adopted the investment agreement and the transactions it contemplates. For the factors considered by the FIS board of directors in reaching its decision to approve the merger agreement and the investment agreement and the transactions each agreement contemplates, see “FIS Proposal 1 and Metavante Proposal 1: The Merger — FIS’ Reasons for the Merger and the Investments; Recommendation of the FIS Board of Directors.” The FIS board of directors unanimously recommends that the FIS shareholders vote “FOR” the proposal to issue shares of FIS common stock in the merger and “FOR” the proposals to issue shares of FIS common stock to the equity capital investors.

The Metavante Special Meeting (See page [  ])

The Metavante special meeting will be held at [          ], on [          ], 2009 at [          ], local time. At the Metavante special meeting, Metavante shareholders will be asked to:

•	consider and vote upon the approval and adoption of the merger agreement and the transactions it contemplates; and

•	consider and vote upon a proposal to approve the adjournment of the special meeting, including, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the foregoing proposal.

The Metavante board of directors has fixed the close of business on [          ], 2009 as the record date for the Metavante special meeting. Only Metavante shareholders of record at that time are entitled to notice of, and to vote at, the Metavante special meeting, or any adjournment or postponement of the Metavante special meeting. As of the record date, there were [          ] shares of Metavante common stock outstanding and entitled to vote at the Metavante special meeting.

Each share of Metavante common stock outstanding on the record date entitles the holder to one vote on each matter to be voted upon by shareholders at the special meeting. Approval and adoption of the merger agreement and the transactions it contemplates requires the affirmative vote of a majority of all the votes entitled to be cast by the holders of Metavante common stock. Because the affirmative vote of a majority of all the votes entitled to be cast by the holders of Metavante common stock is needed for us to proceed with the merger, the failure to vote by proxy or in person will have the same effect as a vote against the merger. Abstentions also will have the same effect as a vote against the merger.

As of the Metavante record date, directors and executive officers of Metavante and their affiliates had the right to vote [          ] shares of Metavante common stock, or approximately [     ]% of the outstanding Metavante common stock entitled to vote at the Metavante special meeting.

WPM has entered into an agreement with FIS, Merger Sub and Metavante whereby, subject to the terms and conditions of that agreement, it has agreed to vote all of the Metavante shares it holds in favor of the merger. As of the date of this document, WPM holds in the aggregate approximately 25% of the outstanding shares of Metavante common stock.

The Metavante board of directors believes that the merger is in the best interests of Metavante and its shareholders and has unanimously approved and adopted the merger agreement and the transactions it contemplates. For the factors considered by the Metavante board of directors in reaching its decision to approve the merger agreement and the transactions it contemplates, see “FIS Proposal 1 and Metavante Proposal 1: The Merger — Metavante’s Reasons for the Merger; Recommendation of the Metavante Board of Directors.” The Metavante board of directors unanimously recommends that the Metavante shareholders vote “FOR” the proposal to approve and adopt the merger agreement and the transactions it contemplates.

The Companies

Fidelity National Information Services, Inc. (See page [  ])

FIS is a leading provider of technology solutions, processing services and information-based services to the financial services industry. FIS offers a diversified service mix and benefits from the opportunity to cross-sell multiple services across its broad customer base. FIS is a member of the Standard and Poor’s 500 Index. As of December 31, 2008, FIS had over 14,000 customers in over 90 countries spanning all segments of the financial services industry. These customers include 40 of the top 50 world banks, including nine of the top 10, as ranked by Bankalmanac.com as of April 30, 2008, as well as mid-tier and community banks, credit unions, commercial lenders, automotive financial institutions, retailers and international customers. The company is located on the web at www.fidelityinfoservices.com. The principal executive offices of FIS are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number is (904) 854-5000.

Additional information about FIS and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” on page [  ].

Metavante Technologies, Inc. (See page [  ])

Metavante’s wholly owned operating subsidiary, Metavante Corporation, delivers banking and payments technologies to approximately 8,000 financial services firms and businesses worldwide. Metavante products and services drive account processing for deposit, loan and trust systems, image-based and conventional check processing, electronic funds transfer, consumer healthcare payments, electronic presentment and payment transactions, outsourcing, and payment network solutions including the NYCE® Payment Network, an ATM/PIN debit network. Metavante began operations in 1964 as a wholly owned subsidiary of M&I providing community and regional banks with dependable, outsourced account processing services with a high level of client service. Since then, Metavante has become a provider of innovative, high quality products and services to the financial services, commercial, and health care insurance industries. With over 50 locations, Metavante recorded approximately $1.7 billion in revenue for the year ended December 31, 2008. The company is located on the web at www.metavante.com. The principal executive offices of Metavante are located at 4900 West Brown Deer Road, Milwaukee, Wisconsin 53223, and its telephone number is (414) 357-2290.

Additional information about Metavante and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” on page [  ].

Cars Holdings, LLC (See page [  ])

Cars Holdings, LLC, also referred to as Merger Sub, is a newly formed Delaware limited liability company and a direct, wholly owned subsidiary of FIS. The company was formed solely for the purpose of effecting the proposed merger with Metavante and has not carried on any activities other than in connection with the proposed merger. Merger Sub’s address is 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number is (904) 854-5000.

SELECTED HISTORICAL FINANCIAL DATA OF FIS

Set forth below are highlights from FIS’ consolidated financial data as of and for the years ended December 31, 2004 through 2008. On February 1, 2006, FIS completed the merger of FIS and Certegy Inc. For accounting and financial reporting purposes, the merger with Certegy was treated as a reverse acquisition of Certegy by FIS and purchase accounting was applied to the acquired assets and liabilities of Certegy pursuant to generally accepted accounting principles. Accordingly, FIS’ historical financial information for periods prior to the merger with Certegy is the historical financial information of FIS. On July 2, 2008, FIS completed the spin-off of its former lender processing services segment into a separate publicly traded company, Lender Processing Services, Inc., or LPS. For accounting purposes the results of LPS are presented as discontinued operations. Accordingly, all prior periods have been restated to present the results of FIS on a stand alone basis and include the results of LPS up to July 1, 2008 as discontinued operations. You should read this information in conjunction with FIS’ consolidated financial statements and related notes included in FIS’ Annual Report on Form 10-K, as amended by the Annual Report on Form 10-K/A, for the year ended December 31, 2008, which are incorporated by reference in this document and from which this information is derived. See “Where You Can Find More Information” on page [  ].

	Year Ended December 31,
	2008(1)(2)	2007(1)(2)	2006(2)	2005	2004
		(In millions, except per share data)

Statement of Earnings Data:
Processing and services revenues	$3,446.0	$2,921.0	$2,416.5	$1,258.8	$981.8
Cost of revenues	2,636.9	2,265.8	1,872.2	939.0	733.1

Gross profit	809.1	655.2	544.3	319.8	248.7

Selling, general and administrative expenses	389.4	302.9	279.8	179.9	186.3
Research and development costs	84.8	70.4	70.9	85.7	40.3

Operating income	334.9	281.9	193.6	54.2	22.1
Other income (expense)	(155.7)	102.1	(188.4)	(127.3)	19.3

Earnings before income taxes, equity in earnings (loss) of unconsolidated entities, minority interest and discontinued operations	179.2	384.0	5.2	(73.1)	41.4
Provision for income taxes	57.6	136.2	(2.9)	(32.9)	12.7
Equity in earnings (loss) of unconsolidated entities	(0.2)	2.8	5.8	5.0	(3.3)
Minority interest	(4.0)	0.1	1.7	(6.7)	(3.7)

Net earnings from continuing operations	117.4	250.7	15.6	(41.9)	21.7
Earnings from discontinued operations, net of tax	97.4	310.5	243.5	238.5	167.7

Net earnings	$214.8	$561.2	$259.1	$196.6	$189.4

Net earnings per share — basic from continuing operation(3)	$0.61	$1.30	$0.08	$(0.33)	$0.17
Net earnings per share — basic from discontinued operations(3)	0.51	1.61	1.31	1.86	1.31
Net earnings per share — basic(3)	$1.12	$2.91	$1.39	$1.54	$1.48
Weighted average shares — basic	191.6	193.1	185.9	127.9	127.9
Net earnings per share — diluted from continuing operations(3)	$0.61	$1.28	$0.08	$(0.33)	$0.17
Net earnings per share — diluted from discontinued operations(3)	0.50	1.58	1.29	1.86	1.31
Net earnings per share — diluted(3)	$1.11	$2.86	$1.37	$1.53	$1.48
Weighted average shares — diluted	193.5	196.5	189.2	128.4	127.9

(1)	eFunds Corporation’s results of operations are included in earnings from September 12, 2007, the eFunds acquisition date.

(2)	Certegy’s results of operations are included in earnings from February 1, 2006, the date of the merger with Certegy.

(3)	Net earnings per share are calculated, for all periods prior to 2006, using the shares outstanding following FIS’ formation as a holding company, adjusted as converted by the exchange ratio (0.6396) in the Certegy merger.

	As of December 31,
	2008(1)	2007	2006	2005(2)	2004
		(In millions, except per share data)

Balance Sheet Data:
Cash and cash equivalents	$220.9	$355.3	$211.8	$133.2	$190.9
Goodwill	4,194.0	5,326.8	3,737.5	1,787.7	1,757.8
Other intangible assets	924.3	1,030.6	1,010.0	508.8	629.2
Total assets	7,514.0	9,794.6	7,630.6	4,189.0	4,002.9
Total long-term debt	2,514.5	4,275.4	3,009.5	2,564.1	431.2
Minority interest	164.2	14.2	13.0	13.1	13.6
Total stockholders’ equity	3,532.8	3,781.2	3,142.7	694.6	2,754.8
Cash dividends declared per share	$0.20	$0.20	$0.20	$—	$—

(1)	FIS’ LPS business was spun-off as of July 2, 2008.

(2)	On March 8, 2005, FIS paid a dividend to Fidelity National Financial, Inc., its former parent, of $2.7 billion as part of a recapitalization transaction.

SELECTED HISTORICAL FINANCIAL DATA OF METAVANTE

The following table of selected financial data presents Metavante and its consolidated subsidiaries as of and for the years ended December 31, 2008 and 2007, and Metavante Corporation and its consolidated subsidiaries as of and for the years ended December 31, 2006, 2005, and 2004. Metavante Corporation was a wholly owned subsidiary of M&I until the completion of Metavante’s spin-off of M&I on November 1, 2007. You should read this information in conjunction with Metavante’s consolidated financial statements and related notes included in Metavante’s Annual Report on Form 10-K, as amended by the Annual Report on Form 10-K/A, for the year ended December 31, 2008, which are incorporated by reference in this document and from which this information is derived. See “Where You Can Find More Information” on page [  ]

	Year Ended December 31,
	2008	2007	2006	2005	2004
		(In millions, except per share data)

Results of operations information:
Total revenue	$1,707.3	$1,598.1	$1,504.2	$1,285.0	$1,015.4
Income from operations(1)	337.6	152.9	272.0	228.5	146.5
Income before income taxes(1)	230.7	120.0	240.5	192.9	125.8
Provision for income taxes	83.3	70.6	80.4	73.3	49.0
Net income(1)	147.4	49.5	160.1	119.5	76.8
Net earnings per share(2):
Basic	$1.24	$0.42	—	—	—
Diluted	$1.23	$0.41	—	—	—
Weighted average shares, basic	119.1	118.9	—	—	—
Weighted average shares, diluted	119.9	119.9	—	—	—
Financial condition information (at period end):
Current assets	$1,099.0	$1,013.5	$940.6	$905.5	$816.7
Total assets	3,157.0	3,100.0	3,015.3	2,857.8	2,413.6
Current liabilities	825.1	856.5	571.1	647.2	659.6
Long-term debt	1,719.4	1,737.0	982.0	982.4	1,024.3
Shareholders’ equity	361.0	299.4	1,262.1	1,035.7	576.1
Other information:
Cash flow from operating activities	$302.5	$345.4	$292.4	$250.3	$211.2
Capital expenditures	137.5	143.4	109.4	112.0	87.5
Depreciation	38.7	40.5	40.9	40.4	35.7
Amortization	116.1	114.9	103.6	98.7	94.9

(1)	2007 includes non-cash impairment charges of goodwill and other long-lived assets and non-recurring charges associated with the separation from M&I.

(2)	Weighted average shares for 2007 was calculated from November 2, 2007 through December 31, 2007, which represents the actual number of days that shares of Metavante’s common stock were publicly traded. Net earnings per share were not calculated for 2006, 2005, and 2004 because Metavante was a wholly owned subsidiary of M&I.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined statement of earnings combines the historical consolidated statements of earnings of FIS and Metavante, giving effect to the merger and the equity capital investments, as if they had occurred on January 1, 2008. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of FIS and Metavante, giving effect to the merger and the equity capital investments as if they had occurred on December 31, 2008. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statement of earnings, expected to have a continuing impact on the combined results. The unaudited selected pro forma combined financial information has been derived from and should be read in conjunction with the consolidated financial statements and the related notes of both FIS and Metavante, which are incorporated in this document by reference and more detailed unaudited pro forma condensed combined financial information, including the notes thereto, appearing elsewhere in this document. See “Where You Can Find More Information” on page [  ] and “Unaudited Pro Forma Condensed Combined Financial Information” on page [  ].

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented, nor the impact of possible business model changes. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of current market conditions on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

For The Year Ended
December 31, 2008
(In millions, except
per share data)

Unaudited Pro Forma Condensed Combined Statement of Earnings Data:
Processing and services revenues	$5,072.1
Cost of revenues	$3,805.4
Operating Income	$517.3
Net earnings from continuing operations	$160.6
Net earnings per share — basic from continuing operations	$0.44
Net earnings per share — diluted from continuing operations	$0.43
Weighted average shares outstanding — basic	368.6
Weighted average shares outstanding — diluted	377.1

As of
December 31,
2008
(In millions)

Unaudited Pro Forma Condensed Combined Balance Sheet Data:
Cash and cash equivalents	$373.5
Total current assets	$2,162.6
Working capital	$556.5
Total assets	$13,373.7
Long-term debt, excluding current portion	$3,812.4
Total stockholders’ equity	$6,840.4

COMPARATIVE PER SHARE DATA

The following table sets forth for FIS common stock and Metavante common stock certain historical, pro forma and pro forma-equivalent per share financial information. The pro forma and pro forma-equivalent per share information give effect to the merger and equity capital investments as if they had occurred on the dates presented, in the case of the book value data, and as if it had occurred on January 1, 2008, in the case of the net income and dividends paid data. The unaudited pro forma data in the tables assume that the merger is accounted for using the acquisition method of accounting and represents a current estimate based on available information of the combined company’s results of operations. The pro forma financial adjustments record the assets and liabilities of Metavante at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analyses are performed. See “Unaudited Pro Forma Condensed Combined Financial Information” on page [  ]. The information in the following table is based on, and should be read together with, the historical financial information that we have presented in the prior filings of FIS and Metavante with the SEC. See “Where You Can Find More Information” on page [  ].

We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and revenue enhancement opportunities. The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible business model changes as a result of current market conditions which may impact revenues, expense efficiencies, asset dispositions, share repurchases and other factors. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods nor is it indicative of the results of operations in future periods or the future financial position of the combined company. The Comparative Per Share Data Table for the year ended December 31, 2008 combines the historical income per share data of FIS and subsidiaries and Metavante and subsidiaries giving effect to the transactions as if the merger, using the acquisition method of accounting, and the equity capital investments had become effective on January 1, 2008. The pro forma adjustments are based upon available information and certain assumptions that FIS management believes are reasonable. Upon completion of the merger, the operating results of Metavante will be reflected in the consolidated financial statements of FIS on a prospective basis.

				Equivalent
				Pro Forma
				Amount
	FIS	Metavante	Pro Forma	per share of
	Historical	Historical	Combined	Metavante(1)

As of and for the Year Ended December 31, 2008
Basic net income per share of common stock from continuing operations	$0.61	$1.24	$0.44	$0.59

Diluted net income per share of common stock from continuing operations	$0.61	$1.23	$0.43	$0.57

Book value per share of common stock	$18.51	$3.01	$18.56	25.06

Cash dividends declared per share of common stock	$0.20	$—	$0.20	0.27

(1)	Reflects Metavante shares at the exchange ratio of 1.35

RISK FACTORS

In addition to the other information included in and incorporated by reference into this document, including the risk factors and other information set forth in the Annual Report on Form 10-K of FIS for the fiscal year ended December 31, 2008, filed with the SEC on February 27, 2009 (as amended on March 10, 2009), and in the Annual Report on Form 10-K of Metavante for the fiscal year ended December 31, 2008, filed with the SEC on February 20, 2009 (as amended on April 30, 2009), and the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors before deciding whether to vote for the approval and adoption of the merger agreement and the transactions it contemplates, in the case of Metavante shareholders, or for the issuances of shares of FIS common stock, in the case of FIS shareholders. For further discussion of these and other risk factors, please see FIS’ and Metavante’s periodic reports and other documents incorporated by reference into this document. See “Where You Can Find More Information”, beginning on page [  ].

Because the exchange ratio is fixed and will not be adjusted, and the market price of shares of FIS common stock will fluctuate, Metavante and FIS shareholders cannot be sure of the market value of the shares of FIS common stock at the time they are issued in the merger.

The exchange ratio in the merger is fixed and will not be adjusted to reflect any increase or decrease in the price of FIS common stock or Metavante common stock. If the price of FIS common stock has declined from currently prevailing levels as of the date the merger is completed, the market value of the FIS shares received by Metavante shareholders upon completion of the merger will decline commensurately relative to the value on the date of this document. The market price of a share of FIS common stock on the date of the completion of the merger is likely to be different, and may be lower, than it was on the date of this document or on the date of the FIS and Metavante shareholder meetings.

Stock price changes may result from a variety of factors (many of which may not be within FIS’ or Metavante’s control), including;

•	general market and economic conditions;

•	changes in the businesses, operations and prospects of FIS or Metavante;

•	investor behavior and strategies, including assessments as to whether and when the merger will be completed; and

•	governmental, litigation and/or regulatory developments or considerations.

Shareholders of FIS and Metavante are urged to obtain current market quotations for FIS and Metavante common stock.

We may fail to realize the anticipated cost savings and other financial benefits of the merger on the anticipated schedule, if at all.

To achieve planned financial benefits of the merger, FIS will need to successfully integrate Metavante’s operations into its own in a timely and efficient manner and will need to execute transitional matters successfully, including integrating new members of FIS management and the retention of key Metavante personnel. Currently, each company operates as an independent public company. Achieving the anticipated cost savings and financial benefits of the merger will depend in part upon whether FIS integrates Metavante’s businesses in an efficient and effective manner. There can be no assurance that FIS will be able to accomplish this integration process smoothly or successfully. In addition, the integration of certain operations following the merger will require the dedication of significant management resources, which will compete for management’s attention with its efforts to manage the day-to-day business of the combined company. Any inability to realize the full extent of, or any of, the anticipated cost savings and financial benefits of the merger, as well as any delays encountered in the integration process, could have an adverse effect on the business and results of operations of the combined company, which may affect the market price of FIS common stock.

Members of Metavante’s and FIS’ management and certain directors have interests in the merger and the investments, respectively, that are different from, or in addition to, your interests.

Executive officers of FIS and Metavante negotiated the terms of the merger agreement, and the FIS and Metavante boards approved the merger, and recommended that their respective shareholders vote to approve, the issuance of shares in connection with the merger or the merger itself, as applicable. In addition, executive officers of FIS negotiated the terms of the investment agreement, and the FIS board approved, and recommended that its shareholders vote to approve, the issuance of shares in connection with the investments. In considering these facts and the other information contained in this document, you should be aware that some members of Metavante’s and FIS’ management and certain members of their boards have economic interests in the merger and the investments, respectively, that are different from, or in addition to, the interests of FIS and Metavante shareholders generally. Please see “FIS Proposal 1 and Metavante Proposal 1: The Merger — Interests of Certain Persons in the Merger” and “FIS Proposal 2 and Proposal 3: The Investments — Interests of Certain Persons in the Investments” for information about these economic interests.

The merger is subject to the receipt of consents and approvals from government entities. Such approvals may not be obtained or may impose conditions that could have an adverse effect on the combined company following the merger.

Completion of the merger is conditioned, among other things, upon the receipt of certain governmental approvals, including the expiration or termination of the applicable waiting period under the HSR Act. Although FIS and Metavante have agreed in the merger agreement to use their reasonable best efforts to obtain the requisite governmental approvals, there can be no assurance that these approvals will be obtained. In addition, the governmental authorities from which these approvals are required may impose conditions on the completion of the merger or require changes to the terms of the merger. Although FIS and Metavante do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of FIS following the merger. In addition, under the terms of the merger agreement, neither party is obligated to complete the merger if any such condition or change would reasonably be expected to have a material adverse effect (as measured on a scale relative to Metavante) on either party or the surviving company in the merger.

The shares of FIS common stock to be received by Metavante shareholders as a result of the merger will have different rights from the shares of Metavante common stock.

Upon the completion of the merger, Metavante shareholders will become FIS shareholders and their rights as shareholders will be governed by the amended and restated articles of incorporation and bylaws of FIS and by the applicable laws of the State of Georgia, where FIS is incorporated. The rights associated with Metavante common stock are different from the rights associated with FIS common stock. Please see “Comparison of Rights of FIS and Metavante Shareholders” beginning on page [  ] for a discussion of the different rights associated with FIS common stock.

Failure to complete the merger could negatively impact FIS and Metavante.

If the merger is not completed, the ongoing businesses of FIS or Metavante may be adversely affected and there may be various consequences, including:

•	the business of each party may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus on the merger, without realizing any of the anticipated benefits of the merger; and

•	the market price of the common stock of FIS and/or Metavante may be negatively impacted.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference certain forward-looking statements, including statements about the financial condition, results of operations, earnings outlook and prospects of each of FIS and Metavante and the benefits of the merger between FIS and Metavante, which are subject to numerous assumptions, risks, and uncertainties. These forward-looking statements are found at various places throughout this document, including in the section entitled “Risk Factors” beginning on page [  ]. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible” or other similar expressions. Actual results could differ materially from those contained or implied by such statements for a variety of factors, including:

•	the effect of governmental regulations, including the possibility that there are unexpected delays in obtaining regulatory approvals;

•	any changes in economic conditions;

•	competitive pressures on product pricing and services;

•	the risk that the merger may fail to achieve beneficial synergies or that it may take longer than expected to do so;

•	the risk of reduction in revenue from the elimination of existing and potential customers due to consolidation in the banking, retail and financial services industries and its impact on the customer bases of FIS and Metavante;

•	the failure to adapt to changes in technology or in the marketplace;

•	the failure to obtain approval of FIS’ and Metavante’s shareholders;

•	the effect of litigation on the companies or the completion of the merger;

•	delays associated with integrating the companies, including employees and operations, after the merger is completed;

•	actions that may be taken by the competitors, customers and suppliers of FIS or Metavante that may cause the merger to be delayed or not completed; and

•	other risks discussed and identified in public filings with the SEC made by FIS or Metavante.

All forward-looking statements included in this document are based on information available at the time of the document. Neither FIS nor Metavante assumes any obligation to update any forward-looking statement.

For additional information about factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, please see the reports that FIS and Metavante have filed with the SEC as described under “Where You Can Find More Information” beginning on page [  ].

THE FIS SPECIAL MEETING

This section contains information from FIS for FIS shareholders about the special meeting of FIS shareholders that has been called to consider and vote upon the proposal to approve the issuance of FIS common stock in the merger and the proposals to approve the issuance of shares of FIS common stock to the equity capital investors.

Together with this document, we are also sending you a notice of the FIS special meeting and a form of proxy that is solicited by the FIS board of directors. The FIS special meeting will be held at [  ] on [  ], 2009 at [  ], local time.

Matters to Be Considered

The purpose of the FIS special meeting is to consider and vote on:

•	a proposal to approve the issuance of FIS common stock to Metavante shareholders in the merger, as contemplated by the merger agreement;

•	a proposal to approve the issuance of FIS common stock in connection with the purchase by THL, as contemplated by the investment agreement;

•	a proposal to approve the issuance of FIS common stock in connection with the purchase by FNF, as contemplated by the investment agreement; and

•	a proposal to approve the adjournment of the special meeting, including, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve any of the foregoing proposals.

Proxies

Each copy of this document mailed to holders of FIS common stock is accompanied by a form of proxy with instructions for voting by mail, by telephone or through the Internet. If you hold stock in your name as a shareholder of record and are voting by mail, you should complete and return the proxy card accompanying this document to ensure that your vote is counted at the special meeting, or at any adjournment or postponement of the special meeting, regardless of whether you plan to attend the special meeting. You may also vote your shares by telephone or through the Internet. Information and applicable deadlines for voting by telephone or through the Internet are set forth in the enclosed proxy card instructions. If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker.

If you hold stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by signing and returning a proxy card with a later date, delivering a written revocation letter to FIS’ Corporate Secretary, or by attending the special meeting in person, notifying the Corporate Secretary that you are revoking your proxy, and voting by ballot at the special meeting. If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by recording a different vote, or by signing and returning a proxy card dated as of a date that is later than your last telephone or Internet vote.

Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying the Corporate Secretary) of a shareholder at the special meeting will not constitute revocation of a previously given proxy. Written notices of revocation and other communications about revoking your proxy should be addressed to:

Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

Attention:	Ronald D. Cook
Executive Vice President,
General Counsel and Corporate Secretary

If your shares are held in “street name” by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with the instructions you provide on the proxy card or as you instruct via Internet or telephone. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” approval of the issuance of shares of FIS common stock in the merger, “FOR” approval of the proposals to issue shares of FIS common stock to the equity capital investors, and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. According to the FIS amended and restated bylaws, only business within the purpose or purposes described in the notice of special meeting may be conducted at the meeting.

Solicitation of Proxies

In accordance with the merger agreement, the cost of proxy solicitation for the FIS special meeting will be borne by FIS, except that FIS and Metavante will share equally all expenses incurred in connection with the filing of the registration statement of which this document forms a part with the SEC and the printing and mailing of this document. FIS and Metavante have also made arrangements with Georgeson to assist them in soliciting proxies and have agreed to pay them $[ ], plus reasonable expenses for these services. If necessary, FIS may use several of its regular employees, who will not be specially compensated, to solicit proxies from FIS shareholders, either personally or by telephone, facsimile, letter or other electronic means. FIS will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on [  ], 2009 and will provide customary reimbursement to such firms for the cost of forwarding these materials.

Record Date

The close of business on [     ], 2009 has been fixed as the record date for determining the FIS shareholders entitled to receive notice of and to vote at the special meeting. At that time, [     ] shares of FIS common stock were outstanding, held by approximately [     ] holders of record.

Quorum

In order to conduct voting at the special meeting, there must be a quorum. The proposal to approve the issuance of shares of FIS common stock in the merger and the proposals to issue shares of FIS common stock to the equity capital investors each have a quorum requirement, under the applicable New York Stock Exchange rules, that the total votes cast represent a majority of the votes entitled to be cast on such proposal; therefore a FIS shareholder’s failure to vote on one of the proposals, a broker non-vote on one of the proposals or an abstention will count against obtaining a quorum for such proposal.

Vote Required

Each share of FIS common stock outstanding on the record date entitles the holder to one vote on each matter to be voted upon by shareholders at the special meeting. The proposal to approve the issuance of shares of FIS common stock in the merger and the proposals to issue shares of FIS common stock to the equity capital investors each requires the affirmative vote of a majority of all votes cast by the holders of common stock at a meeting. If a quorum is present, a FIS shareholder’s failure to vote, a broker non-vote or an abstention will not count as a vote against the proposal to approve the issuance of shares of FIS common stock in the merger or the proposals to issue shares of FIS common stock to the equity capital investors because approval of each proposal is based on the affirmative vote of a majority of votes cast.

The special meeting may be adjourned by the holders of a majority of the voting shares represented at the meeting, whether or not a quorum is present, to reconvene at a specific time and place, but no later than 120 days after the date fixed for the original meeting.

The FIS board of directors urges FIS shareholders to promptly vote by: accessing the Internet site listed in the proxy card instructions if voting through the Internet; calling the toll-free number listed in the proxy card instructions if voting by telephone; or completing, dating, and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope. If you hold your stock in “street name” through a bank or broker, please vote by following the voting instructions of your bank or broker.

Shareholders will vote at the meeting by ballot. Votes cast at the meeting, in person or by proxy, will be tallied by FIS’ inspector of election.

As of the record date, directors and executive officers of FIS had the right to vote approximately [     ] shares of FIS common stock, or approximately [     ]% of the outstanding FIS shares entitled to vote at the special meeting. FIS currently expects that these individuals will vote their shares of FIS common stock in favor of the proposals to be presented at the special meeting.

Recommendation of the FIS Board of Directors

The FIS board of directors believes that the merger is in the best interests of FIS and its shareholders and has unanimously approved and adopted the merger agreement and the transactions it contemplates. The FIS board of directors also believes that the equity capital investments are in the best interests of FIS and its shareholders and has unanimously approved and adopted the investment agreement and the transactions it contemplates. For the factors considered by the FIS board of directors in reaching its decision to approve the merger agreement and the investment agreement and the transactions they each contemplate, see “FIS Proposal 1 and Metavante Proposal 1: The Merger — FIS’ Reasons for the Merger and the Investments; Recommendation of the FIS Board of Directors.” The FIS board of directors unanimously recommends that the FIS shareholders vote “FOR” the proposal to issue shares of FIS common stock in the merger and “FOR” the proposals to issue shares of FIS common stock to the equity capital investors.

Attending the Meeting

All holders of FIS common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. FIS reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

THE METAVANTE SPECIAL MEETING

This section contains information from Metavante for Metavante shareholders about the special meeting of Metavante shareholders that has been called to consider a proposal to approve and adopt the merger agreement and the transactions it contemplates.

Together with this document, we are also sending you a notice of the Metavante special meeting and a form of proxy that is solicited by the Metavante board of directors. The Metavante special meeting will be held at [     ], on [     ], 2009 at [     ], local time.

Matters to Be Considered

The purpose of the Metavante special meeting is to consider and vote on:

•	a proposal to approve and adopt the merger agreement and the transactions it contemplates; and

•	a proposal to approve the adjournment of the special meeting, including, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the foregoing proposal.

Proxies

Each copy of this document mailed to holders of Metavante common stock is accompanied by a form of proxy with instructions for voting by mail, by telephone or through the Internet. If you hold stock in your name as a shareholder of record and are voting by mail, you should complete and return the proxy card accompanying this document to ensure that your vote is counted at the special meeting, or at any adjournment or postponement of the special meeting, regardless of whether you plan to attend the special meeting. You may also vote your shares by telephone or through the Internet. Information and applicable deadlines for voting by telephone or through the Internet are set forth in the enclosed proxy card instructions. If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker.

If you hold stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by signing and returning a proxy card with a later date, delivering a written revocation letter to Metavante’s Secretary, or by attending the special meeting in person, notifying the Secretary that you are revoking your proxy, and voting by ballot at the special meeting. If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by recording a different vote, or by signing and returning a proxy card dated as of a date that is later than your last telephone or Internet vote.

Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying the Secretary) of a shareholder at the special meeting will not constitute revocation of a previously given proxy. Written notices of revocation and other communications about revoking your proxy should be addressed to:

Metavante Technologies, Inc.
4900 West Brown Deer Road
Milwaukee, Wisconsin 53223
Attention: Donald W. Layden, Jr.
Senior Executive Vice President,
General Counsel and Secretary

If your shares are held in “street name” by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with the instructions you provide on the proxy card or as you instruct via Internet or telephone. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” approval and adoption of the merger agreement and the transactions it contemplates, and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. Under Wisconsin law, only business within the purpose described in the notice of special meeting may be conducted at the meeting.

Solicitation of Proxies

In accordance with the merger agreement, the cost of proxy solicitation for the Metavante special meeting will be borne by Metavante, except that FIS and Metavante will share equally all expenses incurred in connection with the filing of the registration statement of which this document forms a part with the SEC and the printing and mailing of this document. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Metavante, without additional remuneration, by personal interview, telephone, letter, facsimile or other electronic means. FIS and Metavante have also made arrangements with Georgeson to assist them in soliciting proxies and have agreed to pay them $[ ], plus reasonable expenses for these services. Metavante will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on [     ], 2009 and will provide customary reimbursement to such firms for the cost of forwarding these materials.

Record Date

The close of business on [     ], 2009 has been fixed as the record date for determining the Metavante shareholders entitled to receive notice of and to vote at the special meeting. At that time, [     ] shares of Metavante common stock were outstanding, held by approximately [     ] holders of record.

Quorum

A majority of the votes entitled to be cast by the shares entitled to vote must be present or represented by proxy to constitute a quorum for action on the matters to be voted upon at the special meeting. All shares of Metavante common stock represented at the Metavante special meeting, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Metavante special meeting.

Vote Required

Each share of Metavante common stock outstanding on the record date entitles the holder to one vote on each matter to be voted upon by shareholders at the special meeting. Approval and adoption of the merger agreement and the transactions it contemplates requires the affirmative vote of a majority of all the votes entitled to be cast by holders of outstanding shares of Metavante common stock. Because the affirmative vote of a majority of all the votes entitled to be cast by the holders of Metavante common stock is needed for us to proceed with the merger, the failure to vote by proxy or in person will have the same effect as a vote against the merger. Abstentions also will have the same effect as a vote against the merger. Accordingly, the Metavante board of directors urges Metavante shareholders to promptly vote by completing, dating, and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope, or, if you hold your stock in “street name” through a bank or broker, by following the voting instructions of your bank or broker. If you hold stock in your name as a shareholder of record, you may complete, sign, date and mail your proxy card in the enclosed postage paid return envelope as soon as possible, vote by calling the toll-free number listed on the Metavante proxy card, vote by accessing the Internet site listed on the Metavante proxy card or vote in person at the Metavante special meeting. If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the voting instruction form included with these materials and forwarded to you by your bank or broker. This voting instruction form provides instructions on voting by mail, telephone or on the Internet.

Any adjournments of the special meeting by vote of shareholders for the purpose of soliciting additional proxies or for any other purpose must be approved by the affirmative vote of a majority of the shares represented at the special meeting.

Shareholders will vote at the meeting by ballot. Votes cast at the meeting, in person or by proxy, will be tallied by Metavante’s inspector of election.

As of the record date, directors and executive officers of Metavante had the right to vote approximately [     ] shares of Metavante common stock, or approximately [     ]% of the outstanding Metavante shares entitled to vote at the special meeting. Metavante currently expects that these individuals will vote their shares of Metavante common stock in favor of the proposals to be presented at the special meeting.

WPM has entered into an agreement with FIS, Merger Sub and Metavante whereby, subject to the terms and conditions of that agreement, it has agreed to vote all of the Metavante shares it holds in favor of the merger. As of the date of this document, WPM holds in the aggregate approximately 25% of the outstanding shares of Metavante common stock.

Recommendation of the Metavante Board of Directors

The Metavante board of directors has approved and adopted the merger agreement and the transactions it contemplates, including the merger. The Metavante board of directors determined that the merger agreement and the transactions it contemplates are advisable and in the best interests of Metavante and its shareholders. The Metavante board of directors unanimously recommends that the Metavante shareholders vote “FOR” the proposal to approve and adopt the merger agreement and the transactions it contemplates. See “FIS Proposal 1 and Metavante Proposal 1: The Merger — Metavante’s Reasons for the Merger; Recommendation of the Metavante Board of Directors” on page [  ] for a more detailed discussion of the Metavante board of directors’ recommendation.

Attending the Meeting

All holders of Metavante common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. Metavante reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

INFORMATION ABOUT THE COMPANIES

Fidelity National Information Services, Inc.

FIS is a leading provider of technology solutions, processing services and information-based services to the financial services industry. FIS offers a diversified service mix and benefits from the opportunity to cross-sell multiple services across its broad customer base. FIS is a member of the Standard and Poor’s 500 Index. As of December 31, 2008, FIS had over 14,000 customers in over 90 countries spanning all segments of the financial services industry. These customers include 40 of the top 50 world banks, including nine of the top 10, as ranked by Bankalmanac.com as of April 30, 2008, as well as mid-tier and community banks, credit unions, commercial lenders, automotive financial institutions, retailers and international customers. The company is located on the web at www.fidelityinfoservices.com

Additional information about FIS and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” on page [  ].

The principal executive office of FIS is located at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number is (904) 854-5000.

Metavante Technologies, Inc.

Metavante Technologies’ wholly owned operating subsidiary, Metavante Corporation, delivers banking and payments technologies to approximately 8,000 financial services firms and businesses worldwide. Metavante products and services drive account processing for deposit, loan and trust systems, image-based and conventional check processing, electronic funds transfer, consumer healthcare payments, electronic presentment and payment transactions, outsourcing, and payment network solutions including the NYCE® Payment Network, an ATM/PIN debit network. Metavante began operations in 1964 as a wholly owned subsidiary of M&I providing community and regional banks with dependable, outsourced account processing services with a high level of client service. Since then, Metavante has become a provider of innovative, high quality products and services to the financial services, commercial, and health care insurance industries. With over 50 locations, Metavante recorded approximately $1.7 billion in revenue for the year ended December 31, 2008. The company is located on the web at www.metavante.com.

Additional information about Metavante and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” on page [  ].

The principal executive office of Metavante is located at 4900 West Brown Deer Road, Milwaukee, Wisconsin 53223, and its telephone number is (414) 357-2290.

Cars Holdings, LLC

Cars Holdings, LLC, also referred to as Merger Sub, is a newly formed Delaware limited liability company and a wholly owned subsidiary of FIS. The company was formed solely for the purpose of effecting the proposed merger with Metavante and has not carried on any activities other than in connection with the proposed merger.

The principal executive office of Merger Sub is located at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number is (904) 854-5000.

RECENT DEVELOPMENTS

Fidelity National Information Services, Inc. — Unaudited First Quarter Results

On April 28, 2009, FIS reported its financial results for the first quarter of 2009. The consolidated revenue of FIS of $797.8 million declined 3.9% in U.S. dollars and increased 0.3% in constant currency compared to $830.3 million in the first quarter of 2008. GAAP net earnings from continuing operations attributable to common stockholders totaled $34.3 million, or $0.18 per share, compared to $0.06 per share in the first quarter of 2008. The increase was attributable to improved operating performance, lower interest expense and a lower share count, partially offset by a slightly higher tax rate.

Metavante Technologies, Inc. — Unaudited First Quarter Results

On April 24, 2009, Metavante announced first quarter earnings of $40.3 million, or $0.34 per share, compared to $35.0 million, or $0.29 per share, in the first quarter of 2008. Metavante also reported first quarter revenue of $426.9 million, up 1 percent compared to $424.6 million in the first quarter of 2008. Organic growth was driven by higher processing activity that more than offset lower termination fees and software license revenue. Metavante’s segment operating income for the first quarter of 2009 was $123.2 million compared to $119.3 million in the first quarter of 2008. Segment operating margin for the first quarter of 2009 improved to 28.9 percent, an increase of 0.8 percentage points compared to the first quarter of 2008.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined statement of earnings combines the historical consolidated statements of earnings of FIS and Metavante, giving effect to the merger and the equity capital investments, as if they had occurred on January 1, 2008. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of FIS and Metavante, giving effect to the merger and the equity capital investments as if they had occurred on December 31, 2008. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statement of earnings, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the:

•	separate historical financial statements of FIS as of and for the year ended December 31, 2008 and the related notes included in FIS’ Annual Report on Form 10-K for the year ended December 31, 2008, as amended by the Annual Report on Form 10-K/A, which is incorporated by reference into this joint proxy statement/prospectus, and

•	separate historical financial statements of Metavante as of and for the year ended December 31, 2008 and the related notes included in Metavante’s Annual Report on Form 10-K for the year ended December 31, 2008, as amended by the Annual Report on Form 10-K/A, which is incorporated by reference into this joint proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger and the equity capital investments been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. Transactions between FIS and Metavante during the periods presented in the unaudited pro forma condensed combined financial statements have been eliminated.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles (“GAAP”), which are subject to change and interpretation. FIS has been treated as the acquirer in the merger for accounting purposes. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger or the costs to integrate the operations of FIS and Metavante or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2008
(in millions)

			Pro Forma		Pro Forma
	FIS	Metavante	Adjustments		Combined
Assets
Current assets
Cash and cash equivalents	$220.9	$268.8	$(116.2	) (a)	$373.5
Settlement deposits	31.4	404.2			435.6
Trade receivables, net	538.1	256.1			794.2
Settlement receivables	52.1	79.0			131.1
Other receivables	121.1	—			121.1
Receivable from related party	10.1	—			10.1
Prepaid expenses and other current assets	115.1	57.1			172.2
Deferred income taxes	91.0	33.8			124.8

Total current assets	1,179.8	1,099.0	(116.2)		2,162.6

Property and equipment, net	272.6	136.0			408.6
Goodwill	4,194.0	1,310.1	2,540.5	(b)	8,044.6
Intangible assets, net	924.3	260.3	364.1	(c)	1,548.7
Computer software, net	617.0	215.8			832.8
Deferred contract costs	241.2	42.5	(42.5	) (d)	241.2
Long-term note receivable from FNF	5.5	—			5.5
Other noncurrent assets	79.6	93.3	(43.2	) (e)(h)	129.7

Total assets	$7,514.0	$3,157.0	$2,702.7		$13,373.7

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$480.5	$247.0			$727.5
Settlement payables	83.3	402.3			485.6
Current portion of long-term debt	105.5	17.5			123.0
Deferred revenues	182.9	158.3	$(71.2	) (f)	270.0

Total current liabilities	852.2	825.1	(71.2)		1,606.1

Deferred revenues	86.7	—			86.7
Deferred income taxes	346.3	140.7	143.3	(g)	630.3
Long-term debt, excluding current portion	2,409.0	1,719.4	(316.0	) (h)	3,812.4
Other long-term liabilities	122.8	95.4			218.2

Total liabilities	3,817.0	2,780.6	(243.9)		6,353.7

Minority interest	164.2	15.4			179.6

Stockholders’ equity:
Preferred stock	—	—			—
Common stock	2.0	1.2	0.6	(i)	3.8
Treasury stock, at cost	(402.8)	(0.7)	0.7	(j)	(402.8)
Additional paid-in capital	2,959.8	1,482.6	1,879.9	(k)	6,322.3
Retained earnings (deficit)	1,076.1	(1,023.5)	966.8	(l)	1,019.4
Accumulated other comprehensive earnings	(102.3)	(98.6)	98.6	(j)	(102.3)

Total stockholders’ equity	3,532.8	361.0	2,946.6		6,840.4

Total liabilities and stockholders’ equity	$7,514.0	$3,157.0	$2,702.7		$13,373.7

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6. Pro Forma Adjustments beginning on page [  ].

Unaudited Pro Forma Condensed Combined Statement of Earnings

For the Year Ended December 31, 2008
(In millions, except per share data)

			Pro Forma			Pro Forma
	FIS	Metavante	Adjustments			Combined

Processing and services revenues	$3,446.0	$1,707.2		$(81.1	) (f)(m)	$5,072.1
Cost of revenues	2,636.9	1,118.5		50.0	(m)(n)(q)	3,805.4

Gross profit	809.1	588.7		(131.1)		1,266.7
Selling, general and administrative expenses	389.4	251.1		(27.2	) (o)	613.3
Research and development costs	84.8	—		51.3	(q)	136.1

Operating income	334.9	337.6		(155.2)		517.3

Other income, (expense):
Interest and other income (expense), net	7.8	(0.9)				6.9
Interest expense	(163.5)	(106.0)		(7.9	) (h)	(277.4)

Total other income (expense)	(155.7)	(106.9)		(7.9)		(270.5)

Earnings before income taxes, equity in earnings of unconsolidated entities, and minority interest	179.2	230.7		(163.1)		246.8
Provision for income tax	57.6	83.3		(58.9	) (p)	82.0

Earnings before equity in earnings of unconsolidated entities, and minority interest	121.6	147.4		(104.2)		164.8
Equity in earnings of unconsolidated entities	(0.2)			—		(0.2)
Minority interest	(4.0)	—		—		(4.0)

Net earnings from continuing operations	$117.4	$147.4		$(104.2)		$160.6

Net earnings per share — basic from continuing operations	$0.61	$1.24	$			$0.44

Weighted average shares outstanding — basic	191.6	119.1		57.9	(r)	368.6

Net earnings per share — diluted from continuing operations	$0.61	$1.23	$			$0.43

Weighted average shares outstanding — diluted	193.5	119.9		63.7	(r)	377.1

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6. Pro Forma Adjustments beginning on page [    ].

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

1.	Description of Transaction

Merger Agreement

On March 31, 2009, FIS and Metavante entered into the merger agreement, pursuant to which Metavante will be merged with and into a wholly owned subsidiary of FIS.

Subject to the terms and conditions of the merger agreement, which has been approved by the boards of directors of both FIS and Metavante, if the merger is completed, each share of Metavante common stock will be converted into the right to receive 1.35 (the “Exchange Ratio”) shares of FIS common stock. In addition, as of the consummation of the merger, outstanding Metavante stock options and other stock-based awards (other than performance shares) will be converted into stock options and other stock-based awards with respect to shares of FIS common stock, with adjustments in the number of shares and exercise price (in the case of stock options) to reflect the Exchange Ratio. Each outstanding Metavante performance share will be assumed by FIS and converted into the right to receive restricted shares of FIS common stock (with adjustments to reflect the Exchange Ratio) and an amount in cash.

The merger agreement contains certain termination rights for FIS and Metavante, including the right, subject to certain conditions, to terminate the merger agreement if the merger is not completed by December 31, 2009. The merger agreement further provides that, upon termination of the merger agreement under specified circumstances (including a termination by either party in order to enter into a definitive agreement with respect to an alternative transaction that the board of directors of such party has determined to be a superior proposal, subject to compliance with certain conditions), either Metavante or FIS would be required to pay the other party a termination fee of $175 million.

Consummation of the merger is subject to certain customary conditions, including, among others, the approval of the merger by the shareholders of Metavante, the approval of the issuance of FIS common stock in connection with the merger by the shareholders of FIS, the receipt of required governmental and regulatory approvals and expiration of applicable waiting periods, the accuracy of the representations and warranties of the other party (generally subject to a material adverse effect standard), material compliance by the other party with its obligations under the merger agreement, the delivery of tax opinions as to the tax treatment of the merger, and the receipt of certain tax opinions regarding the impact of the merger on the tax treatment of certain past transactions. The merger is expected to be completed during the third quarter of 2009.

Investment Agreement

On March 31, 2009, FIS entered into an investment agreement with THL and FNF, pursuant to which, subject to the terms and conditions of the investment agreement, FIS will issue and sell (a) to THL in a private placement 12,861,736 shares of FIS common stock for an aggregate purchase price of approximately $200 million and (b) to FNF in a private placement 3,215,434 shares of FIS common stock for an aggregate purchase price of approximately $50 million. Pursuant to the terms of the investment agreement, FIS will pay each of THL and FNF a transaction fee equal to 3% of their respective investments. The effect of the investments has been included in the pro forma condensed combined financial information. (See entries (i), (k) and (r) in Note 6, Pro Forma Adjustments).

The investment agreement contains (a) customary representations and warranties of FIS, THL and FNF; (b) covenants of FIS to conduct its businesses in the ordinary course until the completion of the investments; and (c) covenants of FIS not to take certain actions during such period. Consummation of the investments is subject to certain conditions, including, among others, approval of the shareholders of FIS of the issuance of shares of common stock to each of THL and FNF and the consummation of the merger.

Following the completion of the investments, pursuant to the terms of the investment agreement and contingent upon THL maintaining certain ownership levels in FIS common stock, THL will have the right to designate one member to the Company’s board of directors. The investment agreement also provides that neither THL nor

FNF may transfer the shares purchased in the investments, subject to limited exceptions, for 180 days after the closing, and after such time provides THL and FNF with certain registration rights.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of FIS and Metavante. Certain reclassifications have been made to the historical financial statements of Metavante to conform with FIS’ presentation, primarily related to the presentation of restricted funds, EFD processing receivables, unbilled revenues and research and development costs.

The acquisition method of accounting is based on Statement of Financial Accounting Standard (SFAS) No. 141(R), Business Combinations, (“SFAS 141(R)”) which FIS adopted on January 1, 2009 and uses the fair value concepts defined in SFAS No. 157, Fair Value Measurements, (“SFAS 157”) which FIS has adopted as required. The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, under these existing U.S. GAAP standards, which are subject to change and interpretation.

SFAS 141(R) requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, SFAS 141(R) establishes that the consideration transferred be measured at the closing date of the merger at the then-current market price; this particular requirement will likely result in a per share equity component that is different from the amount assumed in these unaudited pro forma condensed combined financial statements.

SFAS 157 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in SFAS 157 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, FIS may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect FIS’ intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that others applying reasonable judgment to the same facts and circumstances could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded as of the completion of the merger, at their respective fair values and added to those of FIS. Financial statements and reported results of operations of FIS issued after completion of the merger will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Metavante.

Under SFAS 141(R), acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges impacting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total acquisition-related transaction costs expected to be incurred by FIS are estimated to be approximately $70 million and are reflected in these unaudited pro forma condensed combined financial statements as a reduction to cash and retained earnings, net of the estimated tax effect of $13.3 million at a statutory rate of 38.5% applied to deductible amounts. The unaudited pro forma condensed combined financial statements do not reflect any acquisition-related restructuring charges to be incurred in connection with the merger but these charges are expected to be in the range of $85 to $100 million. These costs will be expensed as incurred.

In connection with the merger, the vesting of certain stock-based awards granted under one of the existing FIS stock award plans will accelerate under the change in control provisions relating to those grants. The charge to compensation expense that will be recorded upon the consummation of the merger relating to those grants is approximately $25.0 million if measured based on a July 1, 2009 closing date. This amount is included in the total estimated restructuring charges indicated above.

3.	Accounting Policies

Upon consummation of the merger, FIS will review Metavante’s accounting policies. As a result of that review, it may become necessary to harmonize the combined entity’s financial statements to conform to those accounting policies that are determined to be more appropriate for the combined entity. The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

4.	Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of Metavante:

	Conversion	Estimated	Form of
	Calculation	Fair Value	Consideration
	(In millions, except per share amounts)

Number of shares of Metavante common stock outstanding as of December 31, 2008	119.2
Multiplied by an assumed FIS’ stock price of $19.00, multiplied by the exchange ratio of 1.35 ($19.00 * 1.35)	$25.65	$3,056.6	FIS common stock
Number of shares of Metavante stock options vested as of December 31, 2008 expected to be canceled and exchanged for FIS options	7.9
Multiplied by exchange ratio of 1.35 multiplied by estimated fair value of $6.10 ($6.10 * 1.35)	$8.23	65.2	FIS stock options

Estimate of consideration expected to be transferred (a)		$3,121.8

(a)	The estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the merger is consummated. In accordance with SFAS 141(R), the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the merger at the then-current market price. This requirement will likely result in a per share equity component different from the $19.00 assumed in these unaudited pro forma condensed combined financial statements and that difference may be material. For example, a 10% change in the estimated consideration transferred would be an increase or decrease of approximately $312 million. FIS’ stock has traded within a range of $19.00 plus or minus 10% since the announcement of the merger agreement.

5.	Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by FIS in the merger, reconciled to the estimate of consideration expected to be transferred:

(In millions)

Book value of net assets acquired at December 31, 2008	$361.0
Adjusted for:
Elimination of existing goodwill, intangible assets and deferred contract costs	(1,612.9)

Adjusted book value of net assets acquired	$(1,251.9)
Adjustments to:
Identifiable intangible assets (I)	624.4
Other noncurrent assets	(53.2)
Deferred revenues	71.2
Deferred income taxes (II)	(143.3)
Long-term debt	24.0
Non-contractual contingencies (III)
Goodwill (IV)	3,850.6

Estimate of consideration expected to be transferred	$3,121.8

(I)	As of the effective time of the merger, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved. The consideration of synergies has been excluded because they are not considered to be factually supportable, which is a required condition for these pro forma adjustments.

The fair value of identifiable intangible assets will be determined using the “income method,” which starts with a forecast of all the expected future net cash flows. At this time, FIS does not have sufficient information as to the amount, timing and risk of cash flows of intangible assets. For purposes of these unaudited pro forma condensed combined financial statements, intangible assets have been valued at 20% of the total purchase price, which is consistent with the historical experience of FIS in other acquisitions.

(II)	As of the effective date of the merger, FIS will provide deferred taxes and other tax adjustments as part of the accounting for the acquisition, primarily related to the estimated fair value adjustments for acquired intangibles (see Note 6. Pro Forma Adjustments, items (g) and (p)).

(III)	On April 1, 2009, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies, to amend the guidance in SFAS 141(R) to require that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value if fair value can be reasonably estimated. If fair value of such an asset or liability cannot be reasonably estimated, the asset or liability would be recognized in accordance with SFAS No. 5, Accounting for Contingencies, and FASB Interpretation No. 14, Reasonable Estimation of the Amount of a Loss. As disclosed in Metavante’s 2008 Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this joint proxy statement/prospectus, “During its normal course of business, Metavante may be involved from time to time in litigation. Metavante’s reserve was $8.7 million and $8.6 million as of December 31, 2008 and 2007, respectively, for the estimated exposure and legal fees related to a contractual dispute with a customer. No significant change in this litigation or the estimated exposure has occurred since December 31, 2008.” However, FIS does not have sufficient information to evaluate these legal contingencies to value them under a fair value standard or to estimate a range of outcomes.

In addition, Metavante has recorded provisions for uncertain tax positions. Income taxes are exceptions to both the recognition and fair value measurement principles of SFAS 141(R); they continue to be accounted for under the guidance of SFAS No. 109, Accounting for Income Taxes, as amended, and related interpretative guidance.

(IV)	Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

6.	Pro Forma Adjustments

This note should be read in conjunction with other notes in the unaudited pro forma condensed combined financial statements. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a) To record estimated transaction costs of $70.0 million, net of the estimated tax effect of $13.3 million based on FIS’ statutory rate of 38.35% applied to deductible items, debt issue costs of $10 million, and a reduction in cash of $49.5 million to partially fund retirement of Metavante debt. Proceeds from the investments are considered received and immediately disbursed as another fund source for the Metavante debt retirement.

(b) To adjust goodwill to an estimate of acquisition-date goodwill, as follows:

(In millions)

Eliminate Metavante historical goodwill	$(1,310.1)
Estimated transaction goodwill	3,850.6

Total	$2,540.5

(c) To adjust intangible assets to an estimate of fair value, as follows:

(In millions)

Eliminate Metavante historical intangible assets	$(260.3)
Estimated fair value of intangible assets acquired	624.4

$364.1

Intangibles are assumed to represent 20% of the total purchase price, consistent with FIS’ history for other acquisitions.

(d) To eliminate Metavante deferred contract costs which have no continuing benefit to the combined entity.

(e) To eliminate Metavante deferred customer inducements of $19.0 million, which have no continuing benefit to the combined entity.

(f) To reduce Metavante’s deferred revenues to estimated fair value, determined as fulfillment cost plus a normal profit margin. Certain deferred revenues (e.g., license, conversion fees) are deferred for accounting purposes but require minimal or no future incremental direct costs in order to be recognized. In determining a normal profit margin, we applied FIS’ historic profit margins to the estimated costs of services to be delivered for the remaining deferred revenue balances. The net effect is a 45% reduction to total Metavante deferred revenues, or $71.2 million, and a corresponding reduction to revenue.

(g) To record the estimated impact on deferred income taxes of fair value pro forma adjustments, as follows:

(in millions)
Intangible assets	$364.1
Deferred contract costs	(42.5)
Other noncurrent assets	(43.2)
Deferred revenue	71.2
Long-term debt	24.0

$373.6
FIS statutory tax rate	x38.35%

$143.3

(h) To record the net change in long-term debt as follows:

(In millions)

Eliminate Metavante deferred debt issue costs of $34.2 million, net of new debt issue costs of $10 million (Other noncurrent assets)	$24.2

Reduce Metavante long-term debt to fair value based on current market rate of 97%	$(24.0)
Repay a portion of Metavante’s historical long-term debt	(937.0)
New Term Loan B — Accordian(1)	500.0
New Asset-Backed Facility(1)	145.0

$(316.0)

(1)	FIS intends to finance the reduction in long-term debt through execution of a $500 million accordion term loan at LIBOR plus 425 basis points, a $145 million secured borrowing facility collateralized by FIS accounts receivable at LIBOR plus 325 basis points, proceeds from the Investments, and available cash balances. FIS projects a net increase in pro forma interest expense of $7.9 million.

(i) To record the stock portion of the merger consideration and the issuance of stock in connection with the investments, at par, and to eliminate Metavante’s common stock, at par, as follows:

(In millions)

Eliminate Metavante common stock	$(1.2)
Issuance of FIS common stock relative to the investments	0.2
Issuance of FIS common stock relative to the merger	1.6

$0.6

(j) To eliminate Metavante’s treasury stock and accumulated other comprehensive earnings.

(k) To record the stock portion of the merger consideration and the issuance of stock in connection with the investments, at fair value less par, to eliminate Metavante additional paid-in capital, and to record unearned compensation relative to the conversion of unvested stock options and other equity awards as follows:

(In millions)

Eliminate Metavante additional paid in capital	$(1,482.6)
Issuance of FIS common stock relative to the investments, net of 3% transaction fee	242.3
Issuance of FIS common stock relative to the merger	3,163.8
Unearned compensation	(43.6)

$1,879.9

(l) To eliminate Metavante’s retained deficit, and to record estimated non-recurring costs of FIS for acquisition-related transaction costs, as follows:

(In millions)

Eliminate Metavante retained deficit	$1,023.5
Estimated $70 million acquisition-related transaction costs assumed to be non-recurring, net of tax effect at statutory rate of 38.35% applied to deductible items	(56.7)

$966.8

(m) To eliminate activity between FIS and Metavante totaling $9.9 million, consisting principally of image and card-processing services provided by Metavante to FIS.

(n) To record the following adjustments:

(In millions)

Estimated Metavante intangible asset amortization based on estimated fair value (20% of pro forma fair value using the accelerated, pattern-of-benefit amortization method)	$124.9
Reverse amortization of Metavante deferred conversion costs eliminated in purchase accounting	(13.7)

$111.2

The assumed life for intangible assets is 10 years, resulting in amortization for the first 5 years as follows:

(In millions)

Year 1	$124.9
Year 2	99.9
Year 3	87.4
Year 4	74.9
Year 5	62.4

(o) To record the following adjustments:

(In millions)

Eliminate Metavante intangible asset amortization	$(29.7)
Eliminate Metavante share-based compensation expense for 2008	(15.6)
Estimated first year amortization related to unvested Metavante stock options	11.1
Estimated first year amortization related to unvested Metavante performance shares	1.9
Estimated first year amortization related to unvested Metavante restricted shares	5.1

$(27.2)

(p) To give tax effect to the pro forma revenue and expense adjustments based on Metavante’s effective tax rate for 2008 of 36.1%.

(q) Reclassification of Metavante research and development costs of $51.3 million to conform to FIS presentation.

(r) The adjustment to weighted average shares outstanding — basic is calculated as follows (in millions):

Eliminate Metavante shares	(119.1)
Shares issued in merger	160.9
Shares issued in investments	16.1

57.9

The adjustment to weighted average shares outstanding — diluted is calculated as follows (in millions):

Eliminate Metavante shares	(119.9)
Shares issued in merger	160.9
Shares issued in investments	16.1
Dilutive effect of replacement options and share-based awards	6.6

63.7

The unaudited pro forma condensed combined financial statements do not present a combined dividend per share amount.

The unaudited pro forma combined basic and diluted earnings per share for the period presented are based on the combined basic and diluted weighted-average shares outstanding. The historical basic and diluted weighted average shares of Metavante were assumed to be replaced by the shares expected to be issued by FIS to effect the merger.

The unaudited pro forma condensed combined financial statements do not reflect the anticipated realization of annual cost savings of $260 million. These savings are expected to be derived from infrastructure consolidation, overhead redundancies, product portfolio rationalization and supplier rationalization. Although FIS management expects that cost savings will result from the merger, there can be no assurance that these cost savings will be achieved. The unaudited pro forma condensed combined financial statements do not reflect estimated acquisition-related restructuring charges associated with the expected cost savings, which could be in the range of $35 to $50 million and which will be expensed as incurred.

FIS PROPOSAL 1 AND METAVANTE PROPOSAL 1: THE MERGER

Background of the Merger

Management and the boards of directors of both FIS and Metavante periodically review and consider potential strategic options for their companies in light of business, market and economic trends and developments. These discussions have included management presentations concerning possible transactions, investments and other business initiatives intended to create or enhance shareholder value.

In mid-July 2008, Mr. Lee A. Kennedy, the President and Chief Executive Officer of FIS, and Mr. Frank R. Martire, then President and Chief Executive Officer of Metavante (now the Chairman and Chief Executive Officer), had a telephone conversation to discuss for the first time their respective companies, industry trends and developments. Thereafter, Mr. William P. Foley, II, the Executive Chairman of the FIS board of directors, Mr. Kennedy and Mr. Brent B. Bickett, Executive Vice President, Strategic Planning of FIS, met with Mr. Martire, Mr. Michael D. Hayford, then Senior Executive Vice President (and now President) and Chief Operating Officer of Metavante, and Mr. Donald W. Layden, Jr., Senior Executive Vice President, General Counsel and Secretary of Metavante, to discuss a possible business combination of FIS and Metavante.

During the following weeks, management of Metavante and FIS had several meetings to discuss the possibility of a potential business combination of the two companies, including preliminary discussions of issues relating to structure, value, governance and the formation of a combined management team. In connection with these discussions, Metavante asked Lehman Brothers Inc. to assist it in connection with its analysis of the merits of a potential business combination. During this time, the board of directors of each company received regular updates from their respective management on the status of these discussions, and also consulted with their outside financial and legal advisors.

In the second half of August and early September 2008, FIS and Metavante agreed to share some preliminary due diligence materials concerning the companies. In connection with this process, the parties entered into a mutual confidentiality agreement. During this time, the senior managements and financial advisors of FIS and Metavante met to review preliminary financial information regarding a potential combination and several meetings of each company’s board of directors were held to keep the boards apprised of the status of these preliminary discussions. Also during this time, FIS communicated its initial views regarding indicative economic terms for a potential transaction, then, following preliminary discussions with Metavante, communicated an indication of interest in acquiring Metavante for stock consideration per share of $29. Based on the then current stock prices of Metavante and FIS, this represented an implied exchange ratio of approximately 1.37 shares of FIS common stock for each share of Metavante common stock. FIS also spoke to representatives of Warburg Pincus LLC concerning obtaining its preliminary views on and potential support for a transaction and its potential role on the board of directors of the combined company. During the following weeks, FIS and Metavante and their financial and legal advisors commenced preliminary discussions regarding the potential terms and conditions of a transaction and the various steps that would need to be taken with each company’s various constituencies in order for a transaction to proceed on a satisfactory basis. The legal advisors of each company and of Warburg Pincus LLC also commenced preparation of initial drafts of documentation for the potential transaction. During this process, each of FIS and Metavante updated its board of directors regularly on the status of their discussions.

While discussions between FIS and Metavante proceeded, in early September 2008, Metavante received a written indication of interest to enter into a strategic business combination from another potential suitor, Company A, on financial terms that were comparable to the terms being proposed by FIS. Metavante’s board of directors discussed and reviewed Company A’s indication of interest on several occasions with Metavante’s senior management and outside advisors, and compared the terms of the indication of interest from each of Company A and FIS. Metavante’s management and advisors also held several conversations with Company A and its advisors regarding Company A’s indication of interest. During these discussions, Metavante identified potential tax issues with respect to Company A related to Metavante’s spin-off of M&I and the related tax allocation agreement between Metavante and M&I. After several discussions between Metavante, Company A and M&I and their respective advisors, Metavante believed that the comparative value of the potential transaction with Company A was not as favorable to Metavante’s shareholders as the potential transaction with FIS. Moreover, Metavante believed that the tax issues would likely have an adverse impact on the likelihood of successfully negotiating, financing and completing a transaction with Company A at that time. As a result, Metavante determined to discontinue discussions with Company A and focus on the potential transaction with FIS. Metavante and FIS then entered into an agreement providing for at least 30 days of exclusive negotiation.

In the second half of September 2008, in connection with the Chapter 11 proceedings commenced by the parent entity of Lehman Brothers, certain assets of Lehman Brothers, including its North American investment banking franchise, were acquired by Barclays Capital Inc. As a result, the individuals who had been advising Metavante were subsequently hired by Barclays Capital.

In late September and early October 2008, severe disruptions in U.S. and global capital markets and in the economy led the parties to suspend their discussions and terminate access to their respective due diligence data rooms. After several weeks of inactivity, Metavante terminated the exclusivity agreement with FIS in early November 2008.

During the following weeks, Mr. Layden and Mr. Bickett remained in periodic, informal contact regarding the state of the credit market and the prospects for obtaining financing to replace Metavante’s existing debt. During this time, each of FIS and Metavante believed that, under the then current credit market conditions, there was not a viable option to address the potential impact of a transaction on Metavante’s existing debt and, accordingly, the parties concluded that it did not make sense to discuss any other terms of a potential transaction until such time as a viable financing option existed. Metavante and FIS continued to work with their respective financial advisors to monitor the credit markets and consider financing alternatives, and in early December of 2008, FIS and Metavante jointly retained J.P. Morgan Securities Inc. to act as structuring agent to assist in this process. Each company’s board of directors received regular updates from management and their legal and financial advisors throughout this time.

In early January 2009, Metavante and FIS determined that there was a reasonable prospect of addressing the impact of a potential transaction on Metavante’s debt and decided that it would make sense to again investigate the possible benefits of a strategic combination of the two companies. In mid-January, members of Metavante’s management committee met with members of FIS’ executive management team to discuss synergy opportunities and a due diligence process.

Also in January 2009, Metavante and Company A and their respective legal counsel had additional discussions regarding the potential tax issues raised by a potential business combination of the two companies, which discussions did not resolve Metavante’s concerns regarding the likelihood of successfully negotiating, financing and completing a transaction with Company A at that time.

In late January 2009, Mr. James Neary, a member of the Metavante board of directors and a managing director of Warburg Pincus LLC, and Mr. Richard N. Massey, a member of the FIS board of directors, met at the direction of their respective board of directors to discuss a potential business combination and indicative terms for such a transaction. At that time, Mr. Massey suggested an exchange ratio of 1.16 shares of FIS common stock for each share of Metavante common stock, subject to satisfactory completion of due diligence, and a proposed governance structure which included representation on the board of directors of the combined company of four continuing Metavante directors.

In early February 2009, the board of directors for each company met independently on several occasions to receive updates regarding the status of the transaction, including the proposed change in the exchange ratio from 1.37 to 1.16, the recent stock price movement of each company and the efforts led by J.P. Morgan Securities to address the potential impact of a transaction on Metavante’s debt. In the course of its meetings, Metavante’s board of directors authorized Mr. Neary to inform FIS that Metavante would be willing to continue discussing a potential transaction involving an exchange ratio of 1.25, which, based on the relative movements in the trading price of the two companies’ stock in the preceding few months, at that time represented approximately the same implied premium to Metavante shareholders as the implied premium represented by the 1.37 exchange ratio in September 2008. The FIS board of directors thereafter authorized re-commencing discussions regarding a potential transaction on this basis.

In mid-February 2009 through March 2009, FIS and Metavante re-opened access to their respective due diligence data rooms and continued detailed due diligence, and the parties conducted management meetings. Also during this period, the parties and their financial advisors continued efforts to address the terms of Metavante’s existing debt in the context of a business combination. As a part of these efforts, the parties and J.P. Morgan Securities initiated approaches to certain of Metavante’s lenders in order to obtain the required lender consents to make appropriate modifications to Metavante’s debt terms, including a partial debt repayment and an increase in interest rates, to accommodate a transaction. In connection with this process, FIS, together with its financial advisors, evaluated the anticipated capital structure of the combined company taking into account current credit market conditions, the objective of repaying approximately $300 million of Metavante debt in connection with the consent process and FIS’ near-term strategic objective of obtaining an investment grade corporate credit rating. On this basis, FIS determined that it would be appropriate to raise $200 million to $300 million in financing through the sale of common equity. FIS thereafter contacted certain potentially interested investors, and commenced confidential discussions with representatives of THL, with whom they had had previous preliminary discussions, and FNF regarding a potential equity investment in the combined company.

During this time, Metavante and FIS and their respective advisors continued to discuss the terms and conditions of a potential transaction, as well as the management structure of a combined company and, in that connection, the terms of employment for Mr. Martire and Mr. Hayford, who were expected to be asked to serve as the Chief Executive Officer and Chief Financial Officer, respectively, of FIS following completion of a merger. FIS, Metavante, Warburg Pincus LLC and their respective advisors also continued negotiation of the terms of a voting support agreement with WPM, pursuant to which WPM would agree to vote all of its shares of Metavante common stock in support of the proposed merger, a shareholders agreement, which would provide WPM with a right to designate one member of the FIS board during the period that it continued to maintain a requisite stock ownership level, and a stock purchase right agreement, which would give WPM the right after the merger to purchase shares of FIS common stock if certain Metavante employee stock options assumed by FIS in the merger are exercised. Each company’s board of directors received updates from management and its legal and financial advisors during this time.

By late March, the share prices of FIS and Metavante had diverged in a manner that reduced the implied premium to Metavante’s shareholders. On March 26, 2009, Mr. Stephan A. James, Metavante’s lead director, called Mr. Massey and advised Mr. Massey that the implied premium had deteriorated and that the 1.25 exchange ratio was no longer acceptable to the board of directors of Metavante.

On March 27, 2009, the FIS board of directors held a special meeting with senior management and its advisors. Mr. Massey reviewed for the board the background of discussions with Metavante and the progress of negotiations, informing the FIS board of the communication from Mr. James on the exchange ratio. Senior management of FIS reported on FIS’ due diligence investigations of Metavante. FIS’ financial advisors, Goldman, Sachs & Co. and Banc of America Securities, then reviewed the structure and other financial terms of the proposed merger, and financial information regarding FIS, Metavante and the merger, as well as information regarding selected peer companies and precedent transactions. Senior management and representatives of FIS’ legal advisor, Wachtell, Lipton, Rosen & Katz, then discussed with the FIS board of directors the terms of the proposed merger agreement, including the proposed composition of the FIS board following the merger, as well as the progress of negotiations and terms of the proposed agreements with WPM, THL and FNF. FIS’ legal advisor then discussed with the FIS board the legal standards applicable to its decisions and actions with respect to the proposed transactions. Following review and discussion among the members of the FIS board of directors, the FIS board of directors authorized management and its advisors to seek to finalize the merger agreement and agreements with WPM, THL and FNF on the terms described to the FIS board of directors at the meeting. Mr. Thomas M. Hagerty, who is currently a member of the FIS board of directors and who is expected to continue as a director of FIS following the merger, is also a managing director of THL, and abstained from voting on approval of proceeding with the THL investment. FIS and FNF have three directors in common and a limited number of shared employees and also have contractual and other relationships with each other as described under “FIS Proposal 2 and Proposal 3: The Investments — Interests of Certain Persons in the Investments.” It was determined that the members of the FIS board of directors who are not directors of, or otherwise affiliated with, FNF would review any proposed investment by FNF and make a recommendation regarding this investment to the full FIS board of directors. The board of directors of FIS approved proceeding with the FNF investment based upon the unanimous approval and recommendation of such directors who are not directors of, or otherwise affiliated with, FNF.

Following the FIS board meeting, Mr. Massey advised Mr. James, and Mr. Foley advised Mr. Martire, that FIS was unwilling to increase the exchange ratio based on the then-current transaction structure. After additional discussion, Messrs. Massey and Foley indicated that FIS may be willing to consider a revised proposal with a higher exchange ratio provided that certain changes would need to be made to the deal structure, including the proposed board composition of the combined company following a transaction.

On March 29, 2009, the board of directors of Metavante held a special meeting to discuss the revised proposal from FIS. At the meeting, representatives of Kirkland & Ellis LLP and Quarles & Brady LLP provided general legal advice and Kirkland & Ellis reviewed the substantive differences between the two proposals from FIS and discussed the board’s fiduciary duties in considering these proposals and other strategic alternatives, including maintaining Metavante as a stand-alone entity. Barclays Capital then discussed the financial terms of the two proposals, noting that, based on the prices of the common stock of each company as of March 27, 2009, the 1.35 exchange ratio would bring the implied premium for Metavante shareholders back to approximately the level afforded by the 1.37 exchange ratio in September 2008 and the level afforded by the 1.25 exchange ratio at the beginning of February 2009. Members of the Metavante board then discussed a number of topics with its advisors and management, including Metavante’s stand-alone plan and other strategic alternatives, the ability of the combined company to execute on its business plan, and certain due diligence matters relating to FIS. The Metavante board adjourned the meeting for a couple of hours, during which time Mr. Martire conveyed the board’s view on the revised proposal to FIS and engaged in additional discussions with Mr. Foley. When the Metavante board reconvened, Mr. Martire informed the board that FIS management would be willing to bring before the FIS board a proposed business combination at a 1.35 exchange ratio provided that three (instead of four) Metavante directors would serve on the board of the combined company. After discussion and consultation with its advisors, the Metavante board authorized management to work towards finalizing the terms of the transaction based on the revised proposal from FIS.

Over the course of the next day, management of FIS and Metavante and representatives of WPM and their respective advisors continued to negotiate terms of a proposed merger and related transaction documents. During this time, management of FIS and its legal advisor worked with THL and FNF to finalize the terms of the proposed equity investments, which included THL’s right to designate one member of the FIS board subject to maintaining a requisite stock ownership level. Following these discussions, THL and FNF confirmed that they would be willing to invest an aggregate of $200 million to $300 million in the combined entity in connection with the merger. In light of the anticipated capital structure of FIS following the completion of a merger with Metavante, and in the context of the ongoing process of negotiating appropriate modifications to the terms of Metavante’s existing debt, FIS determined that it would seek an equity investment of $250 million. Subsequent negotiations led to the final agreement whereby THL and FNF would agree to purchase $200 million and $50 million, respectively, of FIS common stock on the same financial terms and conditions.

On March 30, 2009, the board of directors of FIS held a special meeting with members of FIS’ senior management and its legal and financial advisors for the purpose of updating the board on continuing discussions since the March 27 meeting. Mr. Foley reviewed with the FIS board the status of negotiations with Metavante, including discussions between the parties regarding the recent market trading trends in the companies’ stocks and the appropriate exchange ratio in the merger. Mr. Foley then explained that, as a result of these discussions with Metavante’s representatives, FIS management was proposing an exchange ratio of 1.35 shares of FIS common stock per share of Metavante common stock and a combined company board composed of six continuing FIS directors (which would include Mr. Hagerty, who is affiliated with THL) and three continuing Metavante directors (which would include one individual designated by WPM). The FIS board then discussed with management and its advisors the terms of the merger agreement and related agreements and the advisability of the proposed transactions. Goldman Sachs updated its financial analyses from the prior FIS board meeting and orally advised the FIS board of directors that it would be prepared to render a written opinion (which was subsequently delivered) to the effect that, as of the date of their opinion, and subject to and based on the qualifications and assumptions set forth in its opinion, the proposed exchange ratio of 1.35 shares of FIS common stock to be issued in exchange for each share of Metavante common stock to be paid by FIS pursuant to the merger agreement was fair, from a financial point of view, to FIS. Banc of America Securities reviewed its financial analyses of the exchange ratio of 1.35 shares of FIS common stock to be issued in exchange for each share of Metavante common stock to be paid by FIS pursuant to the merger agreement and orally advised the FIS board of directors that it would be prepared to render a written opinion (which was subsequently delivered) to the effect that, as of the date of its opinion, and subject to and based on the qualifications and assumptions set for in its opinion, the proposed exchange ratio of 1.35 shares of FIS common stock to be issued in exchange for each share of Metavante common stock to be paid by FIS pursuant to the merger agreement was fair, from a financial point of view, to FIS. Members of management then updated the FIS board on the final negotiated terms of the investment agreement. Following further discussion and review, including consideration of the factors described under “— FIS’ Reasons for the Merger and the Investments; Recommendations of the FIS Board of Directors,” the FIS board of directors then determined that the transactions contemplated by each of the merger agreement and the investment agreement were fair to, advisable for, and in the best interests of FIS and its shareholders, and approved finalizing the agreements on substantially the terms discussed at the meeting.

In the morning of March 31, 2009, the board of directors of Metavante met again with senior management and their legal and financial advisors. Kirkland & Ellis addressed certain related matters and reviewed the terms of the merger agreement and other transaction documents, including the agreements involving WPM and the investment agreement. Barclays Capital reviewed with the Metavante board of directors the structure and other terms of the proposed transaction (taking into consideration the proposed equity capital investment). In connection with the deliberation by the Metavante board of directors, Barclays Capital rendered to the Metavante board of directors its oral opinion (subsequently confirmed in writing), as described under “— Opinion of Metavante’s Financial Advisor,” that, based upon the qualifications, limitations and assumptions set forth in its opinion, as of the date of its opinion, from a financial point of view, the exchange ratio of 1.35 shares of FIS common stock for each share of Metavante common stock to be offered to the shareholders of Metavante in the proposed transaction was fair to such shareholders. Metavante management then updated the board on the status of the lender consent solicitation process and informed the board that the management team expected to obtain consents from a requisite number of lenders within the next 24 hours to waive the change of control provision in the credit agreement so as to permit a transaction with FIS. Following these discussions, and discussions among the members of the Metavante board of directors, management and Metavante’s advisors, including consideration of the factors described under “— Metavante’s Reasons for the Merger; Recommendation of the Metavante Board of Directors,” the Metavante board of directors unanimously determined that the transactions contemplated by the merger agreement and the related transactions and agreements are fair to, advisable for, and in the best interests of Metavante and its shareholders, and, subject to obtaining the requisite lender consents necessary to permit the occurrence of a change of control under Metavante’s debt documents, voted unanimously to approve and adopt the merger agreement and the transactions it contemplates and to approve and adopt the related transactions and agreements.

Following the approval of each company’s board of directors, the parties executed the merger agreement and transaction documentation with WPM, THL and FNF after the market closed on March 31, 2009. Prior to the opening of the financial markets in New York City on April 1, 2009, the transactions contemplated by the merger agreement and the investment agreement were announced in a joint press release by FIS and Metavante.

FIS’ Reasons for the Merger and the Investments; Recommendation of the FIS Board of Directors

The FIS board of directors consulted with FIS management as well as legal and financial advisors and determined that the merger and the investments are in the best interests of FIS and FIS shareholders.

In reaching its conclusion to approve the merger agreement, the FIS board considered a number of factors, including the following material factors:

•	its knowledge of the current and prospective environment in which FIS and Metavante operate, including economic and market conditions;

•	its assessment of Metavante’s businesses, prospects, operations, earnings generation ability and financial condition and its view of the attractive growth characteristics of Metavante’s existing markets and businesses;

•	the review by the FIS board with management and its advisors of the structure of the merger and the financial and other terms of the merger, including the exchange ratio;

•	its view of the value inherent in Metavante’s banking and payments technology businesses;

•	the strength of the management team to be drawn from both Metavante and FIS that will manage the combined company;

•	its view that the combined company will be positioned to provide a comprehensive range of integrated products and services to its customers, and will have greater geographic reach than any other provider in the industry, which will enhance service to the combined company’s customers and communities and provide greater opportunities for its employees;

•	the unique opportunity presented by the chance to acquire a company of Metavante’s quality, size and scope, its assessment of the pro forma capital position, financial condition and results of operations of the combined company, and the expectation that the transaction will be accretive to FIS’ adjusted earnings per common share in 2010;

•	the potential expense saving opportunities, currently estimated by FIS’ management to be approximately $260 million when fully realized;

•	the likelihood that the regulatory and shareholder approvals needed to complete the transaction will be obtained in a timely manner and that the regulatory approvals will be obtained without the imposition of materially burdensome conditions;

•	the historical and current market prices of FIS common stock and Metavante common stock, as well as the financial analyses prepared by Banc of America Securities and Goldman Sachs;

•	the opinion delivered to the FIS board of directors by Goldman Sachs to the effect that, as of the date of its opinion, and subject to and based on the qualifications and assumptions set forth in its opinion, the proposed exchange ratio to be paid by FIS in the merger was fair, from a financial point of view, to FIS, as more fully described below in the section entitled “— Opinion of Goldman Sachs;”

•	the opinion of Banc of America Securities, dated March 31, 2009, to the FIS board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio of 1.350 shares of FIS common stock to be issued in exchange for each share of Metavante common stock provided for in the merger, as more fully described below in the section entitled “— Opinion of Banc of America Securities;”

•	FIS’ track record of integrating acquisitions and its understanding of the opportunities and risks presented by an acquisition of a company with the size and other characteristics of Metavante.

In addition, in reaching its conclusion to approve the investment agreement and the investments, the FIS board considered a number of factors, including the following material factors:

•	the capital structure of FIS following the completion of the proposed merger and the proposed investments, and the significance of the proposed investments in the context of the discussions with Metavante’s lenders regarding modifications to the terms of Metavante’s existing debt in connection with the merger;

•	the review by the FIS board with management of the financial and other terms of the investment agreement, including the pricing terms thereof which were set at a discount to the then-current market price of a share of FIS common stock, and the views of management and FIS’ outside financial advisors regarding the then-current state of the U.S. equity markets generally;

•	the fact that the investment agreement has representations and warranties and conditions which are substantially aligned with those included in the merger agreement, and the likelihood of satisfying such conditions; and

•	the fact that certain directors and executive officers of FIS have interests in the investments as described under “FIS Proposal 2 and Proposal 3: The Investments — Interests of Certain Persons in the Investments.” In considering whether to accept an investment from FNF, the FIS board considered these interests as well as other relevant facts and circumstances, including the fact that FNF’s investment is subject to the same financial terms as those FIS was able to negotiate with THL, the fact that in approving the FNF investment the FIS board proceeded upon the recommendation of FIS directors that are not affiliated with FNF, the facts and circumstances surrounding the investments (including the timing and significant complexity of the negotiations with Metavante and others with respect to accomplishing numerous steps required for FIS and Metavante to proceed with entering into the merger agreement) and the fact that completion of the investments is subject to the prior approval of FIS’ shareholders.

The FIS board of directors considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination to enter into the merger agreement and the investment agreement.

The foregoing discussion of the information and factors considered by the FIS board of directors is not exhaustive, but includes the material factors considered by the FIS board of directors. In view of the wide variety of factors considered by the FIS board of directors in connection with its evaluation of the merger and the investments and the complexity of these matters, the FIS board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The FIS board of directors evaluated the factors described above and reached a consensus that the merger and the investments were advisable and in the best interests of FIS and its shareholders. In considering the factors described above, individual members of the FIS board of directors may have given different weights to different factors.

The FIS board of directors determined that the merger, the merger agreement, the investment agreement and the transactions contemplated by such agreements are advisable and in the best interests of FIS and its shareholders, and unanimously recommends that the FIS shareholders vote “FOR” the proposal to issue shares of FIS common stock in the merger and “FOR” the proposals to issue shares of FIS common stock to the equity capital investors.

Metavante’s Reasons for the Merger; Recommendation of the Metavante Board of Directors

In evaluating the merger, the Metavante board of directors consulted with Metavante’s management, as well as with Metavante’s financial and legal advisors. In reaching its conclusion to approve and adopt the merger agreement and the transactions it contemplates, the Metavante board of directors considered a variety of factors and potential benefits and risks, including the following:

•	The merger brings together two companies with complementary operations and capabilities, which will provide the combined company with the increased scale, strong financial base and diversified services portfolio necessary to increase shareholder value, enhance value to the customers and increase cost efficiencies. Specifically, it is anticipated that the merger will allow the combined company to:

•	offer a comprehensive range of products and services across all major segments, creating a leading end-to-end provider of core, payment and processing services;

•	diversify and expand its customer base and end markets, allowing for greater product integration and cross-selling opportunities;

•	create the scale and scope necessary to compete in an evolving and consolidating competitive landscape;

•	diversify its geographic presence, particularly in some key international markets; and

•	enhance long-term organic revenue growth rates.

•	The strategic alternatives reasonably available to Metavante, including alternative acquisition candidates, remaining a stand-alone entity and pursuing acquisitions of strategic assets, and the determination of the Metavante board of directors that a merger with FIS is a strategic combination which will accelerate Metavante’s ability to achieve its strategic objectives and improve long-term value for Metavante’s shareholders.

•	The expected cost synergies from the merger and the belief of the Metavante board of directors that these synergies can be realized by the anticipated management team of the combined company.

•	The increased global scale and anticipated costs savings, which are expected to generate significant margin expansion.

•	Metavante’s due diligence review of FIS, and the current and historic financial condition, results of operations, prospects and risks of each of Metavante, FIS and the combined company.

•	The financial projections of the combined company and the risks associated with the combined company’s ability to meet such projections.

•	The expectation that the merger would allow the combined company to generate significant cash flows.

•	The fact that the requisite Metavante lenders had irrevocably agreed to waive the change of control provisions contained in Metavante’s debt documents and permit the merger to proceed prior to the signing of the merger agreement.

•	The fact that Metavante’s shareholders will own approximately 43.7% of the combined company on a fully diluted basis immediately after the effective time of the merger, assuming completion of the equity capital investments by THL and FNF.

•	The stock consideration will allow Metavante shareholders to participate in all of the benefits of a significantly larger and more diversified company, including future growth and expected synergies of the combined company.

•	The opportunity for Metavante shareholders to benefit from any increase in the trading price of FIS common stock between announcement of the merger and closing of the merger based on the fixed exchange ratio of 1.35 shares of FIS common stock for each share of Metavante common stock.

•	The fact that the per share value implied by the fixed exchange ratio of 1.35 represented:

•	a 23.9% premium over the implied exchange ratio of Metavante common stock to FIS common stock of 1.0898x on March 30, 2009, the last trading day prior to approving the proposed transaction with FIS;

•	a 28.5% premium over the average implied exchange ratio of Metavante common stock to FIS common stock of 1.0503x over the last 30 calendar days prior to approving the proposed transaction with FIS;

•	a 37.6% premium over the average implied exchange ratio of Metavante common stock to FIS common stock of 0.9808x over the last 90 calendar days prior to approving the proposed transaction with FIS; and

•	a 36.9% premium over the average implied exchange ratio of Metavante common stock to FIS common stock of 0.9861x over the last 180 calendar days prior to approving the proposed transaction with FIS.

•	The historical and current market prices of FIS common stock and Metavante common stock, as well as comparative valuation analyses for the two companies.

•	The belief that the stock price trading multiple for the combined company could be higher than the prevailing multiples of either Metavante or FIS prior to their entry into the merger agreement.

•	The oral opinion of Barclays Capital, which opinion was confirmed by delivery of a written opinion, dated as of March 31, 2009, that as of the date of the opinion, and based upon and subject to the qualifications, limitations and assumptions set forth in the written opinion, from a financial point of view, the exchange ratio to be offered to the shareholders of Metavante in the merger was fair to such shareholders, as more fully described below under the caption “— Opinion of Metavante’s Financial Advisor” beginning on page [ ].

•	The fact that the board of directors of the combined company will include three (out of nine) designees from the Metavante board of directors, and a Metavante designee will be included in each committee of the combined company’s board of directors.

•	The strong management team to be drawn from both Metavante and FIS that will manage the combined company, including the fact that Mr. Martire will be the Chief Executive Officer and that Michael D. Hayford will be the Chief Financial Officer of the combined company, and the demonstrated ability of both management teams to integrate and obtain benefits from previous business combinations and transactions.

•	The expectation that the merger can be completed as a reorganization for United States federal income tax purposes and, as a result, the exchange by Metavante shareholders of their shares of Metavante common stock for shares of FIS common stock in the merger will generally be tax-free to Metavante shareholders.

•	The limited number and nature of the conditions to each party’s obligation to consummate the merger (including the lack of a condition related to financing).

•	The likelihood that the regulatory and shareholder approvals needed to complete the transaction will be obtained in a timely manner and that the regulatory approvals will be obtained without the imposition of materially burdensome conditions.

•	The provisions of the merger agreement that allow Metavante’s board of directors, under certain limited circumstances, to change its recommendation that Metavante’s shareholders vote in favor of the approval of the merger agreement and to furnish information to and participate in discussions or negotiations with third parties who have made unsolicited acquisition proposals, and that provide Metavante’s board of directors with the ability to terminate the merger agreement in order to accept a superior proposal (subject to compliance with certain conditions and the payment of a $175 million termination fee).

•	The fact that the representations, warranties and covenants of Metavante and FIS are, subject to very limited exceptions, reciprocal.

•	The retention and employee benefit arrangements provided for in connection with the merger agreement, including the preservation for a period of time of certain historic benefits that Metavante has provided to its employees.

•	The fact that WPM, Metavante’s largest shareholder, was willing to enter into a support agreement and agree to vote for the merger transaction.

•	The interests of Metavante’s directors and executive officers in the merger (see “— Interests of Certain Persons in the Merger” beginning on page ).

•	The fact that the WPM support agreement may have the effect of discouraging third parties from making business combination proposals.

•	The risks described under the caption “Risk Factors” beginning on page [ ].

•	The restrictions and obligations imposed on Metavante by the terms of the tax allocation agreement, between Metavante and M&I, and the consent to the merger agreement provided by M&I in connection therewith.

•	The current and prospective business environment in which Metavante operates, which reflects the challenging and uncertain conditions facing financial institutions and other businesses worldwide.

The foregoing discussion of the information and factors considered by the Metavante board of directors is not intended to be exhaustive but, we believe, includes all material factors considered by the Metavante board of directors. In view of the wide variety of factors considered and the complexity of these matters, the Metavante board of directors did not assign relative weights to the above factors or the other factors considered by it. In addition, the Metavante board of directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the Metavante board of directors may have given different weights to different factors.

Based on the factors outlined above, the Metavante board of directors determined that the merger agreement and the transactions it contemplates, including the merger, are advisable, fair to, and in the best interests of, Metavante’s shareholders. The board of directors of Metavante unanimously recommends that Metavante’s shareholders vote “FOR” the approval and adoption of the merger agreement and the transactions it contemplates.

Opinions of FIS’ Financial Advisors

Opinion of Goldman Sachs

Goldman Sachs delivered its opinion to the FIS board of directors that, as of the date of the written fairness opinion, and based upon and subject to the factors and assumptions set forth therein, the exchange ratio of 1.350 shares of FIS common stock to be issued in exchange for each share of Metavante common stock pursuant to the merger agreement was fair from a financial point of view to FIS.

The full text of the written opinion of Goldman Sachs, dated March 31, 2009, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C. Goldman Sachs provided its opinion for the information and assistance of the FIS board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of FIS common stock should vote with respect to such merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to shareholders and Annual Reports on Form 10-K of FIS for the three fiscal years ended December 31, 2008;

•	Annual Reports on Form 10-K of Metavante for the two fiscal years ended December 31, 2008;

•	the Registration Statement on Form S-4 for Metavante, filed on September 12, 2007;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of FIS and Metavante;

•	certain other communications from FIS and Metavante to their respective shareholders;

•	certain publicly available research analyst reports for FIS and Metavante;

•	certain internal financial analyses and forecasts for Metavante prepared by its management; and

•	certain internal financial analyses and forecasts for FIS prepared by its management and certain financial analyses and forecasts for Metavante prepared by the management of FIS, in each case as approved for Goldman Sachs’ use by FIS (“management estimates”), giving effect to the equity capital investment, the refinancing (the “refinancing”) of the indebtedness outstanding under Metavante’s credit facility and term loan dated

November 1, 2007 (the “Metavante loans”), and certain revenue and cost synergies projected by the managements of FIS and Metavante to result from the merger (the “transaction synergies”).

Goldman Sachs also held discussions with members of the senior managements of FIS and Metavante regarding their assessment of the past and current business operations, financial condition and future prospects of Metavante and with the members of the senior management of FIS regarding their assessment of the past and current business operations, financial condition and future prospects of FIS and the strategic rationale for, and the potential benefits of, the merger. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of FIS common stock and the shares of Metavante common stock, compared certain financial and stock market information for FIS and Metavante with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the transaction processing industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it. In that regard, Goldman Sachs assumed with FIS’ consent that the management estimates and transaction synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of FIS, and that they will be realized. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of FIS or Metavante or any of their respective subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of FIS or Metavante or any of their respective subsidiaries furnished to Goldman Sachs. Goldman Sachs assumed, at FIS’ direction, that the refinancing will occur, and the equity capital investment will be made, in accordance with their respective terms, without waiver, modification or amendment of any term, condition or agreement that will have any adverse effect on FIS or Metavante or on the expected benefits of the merger in any way meaningful to their analysis. Further, Goldman Sachs assumed, at FIS’ direction, that the spin-off of each of (x) M&I from Metavante on November 1, 2007, and (y) LPS from FIS on July 2, 2008, qualified and at all times will continue to qualify as a distribution eligible for tax-free treatment under Sections 355 and 361(c) of the Code, after application of Sections 355(d) and 355(e) of the Code and that the related asset contributions and debt exchanges qualify and at all times will continue to qualify as reorganizations eligible for tax-free treatment under Section 368 of the Code. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the completion of the merger will be obtained without any adverse effect on FIS or Metavante or on the expected benefits of the merger in any way meaningful to their analysis. FIS informed Goldman Sachs that the lenders under the Metavante loans have consented to the refinancing on the terms reflected in the management estimates and as FIS had previously indicated to Goldman Sachs. Goldman Sachs’ opinion does not address any legal, regulatory, tax or accounting matters nor does it address the underlying business decision of FIS to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may be available to FIS. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to FIS, as of the date of the written opinion and based upon and subject to the factors and assumptions set forth therein, of the exchange ratio of 1.350 shares of FIS common stock per share of Metavante common stock to be paid by FIS pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or merger, including, without limitation, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of FIS or Metavante; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of FIS or Metavante, or class of such persons in connection with the merger, whether relative to the exchange ratio of 1.350 shares of FIS common per share of Metavante common stock to be paid by FIS pursuant to the merger agreement or otherwise. Goldman Sachs noted that FIS has entered into the investment agreement, pursuant to which THL and FNF have agreed to purchase shares of FIS common stock in connection with, and contingent upon the completion of, the merger. Goldman Sachs did not express any view on, and its opinion did not address any term or aspect of the equity capital investment pursuant to the investment agreement or the refinancing.

Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of FIS common stock will trade at any time. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the FIS board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 31, 2009, and is not necessarily indicative of current market conditions.

Transaction Premium Analysis.  Based on the closing price of FIS common stock on March 31, 2009, the last trading day prior to announcement of the merger, and the exchange ratio of 1.350 shares of FIS common stock to be issued in exchange for each share of Metavante common stock pursuant to the merger agreement, Goldman Sachs calculated the implied transaction price to be received for each share of Metavante common stock in the merger. Goldman Sachs then calculated the premium of this implied transaction price relative to the following historical trading prices for the Metavante common stock: (i) the closing price on March 31, 2009; (ii) the average closing prices for the prior 30-day, prior 90-day and prior 180-day periods ended March 31, 2009; (iii) the average closing price from October 29, 2007, the first date that Metavante traded as a separate company, to March 31, 2009; and (iv) the high closing price for the 52-week period ended March 31, 2009. Goldman Sachs also calculated the premium of the closing price of Metavante common stock on March 31, 2009, relative to such prices and also compared the premium for each period to the median premium for such periods of selected all-stock transactions over the last 5 years with enterprise values between $1 billion and $5 billion.

The following table presents the results of this analysis:

		Premium/(Discount) of
	Metavante	Closing Price of	Premium/(Discount) of	100% Stock
	Price Per	Metavante on March 31,	Implied Transaction	Transactions, Last 5
Time Period	Share	2009	Price of $24.57	Years*

March 31, 2009	$19.96	0.0%	23.1%	18.3%
Prior 30 day period	$17.75	12.5%	38.4%	19.4%
Prior 90 day period	$16.52	20.8%	48.7%	23.0%
Prior 180 day period	$18.11	10.2%	35.6%	26.7%
Since October 29, 2007	$20.34	(1.9)%	20.8%	NM
52 week high	$26.23	(23.9)%	(6.3)%	36.0%

*	Source: Thomson Financial, excluding selected distressed or buy-in- transactions. US public company targets only.

Implied Transaction Multiples.  Goldman Sachs calculated an implied equity value for Metavante by multiplying the closing price of Metavante common stock on March 31, 2009 by the number of outstanding shares of Metavante common stock on a fully diluted basis. Goldman Sachs then calculated an enterprise value of Metavante (the “EV”) by adding to the equity value total indebtedness and minority interests and subtracting cash and cash equivalents, each as provided by FIS management. Goldman Sachs calculated EV as a multiple of earnings before interest, taxes and depreciation and amortization, or EBITDA, and the price per share of Metavante common stock on March 31, 2009 as a multiple of cash net income (net income excluding the impact of amortization of transaction intangibles) per share of Metavante based on the management estimates for each of the years ending December 31, 2009 and 2010 and estimates from the Institutional

Brokers Estimate System, or IBES, for each of the years ending December 31, 2009 and 2010. For the year ending December 31, 2010, Goldman Sachs also calculated these multiples assuming 100% of the transaction synergies were realized that year. Goldman Sachs then calculated an implied enterprise value (the “IEV”) by multiplying the implied transaction price of $24.57 by the total number of outstanding shares of Metavante common stock on a fully diluted basis and adding the amount of Metavante total indebtedness and minority interest and subtracting cash and cash equivalents. Goldman Sachs calculated IEV as a multiple of EBITDA and calculated the implied transaction price of $24.57 as a multiple of cash net income, in each case on the same basis as the previous multiple calculations. The results of the analyses are summarized in the tables below:

Enterprise Value as a Multiple of EBITDA
Based on Closing Price
	of Metavante on	Based on Implied
Time Period	March 31, 2009	Transaction Price

Year ending December 31, 2009	7.5x (Mgmt) 7.6x (IBES)	8.6x (Mgmt) 8.7x (IBES)
Year ending December 31, 2010	6.8x (Mgmt) 7.1x (IBES)	7.8x (Mgmt) 8.1x (IBES)
Year ending December 31, 2010 (with transaction synergies)	4.5x (Mgmt) 4.6x (IBES)	5.2x (Mgmt) 5.3x (IBES)

Price per Share as a Multiple of Cash Net Income Per Share
Based on Closing Price
of Metavante on
	March 31,	Based on Implied
Time Period	2009	Transaction Price

Year ending December 31, 2009	12.9x (Mgmt) 12.9x (IBES)	16.0x (Mgmt) 16.0x (IBES)
Year ending December 31, 2010	10.5x (Mgmt) 11.7x (IBES)	13.0x (Mgmt) 14.5x (IBES)
Year ending December 31, 2010 (with transaction synergies)	5.8x (Mgmt) 6.2x (IBES)	7.2x (Mgmt) 7.6x (IBES)

Exchange Ratio Analysis.  Goldman Sachs calculated the historical implied exchange ratios of Metavante common stock to FIS common stock based on: (i) the closing prices of Metavante common stock and FIS common stock on March 31, 2009; (ii) the average closing prices of Metavante common stock and FIS common stock for the 30-day, 90-day and 180-day periods ended March 31, 2009; (iii) the average closing prices of Metavante common stock and FIS common stock from October 29, 2007, the first date that Metavante traded as a separate company, to March 31, 2009; and (iv) the average closing prices of Metavante common stock and FIS common stock from February 10, 2009, the date of the issuance by FIS of an earnings release announcing financial results for the fourth quarter of 2008, to March 31, 2009.

Goldman Sachs then calculated the premium of the exchange ratio of 1.350 shares of FIS common stock to be issued in exchange for each share of Metavante common stock pursuant to the merger agreement relative to the implied exchange ratios. The results of this analysis are presented in the table below:

			Premium to Implied
Time Period	Implied Exchange Ratio		Exchange Ratio

March 31, 2009	1.097	x	23.1%
Since February 10, 2009	1.016	x	32.9%
Prior 30 day period	1.023	x	32.0%
Prior 90 day period	0.986	x	36.9%
Prior 180 day period	1.014	x	33.2%
Since October 29, 2007	1.014	x	33.1%

Selected Companies Analysis.  Goldman Sachs reviewed and compared certain financial information for FIS and Metavante to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the transaction processing industry:

•	Fiserv, Inc.;

•	Lender Processing Services, Inc.;

•	Total System Services, Inc.;

•	Global Payments Inc.; and

•	Jack Henry & Associates, Inc.

Although none of the selected companies is directly comparable to FIS or Metavante, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of FIS and Metavante.

The multiples and ratios for FIS and Metavante were calculated using the respective FIS and Metavante closing prices on March 31, 2009. The multiples and ratios for FIS and Metavante were based on the management estimates and IBES estimates. The multiples and ratios for each of the selected companies were calculated using the closing price of the selected companies’ common stock on March 31, 2009 and were based on the most recent publicly available information and IBES, Capital IQ and analyst estimates for 2009 and 2010. With respect to the selected companies, Goldman Sachs calculated the enterprise value, which is the market value of common equity, on a fully diluted basis, plus the value of debt less cash and cash equivalents, (i) as a multiple of EBITDA for the year ended December 31, 2008 and (ii) as a multiple of projected EBITDA for the years ending December 31, 2009 and 2010, and compared these ratios to the results for FIS and Metavante.

The results of this analysis are summarized in the following table:

Enterprise Value as a Multiple of EBITDA
	Selected Companies
Time Period	Range		Median		FIS	Metavante

Year ended December 31, 2008	5.6x - 8.3	x	7.3	x	7.2x	8.1x
Year ending December 31, 2009	5.2x - 7.6x		6.7	x	6.9x (Mgmt) 6.9x (IBES)	7.5x (Mgmt) 7.6x (IBES)
Year ending December 31, 2010	4.9x - 7.0x		6.4	x	6.1x (Mgmt) 6.5x (IBES)	6.8x (Mgmt) 7.1x (IBES)

Goldman Sachs also calculated the ratios of the closing price of the selected companies common stock on March 31, 2009 to earnings per share and estimated cash earnings per share for the each of the years ending December 31, 2009 and 2010, and compared these ratios to the results for FIS and Metavante.

The results of this analysis are summarized in the following table:

Price to Estimated GAAP Earnings Per Share Ratio
	Selected Companies
Time Period	Range		Median		FIS	Metavante

Year ending December 31, 2009	10.9x - 14.5	x	12.1	x	14.7x (Mgmt) 17.7x (IBES)	14.3x (Mgmt) 14.0x (IBES)
Year ending December 31, 2010	10.2x - 12.5	x	10.5	x	9.8x (Mgmt) 13.7x (IBES)	11.5x (Mgmt) 12.8x (IBES)

Price to Estimated Cash Earnings Per Share Ratio
Selected Companies
Time Period	Range	Median	FIS	Metavante

Year ending December 31, 2009	10.0x - 13.8x	11.3x	11.0x (Mgmt) 11.2x (IBES)	12.9x (Mgmt) 12.9x (IBES)
Year ending December 31, 2010	8.9x - 12.0x	10.1x	8.3x (Mgmt) 10.0x (IBES)	10.5x (Mgmt) 11.7x (IBES)

Goldman Sachs also considered the IBES median projected 5-year compound annual growth rate of earnings per share and projected price to earnings growth ratio, or PEG ratio, for the years ending December 31, 2009 and 2010, in each case based on IBES median or other analyst estimates. Goldman Sachs calculated the PEG ratio for FIS, Metavante and the selected companies based on their respective closing stock prices on March 31, 2009, estimated earnings per share for calendar year 2009 and 2010 based on IBES median or other analysts estimates, and IBES median projected 5-year compound annual growth rate of earnings per share.

The results of this analysis are summarized in the following table:

	Selected Companies
	Range	Median		FIS		Metavante

5 year compound annual growth rate of earnings per share	10.0% - 15.0%	15.0%		13.0%		11.0%
Projected 2009 PEG Ratio	0.8x - 1.1x	1	.0x	1	.4x	1	.3x
Projected 2010 PEG Ratio	0.7x - 1.0x	0	.8x	1	.1x	1	.2x

Illustrative Discounted Cash Flow Analysis.  Goldman Sachs performed an illustrative discounted cash flow analysis to determine a range of illustrative implied present values per share of Metavante common stock based on projected unlevered free cash flows for Metavante for the years ending December 31, 2009 through 2012, using the management estimates. The analysis was based on a range of discount rates from 7.0% to 10.0% and a terminal value of Metavante’s common stock based on multiples of last twelve month (“LTM”) EBITDA ranging from 6.0x to 9.0x applied to Metavante’s estimated 2012 EBITDA. This analysis resulted in a range of implied present values of $17.46 to $33.00 per share of Metavante common stock.

Goldman Sachs performed a sensitivity analysis to illustrate the effect of different assumptions for changes in projected annual revenue growth from the management estimates and different EBITDA terminal multiples. The projected annual growth rates for calendar years ending December 31, 2009 through 2012 used in the sensitivity analysis ranged from 3.5% to 6.5% and the EBITDA terminal multiple ranged from 6.0x to 9.0x. This sensitivity analysis, assuming a 8.0% discount rate and a 29.0% EBITDA margin, resulted in a range of implied present values of $15.23 to $28.12 per share of Metavante common stock.

Selected Transactions Analysis.  Goldman Sachs analyzed certain information relating to the following selected transactions involving companies in the transaction processing industry since 2003:

•	Fiserv Inc.’s acquisition of CheckFree Corp.;

•	FIS’ acquisition of eFunds Corporation;

•	Kohlberg Kravis Roberts & Co. L.P.’s acquisition of First Data Corp.;

•	The Carlyle Group and Providence Equity Partners’ acquisition of Open Solutions, Inc.;

•	FIS’ acquisition of Certegy, Inc.;

•	Bank of America Corporation’s acquisition of National Processing, Inc.;

•	Metavante’s acquisition of NYCE Corporation; and

•	First Data Corp.’s acquisition of Concord EFS Inc.

While none of the companies (other than FIS and Metavante) that participated in the selected transactions is directly comparable to FIS and Metavante and none of the transactions in the selected transactions analysis is directly comparable to the merger, Goldman Sachs selected these transactions because each of the target companies in the selected transactions was involved in the transaction processing industry. For each of the selected transactions, Goldman Sachs calculated and compared equity value as a multiple of last twelve months net income and of forward twelve months projected net income, and enterprise value as a multiple of last twelve months EBITDA and of forward twelve months projected EBITDA.

The results of this analysis are summarized in the following table:

Selected Transactions
Equity Value as a Multiple of:	Range	Median

Last twelve months net income	18.5x - 41.3x	26.3x
Forward twelve months estimated net income	18.2x - 28.0x	24.1x

Selected Transactions
Enterprise Value as a Multiple of:	Range	Median

Last twelve months EBITDA	9.7x - 15.3x	11.2x
Forward twelve months estimated EBITDA	9.5x - 14.8x	10.2x

Pro Forma Analysis.  Goldman Sachs prepared illustrative pro forma analyses of the potential financial impact of the merger assuming a closing date of June 30, 2009, and using earnings estimates contained in the management estimates and IBES estimates. This pro forma analysis was based on FIS management estimates of the future performance of the combined company. Goldman Sachs compared the forecasted cash net income per share of FIS common stock, on a standalone basis, to the forecasted cash net income per share of the common stock of the combined company. Using both management estimates and IBES estimates, the pro forma analyses showed that the proposed merger would be dilutive to FIS’ shareholders on a cash net income per share basis in the year ending December 31, 2009, and accretive to FIS’ shareholders on a cash net income per share basis in the year ending December 31, 2010.

Illustrative Synergy Analysis.  Goldman Sachs also reviewed the transaction synergies estimates that were presented to Goldman Sachs by the managements of FIS and Metavante. The transaction synergies reflect the incremental benefits that the managements of FIS and Metavante then expected to achieve as a result of the merger, including cost saving and revenue synergies. The transaction synergies are based upon the assumption of FIS management and Metavante management that the combined company will begin to realize these transaction synergies in the second half of 2009, but the combined company will not fully realize the cost saving synergies until the second half of 2011 and will not fully realize the revenue synergies until 2012. The analysis is based on the assumption that the transaction synergies would be recognized in various business areas, including payment processing, core processing, sales & marketing, corporate and IT & operations.

Goldman Sachs analyzed the transaction synergies by calculating the present value of the net synergies applying discount rates ranging from 7.0% to 10.0%. The analysis assumes 0% perpetual growth rate and discounts the implied synergy value back to March 31, 2009. This analysis resulted in (i) an implied value for the transaction synergies of approximately $1.7 billion to $2.5 billion, assuming that 100% of the transaction synergies are actually realized, (ii) an implied value per share of the transaction synergies between $4.59 and $6.71, based on the pro forma outstanding shares of common stock of the combined company, and (iii) an implied value per share of Metavante common stock between $14.20 and $20.79 per share on a fully diluted basis. Goldman Sachs performed a sensitivity analysis to illustrate the effect of different amounts of realized net synergies ranging from $270 million to $345 million, applying discount rates ranging from 7.0% to 10.0%. The sensitivity analysis resulted in an implied value for the transaction synergies of approximately $1.6 billion to $2.9 billion, of $4.29 to $7.66 per share on a pro forma basis and of $13.27 to $23.73 per share of Metavante common stock.

Contribution Analysis.  Goldman Sachs analyzed and compared FIS and Metavante shareholders’ respective expected percentage ownership of the combined company to FIS’ and Metavante’s respective contributions (and the implied equity value percentage contributions) to the combined company based upon the revenues, EBITDA and cash net income for calendar year 2008 and based upon estimated revenues, EBITDA and cash net income for calendar years 2009 and 2010, based on management estimates. For purposes of this analysis, Goldman Sachs assumed that 50% of the transaction synergies were attributable to each of FIS and Metavante. Goldman Sachs noted that the implied equity ownership of Metavante shareholders in the combined company based on the exchange ratio of 1.350 shares of FIS common stock to be issued in exchange for each share of Metavante common stock represented 45.8% without the impact of the equity capital investment, and 44.1% with the impact of the equity capital investment. This analysis indicated that the implied equity value percentage contribution of Metavante to the combined company based on the contribution analyses described above ranged from 30.3% to 40.5%.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company (other than FIS or Metavante) or transaction used in the above analyses as a comparison is directly comparable to FIS or Metavante or the merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the FIS board of directors as to the fairness to FIS from a financial point of view of the exchange ratio of 1.350 shares of FIS common stock per share of Metavante common stock to be paid by FIS pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results, including estimates of achievable synergies, are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of FIS, Metavante, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The exchange ratio of 1.350 shares of FIS common stock to be issued in exchange for each share of Metavante common stock pursuant to the merger agreement was determined through arm’s-length negotiations between FIS and Metavante and was approved by the FIS board of directors. Goldman Sachs provided advice to FIS during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to FIS or its board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.

As described above, Goldman Sachs’ opinion to the FIS board of directors was one of a number of factors taken into consideration by the FIS board of directors in making its determination to approve the merger agreement and the merger. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Appendix C.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of FIS, Metavante, the equity capital investors, Warburg Pincus LLC, and any of their respective affiliates or any currency or commodity that may be involved in the merger for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to FIS in connection with, and participated in certain of the negotiations leading to, the merger. In addition, Goldman Sachs has provided certain investment banking and other financial services to FIS and its affiliates from time to time, including having provided $25 million of FIS’ credit facility and term loan in August 2007. Goldman Sachs also has provided certain investment banking and other financial services to Thomas H. Lee Partners, L.P. and its affiliates and portfolio companies from time to time, including having acted as financial advisor to Houghton Mifflin Holding Company, Inc., a former portfolio company of Thomas H. Lee Partners, L.P., in connection with its sale in December 2006; and as joint lead arranger and joint bookrunner in connection with senior secured credit facilities (aggregate principal amount of $5 billion) provided to a consortium that included Thomas H. Lee Partners, L.P. in connection with the acquisition of Aramark Corporation in January 2007. Goldman Sachs also has provided certain investment banking and other financial services to Warburg Pincus LLC and its affiliates and portfolio companies from time to time, including having acted as joint bookrunner for Nuance Communications Inc., a company in which Warburg Pincus LLC has an ownership stake, for its $250 million convertible debt offering in August 2007; and as joint bookrunner for Targa Resources Partners LP, a former Warburg Pincus LLC portfolio company, with respect to its common stock offering in October 2007. Goldman Sachs also may provide investment banking and other financial services to FIS, Metavante, Thomas H. Lee Partners, L.P., FNF, Warburg Pincus LLC, and any of their respective affiliates and portfolio companies in the future. In connection with the above-described services Goldman Sachs has received, and may receive in the future, compensation. In addition, affiliates of Goldman Sachs (i) have co-invested with Thomas H. Lee Partners, L.P., Warburg Pincus LLC and their respective affiliates from time to time and may do so in the future and (ii) have invested and may invest in the future in limited partnership interests of affiliates of Thomas H. Lee Partners, L.P. and Warburg Pincus LLC.

The board of directors of FIS selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated March 20, 2009, FIS engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, FIS has agreed to pay Goldman Sachs a transaction fee of approximately $10.0 million, a principal portion of which is payable upon consummation of the merger. In addition, FIS has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of Banc of America Securities

FIS retained Banc of America Securities to act as FIS’ financial advisor in connection with the merger. Banc of America Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. FIS selected Banc of America Securities to act as FIS’ financial advisor in connection with the merger on the basis of Banc of America Securities’ experience in transactions similar to the merger, its reputation in the investment community and its familiarity with FIS and its business.

On March 30, 2009, at a meeting of the FIS board of directors held to evaluate the merger, Banc of America Securities delivered to the FIS board of directors an oral opinion, which was confirmed by delivery of a written opinion dated March 31, 2009, to the effect that, as of the date of the written opinion and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio of 1.350 shares of FIS common stock to be issued in exchange for each share of Metavante common stock as provided for in the merger was fair, from a financial point of view, to FIS.

The full text of Banc of America Securities’ written opinion to the FIS board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Appendix D to this document and is incorporated by reference herein in its entirety. The following summary of Banc of America Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. Banc of America Securities delivered its opinion to the FIS board of directors for the benefit and use of the FIS board of directors in connection with, and for purposes of, its evaluation of the merger. Banc of America Securities’ opinion addresses only the fairness to FIS of the exchange ratio of 1.350 shares of FIS common stock to be issued in exchange for each share of Metavante common stock pursuant to the merger agreement from a financial point of view and does not constitute a recommendation to any shareholder of FIS as to how to vote or act in connection with such merger.

In connection with rendering its opinion, Banc of America Securities:

•	reviewed certain publicly available business and financial information relating to FIS and Metavante;

•	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Metavante and FIS furnished to or discussed with Banc of America Securities by the management of Metavante or FIS, including certain financial forecasts relating to Metavante and FIS prepared by the management of Metavante or FIS (the “management estimates”);

•	reviewed certain estimates as to the amount and timing of cost savings (collectively, the “cost savings”) anticipated by the management of FIS to result from the merger;

•	discussed the past and current business, operations, financial condition and prospects of Metavante with members of senior management of Metavante and FIS, and discussed the past and current business, operations, financial condition and prospects of FIS with members of senior management of FIS;

•	reviewed the potential pro forma financial impact of the merger on the future financial performance of FIS, including the potential effect on FIS’ estimated earnings per share;

•	reviewed the trading histories for shares of Metavante common stock and shares of FIS common stock and a comparison of such trading histories with each other and with the trading histories of other companies Banc of America Securities deemed relevant;

•	compared certain financial and stock market information of Metavante and FIS with similar information of other companies Banc of America Securities deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions Banc of America Securities deemed relevant;

•	reviewed the relative financial contributions of Metavante and FIS to the future financial performance of the combined company on a pro forma basis;

•	reviewed the merger agreement; and

•	performed such other analyses and studies and considered such other information and factors as Banc of America Securities deemed appropriate.

In arriving at its opinion, Banc of America Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of FIS and Metavante that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Metavante management estimates, Banc of America Securities was advised by Metavante, and assumed with FIS’ consent, that such estimates have been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of Metavante as to the future financial performance of Metavante. With respect to the FIS management estimates and the cost savings, Banc of America Securities assumed, at the direction of FIS, that such estimates have been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of FIS as to the future financial performance of FIS and the other matters covered thereby. Banc of America Securities relied, at the direction of FIS, on the assessments of the management of FIS as to FIS’ ability to achieve the cost savings and was advised by FIS, and assumed, that the cost savings would be realized in the amounts and at the times projected. Banc of America Securities did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Metavante or FIS, nor did it make any physical inspection of the properties or assets of Metavante or FIS. Banc of America Securities did not evaluate the solvency of Metavante or FIS under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.

Banc of America Securities assumed, at FIS’ direction, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Metavante, FIS or the contemplated benefits of the merger in a way meaningful to their analysis. Banc of America Securities also assumed, at FIS’ direction, that the spin-off of each of (x) M&I from Metavante on November 1, 2007 and (y) LPS from FIS on July 2, 2008 qualify and at all times will continue to qualify as a distribution eligible for tax-free treatment under Sections 355 and 361(c) of the Code, after application of Sections 355(d) and 355(e) of the Code and that the related asset contributions and debt exchanges qualify and at all times will continue to qualify as reorganizations eligible for tax-free treatment under Section 368 of the Code. In addition, Banc of America Securities was informed by representatives of FIS that the lenders under Metavante’s current credit facility and term loan dated November 1, 2007 had consented on the terms such representatives had previously indicated to Banc of America Securities to refinancing the indebtedness outstanding thereunder, and Banc of America Securities assumed, at FIS’ direction, that such indebtedness would be refinanced in accordance with those terms.

Banc of America Securities expressed no view or opinion as to any terms or other aspects of the merger (other than the exchange ratio of 1.350 shares of FIS common stock to be issued in exchange for each share of Metavante common stock pursuant to the merger to the extent expressly specified in its opinion) or any related transaction, including, without limitation, the form or structure of the merger. Banc of America Securities’ opinion was limited to the fairness, from a financial point of view, to FIS of the exchange ratio of 1.350 shares of FIS common stock to be issued in exchange for each share of Metavante common stock provided for in the merger and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any class of securities, creditors or other constituencies of any party to the merger. Banc of America Securities expressed no opinion or view with respect to any investment in FIS concurrent or in connection with the merger, including the proposed investment in FIS by THL and FNF. In addition, no opinion or view was expressed with respect to the fairness of the amount, nature or any other aspect of the compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the exchange ratio of 1.350 shares of FIS common stock to be issued in exchange for each share of Metavante common stock pursuant to the merger agreement. Furthermore, no opinion or view was expressed as to the relative merits of the merger or any related transaction in comparison to other strategies or transactions that might be available to FIS or in which FIS might engage or as to the underlying business decision of FIS to proceed with or effect the merger or any related transaction. Banc of America Securities did not express any opinion as to what the value of FIS common stock actually would be when issued or the prices at which FIS common stock or Metavante common stock would trade at any time. In addition, Banc of America Securities expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the merger. Except as described above, FIS imposed no other limitations on the investigations made or procedures followed by Banc of America Securities in rendering its opinion.

Banc of America Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to Banc of America Securities as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and Banc of America Securities does not have any obligation to update, revise or reaffirm its opinion. The issuance of Banc of America Securities’ opinion was approved by Banc of America Securities’ Fairness Opinion Review Committee.

The following represents a brief summary of the material financial analyses presented by Banc of America Securities to the FIS board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Banc of America Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Banc of America Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by

Banc of America Securities.

Financial Analyses

Selected Publicly Traded Companies Analysis.  Banc of America Securities performed separate selected publicly traded companies analyses of FIS and Metavante in which Banc of America Securities reviewed publicly available financial and stock market information for FIS, Metavante and the following three publicly traded companies in the transaction processing industry:

•	Jack Henry & Associates, Inc.;

•	LPS; and

•	Fiserv, Inc.

Metavante.  In performing a selected publicly traded companies analysis of Metavante, Banc of America Securities reviewed financial and stock market information of the selected publicly traded companies referred to above and FIS, referred to herein as the Metavante selected companies. Banc of America Securities reviewed, among other things, enterprise values of the Metavante selected companies, calculated as equity values based on closing stock prices on March 30, 2009, plus net debt (including minority interest) as a multiple of estimated EBITDA, for each of the years ending December 31, 2009 and 2010. Banc of America Securities then applied a range of selected EBITDA multiples of calendar year 2009 and 2010 derived from the Metavante selected companies to the corresponding data of Metavante, both with and without giving effect to the cost savings anticipated by the management of FIS to result from the merger.

Banc of America Securities also reviewed per share equity values, based on closing stock prices on March 30, 2009, of the Metavante selected companies as a multiple of estimated cash earnings per share on a fully diluted basis, commonly referred to as cash EPS, for each of the years ending December 31, 2009 and 2010. Banc of America Securities then applied a range of selected cash EPS multiples of calendar years 2009 and 2010 derived from the Metavante selected companies to the corresponding data of Metavante, both with and without giving effect to the cost savings anticipated by the management of FIS to result from the merger. Estimated financial data of the Metavante selected companies were based on publicly available filings, publicly available research analysts’ estimates and First Call consensus estimates. Estimated financial data of Metavante were based on management estimates. This analysis indicated the following implied per share equity value reference ranges for Metavante:

Implied per Share Equity Value Reference Ranges for Metavante
Metavante Mgmt	2009E EBITDA	2010E EBITDA	2009E Cash EPS	2010E Cash EPS

Excluding Cost Savings	$15.75 - $20.00	$16.00 - $20.75	$14.75 - $19.50	$16.00 - $22.50
Including Cost Savings	$30.25 - $34.50	$30.50 - $35.25	$29.25 - $34.00	$30.50 - $37.00

The implied per share equity value reference ranges, as adjusted to include the cost savings, reflect a net present value of after tax synergies (net of one time charges), using a discounted cash flow terminal multiple and discount rate of 7.0x and 8.0%, respectively, of $14.50 per Metavante share.

FIS.  In performing a selected publicly traded companies analysis of FIS, Banc of America Securities reviewed financial and stock market information of the selected publicly traded companies referred to above and Metavante, referred to herein as the FIS selected companies. Banc of America Securities reviewed, among other things, enterprise values of the FIS selected companies, calculated as equity values based on closing stock prices on March 30, 2009, plus net debt (including minority interest) as a multiple of EBITDA, for each of the years ending December 31, 2009 and 2010. Banc of America Securities then applied a range of selected EBITDA multiples of calendar year 2009 and 2010 derived from the FIS selected companies to the corresponding data of FIS.

Banc of America Securities also reviewed per share equity values, based on closing stock prices on March 30, 2009, of the FIS selected companies as a multiple of estimated cash earnings per share on a fully diluted basis, commonly referred to as cash EPS, for each of the years ending December 31, 2009 and 2010.

Banc of America Securities then applied a range of selected cash EPS multiples of calendar years 2009 and 2010 derived from the FIS selected companies to the corresponding data of FIS. Estimated financial data of the FIS selected companies were based on publicly available filings, publicly available research analysts’ estimates and First Call consensus estimates. Estimated financial data of FIS were based on management estimates. This analysis indicated the following implied per share equity value reference ranges for FIS:

Implied per Share Equity Value Reference Ranges for FIS
2009E EBITDA	2010E EBITDA	2009E Cash EPS	2010E Cash EPS

$16.50 - $21.00	$17.75 - $23.00	$15.75 - $20.75	$18.75 - $26.50

Based on the per share equity reference ranges implied for FIS and Metavante by the analysis described above, Banc of America Securities calculated the following implied exchange ratio reference ranges, as compared to the exchange ratio of 1.350 shares of FIS common stock to be issued in exchange for each share of Metavante common stock provided for in the merger:

Implied Exchange Ratio Reference Ranges Based on
Mgmt Estimates Excluding Cost Savings	Mgmt Estimates Including Cost Savings

0.60x - 1.24x	0.60x - 2.16x

No company used in these analyses is identical or directly comparable to FIS or Metavante. Accordingly, an evaluation of the results of these analyses is not entirely mathematical. Rather, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which FIS and Metavante were compared.

Selected Precedent Transactions Analysis.  Banc of America Securities reviewed, to the extent publicly available, financial information relating to the following 19 selected transactions involving companies in the transaction processing industry:

Announcement Date	Acquiror	Target

4/2/2003	First Data Corp.	Concord EFS Inc.
5/17/2004	Metavante	NYCE Corporation
7/13/2004	Bank of America Corporation	National Processing, Inc.
12/23/2004	Thomas H. Lee Partners, L.P. and Texas Pacific Group	FIS
2/28/2005	Apax Partners	Travelex Plc
3/28/2005	Silver Lake Partners, Bain Capital, The Blackstone Group, Goldman Sachs Capital Partners, Kohlberg Kravis Roberts & Co., L.P., Providence Equity Partners and Texas Pacific Group	SunGard Data Systems, Inc.
9/15/2005	FIS	Certegy, Inc.
9/22/2005	Investcorp	CCC Information Services Group, Inc.
12/27/2005	Fidelity National Financial, Inc.	Sedgwick Claims
12/27/2005	Management	iPayment, Inc.
2/8/2006	Solera, Inc.	Automatic Data Processing, Inc.’s Claims Services Group
10/14/2006	The Carlyle Group and Providence Equity Partners, Inc.	Open Solutions, Inc.
12/20/2006	M & F Worldwide Corp.	John H. Harland Co.
4/2/2007	Kohlberg Kravis Roberts & Co. L.P.	First Data Corp.
4/3/2007	Warburg Pincus LLC	Metavante Technologies, Inc.
5/30/2007	Fidelity National Financial, Inc./ Thomas H. Lee Partners, L.P.	Ceridian Corporation
6/27/2007	FIS	EFD/eFunds Corporation
8/2/2007	Fiserv, Inc.	CheckFree Corp.
3/30/2009	Advent International Corporation	Fifth Third Bancorp’s Processing Business

Banc of America Securities reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transactions as a multiple of the target company’s last twelve months EBITDA. Banc of America Securities then applied a range of selected multiples derived from the selected transactions to Metavante’s last twelve months EBITDA. Estimated financial data of the selected transactions were based on publicly available information. Financial data of Metavante was based on publicly available information. This analysis indicated the following implied per share equity reference range for Metavante, as compared to the closing stock price of Metavante on March 30, 2009 and the implied per share purchase price:

Implied per Share Equity Value Reference Range for Metavante

$23.50 - $31.50

Based on the implied precedent transaction valuation ranges for Metavante calculated above and the implied per share reference ranges derived for FIS in the selected publicly traded companies analysis described above, Banc of America Securities calculated the following implied exchange ratio reference ranges, as compared to the exchange ratio of 1.350 shares of FIS common stock to be issued in exchange for each share of Metavante common stock provided for in the merger:

Implied Exchange Ratio Reference Range

1.12x - 1.91x

No company (other than Metavante), business or transaction used in this analysis is identical or directly comparable to Metavante or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Metavante and the merger were compared.

Discounted Cash Flow Analysis.  Banc of America Securities performed a discounted cash flow analysis of each of FIS and Metavante by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that FIS and Metavante could generate during fiscal years ending December 31, 2009 through 2012 based on management estimates.

Metavante.  In its discounted cash flow analysis of Metavante, Banc of America Securities calculated terminal values for Metavante by applying terminal multiples ranging from 6.5x to 7.5x to Metavante’s estimated EBITDA for the fiscal year ending December 31, 2012, both including and excluding the cost savings. The cash flows and terminal values were then discounted to present value as of June 30, 2009 using discount rates ranging from 7.0% to 9.0%. This analysis indicated the following implied per share equity value reference ranges for Metavante:

Implied per Share Equity Value
Metavante Mgmt	Reference Range for Metavante

Excluding Cost Savings	$23.00 - $29.50
Including Cost Savings	$37.50 - $44.00

The implied per share equity value reference ranges, as adjusted to include the cost savings, reflect a net present value of after tax synergies (net of one time charges), using a discounted cash flow terminal multiple and discount rate of 7.0x and 8.0%, respectively, of $14.50 per Metavante share.

FIS.  In its discounted cash flow analysis of FIS, Banc of America Securities calculated terminal values for FIS by applying terminal forward multiples ranging from 6.5x to 7.5x to FIS’ estimated EBITDA for the fiscal year ending December 31, 2012. The cash flows and terminal values were then discounted to present value as of June 30, 2009 using discount rates ranging from 7.0% to 9.0%. This analysis indicated the following implied per share equity value reference range for FIS:

Implied per Share Equity Value
Reference Range for FIS

$27.00 - $34.25

Based on the implied per share equity value reference ranges for FIS and Metavante calculated in the discounted cash flow analysis described above, Banc of America Securities calculated the following implied exchange ratio reference ranges, as compared to the exchange ratio of 1.350 shares of FIS common stock to be issued in exchange for each share of Metavante common stock provided for in the merger:

Implied Exchange Ratio Reference Ranges Based on
Mgmt Estimates Excluding Cost Savings	Mgmt Estimates Including Cost Savings

0.67x - 1.09x	0.67x - 1.63x

Contribution Analysis.  Banc of America Securities reviewed the relative financial contributions of FIS and Metavante to the future financial performance of the combined company on a pro forma basis with and without giving effect to the potential cost savings. Banc of America Securities reviewed the calendar years 2009 through 2012 estimated EBITDA, EBITA and cash net income based on management estimates. Based on these relative contributions, Banc of America Securities calculated the implied exchange reference ratio, as compared to the exchange ratio of 1.350 shares of FIS common stock to be issued in exchange for each share of Metavante common stock provided for in the merger:

Implied Exchange Ratio
Reference Ranges

Excluding Cost Savings	0.77x - 1.10x
Including Cost Savings (Applied to Metavante)	1.22x - 1.89x

Combined Discounted Cash Flow Analysis.  In addition, Banc of America Securities performed a discounted cash flow analysis on the combined company using management estimates. In its combined discounted cash flow analysis, Banc of America Securities calculated terminal values for the combined business by applying terminal multiples ranging from 6.5x to 7.5x to the combined estimated EBITDA for the fiscal year ending December 31, 2012, both including and excluding the cost savings and assuming $0 to $250 million of equity issuance. In addition, Banc of America Securities calculated terminal values for the combined business by applying perpetual free cash flow growth rates ranging from 1.0% to 2.0% to the combined unlevered free cash flow for the fiscal year ending December 31, 2012, both including and excluding the cost savings. The cash flows and terminal values were then discounted to present value as of June 30, 2009 using discount rates ranging from 7.0% to 9.0%. This analysis indicated the following implied per share equity value reference ranges as compared to the discounted cash flow analysis for FIS described above.

FIS Standalone		Combined
Assuming 7x EBITDA	Assuming 1.5% Free	Assuming 7x EBITDA	Assuming 1.5% Free
Multiple and 8.0%	Cash Flow Growth and	Multiple and 8.0%	Cash Flow Growth and
Discount Rate	8.0% Discount Rate	Discount Rate	8.0% Discount Rate

$30.50	$35.25	$29.25	$35.75

Historical Exchange Ratio Analysis.  Banc of America Securities calculated the historical implied exchange ratios of Metavante common stock to FIS common stock based on: (i) the closing prices of Metavante common stock and FIS common stock on March 30, 2009; (ii) the closing prices of Metavante common stock and FIS common stock for the 30-trading day, 90-trading day and 180-trading day periods ended March 30, 2009; and (iii) the closing prices of Metavante common stock and FIS common stock from July 2, 2008, the date of the first trading day after FIS’ spin-off of Lending Processing Services, to March 30, 2009.

Banc of America Securities then calculated the premium of the exchange ratio of 1.350 shares of FIS common stock to be issued in exchange for each share of Metavante common stock pursuant to the merger agreement relative to the implied exchange ratios. This analysis implied the following exchange ratios and premiums:

	Implied Exchange	Premium to Implied
Time Period	Ratio	Exchange Ratio

30-Trading Day Average Exchange Ratio	1.02x	32.6%
60-Trading Day Average Exchange Ratio	0.98x	37.5%
90-Trading Day Average Exchange Ratio	0.98x	37.1%
Average Exchange Ratio Since July 2, 2008	1.02x	32.3%
March 30, 2009	1.09x	23.9%

Pro Forma Accretion/Dilution Analysis.  Banc of America Securities reviewed the potential pro forma financial effect of the merger on FIS’ calendar years ending December 31, 2010 through 2012 estimated EPS on a pro forma basis (i) without giving effect to the potential cost savings and (ii) giving effect to the potential cost savings. Estimated financial data of FIS and Metavante were based on management estimates. The actual results achieved by the combined company may vary from projected results and the variations may be material. Excluding cost savings, these pro forma analyses indicated that the merger could be dilutive to FIS’ estimated EPS for each of the years ending December 31, 2010 through 2012. Including the cost savings estimated by FIS management (but excluding revenue synergies), these pro forma analyses indicated that the merger would be dilutive to FIS’ estimated EPS for the year ending December 31, 2010, and would be accretive to FIS’ estimated EPS for each of the years ending December 31, 2011 and 2012.

Other Factors

In rendering its opinion, Banc of America Securities also reviewed and considered other factors, including historical trading prices of FIS and Metavante during various time periods prior to March 31, 2009, the premium implied by the exchange ratio of 1.350 shares of FIS common stock to be issued in exchange for each share of Metavante common stock pursuant to the merger agreement to various historical share prices of Metavante and the transaction multiples (as a multiple of various metrics provided in the management estimates) implied by the exchange ratio of 1.350 shares of FIS common stock to be issued in exchange for each share of Metavante common stock pursuant to the merger agreement.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by Banc of America Securities to the FIS board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by Banc of America Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses summarized above must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Banc of America Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, Banc of America Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of FIS and Metavante. The estimates of the future performance of FIS and Metavante in or underlying Banc of America Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Banc of America Securities’ analyses. These analyses were prepared solely as part of Banc of America Securities’ analysis of the fairness, from a financial point of view, of the exchange ratio of 1.350 shares of FIS common stock to be issued in exchange for each share of Metavante common stock provided for in the merger, and were provided to the FIS board of directors in connection with the delivery of Banc of America Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the merger was determined through negotiations between FIS and Metavante, and was approved by the FIS board of directors. The decision to enter into the merger agreement was solely that of the FIS board of directors. As described above, Banc of America Securities’ opinion and analyses were only one of a number of factors considered by the FIS board of directors in its evaluation of the proposed merger.

FIS has agreed to pay Banc of America Securities for its services in connection with the merger an aggregate fee of $10.0 million, a portion of which was payable in connection with its opinion and a significant portion of which is contingent upon the closing of the merger. FIS also has agreed to reimburse Banc of America Securities for its expenses incurred in connection with Banc of America Securities’ engagement and to indemnify Banc of America Securities, any controlling person of Banc of America Securities and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

Banc of America Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities trading and brokerage activities and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of corporations and individuals. In the ordinary course of their businesses, Banc of America Securities and its affiliates may actively trade the debt, equity or other securities or financial instruments (including bank loans or other obligations) of FIS, Metavante, Warburg Pincus LLC, Thomas H. Lee Partners, L.P., FNF and certain of their respective affiliates for their own accounts or for the accounts of customers, and accordingly, Banc of America Securities or its affiliates may at any time hold long or short positions in such securities or financial instruments. In addition, certain of Banc of America Securities’ affiliates maintain commercial (including vendor and/or customer) relationships with FIS, Metavante, FNF and certain of their respective affiliates.

Banc of America Securities and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to FIS and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) acting as joint lead arranger, joint book running manager, syndication agent and lender under FIS’ current credit facility, (ii) having acted as financial advisor to FIS and certain of its affiliates in connection with certain merger and acquisition transactions, (iii) having acted as joint book runner for certain debt offerings and lender under certain credit and leasing facilities for FIS and certain of its affiliates, and (iv) having provided or providing certain cash management, treasury and trading services to FIS and certain of its affiliates. In addition, a member of Banc of America Securities’ deal team providing services to FIS in connection with the merger is a former member of the FIS board of directors and is a current member of the FNF board of directors.

In addition, Banc of America Securities and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Warburg Pincus LLC and Thomas H. Lee Partners, L.P. and certain of its portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as book runner, initial purchaser and/or manager for certain equity and debt offerings for certain of Warburg Pincus LLC’s or Thomas H. Lee Partners, L.P.’s portfolio companies, (ii) having acted or acting as arranger, manager, agent bank and/or lender for credit facilities for certain of Warburg Pincus LLC’s or Thomas H. Lee Partners, L.P.’s portfolio companies, and (iii) having acted as financial advisor to Warburg Pincus LLC or Thomas H. Lee Partners, L.P. and certain of its portfolio companies in connection with certain merger and acquisition transactions.

Furthermore, Banc of America Securities and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to FNF and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as book runner, initial purchaser and/or manager for certain equity and debt offerings for FNF and certain of its affiliates, (ii) having acted or acting as arranger, book running manager, agent bank and/or lender for certain credit or leasing facilities for FNF and certain of its affiliates, (iii) having acted as financial advisor to FNF and certain of its affiliates in connection with certain merger and acquisition transactions and (iv) having provided or providing certain cash management, treasury and trading services to FNF and certain of its affiliates.

Opinion of Metavante’s Financial Advisor

Metavante engaged Barclays Capital to act as its financial advisor in connection with the merger. In connection with that engagement, Metavante’s board of directors requested that Barclays Capital evaluate the fairness, from a financial point of view, of the exchange ratio in the merger. On March 31, 2009, Barclays Capital rendered its oral opinion (which was subsequently confirmed in writing on that date) to Metavante’s board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, from a financial point of view, the exchange ratio to be offered to the shareholders of Metavante in the merger was fair to such shareholders.

The full text of Barclays Capital’s written opinion, dated as of March 31, 2009, is attached to this document as Appendix E. Barclays Capital’s written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays Capital in rendering its opinion. Holders of shares of Metavante common stock are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays Capital’s opinion and the methodology that Barclays Capital used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays Capital’s opinion, the issuance of which was approved by Barclays Capital’s Fairness Opinion Committee, is addressed to the board of directors of Metavante, addresses only the fairness, from a financial point of view, of the exchange ratio to be offered to the shareholders of Metavante in the merger and does not constitute a recommendation to any shareholder of Metavante as to how such shareholder should vote with respect to the proposed transaction or any other matter. The terms of the proposed transaction were determined through arm’s-length negotiations between Metavante and FIS and were unanimously approved by Metavante’s board of directors. Barclays Capital did not recommend any specific form of consideration to Metavante or that any specific form of consideration constituted the only appropriate consideration for the proposed transaction. Barclays Capital was not requested to opine as to, and its opinion does not in any manner address, Metavante’s underlying business decision to proceed with or effect the proposed transaction. In addition, Barclays Capital expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the proposed transaction, or any class of such persons, relative to the consideration to be offered to the shareholders of Metavante in the proposed transaction. No limitations were imposed by Metavante’s board of directors upon Barclays Capital with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays Capital, among other things:

•	reviewed and analyzed a draft of the merger agreement, dated March 31, 2009, and the specific terms of the proposed transaction;

•	reviewed and analyzed publicly available information concerning Metavante and FIS that Barclays Capital believed to be relevant to its analysis, including Metavante’s and FIS’ Annual Reports on Form 10-K for the fiscal year ended December 31, 2008;

•	reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Metavante furnished to Barclays Capital by Metavante, including financial projections of Metavante prepared by management of Metavante for the calendar years 2009 and 2010;

•	reviewed and analyzed financial and operating information with respect to the business, operations and prospects of FIS furnished to Barclays Capital by Metavante and FIS, including financial projections of FIS prepared by management of FIS for the calendar years 2009 and 2010;

•	reviewed and analyzed a trading history of Metavante’s common stock from November 2, 2007 through March 30, 2009 and a comparison of such trading history with (a) that of FIS and (b) those of other companies that Barclays Capital deemed relevant;

•	reviewed and analyzed a comparison of the historical financial results and present financial condition and financial projections of Metavante and FIS with each other and with those of other companies that Barclays Capital deemed relevant;

•	reviewed and analyzed published estimates of independent research analysts with respect to the future financial performance of Metavante and FIS for the calendar years 2009 and 2010 and extrapolations of such estimates for calendar years 2011 through 2014 prepared by management of Metavante (the “street estimates”);

•	reviewed and analyzed a comparison of the exchange ratio premiums of the proposed transaction with the exchange ratio premiums of certain other recent transactions that Barclays Capital deemed relevant;

•	reviewed and analyzed the relative contributions of Metavante and FIS to the historical and future financial performance of the combined company on a pro forma basis;

•	reviewed and analyzed the pro forma impact of the proposed transaction on the future financial performance of the combined company, including the specific terms of the financing of the proposed transaction furnished to Barclays Capital by Metavante and the amount and timing of the cost savings, operating synergies and other strategic benefits expected by the managements of Metavante and FIS to result from the proposed transaction (the “expected synergies”);

•	had discussions with the respective managements of Metavante and FIS concerning their respective businesses, operations, assets, liabilities, financial conditions and prospects; and

•	undertook such other studies, analyses and investigations as Barclays Capital deemed appropriate.

In arriving at its opinion, Barclays Capital assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays Capital without any independent verification of such information and further relied upon the assurances of the respective managements of Metavante and FIS that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Metavante and of FIS, upon the advice of Metavante, Barclays Capital assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the applicable management of Metavante and FIS as to the future financial performance of Metavante and FIS. For purposes of its analysis, however, upon advice of Metavante, Barclays Capital assumed that the street estimates were a reasonable basis upon which to evaluate the future financial performance of Metavante and FIS and that each of Metavante and FIS would perform substantially in accordance with the street estimates. Furthermore, upon advice of Metavante, Barclays Capital assumed that the amounts and timing of the expected synergies were reasonable and that the expected synergies would be realized in accordance with such estimates. Barclays Capital assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays Capital did not conduct a physical inspection of the properties and facilities of Metavante or FIS and did not make or obtain any evaluations or appraisals of the assets or liabilities of Metavante or FIS. In addition, Barclays Capital was not authorized by Metavante to solicit, and did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of Metavante’s business. Barclays Capital’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, March 31, 2009. Barclays Capital assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after, March 31, 2009.

Barclays Capital expressed no opinion as to the prices at which shares of common stock of Metavante would trade following the announcement of the merger or shares of common stock of FIS would trade following the announcement or consummation of the merger. Barclays Capital’s opinion should not be viewed as providing any assurance that the market value of the shares of common stock of FIS to be held by the shareholders of Metavante after the consummation of the proposed transaction will be in excess of the market value of common stock of Metavante owned by such shareholders at any time prior to the announcement or consummation of the merger.

In rendering its opinion, Barclays Capital assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by it and that the proposed transaction would be consummated in accordance with the terms thereof, without any waiver or modification of any material terms or conditions of the merger agreement by Metavante. Barclays Capital understood that concurrent with the merger, the equity capital investment (or a comparable transaction) would occur. As a result, in rendering its opinion Barclays Capital also assumed that the equity capital investment would occur and be consummated in accordance with the terms (i) set forth in the draft investment agreement, dated as of March 31, 2009, by and between FIS and the investors named therein and (ii) previously described to Barclays Capital by Metavante management. In addition, Barclays Capital assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. Barclays Capital also assumed that in the course of obtaining the financing and the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the parties or the contemplated benefits of the merger. Barclays Capital did not express any opinion as to any tax or other consequences that might result from the merger, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which it understood that Metavante obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays Capital performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays Capital did not ascribe a specific range of values to the shares of Metavante common stock but rather made its determination as to fairness, from a financial point of view, to Metavante’s shareholders of the exchange ratio to be offered in the merger to such shareholders in the proposed transaction on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays Capital did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays Capital believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by Barclays Capital in preparing its opinion to Metavante’s board of directors and does not purport to be a complete description of the analysis undertaken by Barclays Capital. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Barclays Capital, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Metavante or any other parties to the proposed transaction. None of Metavante, FIS, Merger Sub, Barclays Capital or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Historical Share Price Analysis

Although Barclays Capital presented trading data to Metavante’s board of directors for the period from October 29, 2007 to November 1, 2007, during which time Metavante’s stock was trading on a “when issued” basis, to illustrate the trend in the historical trading prices of Metavante common stock, Barclays Capital considered historical data with regard to the trading prices of Metavante common stock for the period from November 2, 2007 to March 30, 2009 and compared such data with the relative stock price performances during the same periods of FIS (as adjusted prior to July 3, 2008 for a dividend of $16.50 paid in connection with the spin-off of its Lender Processing Services operating segment), the Nasdaq Global Market and a composite of the selected companies listed under the caption “Selected Comparable Company Analysis” below.

Barclays Capital noted that during the period from November 2, 2007 to March 30, 2009, the closing price (defined as the last price at which a stock trades during a regular trading session) of Metavante common stock decreased 31.9%, compared to a decrease of 29.7% in the closing price of FIS common stock, a decrease of 46.7% in the Nasdaq Global Market and a decrease of 42.8% in the composite closing price of the stock of the selected companies listed under the caption “Selected Comparable Company Analysis” below.

Historical Exchange Ratio Analysis

In order to assess the range of implied exchange ratios of Metavante common stock to FIS common stock during certain recent time periods, Barclays Capital compared the historical closing prices of Metavante common stock and FIS common stock (as adjusted prior to July 3, 2008 for a dividend of $16.50 paid in connection with the spin-off of its Lender Processing Services operating segment) for various periods since November 2, 2007 (although Barclays Capital presented trading data to Metavante’s board of directors for the period from October 29, 2007 to November 1, 2007, during which time Metavante’s stock was trading on a “when issued” basis). Based on these implied exchange ratios, Barclays Capital also reviewed the premium implied by each such exchange ratio as compared to the exchange ratio to be offered in the merger. The results of the historical exchange ratio analysis are summarized below:

			Premium at Exchange
	Average Exchange Ratio		Ratio of 1.3500x

Current (March 30, 2009)	1.0898	x	23.9%
7-Calendar Days	1.0865	x	24.3%
30-Calendar Days	1.0503	x	28.5%
60-Calendar Days	0.9999	x	35.0%
90-Calendar Days	0.9808	x	37.6%
180-Calendar Days	0.9861	x	36.9%

Barclays Capital noted that on the basis of the historical exchange ratio analysis, the exchange ratio to be offered in the merger was above the implied exchange ratio as of March 30, 2009 and the average implied exchange ratios for the most recent 7-calendar day, 30-calendar day, 60-calendar day, 90-calendar day and 180-calendar day periods.

Contribution Analysis

Barclays Capital analyzed the respective contributions of Metavante and FIS to earnings before interest, taxes, depreciation and amortization, or EBITDA, and cash net income of the combined company for calendar years 2008, 2009 and 2010. The calendar year 2009 and 2010 analysis was based upon the street estimates. The relative EBITDA contributions of each of Metavante and FIS were then multiplied by an amount equal to FIS’ enterprise value (assuming completion of the equity capital investment) divided by FIS’ EBITDA contribution in order to calculate the implied enterprise value of each company. The implied enterprise values of each company were then adjusted by each company’s respective estimated net debt (which was $1,484 million in the case of Metavante (including a $15.4 million minority interest) and $2,208 million in the case of FIS (including a $164.4 million minority interest and assuming an Investment in the amount of $250 million)) in order to calculate an implied equity value for each company. Similarly, the relative cash net income (defined as GAAP net income excluding amortization of acquired intangibles as an expense and onetime non-recurring expenses but including stock based compensation as an expense) contributions of each of Metavante and FIS (which assumed an Investment in the amount of $250 million for calendar years 2009 and 2010) were multiplied by an amount equal to FIS’ equity value (assuming an Investment in the amount of $250 million) divided by FIS’ current cash net income contribution in order to calculate the implied equity value of each company. Based on the implied equity values calculated using both EBITDA and cash net income contribution, Barclays Capital then calculated the implied equity ownership percentages of each of

Metavante and FIS of the combined company. This analysis indicated the following contribution percentages and implied equity ownership of Metavante and FIS to the combined company:

			Percent Implied Equity
	Percent Contribution		Ownership
	Metavante	FIS	Metavante	FIS

EBITDA
CY2008A	36.8%	63.2%	34.6%	65.4%
CY2009E	37.7%	62.3%	36.1%	63.9%
CY2010E	37.3%	62.7%	35.4%	64.6%
Cash Net Income
CY2008A	36.5%	63.5%	36.5%	63.5%
CY2009E	37.0%	63.0%	37.0%	63.0%
CY2010E	36.7%	63.3%	36.7%	63.3%

Based on the contribution analysis and assuming completion of the equity capital contribution, Barclays Capital calculated a range of implied exchange ratios of Metavante equity value per share to FIS equity value per share of 0.9264x to 0.9888x for EBITDA for calendar years 2008 to 2010 and 1.0071x to 1.0279x for cash net income for calendar years 2008 to 2010. Barclays Capital noted that, based upon this contribution analysis, the exchange ratio to be offered in the merger was above these ranges of implied exchange ratios.

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Barclays Capital reviewed and compared specific financial and operating data relating to Metavante with selected companies that Barclays Capital, based on its experience in the transaction processing industry, deemed comparable to Metavante. The selected comparable companies were:

•	Fiserv Inc.;

•	Global Payments, Inc.;

•	Heartland Payment Systems, Inc.;

•	Jack Henry & Associates, Inc.;

•	Online Resources Corporation; and

•	Total System Services, Inc.

Barclays Capital calculated and compared various financial multiples and ratios of Metavante, FIS and the selected comparable companies. As part of its selected comparable company analysis, Barclays Capital calculated and analyzed (i) each company’s ratio of its current stock price to its estimated earnings per share, or EPS, for the 2009 calendar year (commonly referred to as a price earnings ratio, or P/E), which calculations excluded amortization of acquired intangibles as an expense but included stock based compensation as an expense, and (ii) each company’s enterprise value to estimated EBITDA for the 2009 calendar year, which calculations included stock based compensation as an expense. The enterprise value of each company was obtained by adding its short and long-term debt (which included a $15.4 million minority interest, in the case of Metavante, and a $164.4 million minority interest, in the case of FIS) to the sum of the market value of its common stock and subtracting its cash and cash equivalents. All of these calculations were performed based on the consensus of independent research analysts earnings estimates compiled by I/B/E/S at that time including stock based compensation as an expense and excluding amortization of acquired intangibles as an expense and closing prices as of March 30, 2009, the last trading date prior to the delivery of Barclays Capital’s opinion. The results of this selected comparable company analysis are summarized below:

	Stock Price as a		Enterprise Value as a
	Multiple of CY2009E		Multiple of CY2009E
	EPS		EBITDA

Metavante	12.6	x	7.3	x
FIS	11.0	x	6.9	x
Fiserv Inc.	9.7	x	7.4	x
Global Payments, Inc.	14.2	x	6.5	x
Heartland Payment Systems, Inc.	5.6	x	2.9	x
Jack Henry & Associates, Inc.	12.8	x	6.0	x
Online Resources Corporation	22.5	x	6.7	x
Total System Services, Inc.	10.9	x	5.1	x

Barclays Capital selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to that of Metavante. However, because of the inherent differences between the business, operations and prospects of Metavante, FIS and those of the selected comparable companies, Barclays Capital believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays Capital also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Metavante, FIS and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Metavante, FIS and the companies included in the selected company analysis. Based upon these judgments and assuming the completion of the equity capital investment, Barclays Capital selected a range of 6.5x to 7.5x multiples of 2009 calendar year estimated EBITDA and 9.5x to 13.0x multiples of 2009 calendar year estimated EPS and applied such ranges to Metavante and FIS management projections to calculate a range of implied equity values per share of Metavante common stock and FIS common stock which were then used to calculate a range of implied exchange ratios. The following summarizes the result of these calculations:

Implied Exchange Ratio

Enterprise Value as a Multiple of CY2009E EBITDA	0.7938x – 1.2587	x
Stock Price as a Multiple of CY2009E EPS	0.7466x – 1.3981	x

Barclays Capital noted that on the basis of the selected comparable company analysis, the exchange ratio to be offered in the merger was above the range of implied exchange ratios per share calculated using estimated 2009 calendar year EBITDA and within the range of implied exchange ratios per share calculated using estimated 2009 calendar year EPS.

Discounted Cash Flow Analysis

Barclays Capital performed a discounted cash flow analysis of Metavante and FIS. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated enterprise value of Metavante common stock and FIS common stock using the discounted cash flow method, Barclays Capital added (i) projected after-tax unlevered free cash flows of each of Metavante and FIS for fiscal years 2009 through 2013 based on the street estimates to (ii) the “terminal value” of each of Metavante and FIS as of December 31, 2013, and discounted such amount to its present value using a range of selected discount rates. The after-tax unlevered free cash flows were calculated by taking the tax-affected earnings before interest and tax expense

(excluding amortization of purchased intangibles), adding depreciation and amortization and stock based compensation expense and subtracting capital expenditures and changes in working capital. The residual value of each of Metavante and FIS at the end of the forecast period, or “terminal value,” was estimated by selecting a range of terminal value multiples based on EBITDA for the fiscal year ending December 31, 2014 of 6.5x to 7.5x and applying such range to the street estimates. The range of after-tax discount rates of 7.0% to 11.0% was selected based on an analysis of the weighted average cost of capital of Metavante and FIS.

Based upon these terminal values and discount rates and assuming completion of the equity capital investment, Barclays Capital then calculated a range of implied equity values per share of Metavante common stock and FIS common stock, which were then used to calculate a range of implied exchange ratios. Based on these implied per share values, this analysis indicated an implied exchange ratio range of 0.6927x to 1.4354x. Barclays Capital noted that on the basis of the discounted cash flow analysis, the Exchange Ratio was within the range of implied exchange ratios per share calculated using the street estimates.

Transaction Premium Analysis

In order to assess the premium offered to the shareholders of Metavante in merger relative to the premiums offered to shareholders in other transactions, Barclays Capital reviewed the premium paid in all U.S. domestic all-stock M&A transactions valued between $1.5 billion and $5 billion from January 1, 2004 to March 30, 2009. For each transaction, Barclays Capital calculated the premium per share paid by the acquirer by comparing the announced transaction value per share to the target company’s historical average share price during the following periods: (i) one trading day prior to announcement, and (ii) 30 calendar days prior to announcement. The results of this transaction premium analysis are summarized below:

	One Trading	30-Calendar
	Day	Day Average

3rd Quartile	8.4%	9.3%
Median	15.3%	19.4%
1st Quartile	32.8%	32.7%

The reasons for and the circumstances surrounding each of the transactions analyzed in the transaction premium analysis were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Metavante and the companies included in the transaction premium analysis. Accordingly, Barclays Capital believed that a purely quantitative transaction premium analysis would not be particularly meaningful in the context of considering the proposed transaction. Barclays Capital therefore made qualitative judgments concerning the differences between the characteristics of the selected transactions and the proposed transaction which would affect the acquisition values of the target companies and Metavante. Based upon these judgments, Barclays Capital selected a range of 10.0% to 35.0% 1-day premiums paid and 10.0% to 35.0% 30-day premiums paid to calculate a range of implied exchange ratios of Metavante equity value per share to FIS equity value per share of 1.1988x to 1.4712x for the 1-day premiums paid and 1.1554x to 1.4180x for the 30-day premiums paid.

Barclays Capital noted that on the basis of the transaction premium analysis, the exchange ratio to be offered in the merger was within both of these ranges of implied exchange ratios.

Barclays Capital is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Metavante’s board of directors selected Barclays Capital because of its familiarity with Metavante and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the proposed transaction.

Barclays Capital is acting as financial advisor to Metavante in connection with the merger. As compensation for its services, Metavante agreed to pay Barclays Capital a fee of $2 million in connection with the delivery of Barclays Capital’s opinion and a fee of $18 million (less any amounts paid in connection with the opinion) payable upon completion of the merger. In addition, Metavante has agreed to reimburse Barclays Capital for its reasonable out-of-pocket expenses incurred in connection with the proposed transaction and to indemnify Barclays Capital for certain liabilities that may arise out of its engagement by Metavante and the rendering of Barclays Capital’s opinion. Barclays Capital expects to perform various investment banking and financial services for the combined company in the future and expects to receive customary fees for such services. In addition, an affiliate of Barclays Capital may assume a portion of the financing commitments relating to an asset-backed revolving credit facility of FIS, which facility may be entered into in connection with the consummation of the merger. In the event that its affiliate assumes such financing commitments, Barclays Capital expects such affiliate to receive customary fees in connection therewith. In addition, Barclays Capital has performed various investment banking and financial services for Warburg Pincus and its affiliates in the past, and is likely to perform such services in the future, and has received, and is likely to receive, customary fees for such services.

Barclays Capital is a full service securities firm engaged in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays Capital and affiliates may actively trade and effective transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Metavante, FIS, Warburg Pincus and their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Board of Directors and Management of FIS following Completion of the Merger

Upon completion of the merger, the board of directors of FIS will consist of nine members comprised of:

•	Mr. William P. Foley, the current chairman of the board of FIS, Mr. Lee Kennedy, the current President and Chief Executive Officer of FIS, plus four current non-employee directors of FIS designated by FIS, who we currently expect will be Messrs. Thomas M. Hagerty, Keith W. Hughes, David K. Hunt, and Richard N. Massey, each of whom are currently directors of FIS;

•	Mr. Frank R. Martire, the current Chairman and Chief Executive Officer of Metavante, plus one current non-employee director of Metavante designated by Metavante, who we currently expect will be Mr. Stephan James, a current director of Metavante; and

•	one individual designated by WPM, who we currently expect will be James Neary, a current director of Metavante.

Upon consummation of the merger, Mr. Foley will continue to serve as the chairman of the FIS board of directors, Mr. Kennedy will serve as Executive Vice Chairman of the FIS board of directors, and Mr. Martire will serve as President and Chief Executive Officer of FIS.

Information about the current FIS and Metavante directors and executive officers can be found in the documents listed under the heading “FIS SEC Filings” and “Metavante SEC Filings” in the section entitled, “Where You Can Find More Information” on page [  ].

Public Trading Markets

FIS common stock trades on the NYSE under the symbol “FIS.” Metavante common stock trades on the NYSE under the symbol “MV.” Upon completion of the merger, Metavante common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended. The newly issued FIS common stock issuable pursuant to the merger agreement will be listed on the NYSE.

No Appraisal Rights

Appraisal rights are statutory rights that enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Under Georgia law, holders of FIS common stock are not entitled to appraisal rights in connection with the share issuances. Under Wisconsin law, holders of Metavante common stock are not entitled to appraisal rights in connection with the merger.

Regulatory Approvals Required for the Merger

Under the provisions of the HSR Act, the merger cannot be completed until the expiration of a 30-day waiting period following the filing of notification and report forms with the Antitrust Division and the FTC, unless a request for additional information and documentary material is received from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. If the Antitrust Division or the FTC issues a request for additional information and documentary material, then the waiting period will be extended until 11:59 p.m., New York City time, on the thirtieth day after substantial compliance by FIS and Metavante with the request, unless earlier terminated by the Antitrust Division or the FTC or further extended by court order or with the consent of FIS and Metavante. On April 17, 2009, FIS and Metavante each filed their respective notification and report forms with the Antitrust Division and the FTC.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Antitrust Division, the FTC, one or more state attorneys general, or a foreign competition authority could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial businesses or assets of FIS, Metavante, or their subsidiaries and affiliates. Private parties may also bring legal actions under the antitrust laws under certain circumstances.

There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result of such challenge. Similarly, there can be no assurance that FIS and Metavante will obtain the regulatory approvals necessary to consummate the merger or that the granting of these approvals will not involve the imposition of conditions or changes to the terms of the merger. These conditions or changes could result in the conditions to the merger not being satisfied prior to December 31, 2009 or at all. Each of FIS and Metavante have agreed to use its reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. Neither FIS nor Metavante is required to take any action or agree to any condition or restriction in connection with obtaining regulatory approvals that would be reasonably expected to have a material adverse effect, measured on a scale relative to Metavante, on FIS or Metavante.

Litigation Related to the Merger

On April 7, 2009, a putative class action complaint was filed by a purported Metavante shareholder against Metavante, its directors, certain officers, and FIS. The complaint alleges that the directors and officers breached fiduciary duties to Metavante shareholders and that Metavante and FIS aided and abetted such breaches. The complaint seeks to enjoin the proposed merger transaction, preliminarily and permanently, and also seeks damages, attorneys’ fees, and class certification. An amended complaint was filed on April 23, 2009, adding an additional plaintiff, but it is otherwise the same as the original complaint. The case is Lisa Repinski, et al v. Michael Hayford, et al, Milwaukee County Circuit Court Case No. 09CV5325.

On April 24, 2009, a second putative class action containing similar allegations was filed by another purported Metavante shareholder against Metavante and its directors and certain officers. This complaint also seeks to enjoin the transaction, preliminarily and permanently, and also seeks damages, attorneys’ fees, and class certification. The case is Samuel Beren v. Metavante Technologies, Inc. et al., Milwaukee County Circuit Court Case No. 09CV6315.

On April 28, 2009, a motion was filed to consolidate the Repinski and Beren actions; that motion has not yet been decided. FIS and Metavante believe these actions are without merit and intend to defend themselves vigorously against the claims.

Interests of Certain Persons in the Merger

Metavante’s executive officers and directors have interests in the merger as individuals that are different from, or in addition to, the interests of Metavante’s shareholders generally. Each of the Metavante and FIS boards of directors were aware of these interests and considered them, among other matters, in approving and adopting the merger agreement and the transactions it contemplates.

Directors Affiliated with Warburg Pincus LLC

Messrs. David Coulter, James Neary and Adarsh Sarma, who are currently members of the Metavante board of directors, are also managing directors of Warburg Pincus LLC. Mr. Neary is expected to continue as a director of FIS following the merger. As discussed below under the caption “— The Merger Agreement — Agreements with an Entity Affiliated with Warburg Pincus LLC,” WPM, which is affiliated with Warburg Pincus LLC, has entered into certain agreements with FIS, Merger Sub and Metavante in connection with the execution of the merger agreement.

Outstanding Metavante Stock Awards; Certain M&I Stock Options

The merger agreement specifies how equity compensation awards issued by Metavante prior to the completion of the merger will be treated in the merger. Upon completion of the merger:

•	each outstanding option issued by Metavante to acquire Metavante common stock will be converted into an option to purchase a number of shares of FIS common stock equal to the number of shares of Metavante common stock underlying such option immediately prior to the merger multiplied by the exchange ratio, with an exercise price that equals the exercise price of such option immediately prior to the merger divided by the exchange ratio;

•	each restricted share of Metavante common stock will be converted into a number of restricted shares of FIS common stock equal to the number of shares of Metavante common stock underlying such restricted share multiplied by the exchange ratio;

•	each performance share denominated in shares of Metavante common stock will be converted into:

•	a number of restricted shares of FIS common stock equal to the number of shares of Metavante common stock underlying such performance share at target immediately prior to the merger multiplied by a fraction, the numerator of which is the number of whole calendar months remaining in the performance period and the denominator of which is the total number of calendar months in the performance period, multiplied by the exchange ratio; and

•	an amount in cash based upon the portion of the performance period that has been completed as of the effective time of the merger, equal to the product of (A) the number of shares of Metavante common stock underlying the performance share, at target, as of immediately prior to the merger multiplied by (B) a fraction, the numerator of which is the number of whole or partial calendar months elapsed in the performance period through the effective time of the merger and the denominator of which is the total number of calendar months in the performance period, multiplied by (C) the closing sale price of Metavante common stock immediately prior to the effective time of the merger; and

•	each stock unit denominated in shares of Metavante common stock will be converted into the right to receive a number of shares of FIS common stock equal to the number of shares of Metavante common stock underlying such unit immediately prior to the merger multiplied by the exchange ratio.

FIS has generally agreed to assume at completion of the merger Metavante’s obligations with respect to the Metavante stock options, restricted shares, performance shares and stock units that are converted into FIS stock options and restricted shares in accordance with the terms of the plans and agreements under which they have been granted.

Outstanding Metavante stock options that were initially granted by M&I and subsequently converted from M&I stock options into Metavante stock options in connection with the spin-off of M&I from Metavante will fully vest pursuant to their terms upon the consummation of a change of control of Metavante such as the completion of the merger pursuant to the terms applicable to such awards prior to the spin-off. As of [  ], Metavante’s executive officers as a group and Metavante’s non-employee directors as a group held such “legacy M&I” stock options to acquire [  ] and [  ] shares of Metavante common stock, respectively. Such “legacy M&I” stock options will vest upon the completion of the merger, and will otherwise be assumed and converted into stock options in respect of FIS common stock as described above.

Outstanding restricted shares of Metavante common stock that were initially granted by M&I and subsequently converted into Metavante restricted shares in connection with the spin-off of M&I from Metavante will fully vest pursuant to their terms upon the consummation of a change of control of Metavante such as the completion of the merger pursuant to the terms applicable to such awards prior to the spin-off. As of [  ], Metavante’s executive officers as a group and Metavante’s non-employee directors as a group held [  ] and [  ] of such legacy M&I restricted shares, respectively. Such legacy M&I restricted shares will vest upon the completion of the merger, and will otherwise be assumed and converted into a number of shares of FIS common stock equal to the number of shares of Metavante common stock underlying such restricted shares multiplied by the exchange ratio.

After their conversion into awards in respect of FIS common stock as described above, unvested and outstanding Metavante stock options and restricted stock (other than the legacy M&I options and restricted shares described above, which will vest upon the completion of the merger) will fully vest pursuant to their terms in the event of the grantee’s involuntary termination of employment without cause or, with respect to options granted to certain executive officers who have employment or change of control agreements, termination of employment for good reason, in each case, within two years following a change of control of Metavante. In the event of a grantee’s involuntary termination of employment without cause or, with respect to options granted to certain executive officers who have employment agreements, termination of employment for good reason, in each case within two years following a change of control of Metavante, all of the grantee’s stock options will remain exercisable for the lesser of the remaining option term or five years after the date of such termination.

As of [  ], Metavante executive officers as a group held stock options to acquire [  ] shares of Metavante common stock (with an average exercise price of $[  ]), [  ] shares of Metavante restricted stock, [  ] performance shares denominated in Metavante common stock, and [  ] stock units in respect of Metavante common stock, and Metavante’s non-employee directors as a group held stock options to acquire [  ] shares of Metavante common stock (with an average exercise price of $[  ]), [  ] shares of Metavante restricted stock, [  ] performance shares denominated in Metavante common stock and [  ] stock units in respect of Metavante common stock. The aggregate cash amount payable to Metavante’s executive officers in respect of their outstanding Metavante performance shares is approximately $[  ], assuming a closing date of July 1, 2009 and a closing share price of $[  ].

Change of Control Agreements

Certain of Metavante’s executive officers, including Messrs. Martire, James R. Bolton, Senior Executive Vice President of Metavante, Frank G. D’Angelo, Senior Executive Vice President of Metavante, Michael D. Hayford, Brian C. Hurdis, Senior Executive Vice President of Metavante, Donald W. Layden, Jr., Senior Executive Vice President, General Counsel and Corporate Secretary of Metavante, and Timothy C. Oliver, Senior Executive Vice President and Chief Financial Officer of Metavante, have change of control agreements with Metavante that provide for severance and other payments in connection with a termination of an executive’s employment by Metavante without cause (as defined in the applicable change of control agreement) or by the executive for “good reason” (as defined in the applicable change of control agreement) within three years (in the case of Messrs. Martire, Hayford and Layden) or two years (in the case of Messrs. Bolton, D’Angelo, Hurdis and Oliver) following a change of control (such as the completion of the merger), subject to the executive’s execution and non-revocation of a release of claims against Metavante and its successors and affiliates. As described below, Messrs. Martire and Hayford have entered into amended and restated employment agreements with FIS that supersede their respective employment agreements and change in control agreements.

Under the change of control agreements, upon a termination for good reason or without cause, cash severance benefits that become due to the executive include, in addition to accrued compensation and benefits, a lump sum payment payable six months after the date of termination equal to the sum of:

•	a pro-rata annual bonus based on the higher of (x) the average annualized bonus paid or payable to the executive in respect of the three fiscal years preceding the year in which the change of control occurs and (y) the annual bonus paid or payable (including amounts deferred) to the executive for the fiscal year prior to the year of termination (such higher amount, the “Highest Annual Bonus”);

•	an amount equal to three (in the case of Messrs. Martire, Hayford and Layden) or two (in the case of Messrs. Bolton, D’Angelo, Hurdis and Oliver) times the sum of the executive’s annual base salary and Highest Annual Bonus;

•	an amount equal to the excess of the actuarial equivalent value of benefits that the executive would have received under the company’s qualified and nonqualified benefit retirement plans had he remained employed for a number of years after termination equal to the applicable severance multiple, over the actuarial equivalent value of the executive’s actual benefit as of termination; and

•	an amount equal to the product of the severance multiple and the sum of the imputed income reflected on the executive’s W-2 attributable to the car, if any, provided to the executive for the last calendar year prior to the change of control and club dues paid by the company for the executive for such year, if any.

In addition, upon a termination for good reason or without cause, each change of control agreement provides that the executive will immediately become fully vested in any non-performance based stock options that he holds and will be entitled to continuation of medical and dental benefits for the period of time equal to the severance multiple (expressed in months). Messrs. Martire, Hayford, Layden and D’Angelo will also be eligible for retiree health benefits for himself and his spouse and eligible dependents for life. In addition, each change of control agreement entitles the executive to a gross-up payment for taxes under Section 4999 of the Code (with respect to Section 280G of the Code), unless a reduction of the executive’s severance benefits by $50,000 or less would avoid the imposition of the excise tax (in which case severance will be reduced to avoid the imposition of the excise tax).

Assuming that the merger is completed on July 1, 2009 and all Metavante executive officers who currently have change of control agreements experience a qualifying termination of employment immediately thereafter, the five Metavante executive officers who have change of control agreements (other than Messrs. Martire and Hayford, whose change of control agreements will have been superseded by new employment agreements with FIS upon the completion of the merger, as described below) as a group would be entitled to receive an aggregate cash amount of approximately $[  ] million in severance payments. In addition, Messrs. [  ] would be entitled to an aggregate excise tax gross-up payment equal to $[  ].

New Employment Agreements and Relocation Letter Agreements with FIS

In connection with the merger agreement, Messrs. Martire and Hayford each entered into employment agreements and relocation letter agreements with FIS. Each agreement is effective upon and subject to the completion of the merger. Each executive’s employment agreement with FIS will amend, restate and supersede his existing employment and change of control agreement with Metavante and provide for certain payments and benefits in connection with his employment (or termination) as the President and Chief Executive Officer in the case of Mr. Martire and Executive Vice President and Chief Financial Officer in the case of Mr. Hayford of the combined company.

Under his employment agreement, Mr. Martire will receive an annual base salary of $1,000,000 and be eligible to receive an annual bonus opportunity for each year (including 2009) under FIS’ annual incentive plan, with a target annual bonus equal to 200 percent of his annual base salary, and a maximum annual bonus opportunity of up to 400 percent of his annual base salary. Pursuant to the employment agreement, following the completion of the merger, Mr. Martire will be eligible to receive stock options to acquire 1,000,000 shares of FIS common stock at an exercise price equal to the closing price per share of FIS common stock on the date of grant, with such options becoming vested in three equal installments on the first three anniversaries of the completion of the merger. In addition, Mr. Martire will receive a grant of restricted stock that has a total value on the grant date (based on the closing price per share of FIS common stock on the date of grant) of $1,000,000 that will become vested in equal installments on the first three anniversaries of the completion of the merger. The equity grants will be subject to the terms and conditions of the equity plan under which they will be granted and evidenced by an award agreement.

Mr. Martire’s employment agreement with FIS provides that, notwithstanding anything to the contrary in his performance share agreement, the portion of his outstanding Metavante performance shares that would otherwise be converted into restricted shares upon the completion of the merger in accordance with their terms and the terms of the merger agreement, will instead be converted into a number of performance shares in respect of FIS common stock equal to the product of (i) the number of shares of Metavante common stock underlying or subject to his performance shares at target, multiplied by, (ii) a fraction, the numerator of which is the number of whole calendar months remaining in the applicable performance period from and after the completion of the merger and the denominator of which is 36, multiplied by (iii) the exchange ratio in the merger agreement, and each such FIS performance share will be subject to the same terms and conditions (including vesting schedule) as were applicable to the corresponding Metavante performance shares immediately prior to the closing. Obligations in respect of the performance shares will be payable or distributable in accordance with the terms of the applicable award agreement (with proper adjustments in the performance criteria to reflect the exchange ratio). Upon a termination of Mr. Martire’s employment by him for “good reason” (as defined in the employment agreement) during the applicable performance period, the FIS performance shares will be prorated, at target performance, based on the portion of the applicable performance period that has elapsed through the date of termination.

Upon the completion of the merger, Mr. Martire will be one of the nine members of the board of directors of FIS. See “FIS Proposal 1 and Metavante Proposal 1: The Merger — Board of Directors and Management of FIS following Closing of the Merger.”

Pursuant to his employment agreement, Mr. Hayford will receive an annual base salary of $625,000 and be eligible to receive an annual bonus opportunity for each year (including 2009) under FIS’ annual incentive plan, with a target annual bonus equal to 150 percent of his annual base salary and a maximum annual bonus opportunity of up to 300 percent of his annual base salary. Following the completion of the merger, Mr. Hayford will be eligible to receive stock options to acquire 750,000 shares of FIS common stock at an exercise price equal to the closing price per share of FIS common stock on the date of grant, with such options becoming vested in three equal installments on the first three anniversaries of the completion of the merger. The option will be subject to the terms and conditions of the equity plan under which it is granted and will be evidenced by an award agreement.

In the event that Mr. Martire’s or Mr. Hayford’s employment with FIS is terminated involuntarily by FIS other than for “cause” (as defined in the employment agreements) or as a result of his death or “disability” (as defined in the employment agreements) or by the executive for “good reason” (as defined in the employment agreement), subject to the executive’s execution and non-revocation of a release, the executive will become entitled to receive, in addition to accrued amounts, a lump sum payment payable six months following the date of termination consisting of (i) a pro-rata annual bonus based on actual performance and (ii) an amount equal to three times the sum of the executive’s base salary and the highest annual bonus paid to the executive in respect of the three years preceding the year in which the date of termination occurs (or if higher, his target annual bonus opportunity for the year of termination). In addition, upon the executive’s termination, the executive will become fully vested in his unvested stock options, restricted stock and other equity-based awards, except for equity-based awards subject to the satisfaction of performance criteria, which will become vested solely to the extent of the satisfaction of their existing terms. Each executive will also be entitled to continued medical and dental coverage for up to three years following the date of termination (subject to the executive’s payment of the full monthly COBRA premium) and FIS will pay the executive a lump-sum cash payment six months following the date of termination equal to the total of the monthly medical and dental COBRA premiums for thirty-six months based on the level of coverage in effect for the executive on the date of termination. Solely with respect to Mr. Martire, upon such a qualifying termination of employment, he will be entitled to convert his company-provided life insurance coverage into an individual policy and receive from FIS, six months following the date of termination, a lump sum cash payment equal to the total of the monthly life insurance premiums for thirty-six months. Subject to the execution of a general release, Messrs. Martire and Hayford each will be entitled to receive a gross-up payment for taxes under Section 4999 of the Code (with respect to Section 280G of the Code). However, if the payments and benefits payable under the employment agreement or otherwise exceed the maximum amount that the executive could receive without being subject to the excise tax by 3% or less, the executive’s severance benefits will instead be reduced to avoid the imposition of the excise tax.

Relocation Letter Agreements with FIS

Pursuant to relocation letter agreements they entered into in connection with and contingent upon the completion of the merger, Messrs. Martire and Hayford will be entitled to receive relocation benefits in connection with their relocations to Jacksonville, Florida, and will be eligible to receive a retention bonus in the amount of $3.5 million and $3.0 million, respectively. Payment of the retention bonus is contingent on the executive’s purchase or lease of a residential property in Jacksonville, Florida and his continued employment until the first payroll date following the seven-month anniversary of the completion of the merger. In the event that the executive’s employment with FIS is terminated involuntarily by FIS prior to that date, as a result of his death or “disability” (as defined in the new employment agreements) or by the executive for “good reason,” he will become entitled to receive the retention bonus on the first payroll date following the seven-month anniversary of completion of the merger.

Deferred Compensation Plans

Metavante sponsors non-qualified deferred compensation plans both for its non-employee directors and for certain of its executives. Pursuant to the Metavante Directors Deferred Compensation Plan, outside directors are eligible to defer director fees or stock units granted to them. A director’s contributions to the Metavante Directors Deferred Compensation Plan are fully vested at all times. The director’s account under the Metavante Directors Deferred Compensation Plan will be distributed in a lump sum cash payment within 45 days following the termination of his directorship occurring within one year following a change of control, such as the completion of the merger. As of [  ], 2009, Metavante’s non-employee directors, as a group, had deferred compensation account balances of approximately $[  ].

Pursuant to the Metavante Executive Deferred Compensation Plan, certain executives are eligible to defer up to 80% of their base salaries and up to 100% of their bonuses and Metavante makes contributions on behalf of the executive into a separate sub-account (the “SERP account”) on their behalf. While an eligible executive’s contributions are fully vested at all times, the executive’s SERP account vests in accordance with the vesting schedule contained in Metavante’s tax qualified retirement plan. Upon a change of control, an executive will become fully vested in his accounts under the Executive Deferred Compensation Plan. In addition, if the executive’s employment is terminated within one year following a change of control, his account will be distributed in a lump sum cash payment within 45 days after the year of separation, or if later, the first day of the seventh month after his termination. The completion of the merger will constitute a change of control for purposes of the Metavante Executive Deferred Compensation Plan. As of [  ], 2009, each of Messrs. [  ] participate in the Metavante Executive Deferred Compensation Plan, and as a group, had deferred compensation account balances of approximately $[  ] (of which approximately $[  ] is currently unvested but will vest upon the completion of the merger).

Indemnification and Insurance

Metavante’s executive officers and directors also have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger. The merger agreement provides that from and after the effective date of the merger, FIS will indemnify to the fullest extent currently provided under applicable law, Metavante’s charter and bylaws and existing indemnification agreements, each of Metavante’s directors or officers against all losses or costs in connection with any claim pertaining to (i) the fact that such person is or was a director or officer of Metavante or its subsidiaries or (ii) the merger agreement and the transactions it contemplates. The merger agreement further provides that FIS will cause the officers and directors of Metavante to be covered for a period of six years by Metavante’s directors’ and officers’ insurance, or policies (or, at FIS’ option, Metavante will purchase a prepaid “tail policy”) that are not less advantageous than Metavante’s existing policy, with respect to acts or omissions occurring prior to the merger, provided that FIS will not be required to pay annual premiums in excess of 250% of Metavante’s current premiums. The parties also agreed to cooperate and use their best efforts to defend against and respond to any claim, action, suit, proceeding or investigation pertaining to (i) a director or officer of Metavante or (ii) the merger agreement and the transactions it contemplates.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this document as Appendix A and is incorporated by reference into this document. We urge you to read the merger agreement carefully and in its entirety.

Structure of the Merger

The merger agreement provides for the merger of Metavante with and into Merger Sub, with Merger Sub continuing as the surviving company and a wholly owned subsidiary of FIS following the merger. Each share of Metavante common stock issued and outstanding immediately prior to the completion of the merger, except for specified shares of Metavante common stock held by Metavante and FIS, will be automatically converted into the right to receive 1.35 shares of FIS common stock.

FIS will not issue any fractional shares of FIS common stock in the merger. Instead, a Metavante shareholder of record who otherwise would have received a fraction of a share of FIS common stock will receive an amount in cash rounded to the nearest cent. This cash amount will be determined by multiplying the fraction of a share of FIS common stock to which the holder of record would otherwise be entitled, rounded to the nearest ten thousandth, by the average of the closing sale prices of FIS common stock on the New York Stock Exchange as reported by The Wall Street Journal for the five full trading days immediately preceding (but not including) the date of the effective time of the merger.

Treatment of Metavante Stock Awards

The merger agreement specifies how equity compensation awards issued by Metavante prior to completion of the merger will be treated in the merger. Upon completion of the merger (or with respect to restricted shares of Metavante common stock, as of immediately prior to the effective time of the merger):

•	each outstanding option issued by Metavante to acquire Metavante common stock will be assumed by FIS in accordance with its terms and converted into an option to purchase a number of shares of FIS common stock equal to the product, rounded down to the nearest whole share, of the number of shares of Metavante common stock underlying such option immediately prior to the completion of the merger multiplied by the exchange ratio, at an exercise price per share of FIS common stock equal to the quotient, rounded up to the nearest whole cent, of the exercise price of such option immediately prior to the completion of the merger divided by the exchange ratio;

•	each outstanding restricted share of Metavante common stock issued by Metavante will be assumed by FIS in accordance with its terms and converted into a number of restricted shares of FIS common stock equal to the product, rounded down to the nearest whole number of shares of FIS common stock, of the number of shares of Metavante common stock underlying such restricted shares multiplied by the exchange ratio;

•	each outstanding performance share issued by Metavante denominated in shares of Metavante common stock will be assumed by FIS and converted into:

•	a number of restricted shares of FIS common stock that will be (A) equal to the product, rounded down to the nearest whole number of shares, of the number of shares of Metavante common stock underlying such performance share, at target, as of immediately prior to the merger multiplied by a fraction, the numerator of which is the number of whole calendar months remaining in the performance period from and after the effective time of the merger and the denominator of which is the total number of calendar months in the performance period, multiplied by the exchange ratio, and (B) will become fully vested on the last day of the performance period applicable to the original performance shares; and

•	an amount in cash equal to the product of (A) the number of shares of Metavante common stock underlying the performance share, at target, as of immediately prior to the merger multiplied by

(B) a fraction, the numerator of which is the number of whole calendar months elapsed in the performance period through the effective time of the merger and the denominator of which is the total number of calendar months in the performance period, multiplied by (C) the closing sale price of Metavante common stock immediately prior to the effective time of the merger; and

•	each restricted stock unit issued by Metavante denominated in shares of Metavante common stock will be assumed by FIS in accordance with its terms and converted into a number of shares of FIS common stock (or an amount in respect thereof for cash settled Metavante stock units) equal to the product, rounded down to the nearest whole number of shares of FIS common stock, of (A) the number of shares of Metavante common stock underlying such unit immediately prior to the merger multiplied by (B) the exchange ratio.

FIS has agreed to reserve additional shares of FIS common stock to satisfy its obligations under the assumed stock options and assumed stock units and to file a registration statement with the SEC on an appropriate form to the extent necessary to register FIS common stock subject to the assumed stock options and assumed stock units.

The merger agreement specifies how Metavante’s employee stock purchase plan will be treated in connection with the merger. The Metavante employee stock purchase plan will be suspended, effective as of Metavante’s payroll period ending immediately prior to the completion of the merger (but not less than 15 business days prior to the closing), such that the offering period then in effect will be the final offering period under the plan, and after accumulated participant contributions are applied to the purchase of Metavante common stock, Metavante will terminate its employee stock purchase plan effective immediately prior to the completion of the merger.

Closing and Effective Time of the Merger

The merger will be completed only if all of the following occur:

•	the merger agreement is approved by Metavante shareholders;

•	the issuance of FIS common stock in connection with the merger is approved by the FIS shareholders;

•	all required governmental and regulatory consents and approvals are obtained as provided in the merger agreement; and

•	all other conditions to the merger discussed in this document and the merger agreement are either satisfied or waived.

The merger will become effective when articles of merger are filed with the Department of Financial Institutions of the State of Wisconsin and a certificate of merger is filed with the Secretary of State of the State of Delaware. In the merger agreement, we have agreed to cause the completion of the merger to occur no later than the fifth business day following the satisfaction or waiver of the last of the conditions specified in the merger agreement, or on another mutually agreed date. It currently is anticipated that the effective time of the merger will occur in the third quarter of 2009, but we cannot guarantee when or if the merger will be completed. The Merger Sub’s certificate of formation and operating agreement as in effect immediately prior to the effective time will be the certificate of formation and operating agreement of the surviving company upon the completion of the merger.

Distribution of FIS Shares

The conversion of Metavante common stock into the right to receive the merger consideration will occur automatically upon the completion of the merger. As soon as reasonably practicable after the completion of the merger, the exchange agent will exchange certificates representing shares of Metavante common stock for merger consideration to be received pursuant to the terms of the merger agreement. Prior to the completion of the merger, the parties will select a bank or trust company reasonably acceptable to FIS and Metavante to be the exchange agent, who will exchange certificates representing shares of Metavante common stock for the merger consideration and perform other duties as explained in the merger agreement.

Upon completion of the merger, shares of Metavante common stock held in the book-entry form will be automatically converted into whole shares of FIS common stock in book-entry form. An account statement will be mailed to you confirming this automatic conversion.

Letter of Transmittal

As soon as practicable after the completion of the merger, the exchange agent will mail a letter of transmittal to each holder of a Metavante common stock certificate at the effective time of the merger. This mailing will contain instructions on how to surrender Metavante common stock certificates in exchange for statements indicating book-entry ownership of FIS common stock and a check in the amount of cash to be paid instead of fractional shares. When you deliver your Metavante stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your Metavante stock certificates will be cancelled and you will receive statements indicating book-entry ownership of FIS common stock. You also will receive a cash payment for any fractional shares of FIS common stock that would have been otherwise issuable to you as a result of the merger.

Holders of Metavante common stock should not submit their Metavante stock certificates for exchange until they receive the letter of transmittal and transmittal instructions from the exchange agent.

If a certificate for Metavante common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction and appropriate and customary indemnification.

After the completion of the merger, there will be no further transfers on the stock transfer books of Metavante, except as required to settle trades executed prior to the completion of the merger.

Withholding

The exchange agent (or, after the first anniversary of the effective time of the merger, FIS) will be entitled to deduct and withhold from the cash in lieu of fractional shares payable to any Metavante shareholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.

Dividends and Distributions

Until Metavante common stock certificates are surrendered for exchange, any dividends or other distributions declared after the completion of the merger with respect to FIS common stock into which shares of Metavante common stock may have been converted will accrue, without interest, but will not be paid. FIS will pay to former Metavante shareholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their Metavante stock certificates.

Representations and Warranties

The merger agreement contains representations and warranties of each of FIS and Merger Sub, on the one hand, and Metavante, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Moreover, certain representations and warranties in the merger agreement were used for the purpose of allocating risk between FIS and Merger Sub, on the one hand, and Metavante, on the other hand. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about FIS, Metavante or Merger Sub.

The merger agreement contains customary representations and warranties of Metavante, FIS and Merger Sub relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time of the merger.

Each of FIS, Merger Sub and Metavante has made representations and warranties regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental filings and consents;

•	the timely filing of reports with governmental entities;

•	financial statements;

•	broker’s fees payable in connection with the merger;

•	the absence of certain changes or events;

•	legal proceedings;

•	tax matters;

•	labor and employee benefit matters;

•	compliance with applicable laws and material permits;

•	certain material contracts;

•	the absence of undisclosed liabilities;

•	environmental liabilities;

•	real property;

•	the inapplicability of state takeover laws to the transactions;

•	the tax treatment of the merger;

•	internal controls;

•	intellectual property;

•	insurance;

•	the accuracy of information supplied for inclusion in this document and other similar documents;

•	the receipt of an opinion from its financial advisor(s);

•	affiliate transactions; and

•	ownership of the other party’s securities.

Certain representations and warranties of FIS and Metavante are qualified by the occurrence of, or reasonable expectation of, a material adverse effect on either the business, assets, properties, results of operations or condition (financial or otherwise) of a party and its subsidiaries taken as a whole, or the ability of a party to timely consummate the transactions contemplated by the merger agreement. In determining whether a material adverse effect has occurred or would reasonably be expected to occur with respect to the business, assets, properties, results of operations or condition (financial or otherwise) of a party, FIS and Metavante will disregard any effects resulting from:

•	changes, after the date of the merger agreement, in generally accepted accounting principles (or any interpretation thereof) generally applicable to companies engaged in the industries in which FIS and Metavante operate;

•	changes, after the date of the merger agreement, in laws of general applicability or interpretations or enforcement thereof by governmental entities;

•	actions or omissions of a party taken with the prior written consent of the other party or expressly required under the merger agreement, including the impact thereof on relationships (contractual or otherwise) with customers, suppliers, vendors, lenders, employees, investors or venture partners;

•	changes, after the date of the merger agreement, in general economic or market conditions (including conditions of the securities and credit markets) generally affecting companies engaged in the industries in which FIS and Metavante operate, except to the extent that such changes have a disproportionate adverse effect on a party relative to other participants in the same industries;

•	the execution or public disclosure of the merger agreement or the transactions contemplated by the merger agreement, including the directly attributable impact thereof on relationships (contractual or otherwise) with customers, suppliers, vendors, lenders, employees, investors or venture partners;

•	acts of war, armed hostilities or terrorism or any escalation or worsening thereof, except to the extent that such events have a disproportionate adverse effect on a party relative to other participants in the industries in which FIS and Metavante operate;

•	changes in the price or trading volume of the stock of a party in and of itself (provided that events, circumstances and conditions underlying any such change may nonetheless be considered in determining whether a material adverse effect has occurred); or

•	any failure by a party to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date of the merger agreement (provided that events, circumstances and conditions underlying any such failure may nonetheless be considered in determining whether a material adverse effect has occurred).

Covenants and Agreements

Each of FIS and Metavante has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, each company has agreed to:

•	conduct its business in the ordinary course in all material respects;

•	use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships (including relationships with customers and suppliers) and retain the services of key officers and key employees; and

•	take no action that would reasonably be expected to adversely affect or materially delay its ability to obtain any necessary governmental approvals, perform its covenants or complete the transaction.

In addition to the general covenants above, each party further agreed that, except as expressly permitted by the terms of the merger agreement (including the schedules to the agreement) or with the other party’s prior written consent (not to be unreasonably withheld, delayed or conditioned), it will not, and will not permit its subsidiaries to, among other things, undertake the following actions:

•	make, declare or pay any dividends or other distributions on any shares of its capital stock;

•	split, combine or reclassify any of its capital stock or issue any securities in lieu of shares of its capital stock, except upon the exercise of stock options or settlement of stock units;

•	purchase, redeem or otherwise acquire any shares of its or its subsidiaries’ stock or other securities;

•	issue shares, stock options or stock units outside the parameters set forth in the merger agreement;

•	amend its or its subsidiaries’ governing documents;

•	acquire any business or assets except inventory or similar assets in the ordinary course of business;

•	sell, assign, transfer, lease, mortgage, encumber or otherwise dispose of any assets or properties or any intellectual property owned by such party or its subsidiaries, except for non-exclusive licenses in the ordinary course of business;

•	other than borrowings under existing credit facilities incurred in the ordinary course of business and for other agreed upon borrowings up to $2,000,000, incur any indebtedness for borrowed money or issue any debt securities or assume or otherwise become responsible for the obligations of any person other than its subsidiaries or make any loans or advances to any person other than its subsidiaries and employees (as part of an ordinary course advance or reimbursement);

•	change in any material respect its accounting methods, except as required by changes in GAAP or regulatory accounting principles;

•	enter into any new line of business or change in any material respects its operating, asset liability, investment or risk management policies;

•	make any investment in excess of $1,000,000 in the aggregate or enter into a binding agreement with respect to any such investment or acquisition;

•	make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or assessment or surrender any right to claim a refund of a material amount of taxes;

•	except as agreed upon by the parties, terminate or waive any material provision of any material contract other than normal renewals of contracts without materially adverse changes, or enter into or renew any contract containing any restriction on engaging in any type or activity or business;

•	incur any capital expenditures or enter into any contract to make capital expenditures exceeding the amounts set forth in its existing plan;

•	alter in any material respect any interest material to such party in any entity in which it holds any equity;

•	except as required by the terms of existing benefit plans or employment agreements or as required by applicable law, and subject to certain exceptions, Metavante will not:

•	grant or pay increases in salary (other than annual or promotional salary increases in the ordinary course of business consistent with past practice not to exceed, in the aggregate, 1% of the aggregate wage and salary expense for the prior year to Metavante);

•	grant, pay or promise any severance pay or increase in severance pay;

•	increase the compensation or benefits payable under any benefit plan or employment agreement;

•	modify the terms of equity-based awards;

•	make discretionary contributions or payments with respect to benefit plans to any trust or other funding vehicle;

•	accelerate the payment or vesting of any payment or benefit;

•	enter into new or modify existing employment agreements, other than employment agreements for new hires with total compensation not to exceed $200,000;

•	establish or modify any benefit plan; or

•	establish or enter into any collective bargaining agreement;

•	agree to any agreement or material modification of any existing agreement with any governmental entity that restricts or affect operations in a material respect;

•	pay or settle any claim other than in the ordinary course consistent with past practice that involves solely money damages in an amount not in excess of $1,000,000 individually or $2,000,000 in the aggregate and that does not create precedent for other pending claims, or pursuant to the terms of a contract in effect on the date of the merger agreement;

•	take any action or knowingly fail to take any action within its control which would be reasonably expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	let lapse, fail to maintain, abandon or cancel any applied for, patented or registered intellectual property that is material to its business;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	fail to maintain in full force and effect the material insurance properties covering it and its subsidiaries and their respective properties, assets and business in a form and amount consistent with past practice;

•	take any action that is reasonably likely to result in any closing condition not being satisfied, or in violation of any provision of the merger agreement, in each case except as may be required by applicable law; or

•	commit or agree to take any action prohibited by any of the conduct of business covenants made in the merger agreement.

The merger agreement also contains mutual covenants relating to the preparation of this document, obtaining regulatory and shareholder approvals, access to information of the other company, the authorization of listing of shares of FIS common stock on the NYSE and public announcements with respect to the transactions contemplated by the merger agreement.

Agreement Not to Solicit Other Offers

Metavante and FIS have each also agreed that it, its subsidiaries and their officers, directors, employees, agents and representatives will not, directly or indirectly:

•	initiate, solicit, encourage or facilitate any inquiries or proposals for any “Acquisition Proposal” (as defined below);

•	participate in any discussions or negotiations regarding any “Alternative Transaction” (as defined below); or

•	enter into any agreement regarding an Alternative Transaction.

However, prior to FIS or Metavante obtaining its shareholder approval, each party’s board of directors is permitted to furnish information concerning itself and its subsidiaries to any person that makes an Acquisition Proposal, and to consider and participate in discussions and negotiations with respect to an Acquisition Proposal, if

•	Metavante or FIS, as applicable, remains in compliance with the terms of the no-solicitation covenant;

•	the party enters into an appropriate confidentiality agreement with the person making the Acquisition Proposal;

•	the Acquisition Proposal is an unsolicited, bona fide written Acquisition Proposal; and

•	the Metavante board or FIS board, as applicable, reasonably determines in good faith, after consulting with outside legal counsel, that the Acquisition Proposal is, or is reasonably likely to lead to, a “Superior Proposal” (as defined below) and failure to do so would cause it to violate its fiduciary duties.

As used in the merger agreement, an “Acquisition Proposal” means any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving Metavante or FIS or any of its respective subsidiaries that, if completed, would constitute an Alternative Transaction.

As used in the merger agreement, “Alternative Transaction” means any of the following:

•	a transaction pursuant to which any person (or group of persons) other than FIS or Metavante or its respective affiliates, as the case may be, directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of FIS or Metavante common stock or outstanding voting power or of any new series or new class of FIS or Metavante preferred stock that would be entitled to a class or series vote with respect to the merger, whether from FIS or Metavante or pursuant to a tender offer or exchange offer or otherwise;

•	any transaction pursuant to which any person (or group of persons) other than FIS or Metavante or its respective affiliates acquires or would acquire control of assets (including, for this purpose, the outstanding equity securities of subsidiaries of FIS or Metavante and securities of the entity surviving any merger or business combination including any of FIS’ or Metavante’s respective subsidiaries) of FIS or Metavante, or any of its respective subsidiaries representing more than 25% of the fair market value of all the assets, net revenues or net income of FIS or Metavante and its respective subsidiaries, taken as a whole, immediately prior to such transaction; or

•	any other merger, consolidation, business combination, recapitalization or similar transaction involving FIS or Metavante or any of its subsidiaries, other than the transactions contemplated by the merger agreement, as a result of which the holders of shares of FIS or Metavante common stock immediately prior to the transaction do not, in the aggregate, own at least 75% of each of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in the transaction immediately after the completion of the transaction in substantially the same proportion as the holders held the shares of FIS common stock or Metavante common stock, as applicable, immediately prior to the completion of the transaction.

As used in the merger agreement, “Superior Proposal” means a bona fide Acquisition Proposal (with references to “25%” and “75%” in the definition of Alternative Transaction changed to “66%” and “33%”, respectively) for the other party obtained not in violation of the no solicitation provisions contained in the merger agreement, which the board of directors of such other party determines in good faith, after consultation with its financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and, if consummated, would result in a transaction more favorable to its common shareholders than the proposed merger involving FIS and Metavante.

The boards of directors of each of FIS and Metavante have agreed that, except as provided in the next paragraph:

•	it will not, and will not publicly propose to, withdraw or modify its recommendations related to the merger in a way adverse to the other party;

•	approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Acquisition Proposal;

•	fail to recommend against any Acquisition Proposal within two business days upon the request of the other party; or

•	take any action or make any public statement that is inconsistent with its recommendation with respect to the merger.

The boards of directors of each of FIS and Metavante may nonetheless take the actions described as prohibited in the paragraph above and/or terminate the merger agreement if it has received a Superior Proposal and the following conditions are met:

•	the board of directors of the party receiving the Superior Proposal has determined in good faith that the failure to take such action would violate its fiduciary duties to its common shareholders;

•	the party receiving the Superior Proposal has provided, at least five calendar days in advance, the other party with written notice of its intention to change its recommendation and/or terminate the merger agreement, which notice shall specify the material terms of the Superior Proposal and include a copy of the relevant proposed transaction agreements;

•	prior to changing its recommendation and/or terminating the merger agreement, the party receiving the Superior Proposal shall negotiate with either FIS or Metavante, as applicable, in good faith during such five-day period to make such adjustments to the terms and conditions of the merger agreement so that the Acquisition Proposal from the third party ceases to constitute a Superior Proposal; and

•	in the event that the party receiving the Superior Proposal is terminating the merger agreement to enter into a definitive agreement with respect to the Superior Proposal, such party has complied with its non-solicit obligations and has paid the termination fee described below.

Metavante and FIS have each agreed:

•	to notify the other party promptly (but in no event later than 24 hours) after it receives any Acquisition Proposal, or any request for nonpublic information relating to such party or any of its subsidiaries, or if it enters into discussions or negotiations concerning any Acquisition Proposal, and to provide the other party with relevant information regarding the Acquisition Proposal or request;

•	to keep the other party fully informed, on a current basis, of any material changes in the status and any material changes in the terms of any such Acquisition Proposal;

•	to at all times negotiate in good faith with either FIS or Metavante, as applicable, regarding possible modifications to the terms of the merger agreement which may arise in connection with any Acquisition Proposal; and

•	to cease any existing discussions or negotiations with any persons with respect to any Acquisition Proposal, and to use reasonable best efforts to cause all persons other than the other party who has been furnished with confidential information in connection with an Acquisition Proposal within the 12 months prior to the date of the merger agreement to return or destroy such information.

Expenses and Fees

In general, each of FIS and Metavante will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement. However, the costs and expenses of printing and mailing this document, all filing and other fees paid to the SEC in connection with the merger, and the filing fee for the notification under the HSR Act shall be borne equally by FIS and Metavante.

Conditions to Complete the Merger

Our respective obligations to complete the merger are subject to the fulfillment or waiver of certain conditions, including:

•	the approval of the merger agreement and the transactions it contemplates by the Metavante shareholders;

•	the approval of the issuance of FIS common stock in the merger by FIS shareholders;

•	the approval of the listing of FIS common stock to be issued in the merger on the New York Stock Exchange, subject to official notice of issuance;

•	the receipt and effectiveness of all governmental and other approvals, registrations and consents, and the expiration of all related waiting periods, required to complete the merger, other than any approvals the failure to obtain which would not have a material adverse effect on either party;

•	the registration statement with respect to the FIS common stock to be issued in the merger having become effective under the Securities Act of 1933 and no stop order or proceedings for that purpose has been initiated or threatened by the SEC;

•	the absence of any orders, judgments, decrees or writs in effect by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or other transactions contemplated by the merger agreement;

•	no statute, rule, regulation or order has been enacted, entered or enforced by any governmental entity that prohibits or makes illegal the completion of the merger;

•	that none of the required regulatory approvals include any conditions or restrictions that would reasonably be expected to have a material adverse effect (as measured on a scale relative to Metavante) on either party or the surviving company in the merger;

•	the receipt of tax opinions in form and substance reasonably satisfactory to FIS and Metavante regarding the impact of the merger on the tax treatment of Metavante’s spin-off of M&I on November 1, 2007 and FIS’ spin-off of LPS on July 2, 2008;

•	the representations and warranties of the other party in the merger agreement regarding due organization, capitalization, authority to enter into the agreement and brokers’ fees being true and accurate in all material respects, and the other representations and warranties of the other party in the merger agreement (disregarding any materiality qualifications contained in such representations or warranties) being true and accurate except as would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on such party, and the receipt of officer certificates by each party from the other to that effect;

•	the performance by the other party in all material respects of its obligations under the merger agreement and the receipt of officer certificates by each party from the other party to that effect; and

•	the receipt of customary tax opinions as to the United States federal income tax treatment of the merger.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this document, we have no reason to believe that any of these conditions will not be satisfied. The obligations of FIS or Metavante to proceed with the merger are not conditioned upon the completion of either of the investments.

Amendment and Waiver of the Merger Agreement

Subject to applicable law, the parties may amend the merger agreement by written agreement. However, after any approval of the transactions contemplated by the merger agreement by the Metavante shareholders and FIS shareholders, there may not be, without further approval of those shareholders, any amendment of the merger agreement that requires such further shareholder approval under applicable law. Either party to the merger agreement may, subject to applicable law, extend the time for performance of any obligation of the other party, waive any inaccuracies in the representations and warranties of the other party, or may waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement. However, after any approval of the transactions contemplated by the merger agreement by the Metavante shareholders or the FIS shareholders, there may not be, without further approval of such shareholders, any extension or waiver of the merger agreement that changes the amount or form of consideration to be paid to the Metavante shareholders, other than as contemplated by the merger agreement.

Termination of the Merger Agreement

The merger agreement can be terminated by mutual written consent and by either party in the following circumstances:

•	if any of the required regulatory approvals are denied (and the denial is final and nonappealable), provided that the terminating party has complied with its obligations under the merger agreement with respect to regulatory approvals;

•	if a governmental entity of competent jurisdiction has issued a final and nonappealable order permanently enjoining or otherwise prohibiting the completion of the transactions contemplated by the merger agreement, provided that the terminating party has complied with its obligations under the merger agreement with respect to such order;

•	if the merger has not been completed on or before December 31, 2009, unless the failure to complete the merger by that date is due to a breach of the merger agreement by the party seeking to terminate the agreement;

•	if there is a breach by the other party that would cause the closing conditions described above not to be satisfied, unless the breach is capable of being, and is, cured within 30 days of notice of the breach (provided that the terminating party has not breached any representation, warrant, covenant or agreement that would result in the conditions to closing not to be satisfied);

•	if the other party fails to recommend the approval of the merger to its shareholders, modifies its recommendation in a manner adverse to the other party, approves or recommends an alternative transaction, fails to recommend against an alternative transaction within two business days upon the request of the other party, or takes any action that is inconsistent with its recommendation;

•	if the other party fails to substantially comply with its obligations relating to obtaining shareholder approval or not soliciting alternative transactions;

•	if the requisite shareholder vote in connection with the merger agreement is not obtained at the FIS shareholder meeting or Metavante shareholder meeting, respectively; or

•	if prior to obtaining its requisite shareholder approval, a party receives a Superior Proposal from a third party and after having complied with the provisions described above under “— Agreement Not to Solicit Other Offers.”

If the merger agreement is terminated, it will become void, and there will be no liability on the part of FIS or Metavante, except that termination will not relieve a breaching party from liability for any fraud or willful breach and the confidentiality agreement between the parties and other customary provisions will survive termination. In addition, if the merger agreement is terminated, a termination fee is payable under certain circumstances as set forth below.

Termination Fee

The merger agreement contains provisions requiring Metavante to pay to FIS, or FIS to pay to Metavante, a fee of $175 million in the event the merger agreement is terminated under specified circumstances.

•	The termination fee is payable by Metavante to FIS or FIS to Metavante, as applicable, in a situation that satisfies each of the following conditions:

•	a bona fide Acquisition Proposal is made known to the shareholders of a party; and

•	thereafter the merger agreement is terminated due to any of (a) that party’s shareholder vote in favor of the merger not having been obtained by December 31, 2009, (b) the failure to receive that party’s requisite shareholder vote at the shareholder meeting called for that purpose or at an adjournment of that meeting, or (c) that party’s breach of its representations, warranties or covenants under the merger agreement; and

•	within 12 months following termination of the merger agreement, that party enters into a definitive agreement for, or completes, an Alternative Transaction.

In these circumstances, the termination fee is payable on the date an Alternative Transaction is completed or any definitive agreement with respect to an Alternative Transaction is entered into.

•	The termination fee is payable immediately to the terminating party by the other party if the merger agreement is terminated based on the other party’s failure to recommend the merger to its shareholders, or if the other party modifies its recommendation in a manner adverse to the terminating party, approves or recommends an Alternative Transaction, fails to recommend against an Alternative Transaction within two business days upon the request of the other party, takes any action that is inconsistent with its recommendation, or fails to substantially comply with its obligations relating to obtaining shareholder approval or not soliciting Alternative Transactions.

•	The termination fee is payable immediately by the terminating party to the other party if the merger agreement is terminated in order to enter into a definitive agreement regarding a Superior Proposal.

Employee Benefit Matters

From the completion of the merger through December 31, 2009, the employees of Metavante and its subsidiaries who remain employed with FIS or its affiliates will generally be offered compensation and employee benefits that are substantially comparable in the aggregate to the compensation and employee benefits (excluding equity-based compensation) provided to such employees immediately prior to the completion of the merger with continued participation and coverage following the completion of the merger under the Metavante benefit plans as in effect immediately prior to the closing deemed to satisfy such obligation. In addition, from the completion of the merger until the first anniversary thereof, FIS has agreed to provide each Metavante employee with severance and other separation benefits no less favorable than those provided by Metavante and its subsidiaries as of immediately prior to the completion of the merger, unless otherwise approved by the President and Chief Executive Officer of FIS.

FIS has agreed to honor the accrued and vested obligations of Metavante and its subsidiaries as of the completion of the merger under the provisions of Metavante’s benefit plans and employment agreements. FIS will provide Metavante employees who remain employed by FIS following the completion of the merger (who we refer to as “assumed employees”) with credit for service with Metavante and its subsidiaries and predecessors for purposes of eligibility, vesting and benefit accruals under the FIS benefit plans in which such assumed employees may become eligible to participate (excluding benefit accruals under any FIS pension plans) to the same extent as such service was credited for such purpose by Metavante and its subsidiaries, except as would result in a duplication of benefits with respect to the same period of service or with respect to newly implemented plans for which prior service is not taken into account or with respect to plans for which participation, service and/or benefit accrual is frozen. In addition, with respect to life, disability, medical, dental or other health care insurance plans in which assumed employees become eligible to participate, FIS has agreed to waive any pre-existing condition limitations to the extent such conditions are covered under the applicable Metavante life, disability, medical, health or dental plans, to honor any deductible, co-payment and out-of-pocket expenses incurred by such assumed employees and their beneficiaries during the portion of the calendar year prior to such participation and to waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee, in each case to the extent such assumed employee had satisfied any similar limitation or requirement under an analogous life, disability, medical, dental or other health care insurance plan of Metavante in the year in which the completion of the merger or such employee’s participation in the applicable FIS life, disability, medical, dental or health care insurance plan, as applicable, occurs.

Metavante has agreed to suspend its employee stock purchase plan, effective as of Metavante’s payroll period ending immediately prior to the completion of the merger (but not less than 15 business days prior to the closing), such that the offering period then in effect will be the final offering period under the plan. After accumulated participant contributions are applied to the purchase of Metavante common stock in accordance with the merger agreement and the Metavante employee stock purchase plan, Metavante will terminate its employee stock purchase plan effective immediately prior to the completion of the merger. Assumed employees will become first eligible to participate in FIS’ employee stock purchase plan as of the first business day in January 2010 in accordance with its terms. In addition, as of immediately prior to the completion of the merger, Metavante will terminate each of its tax-qualified defined contribution plans and cause the accounts of participants in such plans to become fully vested and distributable, and FIS will permit each assumed employee who participated in a Metavante tax-qualified defined contribution plan to elect a direct rollover of such assumed employee’s account balance (including promissory notes evidencing outstanding loans) from the applicable Metavante plan to the FIS tax-qualified defined contribution plan. Assumed employees will generally be eligible to participate in the FIS tax-qualified defined contribution plan on the same basis as similarly-situated FIS employees, with assumed employees who participated in a Metavante tax-qualified defined contribution plan immediately eligible to participate in the corresponding FIS plan.

Each assumed employee will be eligible to receive an annual bonus in respect of 2009 equal to the sum of (x) the amount earned by such assumed employee and accrued and reserved on Metavante’s financial statements for such assumed employee as of immediately prior to the closing with respect to the period commencing January 1, 2009 and ending on the date of the completion of the merger, based on the actual performance of Metavante and the employee through the closing in accordance with the terms and conditions of the applicable Metavante short-term incentive plan, and (y) an amount determined in accordance with a short-term incentive plan of FIS with respect to the period commencing on the day following the completion of the merger and ending on December 31, 2009, based on the combined performance of FIS and Metavante and such assumed employee’s performance. Payment of 2009 annual bonuses to assumed employees will be subject to the approval of the Compensation Committee of the Board of Directors of FIS and the terms and conditions of the applicable short-term incentive plans (including any requirement to remain continuously employed) and payable in accordance therewith at such time as 2009 annual bonuses are paid to similarly situated employees of FIS.

Indemnification and Insurance

The merger agreement provides that from and after the effective date of the merger, FIS will indemnify to the fullest extent currently provided under applicable law, Metavante’s charter and bylaws and existing indemnification agreements, each of Metavante’s directors or officers against all losses or costs in connection with any claim pertaining to (i) the fact that such person is or was a director or officer of Metavante or its subsidiaries or (ii) the merger agreement and the transactions it contemplates.

The merger agreement further provides that FIS will cause the officers and directors of Metavante to be covered for a period of six years by Metavante’s directors’ and officers’ insurance, or policies (or, at FIS’ request, Metavante will purchase a prepaid “tail policy” for such period) that are not less advantageous than Metavante’s existing policy, with respect to acts or omissions occurring prior to the merger, provided that FIS will not be required to pay annual premiums in excess of 250% of Metavante’s current premiums.

Agreements with an Entity Affiliated with Warburg Pincus LLC

Support Agreement

In connection with the merger, FIS, Metavante and Merger Sub entered into a support agreement, dated as of March 31, 2009, with WPM, an affiliate of Warburg Pincus LLC and, as of the date of this document, the holder of approximately 25% of the outstanding shares of Metavante common stock. Under and subject to the terms of the support agreement, WPM has agreed that it will vote all of the shares of Metavante common stock beneficially owned by it:

•	in favor of the approval of the adoption and execution of the merger agreement by Metavante and the merger, in favor of each of the other actions contemplated by the merger agreement and in favor of any action in furtherance of any of the foregoing (in each case whether or not recommended by the board of directors of Metavante); and

•	against any “Acquisition Proposal” (as used in the merger agreement) or proposal relating to an Acquisition Proposal, any merger agreement or merger (other than the merger agreement and merger discussed herein), consolidation, combination, material business transaction or legal or regulatory action, sale of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Metavante or any of its subsidiaries, or any amendment of Metavante’s articles of incorporation or bylaws that, in the case of each, would (A) impede, frustrate, prevent or nullify any provision of the support agreement, the merger agreement or the merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Metavante under the merger agreement, or (C) change in any manner the voting rights of Metavante common stock owned by WPM.

The support agreement does not restrict or limit any affiliate or representative of WPM from exercising his or her fiduciary duties in his or her capacity as a director.

The support agreement automatically terminates upon the earliest to occur of:

•	the date upon which the merger agreement is terminated in accordance with its terms;

•	the date upon which the merger becomes effective; or

•	the date of any amendment, modification, change or waiver to the merger agreement that results in a decrease in the amount of shares of FIS common stock that holders of Metavante common stock are entitled to receive under the merger agreement in exchange for such holders’ common stock (including any such decrease coupled with a replacement of such decreased amount with cash consideration) or a decrease in the merger consideration.

Shareholders Agreement

In connection with the merger and based upon certain existing rights of WPM in respect of its investment in Metavante, WPM and FIS entered into a shareholders agreement, dated as of March 31, 2009, pursuant to which, among other things, subject to the terms and conditions of the shareholders agreement, following the completion of the merger, WPM will be entitled to nominate and have appointed one director to the board of directors of FIS until the earlier of (1) such time as WPM no longer holds at least 20% of the number of shares of FIS common stock received in the merger and purchased by WPM in connection with the stock purchase right agreement and (2) the tenth anniversary of the completion of the merger. The shareholders agreement also prohibits WPM from transferring the shares it receives in the merger, subject to limited exceptions, for 180 days after the completion of the merger, and after such time provides WPM with certain registration rights. The shareholders agreement does not become effective until the merger is completed.

Stock Purchase Right Agreement

WPM, Metavante and FIS entered into a stock purchase right agreement, dated as of March 31, 2009. The stock purchase right agreement, which is similar to an agreement WPM currently has with Metavante provides, among other things, that as of and following the effective time of the merger, WPM has the right to purchase shares of FIS common stock if Metavante employee stock options that were outstanding immediately prior to Metavante’s spin-off of M&I and which will be assumed by FIS in connection with the merger are exercised in accordance with formulas set forth in the stock purchase right agreement. If the merger agreement is terminated, the stock purchase right agreement shall automatically terminate and be of no further force and effect. The stock purchase right agreement with FIS would supersede WPM’s similar existing agreement with Metavante if and when the merger is consummated.

Expense Reimbursement

In connection with these transactions, Metavante has agreed to reimburse the reasonable out-of-pocket expenses incurred by WPM and its affiliates in connection with the negotiation and completion of the transactions contemplated by these agreements. The reimbursement of such expenses is subject to a cap of $1.2 million in the aggregate.

ACCOUNTING TREATMENT

The merger will be accounted for as a “business combination,” as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes, with FIS treated as the acquiror. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Metavante as of the effective time of the merger will be recorded at their respective fair values and added to those of FIS. Any excess of purchase price over the fair values is recorded as goodwill. Consolidated financial statements of FIS issued after the merger would reflect these fair values and would not be restated retroactively to reflect the historical financial position or results of operations of Metavante.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following general discussion sets forth the anticipated material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Metavante common stock that exchange their shares of Metavante common stock for shares of FIS common stock in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only beneficial owners of shares of Metavante common stock that hold such shares as capital assets within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of Metavante common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of Metavante common stock that received Metavante common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder;

•	a person that has a functional currency other than the United States dollar;

•	a holder of Metavante common stock that holds Metavante common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	a United States expatriate; or

•	Warburg Pincus LLC or any of its affiliates.

Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Metavante common stock that is, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a United States person for United States federal income tax purposes; or

•	an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.

The United States federal income tax consequences to a partner in an entity or arrangement treated as a partnership, for United States federal income tax purposes, that holds Metavante common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Metavante common stock should consult their own tax advisors.

Tax Consequences of the Merger Generally

The parties intend that the merger be treated as a reorganization for United States federal income tax purposes. It is a condition to FIS’ obligation to complete the merger that FIS receive an opinion from Deloitte Tax LLP, in form and substance reasonably satisfactory to FIS, dated the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Metavante’s obligation to complete the merger that Metavante receive an opinion from Kirkland & Ellis LLP, in form and substance reasonably satisfactory to Metavante, dated the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on representation letters provided by FIS and Metavante and on customary factual assumptions. Neither of the opinions described above will be binding on the Internal Revenue Service. FIS and Metavante have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

Provided the merger is treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, none of FIS, Metavante or Merger Sub will recognize any gain or loss for United States federal income tax purposes, and upon exchanging your shares of Metavante common stock for shares of FIS common stock, you generally will not recognize gain or loss, except with respect to cash received instead of fractional shares of FIS common stock (as discussed below). Your tax basis in the shares of FIS common stock that you receive in the merger, including any fractional share interests deemed received and redeemed as described below, will equal your adjusted tax basis in the shares of Metavante common stock that you surrender in exchange thefore. Your holding period for the shares of FIS common stock that you receive in the merger (including a fractional share interest deemed received and sold as described below) will include your holding period for the shares of Metavante common stock that you surrender in exchange therefor.

Cash Instead of a Fractional Share

If you receive cash instead of a fractional share of FIS common stock, you will be treated as having received the fractional share of FIS common stock pursuant to the merger and then as having sold that fractional share of FIS common stock for cash. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in your fractional share of FIS common stock as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares (including the holding period of Metavante common stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding Tax

If you are a non-corporate holder of shares of Metavante common stock, then you may be subject to information reporting and backup withholding tax (currently at a rate of 28%) on any cash payments that you receive. You generally will not be subject to backup withholding tax, however, if you:

•	furnish a correct taxpayer identification number, certify that you are not subject to backup withholding tax on the substitute Form W-9 or successor form included in the letter of transmittal that you will receive and otherwise comply with all the applicable requirements of the backup withholding tax rules; or

•	provide proof that you are otherwise exempt from backup withholding tax.

Backup withholding tax is not an additional income tax. Any amounts withheld under the backup withholding tax rules will generally be allowed as a refund or credit against your United States federal income tax liability, provided that you timely furnish the required information to the Internal Revenue Service.

COMPARISON OF RIGHTS OF FIS AND METAVANTE SHAREHOLDERS

As a result of the merger, Metavante common shareholders will receive 1.35 shares of FIS common stock, in exchange for each outstanding share of Metavante common stock that they own. The following is a summary of certain material differences between the rights of holders of Metavante common stock and the rights of holders of FIS common stock, but does not purport to be a complete description of those differences. These differences arise in part from the differences between Georgia law governing corporations, including the Georgia Business Corporation Code, commonly referred to as the GBCC, and Wisconsin law governing corporations, including the Wisconsin Business Corporation Law, commonly referred to as the WBCL. Additional differences arise from the governing documents of the two companies, including FIS’ amended and restated articles of incorporation and bylaws and Metavante’s restated articles of incorporation and amended and restated by-laws, as well as the shareholders agreement, as amended, entered into by Metavante and WPM, which is referred to as the Metavante shareholders agreement, and the amended and restated stock purchase right agreement entered into by Metavante and WPM, which is referred to as the Metavante stock purchase right agreement. After the completion of the merger, the rights of Metavante shareholders who become FIS shareholders will be governed by FIS’ amended and restated articles of incorporation and bylaws and Georgia law. The following is a comparison of the material rights of the shareholders of FIS and Metavante, but does not purport to be a complete description of those rights. See “Where You Can Find More Information” on page [  ].

FIS	Metavante

AUTHORIZED CAPITAL STOCK

600,000,000 shares of FIS common stock, par value $0.01 per share, of which there were 191,155,993 shares issued and outstanding as of March 26, 2009. As of that time, no shares of FIS common stock were reserved for issuance, except for shares reserved for issuance pursuant to compensation and benefit plans of FIS and 12,861,736 shares reserved for issuance pursuant to the investment agreement. 200,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding.	200,000,000 shares of Metavante common stock, par value $0.01 per share, of which there were 119,834,772 shares issued and outstanding as of March 26, 2009. As of that time, no shares of Metavante common stock were reserved for issuance, except for shares reserved for issuance pursuant to compensation and benefit plans of Metavante and 2,302,356 shares reserved for issuance pursuant to the Metavante stock purchase right agreement.

100,000,000 shares of Class A common stock, par value $0.01 per share. As of March 26, 2009, there were no shares of Class A common stock outstanding.

5,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding as of March 26, 2009.

BOARD OF DIRECTORS
Size of the Board of Directors

The GBCC provides that a board of directors must consist of one or more individuals, with the number specified in or fixed in accordance with the articles of incorporation or bylaws. The articles of incorporation or bylaws may allow the shareholders or the board of directors to fix or change the number of directors, or may establish a permissible range for the number of directors pursuant to which the shareholders or, if the articles or bylaws so provide, the board of directors may fix or change the number of directors from time to time.	The WBCL provides that a board of directors must consist of one or more natural persons, with the number specified in or fixed in accordance with the articles of incorporation or bylaws. The number of directors may be increased or decreased (except that a decrease in the number of directors may not shorten an incumbent director’s term) from time to time by amendment to, or in the manner provided in, the articles of incorporation or the bylaws.

FIS	Metavante

FIS’ amended and restated articles of incorporation and bylaws provide that the number of directors of FIS shall not be less than five, nor more than fifteen and is fixed within such range by the board of directors.

Subject to the terms and conditions of the shareholders agreement between FIS and WPM, following the completion of the merger, WPM has the right to nominate and have appointed one director to the board of directors of FIS until the earlier of (1) such time as WPM and its affilaites no longer hold at least 20% of the number of shares of FIS common stock received in the merger and purchased by WPM in connection with the stock purchase right agreement and (2) the tenth anniversary of the completion of the merger.

Subject to the terms and conditions of the investment agreement, following the completion of the equity capital investments, THL will have the right to nominate and cause FIS to appoint one individual to FIS’ board of directors until the earlier of (a) the date on which THL holds less than 35% of the number of shares of FIS common stock received in the THL investment and (b) the tenth anniversary of the completion of the equity capital investments.

The shareholders agreement between FIS and WPM provides that the WPM designee shall have the right to serve on the compensation and governance committees of FIS’ board of directors, subject to applicable law and securities exchange rules.	Pursuant to Metavante’s restated articles of incorporation, the number of directors shall not be less than three and shall be fixed from time to time by resolution adopted by an affirmative vote of a majority of the directors then in office; however, under the terms of the Metavante shareholders agreement, the board of directors is required to consist of 11 directors.

Pursuant to the Metavante shareholders agreement, until the earlier of November 1, 2017 (i.e., the tenth anniversary of the Metavante shareholders agreement) or the termination of the Metavante shareholders agreement, WPM has the right to designate for nomination and election, the following number of directors: (a) so long as the aggregate ownership percentage of WPM and its affiliates equals or exceeds 17.5%, WPM shall have the right to nominate three directors; (b) if the aggregate ownership percentage of WPM and its affiliates is less than 17.5% but equals or exceeds 7.5%, WPM shall have the right to nominate two directors; (c) if the aggregate ownership percentage of WPM and its affiliates is less than 7.5% but the fair market value of the Metavante common stock beneficially owned by WPM equals or exceeds $150 million, WPM shall have the right to nominate one director; and (d) if the aggregate ownership percentage of WPM and its affiliates is less than 7.5% and the fair market value of the Metavante common stock beneficially owned by WPM is less than $150 million, WPM shall not have the right to nominate any directors.

The Metavante shareholders agreement provides that Metavante’s board of directors have three standing committees, an audit committee, a compensation committee, and a corporate governance/nominating committee, each of which will have three members, at least one of whom will be a director who was nominated by WPM in accordance with the shareholders agreement.

The Metavante shareholders agreement provides that the chairman of the compensation committee shall be a WPM designee.

Supermajority Board Approval. Pursuant to the Metavante shareholders agreement, until November 1, 2009, certain transactions, including certain mergers or reorganizations and other transactions in excess of certain dollar thresholds, require a vote of at least 8 of the 11 Metavante directors.

FIS	Metavante

Classified Board of Directors

The GBCC permits, but does not require, a Georgia corporation to provide for a classified board of directors in its articles of incorporation or bylaws.	The WBCL permits, but does not require, a Wisconsin corporation to provide for a classified board of directors in its articles of incorporation.

FIS’ amended and restated articles of incorporation and bylaws provide for a classified board of directors, with each class to consist as nearly as possible of one-third of the total number of directors and with each class to hold office for a three-year term. Any change in the number of directors must be apportioned among the classes so as to maintain as close to equal numbers per class as possible.

Unless recommended by a majority of the board of directors, an amendment or repeal of these provisions or the adoption of any provision of the FIS’ amended and restated articles of incorporation or bylaws inconsistent with these provisions concerning the classified board must be approved by the affirmative vote of not less than two-thirds (2/3) of the votes entitled to be cast by the holders of all of the outstanding shares of FIS then entitled to vote generally in the election of directors, voting together as a single class.	Metavante does not have a classified board of directors.

Election of the Board of Directors

The GBCC provides that, unless otherwise provided in (1) the articles of incorporation or (2) a bylaw that fixes a greater voting requirement for the election of directors and that is adopted by the board of directors of a corporation having shares listed on a national securities exchange or regularly traded in a market maintained by one or more members of a national or affiliated securities association, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election. The action to elect directors may be taken at a meeting only if a quorum is present.	The WBCL provides that, unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

FIS’ amended and restated bylaws provide that directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting of shareholders at which a quorum is present.	Metavante’s restated articles of incorporation do not provide for a different voting standard for the election of directors than the standard provided in the WBCL.

Pursuant to Metavante’s corporate governance guidelines, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to promptly offer his or her resignation to the chairman of the board. Metavante’s corporate governance/nominating committee will promptly consider the tendered resignation offer and recommend to the board of directors whether to accept or reject it. The board of directors will act on the corporate governance/

FIS	Metavante

nominating committee’s recommendation no later than 90 days following the tender of the director’s resignation offer and will disclose its decision (providing a description of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation offer) within four business days following such decision.

Vacancies on the Board of Directors

The GBCC provides that vacancies on the board of directors may be filled by the shareholders or directors, unless the articles of incorporation or a bylaw approved by the shareholders provides otherwise.	The WBCL provides that, unless the articles of incorporation provide otherwise, vacancies on the board of directors (including a vacancy resulting from an increase in the number of directors) may be filled by the shareholders, the board of directors or, if the directors remaining in office constitute fewer than a quorum of the board, by the affirmative vote of a majority of all the directors remaining in office.

FIS’ amended and restated articles of incorporation and bylaws provide that any vacancy on the board shall be filled by a majority of the board of directors then in office. Any director elected to fill a vacancy resulting from prior death, resignation, retirement, disqualification or removal from office of a director, shall have the same remaining term as that of his or her predecessor. Any additional director of any class elected by the board of directors to fill a vacancy resulting from an increase in such a class shall hold office for a term that shall expire at the next annual meeting of shareholders.	Pursuant to Metavante’s restated articles of incorporation, any vacancy occurring on the board of directors, however caused, may only be filled by a majority vote of the directors remaining in office, although less than a quorum, or by a sole remaining director. Only if no director remains in office may a vacancy be filled by the shareholders.

However, under the Metavante shareholders agreement, until the earlier of (a) November 1, 2017, (b) the termination of the shareholders agreement or (c) the date on which WPM’s ownership percentage is less than 7.5% and the fair market value of the Metavante common stock beneficially owned by WPM is less than $150 million, the remaining directors nominated by WPM shall have the right to designate for nomination or appointment an individual to replace any WPM nominee upon his or her death, resignation, retirement, disqualification or removal, so long as WPM has the right to designate such a member of Metavante’s board of directors under the ownership percentages described in this table under “Size of the Board of Directors” above.

Removal of Directors

The GBCC provides that classified directors of a corporation may be removed only for cause by a majority of the votes entitled to be cast on their election, unless the articles of incorporation or a bylaw adopted by the shareholders provides otherwise. However, if a director is elected by a particular voting group, that director may only be removed by the requisite vote of that voting group.
The WBCL provides that the shareholders may remove one or more directors with or without cause unless the articles of incorporation or bylaws provide that directors may be removed only for cause.

FIS	Metavante

Neither FIS’ amended and restated articles of incorporation nor bylaws contain a provision with respect to removal of directors.	Metavante’s restated articles of incorporation and amended and restated by-laws provide that a director may only be removed for cause and then only by the affirmative vote of a majority of the votes entitled to be cast by all outstanding shares of capital stock of the corporation entitled to vote at a meeting of shareholders duly called for such purpose “Cause” means solely malfeasance arising from the performance of a director’s duties which has a material adverse effect on Metavante’s business.

BUSINESS COMBINATIONS, FAIR PRICE REQUIREMENTS AND OTHER ANTITAKEOVER PROVISIONS

The GBCC provides for both fair price requirements in connection with business combinations with interested shareholders and prohibitions of such business combinations in certain circumstances. These fair price requirements and business combinations limitations under Georgia law apply only to corporations that opt via corporate bylaw to be subject to these provisions.	The WBCL protects domestic corporations from hostile takeovers and abusive takeover tactics by preventing a person from engaging in specified transactions with the corporation or from taking specific actions after that person has acquired a significant portion of the corporation’s shares. These protections fall into three categories:

• the business combination statute, which regulates specified types of transactions with interested shareholders;

• the fair price statute, which regulates the price at which large shareholders may acquire the remaining shares of the corporation; and

• the control share statute, which regulates the voting power of shares held by specified large shareholders.

The following section summarizes each of these statutes.

Business Combination Statutes

If a resident domestic corporation’s bylaws provide that Sections 14-2-1131 through 1133 of the GBCC apply, the corporation is prevented, under certain circumstances, from engaging in business combinations with interested shareholders. The GBCC provides that a resident domestic corporation (as defined in the GBCC) may not engage in any business combination with any interested shareholder, subject to certain exceptions, for a period of five years following the time that the shareholder became an interested shareholder, unless:	Sections 180.1140 to 180.1144 of the WBCL, which are referred to as the Wisconsin business combination statutes, prohibit a “resident domestic corporation” from engaging in a “business combination “with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless, prior to such date, the board of directors approved the business combination or the transaction in which the person became an interested stockholder.

•   prior to that time, the resident domestic corporation’s board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

•   in the transaction which resulted in the shareholder becoming an interested shareholder, the interested
A corporation may engage in a business combination with an interested stockholder after the expiration of the three-year period with respect to that stockholder only if one or more of the following conditions is satisfied (i) the board of directors approved the acquisition of the stock before the date on which the stockholder acquired the shares, (ii) the business combination is approved by a majority of the

FIS	Metavante

shareholder became the beneficial owner of at least 90   percent of the voting shares of the resident domestic corporation outstanding at the time the transaction commenced, excluding shares held by certain parties enumerated in the GBCC; or

•     subsequent to becoming an interested shareholder, the shareholder acquired additional shares resulting in the interested shareholder being the beneficial owner of at least 90 percent of the outstanding voting shares of the resident domestic corporation, excluding shares held by certain parties enumerated in the GBCC, and the business combination was approved at an annual or special meeting of shareholders by the holders of a majority of the voting shares entitled to vote thereon, excluding the shares held by certain parties enumerated in the GBCC.
outstanding voting shares not beneficially owned by the interested stockholder or (iii) the consideration to be received by shareholders meets certain fair price requirements of the statute with respect to form and amount.

For purposes of the Wisconsin business combination statutes, a “business combination” includes (a) a merger or share exchange, (b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the corporation or its subsidiary equal to at least 5% of the aggregate market value of the consolidated assets or outstanding stock of the corporation or 10% of the corporation’s earning power or income on a consolidated basis, (c) the issuance or transfer by the corporation or its subsidiary of stock or rights to purchase stock to an interested stockholder if the stock has an aggregate market value equal to at least 5% of the outstanding stock, unless the stock was issued or transferred pursuant to the exercise of warrants, rights or options or a dividend or distribution made proportionately to all shareholders, (d) the adoption of a plan of liquidation or dissolution of the corporation that is proposed by or on behalf of an interested stockholder, (e) other enumerated transactions involving an interested stockholder if the effect is to increase the proportionate share of the outstanding stock (or securities convertible into stock) of the corporation or its subsidiary beneficially owned by the interested stockholder, and (f) receipt by an interested stockholder of the benefit of a loan, advance, guarantee, pledge or other financial assistance or a tax credit or other tax advantage provided by or through the corporation or its subsidiary, unless the benefit is received proportionately by all shareholders.

A “resident domestic corporation” means a public Wisconsin corporation that, as of the stock acquisition date in question, has:

• its principal offices located in Wisconsin;

• significant business operations located in Wisconsin;

• more than 10% of the holders of record of its stock who are residents of Wisconsin; or

• more than 10% of its shares held of record by residents of Wisconsin.

An “interested shareholder” is any person, other than the corporation or its subsidiaries, that (1) beneficially owns 10% or more of the voting power of the outstanding voting shares of the corporation or (2) is an affiliate of the corporation and, at any time within the two-year period immediately prior to the date in question, beneficially owned 10% or more of the	An “interested stockholder” is a person who beneficially owns at least 10% of the voting power of the outstanding voting stock of the resident domestic corporation, or who is an affiliate or associate of the resident domestic corporation and beneficially owned at least 10% of the voting power of the then

FIS	Metavante

voting power of the then outstanding voting shares of the corporation.	outstanding voting stock within three years prior to the date in question.

FIS’ amended and restated bylaws provide that all of the requirements of Article 11, Part 3, of the GBCC, included in Sections 14-2-1131 through 1133 (and any successor provisions thereto), shall be applicable to FIS in connection with any business combination with any interested shareholder.	Metavante is considered a resident domestic corporation for purposes of these provisions of the WBCL.

Fair Price Requirements

Sections 14-2-1110 through 1113 of the GBCC contain fair price requirements applicable to certain business combinations with certain interested shareholders that are summarized below. The Georgia fair price statute prohibits certain business combinations between a Georgia business corporation and an interested shareholder unless:

•     the business combination is unanimously approved by the continuing directors, provided that the continuing directors constitute at least three members of the board of directors at the time of approval; or

•   the business combination is recommended by at least two- thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the interested shareholder; or

•   certain “fair price” criteria are satisfied; or

• the interested shareholder has been such for at least three years and has not increased his ownership position in such three-year period by more than one percent in any twelve-month period.	Sections 180.1130 to 180.1133 of the WBCL, which are referred to as the Wisconsin fair price statutes, require that “business combinations” involving a “significant shareholder” and a resident domestic corporation be approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by the outstanding voting shares of the corporation and (2) two-thirds of the votes entitled to be cast by the holders of the voting shares that are not beneficially owned by a “significant shareholder” or an affiliate or associate of a significant shareholder who is a party to the transaction, unless the fair price conditions specified in the statute have been satisfied. This requirement is in addition to any vote that may be required by law or the articles of incorporation.

For purposes of the Wisconsin fair price statutes, a “business combination” generally includes (i) a merger or share exchange or (ii) a sale, lease, exchange or other disposition of all or substantially all the property or assets of the corporation to a significant shareholder, other than a mortgage or pledge if such mortgage or pledge is not made to avoid the fair price statutes and the Wisconsin defensive action restrictions statute (as described below). Under the Wisconsin fair price statutes, a “significant shareholder” is a person who beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding shares of the resident domestic corporation, or who is an affiliate of the resident domestic corporation and beneficially owned, directly or indirectly, 10% or more of the voting power of the outstanding shares of the resident domestic corporation within two years prior to the date in question.

FIS’ amended and restated bylaws provide that all of the requirements of Article 11, Part 2, of the GBCC, included in Sections 14-2-1110 through 1113 (and any successor provisions thereto), shall be applicable to FIS in connection with any business combination with any interested shareholder.	Metavante is considered a resident domestic corporation for purposes of these provisions of the WBCL.

Control Share Statute

FIS	Metavante

The GBCC does not contain similar provisions.	Under Section 180.1150 of the WBCL, the voting power of shares of a resident domestic corporation that are held by any person in excess of 20% of the voting power in the election of directors are limited (in voting on any matter) to 10% of the full voting power of such excess shares, unless otherwise provided in the articles of incorporation or otherwise specified by the board of directors, or unless full voting rights have been restored at a special meeting of the shareholders called for that purpose.

Metavante’s restated articles of incorporation do not exclude it from application of the restrictions imposed by such provisions.

In addition, Section 180.1150(3) excludes shares held or acquired under certain circumstances from the application of Section 180.1150(2), including, among others, shares acquired directly from Metavante and shares acquired in a merger or share exchange to which Metavante is a party. The shares held by WPM are excluded from the voting limitations of the Wisconsin control share acquisition statute since, among other things, they have been acquired directly from Metavante.

Defensive Action Restrictions Statute

The GBCC does not contain similar provisions.	Section 180.1134 of the WBCL, which is referred to as the Wisconsin defensive action restrictions statute, provides that, in addition to the vote otherwise required by law or the articles of incorporation, a resident domestic corporation must receive approval of the holders of a majority of the shares entitled to vote before the corporation can take the actions discussed below while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. Under the Wisconsin defensive action restrictions statute, approval of the holders of the majority of the shares is required for:

•   the corporation to acquire more than 5% of its own outstanding voting shares at a price above the market price from any individual who, or organization which, owns more than 3% of the outstanding voting shares and has held the shares for less than two years, unless at least an equal offer is made by the corporation to acquire all of its voting shares and all securities which may be converted into its voting shares; and

•   the corporation to sell or option assets of the corporation which amount to at least 10% of the market value of the corporation, unless the corporation has at least three directors who are not officers or employees of the corporation and a majority of the directors who are not officers or employees of the corporation vote not to be governed by this restriction.

FIS	Metavante

Metavante is considered a resident domestic corporation for purposes of these provisions of the WBCL.

MERGERS, ACQUISITIONS, SHARE PURCHASES AND OTHER TRANSACTIONS

Under the GBCC, a sale or other disposition of all or substantially all of the corporation’s assets, a merger of the corporation with and into another corporation, or a share exchange involving one or more classes or series of the corporation’s shares or a dissolution of the corporation must be approved by the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of the holders of a majority of all shares of stock entitled to vote thereon.	Under the WBCL, unless the articles of incorporation or bylaws require a greater vote or a vote by voting groups, a plan of merger or share exchange must be approved, with certain exceptions, by each voting group entitled to vote separately on the plan by a majority of all the votes entitled to be cast on the plan by that voting group.

In addition, under the WBCL, unless the WBCL, the articles of incorporation or bylaws require a greater vote or a vote by voting groups, a sale or other disposition of all or substantially all of the corporation’s property must be approved by a majority of all the votes entitled to be cast on the transaction.

In addition, under the WBCL, unless the WBCL, the articles of incorporation or bylaws or the board of directors (in taking such action) require a greater vote or a vote by voting groups, a proposal to dissolve a corporation is approved by a majority of all the votes entitled to be cast on the proposal.

ANNUAL MEETING OF SHAREHOLDERS

The GBCC provides that a meeting of shareholders will be held annually at a time stated in or fixed in accordance with the corporation’s bylaws. The GBCC also requires notice of a shareholders’ meeting to be sent to shareholders entitled to vote at a meeting not fewer than 10 nor more than 60 days before the date of the meeting. Unless the GBCC or the articles of incorporation require otherwise, the corporation is required to give notice only to shareholders entitled to vote at the meeting.	The WBCL provides that a corporation must hold a meeting of shareholders annually at a time stated in or fixed in accordance with the bylaws.

FIS’ amended and restated bylaws provide that the annual meeting of the shareholders of FIS will be held during the first five months after the end of each fiscal year of FIS at such time and place as fixed by the board of directors. A notice of each meeting of shareholders stating the date, time and place of the meeting must be given not less than 10 days nor more than 60 days before the date thereof to each shareholder entitled to vote at that meeting.	Metavante’s amended and restated by-laws provide that the annual meeting of shareholders will be held on the fourth Wednesday in the month of May in each year at 10 A.M., or at such other time and/or date as shall be fixed by Metavante’s secretary or board of directors, for the purposes of electing directors and for the transaction of such other business as may have been properly brought before the meeting in compliance with the provisions of the by-laws.

Under the WBCL, a Wisconsin corporation must notify its shareholders of an annual or special meeting not less than 10 days nor more than 60 days before the meeting unless the corporation’s articles of incorporation or bylaws provide otherwise.

Under Metavante’s amended and restated by-laws,

FIS	Metavante

holders of Metavante common stock are entitled to no more than 70 days’ nor less than 10 days’ prior notice for each meeting.

Additionally, under the WBCL, at least 20 days’ notice must be provided if the purpose of the meeting is to consider a plan of merger or share exchange for which shareholder approval is required by law or the sale, lease, exchange or other disposition of all or substantially all of Metavante’s property outside the usual course of business; the notice must state that the purpose or one of the purposes, is to consider the plan of merger or share exchange and must be accompanied by a copy or summary of the plan.

SUBMISSION OF SHAREHOLDER PROPOSALS

FIS’ amended and restated bylaws provide that a shareholder submitting a proposal for a shareholder vote to FIS’ shareholders must file a written notice setting forth (i) certain information regarding the shareholder bringing the proposal, (ii) a description of the shareholder proposal, (iii) any other information required by Rule 14a-8 under the Securities Exchange Act of 1934 and (iv) such other information as the board of directors reasonably determines is necessary or appropriate to enable the board of directors and shareholders of FIS to consider the shareholder proposal.	Pursuant to Metavante’s amended and restated by-laws, any shareholder who intends to bring business before an annual meeting of shareholders must provide Metavante with notice of such intention, the nature of such proposal, the reasons for conducting such business at the annual meeting and certain information regarding the shareholder bringing the proposal not less than 90 days prior to the anniversary date of the annual meeting of shareholders in the immediately preceding year.

FIS’ amended and restated bylaws also provide that if a shareholder proposal is to be submitted at an annual meeting of the shareholders, it must be delivered to and received by the Secretary of FIS at least 120 days before the first anniversary of the date that FIS’ proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders. If a shareholder proposal is to be submitted at a special meeting of the shareholders, it must be delivered to the Secretary of FIS no later than the close of business on the earlier of (i) the 30th day following the public announcement that a matter will be submitted to a vote of the shareholders at a special meeting, or (ii) the 10th day following the day on which notice of the special meeting was given.

NOMINATION OF DIRECTOR CANDIDATES BY SHAREHOLDERS

FIS’ amended and restated bylaws provide that nominations of individuals for election to the board of directors of FIS at any annual meeting or any special meeting of shareholders at which directors are to be elected may be made by any shareholder entitled to vote for the election of directors at that meeting by submitting a written notice, which shall set forth certain information about the nominee and certain	Pursuant to Metavante’s amended and restated by-laws, any shareholder who intends to nominate directors for election at a meeting called for that purpose must provide Metavante with notice of such intention, a written consent of the nominee to serve as a director, certain information regarding the proposed nominee and certain information regarding the nominating shareholder not less than 90 days prior to

FIS	Metavante

information regarding the shareholder bringing the proposal.	the anniversary date of the annual meeting of shareholders in the immediately preceding year.

A written consent to being named in a proxy statement as a nominee, and to serve as a director if elected, signed by the nominee, must be filed with any nomination notice, together with evidence satisfactory to FIS that such nominee has no interests that would limit his or her ability to fulfill his or her duties of office.

If a nomination notice is to be submitted at an annual meeting of the shareholders, it must be delivered to and received by the Secretary of FIS at least 120 days before the first anniversary of the date that FIS’ proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders. If a nomination notice is to be submitted at a special meeting of the shareholders, it must be delivered to the Secretary of FIS no later than the close of business on the earlier of (i) the 30th day following the public announcement that a matter will be submitted to a vote of the shareholders at a special meeting, or (ii) the 10th day following the day on which notice of the special meeting was given.

SPECIAL MEETING OF SHAREHOLDERS

The GBCC provides that special meetings of shareholders may be called by the board of directors or by any person authorized to do so in the articles of incorporation or the bylaws of the corporation. A special meeting may also be called by the holders of at least 25 percent, or that greater or lesser percentage as may be provided in the articles of incorporation or bylaws, of all the votes entitled to be cast on any issue proposed to be considered at a proposed special meeting. Under the GBCC, notice of a special meeting must include a description of the purpose or purposes for which the meeting is called. Only business within the purpose or purposes described in this notice may be conducted at a special shareholders’ meeting.	Under the WBCL, a special meeting of shareholders may be called by the board of directors or any person authorized by the articles of incorporation or bylaws and must be called upon receipt of written demand(s) by the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting describing one or more purposes for which the meeting is to be held. Only business within the purpose described in the meeting notice may be conducted at a special meeting of shareholders.

FIS’ amended and restated bylaws provide that special meetings may be called by the chairman of the board of directors, the vice chairman, the chief executive officer, the president, the board of directors by vote at a meeting, a majority of the directors in writing without a meeting, or by unanimous call of the shareholders. FIS’ amended and restated bylaws also provide that in the case of a special meeting of the shareholders, the notice of meeting shall state the purpose or purposes for which the meeting is called, and only business within the purpose or purposes	Metavante’s amended and restated by-laws authorize a special meeting of shareholders to be called only by the chief executive officer or the president pursuant to a resolution approved by not less than a majority of the board of directors and provide that a special meeting of the shareholders shall be called by the board of directors upon demand, in accordance with Section 2.2 of the amended and restated by-laws, of the holders of record of shares representing at least 10% of all the votes entitled to be cast on any issue proposed at the special meeting.

FIS	Metavante

described in such notice may be conducted at the meeting.

SHAREHOLDER ACTION WITHOUT A MEETING

The GBCC provides that action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting upon the written consent of all the shareholders entitled to vote on the action or, if the articles of incorporation so provide, upon the written consent of persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted.	Under the WBCL, unless a corporation’s articles of incorporation permit such action to be taken by less than unanimous consent, shareholders may take action without a meeting only by a unanimous written consent of all shareholders entitled to vote on the action.

The amended and restated articles of incorporation of FIS do not provide that shareholder action without a meeting may be taken without the consent of all of the shareholders. Thus, the written consent of all the shareholders entitled to vote on an action would be required for shareholder action to be taken without a meeting.	Metavante’s restated articles of incorporation do not permit such action to be taken by less than unanimous consent.

LIABILITY OF DIRECTORS

The GBCC provides that the articles of incorporation may set forth a provision eliminating or limiting the liability of a director to the corporation or any of its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for any appropriation, in violation of his or her duties, of any business opportunity of the corporation, for acts or omissions which involve intentional misconduct or a knowing violation of law, for participation in certain unlawful distributions to shareholders or for any transaction from which the director received an improper personal benefit. However, no provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date that such provision becomes effective.

FIS’ amended and restated articles of incorporation provide that no director will have any liability to FIS or to its shareholders for monetary damages for any action taken, or any failure to take action, as a director, except for: (i) any appropriation of any business opportunity of FIS in violation of the director’s duties; (ii) acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) the types of liability set forth in Section 14-2-832 of the GBCC; or (iv) any transaction from which the director received an improper personal benefit.	Under the WBCL, unless a limitation in the articles of incorporation applies, a director is not liable to the corporation, its shareholders or any person asserting rights on behalf of the corporation or its shareholders for monetary damages or other monetary liabilities arising from a breach of or failure to perform any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes:

•     a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest;

•   a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

•   a transaction from which the director derived an improper personal profit; or

•   willful misconduct.

Metavante’s restated articles of incorporation do not limit these provisions as they may apply to Metavante directors.

DUTIES OF DIRECTORS

FIS	Metavante

Under the GBCC, the articles of incorporation of a corporation may provide that in discharging the duties and in determining what is believed to be in the best interests of the corporation, a director, in addition to considering the effects of any action on the corporation or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the corporation and its subsidiaries, the communities in which offices or other establishments of the corporation are located, and all other factors such directors consider pertinent; provided, however, these provisions shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be considered.

FIS’ amended and restated articles of incorporation contain such a provision.	Under the WBCL, a director or officer, in discharging his or her duties to the corporation and determining what he or she believes is in the best interests of the corporation, may, in addition to considering the effects of any action on shareholders, consider:

•     the effects of the action on employees, suppliers and customers of the corporation;

•   the effects of the action on the communities in which the corporation operates; and

• any other factors that the director or officer considers pertinent.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The GBCC provides that, subject to certain limitations in the case of suits by the corporation and derivative suits brought by a corporation’s shareholders in the right of the corporation and specified procedural requirements, a corporation may indemnify any person who is a party to a proceeding by reason of being or having been a director or officer against liability incurred in the proceeding if the person:

•     conducted himself or herself in good faith; and

•   the person reasonably believed: (i) in the case of conduct in his or her official capacity, that the conduct was in the best interests of the corporation; (ii) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (iii) in a criminal proceeding, that the person had no reasonable cause to believe his or her conduct was unlawful.

Nevertheless, under the GBCC, the corporation is not permitted to indemnify a director or officer for any liability to the corporation for:

•   appropriation, in violation of his or her duties, of any business opportunity of the corporation;

•   acts or omission which involve intentional misconduct or a knowing violation of law;

•   participation in certain unlawful distributions to shareholders; or

• any transaction from which he or she received an improper personal benefit.	The WBCL requires a corporation to indemnify a director or officer to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding for all reasonable expenses that he or she incurred in the proceeding if the director or officer was a party because he or she is or was a director or officer of the corporation. Indemnification is also required in other instances, unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owed to the corporation, and the breach or failure to perform constitutes any of the following:

•     a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest;

•   a violation of criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

•   a transaction from which the director or officer derived an improper personal profit; or

•   willful misconduct.

The WBCL allows a corporation to limit its obligation to indemnify directors and officers, but Metavante’s restated articles of incorporation do not limit Metavante’s obligation to indemnify its directors and officers. A corporation may provide directors and officers additional rights to indemnification, except for conduct described above, under any of the following: (i) the articles of incorporation or bylaws; (ii) a written agreement between the director or officer and the corporation; (iii) by a resolution

FIS	Metavante

adopted by the board of directors; or (iv) by a resolution that is adopted, after notice, by a majority vote of all of the corporation’s voting shares then issued and outstanding.

The WBCL provides that reasonable expenses incurred by a director or officer who is a party to a proceeding may be paid or reimbursed by a corporation at such time as the director or officer furnishes to the corporation a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

FIS’ amended and restated articles of incorporation provide that FIS shall indemnify its officers and directors to the fullest extent permitted under the GBCC.

FIS’ amended and restated bylaws provide that it will indemnify an individual who is a party to any informal or formal threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative arbitrative or investigative (referred to as a proceeding) because he or she is or was a director or officer against liability incurred in the proceeding. However, FIS will not indemnify a director or officer for any liability incurred in a proceeding in which the director or officer is adjudged liable to FIS or is subjected to injunctive relief in favor of FIS for:	Metavante’s amended and restated by-laws provide for indemnification of its directors and officers to the fullest extent permitted by law and set forth procedural requirements for requesting indemnification. Metavante’s amended and restated by-laws provide that an individual shall be indemnified unless it is determined by a final judicial adjudication that indemnification is prohibited.

• any appropriation, in violation of his or her duties, of any business opportunity of FIS;

• acts or omissions which involve intentional misconduct or a knowing violation of law;

• the types of liability set forth in Section 14-2-832 of the GBCC; or

• any transaction from which he or she received an improper personal benefit.

AMENDMENT OF ARTICLES OF INCORPORATION

The GBCC permits the board of directors to amend the articles of incorporation without shareholder action only in limited circumstances. Generally, a proposed amendment to the articles of incorporation requires the recommendation of the amendment to the shareholders by the board of directors, unless the board of directors elects, because of a conflict of interest or other special circumstances, to make no recommendation and communicates the basis for its election to the shareholders with the amendment; further, the board of directors may condition its submission of the proposed amendment, the	The WBCL’s general provisions governing amendments to the articles of incorporation apply to Metavante since it was incorporated after January 1, 1973. Under these provisions, unless the WBCL, the articles of incorporation, bylaws adopted under authority granted in the articles of incorporation or the board of directors in conditioning its submission, requires a greater vote or a vote by voting groups, an amendment is adopted if approved as follows:

• if a voting group would have dissenters’ rights with respect to the amendment, then a majority of the

FIS	Metavante

effectiveness of the proposed amendment, or both on any basis. The corporation must notify each shareholder entitled to vote of the proposed shareholders’ meeting, and the notice must state that the purpose or one of the purposes of the meeting is to consider the proposed amendment and contain or be accompanied by a copy or summary of the amendment. Unless the articles of incorporation, the GBCC, or the board of directors require a greater vote, generally, an affirmative vote by a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote is needed for adoption of the amendment.
votes entitled to be cast by that voting group is required for adoption of the amendment; and

• otherwise, if a quorum exists, the amendment will be adopted if the votes cast within the voting group favoring the action exceeds the votes cast opposing the action, unless the WBCL, Metavante’s restated articles of incorporation or amended and restated by-laws impose a greater voting requirement.

AMENDMENT OF BYLAWS

Under the GBCC, a corporation’s board of directors may amend or repeal the corporation’s bylaws or adopt new bylaws unless the articles of incorporation or the GBCC reserve the power exclusively to the shareholders in whole or in part, or the shareholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw.

A corporation’s shareholders may amend or repeal the corporation’s bylaws or adopt new bylaws even though the bylaws may also be amended or repealed by its board of directors.	Under the WBCL, the board of directors or the shareholders of a corporation may adopt, amend or repeal the bylaws, except to the extent that the articles of incorporation reserve that power to the shareholders or the shareholders provide in adopting, amending or repealing a particular bylaw, that the board of directors may not amend, repeal or readopt that bylaw or the shareholders set specific voting requirements for the board of directors to amend, repeal or readopt that bylaw.

FIS’ amended and restated bylaws provide that: (i) the board of directors of FIS shall have power to alter, amend or repeal the bylaws or adopt new bylaws; (ii) any bylaws adopted by the board of directors of FIS may be altered, amended or repealed, and new bylaws may be adopted, by the shareholders of FIS, as provided by the GBCC; and (iii) Articles Ten (regarding fair price requirements) and Eleven (regarding business combinations) of the bylaws of FIS shall be amended only in the manner provided by relevant provisions of the GBCC.	Metavante’s restated articles of incorporation and amended and restated by-laws provide that the bylaws may be amended, altered or repealed, and new bylaws may be enacted, only by the affirmative vote of not less than a majority of the votes entitled to be cast by all outstanding shares of capital stock of the corporation entitled to vote at a meeting of shareholders duly called for such purpose, or by a vote of not less than a majority of the entire board of directors then in office. Metavante’s amended and restated bylaws further provide that no bylaw adopted, amended or repealed by the shareholders shall thereafter be amended, repealed or readopted by the board of directors if the bylaw so adopted so provides. Metavante’s amended and restated bylaws also provide that any bylaw adopted, repealed, or amended by the board of directors shall be subject to reenactment, repeal or amendment by the shareholders acting at any meeting of the shareholders in accordance with the bylaws.

COMPARATIVE MARKET PRICES AND DIVIDENDS

FIS common stock and Metavante common stock are both listed on the New York Stock Exchange. The following table sets forth the high and low sales prices of shares of FIS common stock and Metavante common stock, as reported on the New York Stock Exchange, and the quarterly cash dividends declared per share for the periods indicated.

	FIS Common Stock				Metavante Common Stock(2)
	High	Low	Dividend		High	Low	Dividend

2007
First Quarter	$47.75	$39.99	$0.05		$—	$—	$—
Second Quarter	55.37	45.64	0.05		—	—	—
Third Quarter	57.80	43.53	0.05		—	—	—
Fourth Quarter	48.49	40.44	0.05		26.00	21.10	—
2008
First Quarter	43.83	35.73	0.05		24.19	18.00	—
Second Quarter	42.16	34.11	0.05		26.50	19.00	—
Third Quarter	37.50	17.21	0.05	(1)	24.01	18.68	—
Fourth Quarter	18.45	11.15	0.05		20.40	11.50	—
2009
First Quarter	18.87	15.20	0.05		20.30	13.70	—
Second Quarter (through [ ])	[ ]	[ ]			[ ]	[ ]

(1)	On July 2, 2008, FIS distributed all of the shares of common stock of Lender Processing Services, Inc., previously a wholly owned subsidiary of FIS, to its shareholders.

(2)	When-issued trading of Metavante common stock commenced on the NYSE on October 29, 2007, and regular-way trading began on November 2, 2007, the day after Metavante’s spin-off of M&I. The high and low sale prices of Metavante common stock for the Fourth Quarter of 2007 are for the period November 2, 2007 to December 31, 2007.

The following table shows the closing sale prices of FIS common stock and Metavante common stock as reported on New York Stock Exchange on March 31, 2009, the last trading day before we announced the merger, and on [     ], 2009, the last practicable trading day before the distribution of this document. This table also shows the implied value of the merger consideration proposed for each share of Metavante common stock, which we calculated by multiplying the closing price of FIS common stock on those dates by 1.35, the exchange ratio.

			Implied Value of
			Merger
			Consideration per
	FIS	Metavante	Share of Metavante
	Common Stock	Common Stock	Common Stock

At March 31, 2009	$18.20	$19.96	$24.57
At [ ], 2009

The market price of FIS common stock and Metavante common stock will fluctuate prior to the special meetings and before the merger is completed. You should obtain current market quotations for the shares.

FIS PROPOSAL 2 AND PROPOSAL 3: THE INVESTMENTS

The following describes certain aspects of the THL investment and the FNF investment, including material provisions of the investment agreement. The following description of the investment agreement is subject to, and qualified in its entirety by reference to, the investment agreement, which is attached to this document as Appendix B and is incorporated by reference into this document. We urge you to read the investment agreement carefully and in its entirety.

Terms of the Investments

The investment agreement provides for the sale and issuance of shares of FIS common stock to affiliates of Thomas H. Lee Partners, L.P. and Fidelity National Financial, Inc. in separate transactions that are structured to be private placements that are exempt from registration under the Securities Act of 1933. Pursuant to the terms of the investment agreement, (a) THL will purchase 12,861,736 shares of FIS common stock for an aggregate purchase price of approximately $200 million, and (b) FNF will purchase 3,215,434 shares of FIS common stock for an aggregate purchase price of approximately $50 million. The price per share of FIS common stock under each of the THL and FNF investments is $15.55.

Interests of Certain Persons in the Investments

Mr. Thomas Hagerty, who is currently a member of the FIS board of directors and who is expected to continue as a director of FIS following the merger, is a managing director of Thomas H. Lee Partners, L.P. and a Vice President of THL Investment Management Corp. Certain affiliates of Thomas H. Lee Partners, L.P. that will be participating in the THL investments include Thomas H. Lee Equity Fund V, L.P., Thomas H. Lee Parallel Fund V, L.P., Thomas H. Lee Equity (Cayman) Fund V, L.P. and Thomas H. Lee Investors Limited Partnership. THL Investment Management Corp. is the general partner of Thomas H. Lee Investors Limited Partnership, and THL Equity Advisors V, LLC, which is wholly owned by Thomas H. Lee Partners, L.P., is the general partner of the other THL funds participating in the THL investment. As a result of Mr. Hagerty’s relationships to these entities, Mr. Hagerty may be deemed to have an indirect financial interest in the shares of FIS common stock owned directly by THL following the completion of the purchase under the investment agreement. Funds affiliated with THL also owned [     ] shares of FIS common stock as of [     ], 2009.

FIS’ business operations and organizational structure result from the February 1, 2006, business combination of Certegy, Inc. and a predecessor to FIS (referred to as Former FIS), pursuant to which Former FIS was merged into a wholly owned subsidiary of Certegy. Immediately after the Certegy merger, the stockholders of Former FIS, including its then-majority stockholder, a predecessor to FNF (referred to as old FNF), owned approximately 67.4% of FIS’ outstanding common stock. Following the Certegy merger, FIS’ name changed from “Certegy Inc.” to “Fidelity National Information Services, Inc.” and FIS’ New York Stock Exchange trading symbol from “CEY” to “FIS”. In November 2006, old FNF (after other transactions in which it distributed all of its assets other than its ownership in FIS) merged with and into FIS (referred to as the FNF Merger). Upon completion of the FNF Merger, FIS became an independent publicly traded company, and old FNF ceased to exist. The assets distributed by old FNF prior to the FNF Merger included its ownership in Fidelity National Title Group, Inc., which following the FNF Merger renamed itself Fidelity National Financial, Inc. In connection with this transaction, FIS and FNF entered into, and remain party to, a number of contractual arrangements, relating to employee matters, tax matters, indemnification, shared spaces and other matters. Mr. Foley, is the Chairman of, and Messrs. Hagerty and Massey are members of, the boards of directors of both FNF and FIS. In addition, FNF and FIS share certain employees. FIS and FNF are also party to other contracts and commercial arrangements. See Note 5 to the Consolidated Financial Statements included in Item 8 of Part II of FIS’ Annual Report on Form 10-K for fiscal year ended December 31, 2008 for additional information on these relationships.

Representations, Warranties, Covenants and Agreements

The investment agreement contains representations and warranties of each of FIS, on the one hand, and THL and FNF, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the investment agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the investment agreement. Moreover, certain representations and warranties in the investment agreement were used for the purpose of allocating risk between FIS, on the one hand, and THL and FNF, on the other hand. Accordingly, you should not rely on the representations and warranties in the investment agreement as characterizations of the actual state of facts about FIS, THL or FNF.

FIS has made representations and warranties similar to those contained in the merger agreement, regarding, among other things: corporate matters; capitalization; authority relative to execution and delivery of the investment agreement; required governmental filings and consents; the timely filing of reports with governmental entities; financial statements; broker’s fees; the absence of certain changes or events; legal proceedings; tax matters; labor and employee benefit matters; compliance with applicable laws; certain material contracts; the absence of undisclosed liabilities; environmental liabilities; real property; internal controls; intellectual property; insurance; and affiliate transactions.

Each of THL and FNF have made representations and warranties regarding, among other things: corporate matters; authority relative to execution and delivery of the investment agreement; required governmental filings and consents; the intention of the equity capital investors to purchase the FIS common stock for investment purposes only and the investor’s status as an accredited investor under applicable securities laws; absence of litigation that would prevent or delay the investments; broker’s fees; and the availability of funds to purchase the shares of FIS common stock at the completion of the investment.

The investment agreement also contains (a) covenants of FIS to conduct its businesses in the ordinary course until the completion of the investments and (b) covenants of FIS not to take certain actions, subject to certain exceptions, during such period without the equity capital investors’ consent, including: (i) certain actions prohibited by the merger agreement, (ii) consent to certain actions by Metavante that are prohibited by the merger agreement, (iii) amend its organizational documents, (iv) declare, set aside or pay dividends, (v) enter into any agreement with respect to voting shares of FIS common stock, (vi) split, combine or reclassify its capital stock or authorize the issuance of securities or (vii) purchase shares of its capital stock. FIS has also agreed to provide the equity capital investors with access to certain information, list the shares of FIS common stock issued to the equity capital investors on the NYSE, and use reasonable best efforts to obtain shareholder approval of the investments.

FIS and the equity capital investors have each agreed to cooperate with each other and use their respective reasonable best efforts to take actions necessary to consummate the investments, obtain required regulatory approvals, and defend any lawsuits challenging the investments. FIS has also agreed to indemnify the equity capital investors and their affiliates, officers, directors, partners, employees and agents from and against any losses arising out of any third party action, suit, claim or proceeding relating to the investment agreement.

Other Agreements

Governance Matters

Following the completion of the investments, THL will have the right to nominate and cause FIS to appoint one individual to FIS’ board of directors until the earlier of (a) the date on which THL holds less than 35% of the number of shares of FIS common stock received in the THL investment and (b) the tenth anniversary of the completion of the investments. It is expected that Mr. Hagerty, a current FIS director, will serve in this role following completion of the investments.

Transfer Restrictions and Registration Rights

THL and FNF have each agreed to not transfer the shares of FIS common stock received in the investments during the period that is 180 days after the closing date of the investments. The investment agreement provides the equity capital investors with registration rights requiring FIS to file a shelf registration statement with respect to the shares of FIS common stock held by THL and FNF within 180 of the completion of the investments and maintain the effectiveness of such registration statement until all shares acquired in the investments have been sold. In connection with such registration, FIS has agreed to pay certain expenses of THL and FNF.

Fees and Expenses

In consideration for entering into the investment agreement, FIS has agreed to pay THL and FNF a transaction fee equal to 3% of their respective investments at the completion of the investments.

FIS has also agreed to reimburse the equity capital investors reasonable out-of-pocket expenses incurred by the equity capital investors in connection with the negotiation and completion of the transactions contemplated by the investment agreement. The reimbursement of THL’s expenses is subject to a cap of $1.2 million in the aggregate.

If the investment agreement is terminated (a) by either party because the merger agreement is terminated (other than a termination resulting from the failure of the merger to have been consummated by December 31, 2009), (b) by either party because the merger agreement is terminated due to the failure of the merger to have been consummated by December 31, 2009 and all other conditions to FIS’ obligations to complete the investment have been satisfied, or (c) by FIS because the investments have not been completed by December 31, 2009, and if within one year of such termination, FIS enters into a similar agreement with respect to the sale of FIS securities in connection with a business combination with Metavante without having first offered the equity capital investors the opportunity to participate in such transaction on terms no less favorable than those offered to a third party, then FIS will pay the equity capital investors on the closing date of such similar transaction all reasonable out-of-pocket expenses incurred by the equity capital investors in connection with the negotiation and completion or termination of the transactions contemplated by the investment agreement.

Conditions to Complete the Investments

The obligations of each of FIS and the equity capital investors to complete the investments are subject to the fulfillment or waiver of certain conditions, including:

•	the absence of any injunction or legal constraint prohibiting the consummation of the investments;

•	the effectiveness of the merger;

•	the termination or expiration of the waiting period under the HSR Act;

•	receipt of shareholder approvals for both the THL investment and the FNF investment;

•	the accuracy of the other party’s representations and warranties (subject to a material adverse effect standard); and

•	material performance by the other party of all covenants of the parties to the investment agreement.

THL’s and FNF’s obligation to complete the investment is also conditioned on the simultaneous closing of the other investor’s investment, payment of the applicable transaction fee and the listing of the shares to be issued in the investments on the NYSE. FIS’ obligation to complete the investment is also conditioned on the receipt of the applicable purchase price from THL with respect to the THL investment and FNF with respect to the FNF investment. While the obligations of FIS and the equity capital investors to proceed with the investment are conditioned upon the occurrence of the merger between FIS and Metavante, the obligations of FIS or Metavante to proceed with the merger are not conditioned upon the completion of either of the investments.

Termination of the Investment Agreement

The rights and obligations of FIS and the equity capital investors under the investment agreement may be terminated by mutual consent of the parties and by either party at any time prior to the completion of the investments:

•	if the merger agreement is terminated in accordance with its terms;

•	by any party if there is a final nonappealable order of a governmental entity prohibiting consummation of the investments;

•	if the investments have not been completed on or before December 31, 2009, unless the failure to complete the investment by that date is due to the actions of the party seeking to terminate the agreement;

•	if the other party has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements, which failure would give rise to the failure of a condition to a terminating party’s obligations and such breach is incapable of being cured or has not been cured within 30 days of notice of the breach.

The FIS board of directors unanimously recommends that the FIS shareholders vote “FOR” the proposals to issue shares of FIS common stock to the equity capital investors.

LEGAL MATTERS

The validity of the FIS common stock to be issued in connection with the merger, the THL investment and the FNF investment will be passed upon for FIS by Ronald D. Cook, Executive Vice President, General Counsel and Corporate Secretary of FIS. As of [     ], 2009, Mr. Cook beneficially owned [     ] shares of FIS common stock. Deloitte Tax LLP on behalf of FIS, and Kirkland & Ellis LLP on behalf of Metavante, will pass upon certain United States federal income tax consequences relating to the merger.

EXPERTS

The consolidated balance sheets of Fidelity National Information Services, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of earnings, stockholders’ equity, cash flows and comprehensive earnings for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from Metavante Technologies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Metavante Technologies, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

FIS

Any proposal that a shareholder wishes to be considered for inclusion in the proxy and proxy statement relating to the annual meeting of shareholders to be held in 2010 must be received by FIS no later December 16, 2009. Any other proposal that a shareholder wishes to bring before the 2010 annual meeting of shareholders without inclusion of such proposal in FIS’ proxy materials must also be received by FIS no later than December 16, 2009. All proposals must comply with the applicable requirements or conditions established by the SEC and FIS’ amended and restated bylaws, which require, among other things, certain information to be provided in connection with the submission of shareholder proposals. All proposals must be directed to our Corporate Secretary of the Company at 601 Riverside Avenue, Jacksonville, Florida 32204. The persons designated by us as proxies in connection with the 2010 annual meeting of shareholders will have discretionary voting authority with respect to any shareholder proposal for which FIS does not receive timely notice.

Metavante

Metavante will hold its 2009 annual meeting of shareholders only if the merger is not completed. If it is determined that the merger will not be completed as contemplated by the merger agreement, Metavante will provide notice of the date fixed for the annual meeting, as well as the deadline for submitting shareholder proposals for such meeting and for having such shareholder proposals included in Metavante’s proxy statement.

OTHER MATTERS

According to the FIS amended and restated bylaws, only business within the purpose or purposes described in the notice of special meeting may be conducted at the FIS special meeting. Under Wisconsin law, only business within the purpose described in the meeting notice required may be conducted at the Metavante special meeting. No matters other than the matters described in this document are anticipated to be presented for action at the FIS special meeting or the Metavante special meeting, or at any adjournment or postponement of such meetings.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The FIS amended and restated articles of incorporation and bylaws provide for indemnification for current and former FIS directors and officers to the fullest extent permitted by Georgia law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

FIS has filed with the SEC a registration statement under the Securities Act that registers the distribution to Metavante shareholders of the shares of FIS common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about FIS and FIS common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like FIS and Metavante, which file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by FIS with the SEC are also available at FIS’ Investor Relations page on its corporate website at www.fidelityinfoservices.com. The reports and other information filed by Metavante with the SEC are also available at Metavante’s Investor Relations page on its corporate website at www.metavante.com. We have included the web addresses of the SEC, FIS and Metavante as inactive textual references only. Except as specifically incorporated by reference into this document, information on those websites is not part of this document.

The SEC allows FIS and Metavante to incorporate by reference information in this document. This means that FIS and Metavante can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that FIS and Metavante previously filed with the SEC. They contain important information about the companies and their financial condition.

FIS SEC Filings
(SEC File No. 001-16427; CIK No. 0001136893)	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2008 (as amended by the Annual Report on Form 10-K/A filed on March 10, 2009)

Current Reports on Form 8-K	Current Reports filed on: March 19, 2009, April 1, 2009, April 3, 2009, and April 6, 2009 (other than the portions of those documents not deemed to be filed)

Proxy Statement on Schedule 14A	Filed April 15, 2009

The description of FIS’ common stock set forth in a registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions

Metavante SEC Filings
(SEC file no. 001-33747; CIK No. 0001399768)	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2008 (as amended by the Annual Report on Form 10-K/A filed on April 30, 2009)

Current Reports on Form 8-K	Current Reports filed on: April 1, 2009, April 6, 2009, April 24, 2009, and May 1, 2009 (other than the portions of those documents not deemed to be filed)
The description of Metavante’s common stock set forth in a registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions

In addition, FIS and Metavante also incorporate by reference additional documents that either company files with the SEC between the date of this document and the date of the Metavante special meeting and the FIS special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

FIS has supplied all information contained or incorporated by reference in this document relating to FIS, as well as all pro forma financial information, and Metavante has supplied all information relating to Metavante. Documents incorporated by reference are available from FIS and Metavante without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

Fidelity National Information Services, Inc.	Metavante Technologies, Inc.
601 Riverside Avenue	4900 West Brown Deer Road
Jacksonville, Florida 32204	Milwaukee, Wisconsin 53223
Attn: Investor Relations	Attn: Investor Relations
Telephone: (904) 854-3282	Telephone: (414) 357-2290

FIS and Metavante shareholders requesting documents should do so by [     ], 2009 to receive them before the FIS special meeting and by [     ], 2009 to receive them before the Metavante special meeting. You will not be charged for any of these documents that you request. If you request any incorporated documents from FIS or Metavante, FIS or Metavante will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.

Neither FIS nor Metavante has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated in this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Appendix A

AGREEMENT AND PLAN OF MERGER
by and among
FIDELITY NATIONAL INFORMATION SERVICES, INC.,
CARS HOLDINGS, LLC
and
METAVANTE TECHNOLOGIES, INC.

DATED AS OF MARCH 31, 2009

ARTICLE I THE MERGER		A-1
1.1	The Merger	A-1
1.2	Effective Time	A-2
1.3	Effects of the Merger	A-2
1.4	Conversion of Wisconsin Capital Stock	A-2
1.5	Georgia Common Stock	A-2
1.6	Merger Sub Units	A-2
1.7	Wisconsin Equity and Equity-Based Awards	A-3
1.8	Certificate of Formation and Operating Agreement of the Surviving Company	A-4
1.9	Governance Arrangements	A-5
1.10	Tax Consequences	A-5
1.11	No Dissenters Rights	A-5
1.12	Headquarters of Georgia and the Surviving Company	A-5
1.13	Other Matters	A-5

ARTICLE II EXCHANGE OF SHARES		A-5
2.1	Georgia to Make Merger Consideration Available	A-5
2.2	Exchange of Shares	A-6
2.3	Withholding Rights	A-7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF WISCONSIN		A-7
3.1	Corporate Organization	A-8
3.2	Capitalization	A-9
3.3	Authority; No Violation	A-10
3.4	Consents and Approvals	A-10
3.5	Reports	A-11
3.6	Financial Statements	A-11
3.7	Broker’s Fees	A-12
3.8	Absence of Certain Changes or Events	A-12
3.9	Legal Proceedings	A-13
3.10	Taxes and Tax Returns	A-13
3.11	Employee Benefits	A-14
3.12	Compliance with Law; Permits	A-16
3.13	Certain Contracts	A-17
3.14	Undisclosed Liabilities	A-18
3.15	Environmental Liability	A-18
3.16	Real Property	A-18
3.17	State Takeover Laws	A-19
3.18	Reorganization	A-19
3.19	Opinion	A-19
3.20	Internal Controls	A-19
3.21	Insurance	A-20
3.22	Wisconsin Information	A-20
3.23	Intellectual Property	A-20
3.24	Affiliate Transactions	A-22
3.25	Wisconsin Ownership of Georgia Securities	A-22

A-i

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF GEORGIA AND MERGER SUB		A-22
4.1	Corporate Organization	A-23
4.2	Capitalization	A-23
4.3	Authority; No Violation	A-24
4.4	Consents and Approvals	A-25
4.5	Reports	A-25
4.6	Financial Statements	A-26
4.7	Broker’s Fees	A-26
4.8	Absence of Certain Changes or Events	A-26
4.9	Legal Proceedings	A-27
4.10	Taxes and Tax Returns	A-27
4.11	Employee Benefits	A-28
4.12	Compliance with Law; Permits	A-30
4.13	Certain Contracts	A-30
4.14	Undisclosed Liabilities	A-31
4.15	Environmental Liability	A-31
4.16	Real Property	A-32
4.17	State Takeover Laws	A-32
4.18	Reorganization	A-32
4.19	Internal Controls	A-32
4.20	Intellectual Property	A-33
4.21	Insurance	A-34
4.22	Georgia Information	A-35
4.23	Opinion	A-35
4.24	Affiliate Transactions	A-35
4.25	Georgia Ownership of Wisconsin Securities	A-35

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		A-35
5.1	Conduct of Businesses Prior to the Effective Time	A-35
5.2	Forbearances	A-35
5.3	No Control of the Other Party’s Business	A-38

ARTICLE VI ADDITIONAL AGREEMENTS		A-38
6.1	Regulatory Matters	A-38
6.2	Access to Information	A-40
6.3	Shareholder Approval	A-41
6.4	Legal Conditions to Merger	A-41
6.5	NYSE Listing	A-42
6.6	Employee Matters	A-42
6.7	Indemnification; Directors’ and Officers’ Insurance	A-44
6.8	Additional Agreements	A-45
6.9	Advice of Changes	A-45
6.10	Exemption from Liability Under Section 16(b)	A-45
6.11	No Solicitation	A-46
6.12	Takeover Statutes	A-48

A-ii

ARTICLE VII CONDITIONS PRECEDENT		A-49
7.1	Conditions to Each Party’s Obligation to Effect the Merger	A-49
7.2	Conditions to Obligations of Georgia and Merger Sub	A-50
7.3	Conditions to Obligations of Wisconsin	A-50

ARTICLE VIII TERMINATION AND AMENDMENT		A-51
8.1	Termination	A-51
8.2	Effect of Termination	A-52
8.3	Termination Fee	A-52
8.4	Amendment	A-53
8.5	Extension; Waiver	A-53

ARTICLE IX GENERAL PROVISIONS		A-53
9.1	Closing	A-53
9.2	Nonsurvival of Representations, Warranties and Agreements	A-53
9.3	Expenses	A-53
9.4	Notices	A-54
9.5	Interpretation	A-55
9.6	Counterparts	A-55
9.7	Entire Agreement	A-55
9.8	Governing Law; Jurisdiction	A-55
9.9	Publicity	A-55
9.10	Assignment; Third Party Beneficiaries	A-55
9.11	Specific Performance	A-56
9.12	Severability	A-56

Exhibit A — Form of Support Agreement
Exhibit B — Form of Articles of Merger
Exhibit C — Reserved
Exhibit D — Knowledge of Wisconsin
Exhibit E — Knowledge of Georgia
Exhibit F — Form of Shareholders Agreement
Exhibit G — Form of Stock Purchase Right Agreement
Exhibit H — Form of Tax Opinion

A-iii

INDEX OF DEFINED TERMS

Section

2009 Annual Bonus	6.6(g)
Acquisition Proposal	6.11(a)
Action	3.9(a)
Affiliate	3.24
Agreement	Preamble
Alternative Transaction	6.11(a)
Articles of Merger	1.2
Assumed Employees	6.6(a)
Assumed Performance Share	1.7(c)
Assumed Restricted Share	1.7(b)
Assumed Stock Option	1.7(a)
Assumed Stock Units	1.7(d)
Certificate	1.4(b)
Certificate of Formation	1.8
Certificate of Merger	1.2
Change in Georgia Recommendation	6.11(b)
Change in Wisconsin Recommendation	6.11(b)
Closing	9.1
Closing Date	9.1
Code	Recitals
Confidentiality Agreement	6.2(b)
Continuing Georgia Directors	1.9(a)
Continuing Wisconsin Directors	1.9(a)
Contracts	3.3(b)
Controlled Group Liability	3.11
DC Termination Date	6.6(e)
DLLCA	1.1
Effective Date	1.2
Effective Time	1.2
Environmental Laws	3.15
ERISA	3.11
ERISA Affiliate	3.11
ESPP	1.7(e)
Exchange Act	3.4
Exchange Agent	2.1
Exchange Fund	2.1
Exchange Ratio	1.7(a)
FIS/LPS Tax Disaffiliation Agreement	7.1(g)
Form S-4	3.4
GAAP	3.1(c)
Georgia	Preamble
Georgia 2008 10-K	4.6
Georgia Articles	4.1(b)

A-iv

Section

Georgia Benefit Plan	4.11
Georgia Bylaws	4.1(b)
Georgia Common Stock	1.4(a)
Georgia DC Plan	6.6(e)
Georgia Disclosure Schedule	ARTICLE IV
Georgia Employment Agreement	4.11
Georgia Instruments of Indebtedness	4.13(a)(i)
Georgia IP	4.20
Georgia IP Contract	4.20
Georgia IT Assets	4.20
Georgia Leased Properties	4.16(c)
Georgia Leases	4.16(b)
Georgia Material Contracts	4.13(a)
Georgia Owned Properties	4.16(a)
Georgia Permits	4.12(b)
Georgia Plan	4.11
Georgia Preferred Stock	4.2(a)
Georgia Qualified Plans	4.11(d)
Georgia Recommendation	6.3
Georgia Regulatory Agreement	4.9(b)
Georgia Reports	4.5
Georgia Restricted Shares	4.2(a)
Georgia Shareholder Approval	4.3(a)
Georgia Shareholder Meeting	6.3
Georgia Stock Option	4.2(a)
Georgia Stock Plans	4.2(a)
Georgia Stock Units	4.2(a)
Georgia Subsidiary	3.1(c)
Governmental Entity	3.4
HSR Act	3.4
Indebtedness	3.13(b)
Indemnified Parties	6.7(a)
Intellectual Property	3.23
IRS	3.11(b)
Joint Proxy Statement	3.4
Knowledge of Georgia	4.5
Knowledge of Wisconsin	3.5
Law	3.12(a)
Laws	3.12(a)
Liens	3.2(b)
LLC Agreement	1.8
M&I	ARTICLE III
M&I Reports	ARTICLE III
Material Adverse Effect	3.1(c)

A-v

Section

Materially Burdensome Condition	6.1(b)
Maximum Amount	6.7(b)
Merger	Recitals
Merger Consideration	1.4(a)
Merger Sub	Preamble
Merger Sub Units	4.2(a)
Multiemployer Plan	3.11
Multiple Employer Plan	3.11(f)
MVT/MI Tax Allocation Agreement	7.1(g)
No-Shop Party	6.11(a)
Notice Period	6.11(c)(ii)
NYSE	2.2(e)
Orders	3.9(a)
Other Party	6.11(a)
PBGC	3.11(e)
Permits	4.12(b)
Person	2.2(c)
Pre-Closing Period	6.6(g)
Post-Closing Period	6.6(g)
Qualifying Amendment	6.1(a)
Requisite Approvals	7.1(c)(ii)
Sarbanes-Oxley Act	3.5
SEC	3.4
Section 16 Information	6.10
Securities Act	3.4
Shareholder	Recitals
Shareholders Agreement	Recitals
SPR Agreement	Recitals
Subsidiary	3.1(c)
Superior Proposal	6.11(a)
Support Agreement	Recitals
Surviving Company	Recitals
Tax	3.10(b)
Taxes	3.10(b)
Tax Return	3.10(c)
Termination Fee	8.3(a)
Third Party Georgia Leases	4.16(d)
Third Party Wisconsin Leases	3.16(d)
Trade Secrets	3.23
WBCL	1.1(a)
Wisconsin	Preamble
Wisconsin 2008 10-K	3.6
Wisconsin Articles	3.1(b)
Wisconsin Benefit Plan	3.11

A-vi

Section

Wisconsin By-laws	3.1(b)
Wisconsin Common Stock	1.4(a)
Wisconsin DC Plan	6.6(e)
Wisconsin Disclosure Schedule	ARTICLE III
Wisconsin Employment Agreement	3.11
Wisconsin Insiders	6.10
Wisconsin Instruments of Indebtedness	3.13(a)(i)
Wisconsin IP	3.23(b)
Wisconsin IP Contract	3.23
Wisconsin IT Assets	3.23
Wisconsin Leased Properties	3.16(c)
Wisconsin Leases	3.16(b)
Wisconsin Material Contracts	3.13(a)
Wisconsin Owned Properties	3.16(a)
Wisconsin Performance Shares	1.7(c)
Wisconsin Permits	3.12(b)
Wisconsin Plan	3.11
Wisconsin Qualified Plans	3.11(d)
Wisconsin Recommendation	6.3
Wisconsin Regulatory Agreement	3.9(b)
Wisconsin Reports	3.5
Wisconsin Restricted Shares	1.7(b)
Wisconsin Shareholder Approval	3.3(a)
Wisconsin Shareholder Meeting	6.3
Wisconsin Shareholders Agreement	3.2(a)
Wisconsin Stock Option	1.7(a)
Wisconsin Stock Plans	1.7(a)
Wisconsin Stock Purchase Right Agreement	3.2(a)
Wisconsin Stock Units	1.7(d)
Wisconsin Subsidiary	3.1(c)
Withdrawal Liability	3.11

A-vii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 31, 2009 (this “Agreement”), by and among FIDELITY NATIONAL INFORMATION SERVICES, INC., a Georgia corporation (“Georgia”), CARS HOLDINGS, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Georgia that is disregarded as an entity separate from Georgia under Treasury Regulation Section 301.7701-3 (“Merger Sub”) and METAVANTE TECHNOLOGIES, INC., a Wisconsin corporation (“Wisconsin”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Wisconsin and Georgia, and the managing member of Merger Sub, have approved, and have determined that it is in the best interests of their respective companies and their shareholders and sole member, respectively, to consummate, the strategic business combination transaction provided for in this Agreement in which Wisconsin will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Merger Sub (the “Merger”), so that Merger Sub is the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”); and

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, in connection with the execution and delivery of this Agreement by the parties hereto: (i) WPM, L.P. (the “Shareholder”) has entered into a Support Agreement (the “Support Agreement”), dated as of the date hereof, with Georgia, Merger Sub and Wisconsin, in the form attached hereto as Exhibit A, pursuant to which the Shareholder has agreed, among other things, to vote all of the Wisconsin Common Stock (as defined herein) beneficially owned by it in favor of the Merger; (ii) Georgia and the Shareholder have entered into a Shareholders Agreement (the “Shareholders Agreement”) in the form attached hereto as Exhibit F, which will become effective upon the Closing; and (iii) Georgia, the Shareholder and Wisconsin have entered into a Stock Purchase Right Agreement (the “SPR Agreement”) in the form attached hereto as Exhibit G; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.  (a) Subject to the terms and conditions of this Agreement, in accordance with the Wisconsin Business Corporation Law (the “WBCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), at the Effective Time, Wisconsin shall merge with and into Merger Sub. Merger Sub shall be the Surviving Company in the Merger, and shall continue its limited liability company existence under the Laws of the State of Delaware. As of the Effective Time, the separate corporate existence of Wisconsin shall cease.

(b) Georgia may at any time prior to the Effective Time change the method of effecting the combination (including by providing for the merger of Wisconsin directly into Georgia, with Georgia surviving the merger) if it determines in good faith that such change is necessary or desirable to address legal, commercial, regulatory or Tax concerns, and the parties shall cooperate with each other in good faith to implement such alternative method, including by entering into an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders hereunder);

provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of Wisconsin’s shareholders as a result of receiving the Merger Consideration or the Tax treatment of either party pursuant to this Agreement, (iii) increase the conditionality or prevent the satisfaction of any condition to the consummation of the transactions contemplated by this Agreement, or (iv) materially impede or delay consummation of the transactions contemplated by this Agreement.

1.2 Effective Time.  The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) that shall be filed with the Department of Financial Institutions of the State of Wisconsin and the certificate of merger (“Certificate of Merger”) that shall be filed with the Secretary of State of the State of Delaware on or before the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger and Certificate of Merger. A copy of the form of Articles of Merger (with an attached Plan of Merger as required by the WBCL) is attached hereto as Exhibit B. “Effective Date” shall mean the date on which the Effective Time occurs.

1.3 Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the WBCL and the DLLCA.

1.4 Conversion of Wisconsin Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Georgia, Merger Sub, Wisconsin or the holder of any of the securities described in the following subsections:

(a) Subject to Section 2.2(e), each share of the common stock, par value $0.01 per share, of Wisconsin issued and outstanding immediately prior to the Effective Time (“Wisconsin Common Stock”), except for shares of Wisconsin Common Stock owned by Georgia, Merger Sub or Wisconsin (which shall be cancelled in accordance with Section 1.4(c)), shall be converted into the right to receive 1.35 (the “Exchange Ratio”) fully paid and nonassessable shares of common stock, par value $.01 per share (“Georgia Common Stock”), of Georgia (the “Merger Consideration”).

(b) All of the shares of Wisconsin Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 1.4 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate or evidence of shares in book-entry form previously representing any such shares of Wisconsin Common Stock (such certificates and evidence of shares in book-entry form, collectively, “Certificates”) shall thereafter represent only the right to receive (A) the Merger Consideration and (B) cash in lieu of fractional shares into which the shares of Wisconsin Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.2(e), as well as any dividends or distributions to which holders of Wisconsin Common Stock are entitled in accordance with Section 2.2(b). If, prior to the Effective Time, the outstanding shares of Georgia Common Stock or Wisconsin Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Merger Consideration.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Wisconsin Common Stock that are owned by Wisconsin, Georgia or Merger Sub shall be cancelled and shall cease to exist and no Georgia Common Stock, stock of Merger Sub or other consideration shall be delivered in exchange therefor.

1.5 Georgia Common Stock.  At and after the Effective Time, each share of Georgia Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.6 Merger Sub Units.  At and after the Effective Time, each Merger Sub Unit issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.7 Wisconsin Equity and Equity-Based Awards.  (a) Wisconsin Stock Options.  Effective as of the Effective Time, each then outstanding option to purchase shares of Wisconsin Common Stock (each a “Wisconsin Stock Option”), pursuant to the equity-based compensation plans identified on Section 3.11(a) of the Wisconsin Disclosure Schedule (the “Wisconsin Stock Plans”) and the award agreements evidencing the grants thereunder, granted to any current or former employee or director of, or consultant to, Wisconsin or any Wisconsin Subsidiary shall be assumed by Georgia and converted into an option to purchase a number of shares of Georgia Common Stock (an “Assumed Stock Option”) equal to the product (rounded down to the nearest whole share) of (i) the number of shares of Wisconsin Common Stock subject to such Wisconsin Stock Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio; and the per share exercise price for Georgia Common Stock issuable upon the exercise of such Assumed Stock Option shall be equal to the quotient (rounded up to the nearest whole cent) of (i) the exercise price per share of Wisconsin Common Stock at which such Wisconsin Stock Option was exercisable immediately prior to the Effective Time divided by (ii) the Exchange Ratio; provided, however, that it is intended that such conversion be effected (i) with respect to any Wisconsin Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, in a manner consistent with Section 424(a) of the Code and (ii) in all events, in a manner satisfying the requirements of Section 409A of the Code and the Treasury Regulations thereunder. The Assumed Stock Options shall be subject to the same terms and conditions (including expiration date and exercise provisions) as were applicable to the corresponding Wisconsin Stock Options immediately prior to the Effective Time.

(b) Wisconsin Restricted Shares.  Effective immediately prior to the Effective Time, each restricted share of Wisconsin Common Stock granted to any employee or director of Wisconsin, any Wisconsin Subsidiary or any of Wisconsin’s predecessors under any Wisconsin Stock Plan that is outstanding immediately prior to the Effective Time (collectively, the “Wisconsin Restricted Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Georgia and converted into the number of shares of Georgia Common Stock equal to the product (rounded down to the nearest whole number of shares of Georgia Common Stock) of (i) the number of shares of Wisconsin Common Stock underlying or subject to the Wisconsin Restricted Share, multiplied by (ii) the Exchange Ratio (each an “Assumed Restricted Share”). Each Assumed Restricted Share shall be subject to the same terms and conditions (including vesting schedule) as were applicable to the corresponding Wisconsin Restricted Shares immediately prior to the Effective Time.

(c) Wisconsin Performance Shares.  Effective as of the Effective Time, each performance share denominated in shares of Wisconsin Common Stock granted to any current or former employee or director of Wisconsin or any Wisconsin Subsidiary under any Wisconsin Stock Plan that is unsettled immediately prior to the Effective Time (collectively, the “Wisconsin Performance Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Georgia and converted into the right of the holder of such Wisconsin Performance Share to receive (x) a number of restricted shares of Georgia Common Stock equal to the product (rounded down to the nearest whole number of shares of Georgia Common Stock) of (i) the number of shares of Wisconsin Common Stock underlying or subject to the Wisconsin Performance Shares at target, multiplied by (ii) a fraction, the numerator of which is the number of whole calendar months remaining in the performance period from and after the Effective Time and the denominator of which is the total number of calendar months in the applicable performance period, multiplied by (iii) the Exchange Ratio (each an “Assumed Performance Share”), and each such Assumed Performance Share shall be subject to the same terms and conditions (including vesting schedule) as were applicable to the corresponding Wisconsin Performance Shares immediately prior to the Effective Time and any obligations in respect thereof shall be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to such Assumed Performance Share, and (y) a cash amount based upon the portion of the performance period that has been completed as of the Effective Time, equal to the product of (i) the number of shares of Wisconsin Common Stock underlying or subject to the Wisconsin Performance Shares at target, multiplied by (ii) a fraction, the numerator of which is the number of whole or partial calendar months elapsed between the beginning of the performance period and the Effective Time and the denominator of which is the total number of calendar months in the applicable performance period, multiplied by (iii) the closing sale price of Wisconsin Common Stock as reported in the Midwest Edition of The Wall Street Journal immediately prior to the Effective Date, which cash amount shall be paid in accordance with the terms of the agreement, plan or arrangement relating to such Wisconsin Performance Shares.

(d) Stock Units.  Effective as of the Effective Time, each outstanding stock unit denominated in shares of Wisconsin Common Stock granted to, or held in a deferral account for the benefit of, any current or former employee or director of Wisconsin or any Wisconsin Subsidiary under the Wisconsin Directors Deferred Compensation Plan, the Wisconsin Executive Deferred Compensation Plan or any Wisconsin Stock Plan that is unsettled immediately prior to the Effective Time (collectively, the “Wisconsin Stock Units”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Georgia and converted into the right to receive the number of shares of Georgia Common Stock (or an amount in respect thereof for cash settled Wisconsin Stock Units) equal to the product (rounded down to the nearest whole number of shares of Georgia Common Stock) of the number of shares of Wisconsin Common Stock underlying or subject to the Wisconsin Stock Unit, multiplied by the Exchange Ratio (each an “Assumed Stock Unit”). Each Assumed Stock Unit shall have the same terms and conditions (including vesting schedule) as were applicable to the corresponding Wisconsin Stock Unit immediately prior to the Effective Time and any obligations in respect thereof shall be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to such Assumed Stock Unit.

(e) ESPP.  The Board of Directors of Wisconsin shall adopt such resolutions or take such other actions as may be required to provide that with respect to Wisconsin’s Employee Stock Purchase Plan (the “ESPP”): (i) participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement; (ii) no new participants may commence participation in the ESPP following the date of this Agreement; (iii) the ESPP shall be suspended effective as of Wisconsin’s payroll period ending immediately prior to the Effective Time (but in no event less than fifteen (15) business days prior to the Effective Time), such that the offering period in effect as of such date will be the final offering period under the ESPP; and (iv) as of the Effective Time and subject to the consummation of the transactions contemplated by this Agreement, the ESPP shall terminate. To the extent any offering period under the ESPP is in progress prior to the suspension contemplated by clause (iii) above, Wisconsin shall ensure that such offering period ends at the time of such suspension and that each participant’s accumulated contributions for such offering period are applied towards the purchase of Wisconsin Common Stock unless the participant has previously withdrawn from such offering period in accordance with the terms of the ESPP.

(f) Actions.  Prior to the Effective Time, the Compensation Committee of the Board of Directors of Wisconsin shall make such adjustments and determinations and shall adopt any resolutions and take any corporate actions with respect to the Wisconsin Stock Options, Wisconsin Restricted Shares, Wisconsin Performance Shares, Wisconsin Stock Units and the ESPP to implement the foregoing provisions of this Section 1.7. Wisconsin shall take all actions necessary to ensure that after the Effective Time, neither Georgia nor the Surviving Company will be required to deliver shares of Wisconsin Common Stock or other capital stock of Wisconsin to any person pursuant to or in settlement of Wisconsin Stock Options, Wisconsin Restricted Shares, Wisconsin Performance Shares, Wisconsin Stock Units or any other stock-based award.

(g) Georgia shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Georgia Common Stock for delivery upon exercise of Assumed Stock Options or settlement of Assumed Performance Shares and Assumed Stock Units. As soon as reasonably practicable after the Effective Time, Georgia shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Georgia Common Stock subject to such assumed equity awards and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such assumed equity awards remain outstanding.

1.8 Certificate of Formation and Operating Agreement of the Surviving Company.  The certificate of formation of Merger Sub (the “Certificate of Formation”) as in effect immediately prior to the Effective Time shall be the articles of organization of the Surviving Company until thereafter amended in accordance with applicable Law. The operating agreement of Merger Sub (the “LLC Agreement”) as in effect immediately prior to the Effective Time shall be the operating agreement of the Surviving Company until thereafter amended in accordance with applicable Law.

1.9 Governance Arrangements.

(a) Georgia Board of Directors.  On or prior to the Effective Time, Georgia’s Board of Directors shall cause the number of directors that will comprise the full Board of Directors of Georgia to be nine (9) and shall approve and adopt resolutions effecting the composition contemplated by this Section 1.9. The Board of Directors of Georgia at the Effective Time shall be comprised of (i) four (4) current non-employee Georgia directors designated by Georgia, the current Executive Chairman of Georgia, and the current President and Chief Executive Officer of Georgia (collectively the “Continuing Georgia Directors”), and (ii) one (1) current non-employee Wisconsin directors designated by Wisconsin, one (1) designee of the Shareholder, who may or may not be a current non-employee Wisconsin director, and the current Chairman and Chief Executive Officer of Wisconsin (collectively the “Continuing Wisconsin Directors”). Effective as of the Effective Time, Mr. William P. Foley, II shall serve as Chairman of the Board of Georgia and Mr. Lee A. Kennedy shall serve as an executive Vice Chairman of the Board of Georgia. The Continuing Wisconsin Directors shall be allocated one director to each of the three (3) classes of the Georgia Board of Directors. The Continuing Wisconsin Directors together with the class of the Georgia Board of Directors such individuals have been allocated to, is set forth in Section 1.9(a) of the Georgia Disclosure Schedule. In the event that, prior to the Effective Time, any person selected to serve as a Continuing Georgia Director or a Continuing Wisconsin Director, as applicable, after the Effective Time is unable or unwilling to serve in such position, the Board of Directors of either Georgia or Wisconsin (or the Shareholder), as applicable, shall designate another person to serve in such person’s stead.

(b) Committees of the Georgia Board of Directors.  Immediately following the Effective Time, the Board of Directors of Georgia will have the committees set forth in Section 1.9(b) of the Georgia Disclosure Schedule.

(c) President and Chief Executive Officer of Georgia.  At the Effective Time, Mr. Frank R. Martire shall become President and Chief Executive Officer of Georgia.

1.10 Tax Consequences.  It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.11 No Dissenters Rights.  Holders of Wisconsin Common Stock will not have dissenters’ rights under Section 180.1302(4) of the WBCL with respect to the Merger.

1.12 Headquarters of Georgia and the Surviving Company.  From and after the Effective Time, the location of the headquarters and principal executive offices of Georgia and the Surviving Company shall be Jacksonville, Florida.

1.13 Other Matters.  Wisconsin and Georgia agree to the additional matters set forth in Section 1.13 of the Wisconsin Disclosure Schedule.

ARTICLE II

EXCHANGE OF SHARES

2.1 Georgia to Make Merger Consideration Available.  As promptly as practicable following the Effective Time, Georgia shall deposit, or shall cause to be deposited, with a bank or trust company reasonably acceptable to each of Wisconsin and Georgia (the “Exchange Agent”), for the benefit of the holders of shares of Wisconsin Common Stock, for exchange in accordance with this Article II, (i) certificates representing the shares of Georgia Common Stock sufficient to deliver the aggregate Merger Consideration, (ii) immediately available funds equal to any dividends or distributions payable in accordance with Section 2.2(b) and (iii) cash in lieu of any fractional shares (such cash and certificates for shares of Georgia Common Stock, collectively being referred to as the “Exchange Fund”), to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(e) in exchange for outstanding shares of Wisconsin Common Stock.

2.2 Exchange of Shares.  (a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of one or more Certificates a letter of transmittal in customary form as prepared by Georgia and reasonably acceptable to Wisconsin (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and any cash in lieu of fractional shares into which the shares of Wisconsin Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b).  Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing the number of whole shares of Georgia Common Stock to which such holder of Wisconsin Common Stock shall have become entitled pursuant to the provisions of Article I (after taking into account all shares of Wisconsin Common Stock then held by such holder), (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II, and (iii) a check representing the amount of any dividends or distributions then payable pursuant to Section 2.2(b)(i), and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. Until so surrendered, each Certificate shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration, together with any cash in lieu of fractional shares and any dividends or distributions as contemplated by Section 2.2(b).

(b) No dividends or other distributions declared with respect to Georgia Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive (i) the amount of any dividends or distributions with a record date prior to the Effective Time which have been declared by Wisconsin in respect of the shares of Wisconsin Common Stock after the date of this Agreement in accordance with the terms of this Agreement and which remain unpaid at the Effective Time, (ii) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid, without any interest thereon, with respect to the whole shares of Georgia Common Stock represented by such Certificate, and (iii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender, with respect to shares of Georgia Common Stock represented by such Certificate.

(c) If any certificate representing shares of Georgia Common Stock is to be issued in, or any cash is paid to, a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition to the issuance or payment thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the payment or issuance in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. For purposes of this Agreement, the term “Person” means any individual, corporation, limited liability company, partnership, association, joint venture, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including any Governmental Entity.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of Wisconsin of the shares of Wisconsin Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Wisconsin Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

(e) Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Georgia Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Georgia Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Georgia. In lieu of the issuance of any such fractional share, Georgia shall pay to each former shareholder of Wisconsin that otherwise would be entitled to receive such fractional share (after taking into account all shares of Wisconsin Common Stock held at the Effective Time by such holder) an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average, rounded to the nearest ten thousandth, of the closing sale prices of Georgia Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the five full NYSE trading days immediately preceding (but not including) the Effective Date by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Georgia Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Wisconsin as of the first anniversary of the Effective Time shall be paid to Georgia. Any former shareholders of Wisconsin who have not theretofore complied with this Article II shall thereafter look only to Georgia for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions payable in accordance with Section 2.2(b) in respect of each share of Wisconsin Common Stock, as the case may be, such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Georgia, Merger Sub, Wisconsin, the Exchange Agent or any other Person shall be liable to any former holder of Wisconsin Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Georgia, the posting by such Person of a bond in such amount as Georgia may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement and any dividends or distributions payable pursuant to Section 2.2(b).

2.3 Withholding Rights.  The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, Georgia) shall be entitled to deduct and withhold from the Merger Consideration, any cash in lieu of fractional shares of Georgia Common Stock, cash dividends or distributions payable pursuant to Section 2.2(b) hereof and any other cash amounts otherwise payable pursuant to this Agreement to any holder of Wisconsin Common Stock such amounts as the Exchange Agent or Georgia, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Georgia, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Wisconsin Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Georgia, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF WISCONSIN

Except (i) as disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to, the SEC by Wisconsin and publicly available prior to the date of this Agreement or any report, schedule, form or other document filed with, or furnished to, the SEC by Marshall & Ilsley Corporation (“M&I”) in 2007 that specifically relates to the spin-off transaction involving Wisconsin and M&I (such reports, schedules, forms and other documents so filed by M&I, collectively, the “M&I Reports”) (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature), or (ii) as disclosed in a correspondingly numbered section of the disclosure schedule (the “Wisconsin Disclosure

Schedule”) delivered by Wisconsin to Georgia and Merger Sub prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of Wisconsin’s covenants contained herein; provided that, notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in such schedule shall not be deemed an admission that such item is required to be disclosed therein or represents a material exception or material fact, event or circumstance or that such item has had or is reasonably likely to have a Material Adverse Effect on Wisconsin; provided, further, that the disclosure of any item in any section of the Wisconsin Disclosure Schedule shall be deemed disclosed with respect to any other section of the Wisconsin Disclosure Schedule to which such item is relevant, whether or not a specific cross reference appears, so long as the relevance is reasonably apparent from the face of such disclosure), Wisconsin hereby represents and warrants to Georgia and Merger Sub as follows:

3.1 Corporate Organization.

(a) Wisconsin is a corporation duly organized, validly existing and in active status under the Laws of the State of Wisconsin. Wisconsin has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to have such power and authority or to be so licensed and qualified is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Wisconsin.

(b) True, correct and complete copies of the restated articles of incorporation of Wisconsin (the “Wisconsin Articles”) and the amended and restated by-laws of Wisconsin (the “Wisconsin By-laws”), as in effect as of the date of this Agreement, have previously been made available to Georgia.

(c) Each Wisconsin Subsidiary (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing or active status (where such concept is recognized) in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate or similar power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (i) — (iii) as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Wisconsin. As used in this Agreement, (i) the word “Subsidiary” when used with respect to either party, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”), and the terms “Wisconsin Subsidiary” and “Georgia Subsidiary” shall mean any direct or indirect Subsidiary of Wisconsin or Georgia, respectively (provided, however, that in no event shall M&I be considered a Wisconsin Subsidiary), and (ii) the term “Material Adverse Effect” means, with respect to Georgia, Merger Sub, Wisconsin or the Surviving Company, as the case may be, a material adverse effect on (A) the business, assets, properties, results of operations or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (A), Material Adverse Effect shall not be deemed to include effects to the extent resulting from (1) changes, after the date hereof, in GAAP (or any interpretation thereof) generally applicable to companies engaged in the industries in which Wisconsin and Georgia operate, (2) changes, after the date hereof, in Laws of general applicability or interpretations or enforcement thereof by Governmental Entities, (3) actions or omissions of Georgia or Merger Sub, on the one hand, or Wisconsin, on the other hand, taken with the prior written consent of the other or expressly required hereunder, including the impact thereof on relationships (contractual or otherwise) with customers, suppliers, vendors, lenders, employees, investors or venture partners, (4) changes, after the date hereof, in general economic or market conditions (including conditions of the securities and credit markets) generally affecting companies engaged in the industries in which Wisconsin and Georgia operate, except to the extent that such changes have a disproportionate adverse effect on such party relative to other participants in the same industries, (5) the execution or public disclosure of this Agreement or the transactions contemplated hereby, including the directly attributable impact thereof on relationships (contractual or otherwise) with customers, suppliers, vendors, lenders, employees, investors or venture partners, (6) acts of war, armed hostilities or terrorism or any escalation or worsening thereof, except to the extent that such events have a disproportionate adverse effect on such party relative to other participants in the industries in which Wisconsin and Georgia operate, (7) changes in the price or trading volume of the stock of Wisconsin or Georgia, as applicable, in and of itself (provided that events, circumstances and conditions underlying any such change may nonetheless be considered in determining whether a Material Adverse Effect has occurred), or (8) any failure by Wisconsin or Georgia, as applicable, to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date hereof (provided that events, circumstances and conditions underlying any such failure may nonetheless be considered in determining whether a Material Adverse Effect has occurred), or (B) the ability of such party to timely consummate the transactions contemplated by this Agreement.

3.2 Capitalization.  (a) The authorized capital stock of Wisconsin consists of 200,000,000 shares of Wisconsin Common Stock, of which, as of March 26, 2009, 119,834,772 shares were issued and outstanding, 100,000,000 shares of Class A common stock, par value $0.01 per share, of which, as of the date hereof, no shares were issued and outstanding, and 5,000,000 shares of preferred stock, par value $0.01 per share, of which, as of the date hereof, no shares were issued and outstanding. As of March 26, 2009, 44,725 shares of Wisconsin Common Stock were held in Wisconsin’s treasury. As of the date hereof, no shares of Wisconsin Common Stock were reserved for issuance except for under the Wisconsin Stock Plans, the ESPP, and the Amended and Restated Wisconsin Stock Purchase Right Agreement, dated as of August 21, 2008, between Wisconsin and the Shareholder (the “Wisconsin Stock Purchase Right Agreement”). As of March 12, 2009 (i) 10,782,977 Wisconsin Stock Options to acquire shares of Wisconsin Common Stock were outstanding pursuant to the Wisconsin Stock Plans or otherwise, (ii) 481,168 Wisconsin Restricted Shares were outstanding pursuant to the Wisconsin Stock Plans or otherwise, (iii) 206,999 Wisconsin Performance Shares (at target) were outstanding pursuant to the Wisconsin Stock Plans or otherwise, (iv) 44,341 Wisconsin Stock Units were outstanding and unsettled pursuant to the Wisconsin Stock Plans or otherwise, and (v) rights to acquire up to 2,302,356 shares of Common Stock were outstanding pursuant to the Wisconsin Stock Purchase Right Agreement. All of the issued and outstanding shares of Wisconsin Common Stock have been, and all shares of Wisconsin Common Stock that may be issued upon the exercise of the Wisconsin Stock Options, the vesting of Wisconsin Restricted Shares, the settlement of outstanding Wisconsin Performance Shares, the settlement of Wisconsin Stock Units or pursuant to the Wisconsin Stock Purchase Right Agreement will be, when issued in accordance with the terms thereof, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights (except as provided pursuant to the terms of the Wisconsin Stock Purchase Right Agreement and the Shareholders Agreement, dated as of November 1, 2007, between the Company and the Shareholder (the “Wisconsin Shareholders Agreement”)), with no personal liability attaching to the ownership thereof. Except pursuant to this Agreement, the Wisconsin Stock Plans, the Wisconsin Stock Purchase Right Agreement, the Wisconsin Shareholders Agreement, the Wisconsin Directors Deferred Compensation Plan and the Wisconsin Executive Deferred Compensation Plan, Wisconsin does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Wisconsin Common Stock or any other equity securities of Wisconsin or any securities representing the right to purchase or otherwise receive any shares of Wisconsin Common Stock. Wisconsin has provided Georgia with a true and complete list of all Wisconsin Stock Options, Wisconsin Restricted Shares, Wisconsin Performance Shares and Wisconsin Stock Units outstanding under the Wisconsin Stock Plans or otherwise as of March 12, 2009, the number of shares subject to each such award, the grant date of each such award, the vesting schedule of each such award and the exercise price for each such Wisconsin Stock Option; since March 12, 2009 through the date hereof, other than pursuant to the terms of the ESPP, Wisconsin has not issued or awarded, or authorized the issuance or award of, any options, restricted stock or other equity-based awards under the Wisconsin Stock Plans or otherwise.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each “significant subsidiary” (as such term is defined under Regulation S-X of the SEC) of Wisconsin are owned by Wisconsin, directly or indirectly, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (other than liens for property Taxes not yet due and payable, “Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such significant subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Wisconsin Subsidiary owns any Wisconsin Common Stock or other equity interest in Wisconsin.

3.3 Authority; No Violation.  (a) Wisconsin has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Wisconsin of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of Wisconsin. The Board of Directors of Wisconsin has adopted and approved this Agreement, has determined that this Agreement and the transactions contemplated hereby are in the best interests of Wisconsin and its shareholders and, subject to Section 6.11(c) hereof, has directed that this Agreement and the transactions contemplated by this Agreement be submitted to Wisconsin’s shareholders for approval and adoption at a duly held meeting of such shareholders and, except for the approval of this Agreement and the transactions contemplated by this Agreement by the affirmative vote of a majority of all the votes entitled to be cast by holders of outstanding Wisconsin Common Stock (the “Wisconsin Shareholder Approval”), no other corporate proceedings on the part of Wisconsin are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Wisconsin and (assuming due authorization, execution and delivery by Georgia and Merger Sub) constitutes the valid and binding obligation of Wisconsin, enforceable against Wisconsin in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).

(b) Neither the execution and delivery of this Agreement by Wisconsin nor the consummation by Wisconsin of the transactions contemplated hereby, nor compliance by Wisconsin with any of the terms or provisions of this Agreement, will (i) assuming the Wisconsin Shareholder Approval is obtained, violate any provision of the Wisconsin Articles or the Wisconsin By-laws or any equivalent organizational documents of any Wisconsin Subsidiary or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 shall have been duly obtained and/or made prior to the Effective Time and any waiting period required thereunder shall have been terminated or expired prior to the Effective Time, (A) violate any Law or Order applicable to Wisconsin, any Wisconsin Subsidiary or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, amendment or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Wisconsin or any Wisconsin Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation (collectively, “Contracts”) to which Wisconsin or any Wisconsin Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (ii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Wisconsin.

(c) Notwithstanding anything in this Agreement to the contrary, to the extent the accuracy of Wisconsin’s representations and warranties set forth in this Section 3.3 is based on the accuracy of Georgia’s representations and warranties in Section 4.25, Wisconsin’s representations and warranties in Section 3.3 shall be limited to the extent affected by any inaccuracy in Section 4.25.

3.4 Consents and Approvals.  Except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meetings of Wisconsin’s shareholders and Georgia’s shareholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and of a registration statement on Form S-4 (together with any amendments or supplements thereto, the “Form S-4”) in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, and such reports under Sections 12, 13(a), 13(d), 13(g) and 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”) as may be required in connection with this Agreement, the Support Agreement and the transactions contemplated hereby and thereby, and obtaining from the SEC such orders as may be required in connection therewith, (ii) the filing of the Articles of Merger with the Department of Financial Institutions of the State of Wisconsin pursuant to the WBCL and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DLLCA, (iii) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the termination or expiration of any applicable waiting period thereunder, and such other consents, approvals, filings or registrations as may be required under any foreign antitrust, merger control or competition Laws, (iv) such filings and approvals as are required to be made or obtained under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”), and the securities or “Blue sky” Laws of various states in connection with the issuance of the shares of Georgia Common Stock pursuant to this Agreement, and approval of the listing of such Georgia Common Stock on the NYSE, (v) such filings, consents and approvals as may be set forth on Section 3.4 of the Wisconsin Disclosure Schedule, (vi) the Wisconsin Shareholder Approval, (vii) filings, if any, required as a result of the particular status of Georgia or Merger Sub, (viii) such filings or notices required under the rules and regulations of the NYSE, and (ix) such other consents, approvals, filings or registrations the failure of which to be made or obtained, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Wisconsin, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or applicable self-regulatory organization (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Wisconsin of this Agreement and (B) the consummation by Wisconsin of the Merger and the other transactions contemplated by this Agreement.

3.5 Reports.  Since May 22, 2007, Wisconsin has timely filed all forms, documents, statements and reports required to be filed by it with the SEC under the Securities Act or the Exchange Act prior to the date hereof (the forms, documents, statements and reports so filed with the SEC since May 22, 2007 and those filed with the SEC subsequent to the date of this Agreement under the Securities Act or the Exchange Act, if any, including any amendments thereto, the “Wisconsin Reports”). As of their respective dates, or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseded filing prior to the date hereof, the Wisconsin Reports complied, and each of the Wisconsin Reports filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and rules and regulations promulgated thereunder (collectively, the “Sarbanes-Oxley Act”), as applicable. No Wisconsin Subsidiary is subject to the periodic reporting requirements of the Exchange Act. As of the time of filing with the SEC, none of the Wisconsin Reports so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Wisconsin Report has been amended or superseded by a later Wisconsin Report filed prior to the date hereof. Wisconsin has made available to Georgia correct and complete copies of all material correspondence with the SEC since May 22, 2007 and prior to the date hereof. To the Knowledge of Wisconsin, as of the date hereof, none of the Wisconsin Reports is the subject of any ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. For purposes of this Agreement, “Knowledge of Wisconsin” shall mean the actual knowledge of the Persons listed on Exhibit D.

3.6 Financial Statements.  Wisconsin has previously made available to Georgia copies of the consolidated balance sheets of Wisconsin and the Wisconsin Subsidiaries as of December 31, 2007 and 2008, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2008 as reported in Wisconsin’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (the “Wisconsin 2008 10-K”) filed with the SEC under the Exchange Act, accompanied by the audit report of Deloitte & Touche LLP, independent public accountants with respect to Wisconsin for the years ended December 31, 2006, 2007 and 2008. The December 31, 2008 consolidated balance sheet of Wisconsin (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of Wisconsin and the Wisconsin Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable)

fairly present in all material respects the results of the consolidated operations, cash flows and changes in shareholders equity and consolidated financial position of Wisconsin and the Wisconsin Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in amounts consistent with past practice in the case of unaudited financial statements, which adjustments, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Wisconsin; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

3.7 Broker’s Fees.  Neither Wisconsin nor any Wisconsin Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Barclays Capital Inc., all of the fees and expenses of which shall be the sole responsibility of Wisconsin; and a true and complete copy of the agreement with respect to such engagement has previously been made available to Georgia.

3.8 Absence of Certain Changes or Events.  Except for liabilities incurred in connection with this Agreement or as publicly disclosed in the Forms 10-K, 10-Q and 8-K and any registration statements, proxy statements or prospectuses comprising the Wisconsin Reports filed prior to the date of this Agreement, (i) since December 31, 2008, (A) Wisconsin and the Wisconsin Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, and (B) there has not been any Material Adverse Effect with respect to Wisconsin; and (ii) since December 31, 2008 through the date hereof, there has not been:

(a) any issuance or awards of Wisconsin Stock Options, Wisconsin Restricted Shares, Wisconsin Stock Units or other equity-based awards in respect of Wisconsin Common Stock to any director, officer or employee of Wisconsin or any of the Wisconsin Subsidiaries, other than in the ordinary course of business consistent with past practice;

(b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Wisconsin’s capital stock;

(c) except as required by the terms of any Wisconsin Benefit Plans (as defined below) or by applicable Law, (i) any granting by Wisconsin or any of the Wisconsin Subsidiaries to any current or former director, officer or employee of any increase in compensation, bonus or other benefits, except for any such increases to employees who are not current directors or executive officers in the ordinary course of business consistent with past practice, (ii) any granting by Wisconsin or any of the Wisconsin Subsidiaries to any current or former director or executive officer of any increase in severance or termination pay, (iii) any entry by Wisconsin or any of its Subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any current or former director or executive officer or (iv) any establishment, adoption, entry into, amendment or modification of any Wisconsin Benefit Plan;

(d) any change in any material respect in accounting methods, principles or practices by Wisconsin affecting its assets, liabilities or business, other than changes after the date hereof to the extent required by a change in GAAP or regulatory accounting principles;

(e) any material Tax election or change in or revocation of any material Tax election, material amendment to any Tax return, closing agreement with respect to a material amount of Taxes, or settlement or compromise of any material income Tax liability by Wisconsin or any of the Wisconsin Subsidiaries;

(f) any material change in its investment or risk management or other similar policies; or

(g) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

3.9 Legal Proceedings.  (a) There are no (i) actions, claims, suits, oppositions, cancellations, arbitrations, objections, investigations or proceedings (each, an “Action”) pending (or, to the Knowledge of Wisconsin, threatened) against or affecting Wisconsin or any Wisconsin Subsidiary, or any of their respective properties, at law or in equity, or (ii) orders, judgments, injunctions, awards, stipulations, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity (collectively, “Orders”) against Wisconsin or any Wisconsin Subsidiary, in the case of each of clause (i) or (ii), which would, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Wisconsin. As of the date hereof, there is no Action pending against (or, to the Knowledge of Wisconsin, threatened against) Wisconsin that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger.

(b) Neither Wisconsin nor any Wisconsin Subsidiary is subject to any cease-and-desist or other Order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is party to any commitment letter or similar undertaking to, or is subject to any Order or directive by, or has been since January 1, 2006, a recipient of any supervisory letter from, or has been ordered to pay any material civil money penalty by, or since January 1, 2006, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity, in each case that currently restricts in any material respect the conduct of its business (each, whether or not set forth in the Wisconsin Disclosure Schedule, a “Wisconsin Regulatory Agreement”), nor has Wisconsin or any Wisconsin Subsidiary been advised since January 1, 2006, by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Wisconsin Regulatory Agreement.

3.10 Taxes and Tax Returns.  (a) Each of Wisconsin and the Wisconsin Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it (all such Tax Returns being accurate and complete in all material respects), has timely paid or withheld all Taxes shown thereon as arising and has duly and timely paid or withheld all material Taxes that are due and payable or claimed to be due from it by United States federal, state, foreign or local taxing authorities other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on Wisconsin’s most recent consolidated financial statements. Wisconsin and each Wisconsin Subsidiary have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. Neither Wisconsin nor any Wisconsin Subsidiary has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. All assessments for Taxes of Wisconsin or any Wisconsin Subsidiary due with respect to completed and settled examinations or any concluded litigation have been fully paid. There are no disputes, audits, examinations or proceedings pending, or claims asserted, for material Taxes upon Wisconsin or any Wisconsin Subsidiary. There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of Wisconsin or any Wisconsin Subsidiary. Neither Wisconsin nor any Wisconsin Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Wisconsin and the Wisconsin Subsidiaries and compensation agreements with Tax indemnification provisions that are in the range of ordinary practice for such agreements). Neither Wisconsin nor any Wisconsin Subsidiary (A) has been a member of an affiliated group filing a consolidated United States federal income Tax Return (other than a group the common parent of which was Wisconsin) or (B) has any material liability for the Taxes of any Person (other than Wisconsin or any Wisconsin Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise. Neither Wisconsin nor any Wisconsin Subsidiary has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither Wisconsin nor any Wisconsin Subsidiary has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding. Neither Wisconsin nor any Wisconsin Subsidiary has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Wisconsin is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(b) As used in this Agreement, the term “Tax” or “Taxes” means all United States federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, backup withholding, duties, intangibles, franchise, and other taxes, charges, fees, levies or like assessments, together with all penalties and additions to tax and interest thereon.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11 Employee Benefits.  For purposes of this Agreement, the following terms shall have the following meaning:

“Controlled Group Liability” means, with respect to Wisconsin or Georgia, any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code other than such liabilities that arise solely out of, or relate solely to, the Wisconsin Benefit Plans or the Georgia Benefit Plans, as applicable.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Wisconsin Benefit Plan” means any material employee benefit plan, program, policy, practice, or other arrangement (other than any Wisconsin Employment Agreement) providing benefits to any current or former employee, officer or director of Wisconsin or any Wisconsin Subsidiary or any beneficiary or dependent thereof that is sponsored or maintained by Wisconsin or any Wisconsin Subsidiary or to which Wisconsin or any Wisconsin Subsidiary contributes or is obligated to contribute, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, change of control or fringe benefit plan, program or policy.

“Wisconsin Employment Agreement” means a contract, offer letter or agreement of Wisconsin or any Wisconsin Subsidiary with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which Wisconsin or any Wisconsin Subsidiary has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Wisconsin Plan” means any Wisconsin Benefit Plan other than a Multiemployer Plan and each Wisconsin Employment Agreement.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(a) Section 3.11(a) of the Wisconsin Disclosure Schedule includes a true and complete list of all Wisconsin Benefit Plans and all material Wisconsin Employment Agreements.

(b) With respect to each Wisconsin Plan, Wisconsin has delivered or made available to Georgia a true, correct and complete copy of: (i) each writing constituting a part of such Wisconsin Plan, including all plan documents, employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service (the “IRS”), if any. Wisconsin has delivered or made available to Georgia a true, correct and complete copy of each material Wisconsin Employment Agreement.

(c) All contributions required to be made to any Wisconsin Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Wisconsin Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the financial statements to the extent required by GAAP. Each Wisconsin Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.

(d) With respect to each Wisconsin Plan, Wisconsin and the Wisconsin Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all Laws applicable to such Wisconsin Plans. Each Wisconsin Plan has been administered in all material respects in accordance with its terms. To the Knowledge of Wisconsin, there is not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Wisconsin Plan or the imposition of any material lien on the assets of Wisconsin or any Wisconsin Subsidiary under ERISA or the Code. Section 3.11(d) of the Wisconsin Disclosure Schedule identifies each Wisconsin Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Wisconsin Qualified Plans”). Each Wisconsin Qualified Plan (A)(i) has received a favorable determination letter from the IRS with respect to such qualification or (ii) is a standardized prototype plan that is the subject of a favorable opinion letter from the IRS on which Wisconsin is entitled to rely, and (B) unless clause (A)(ii) applies, has been submitted to the IRS for a determination letter within the applicable remedial amendment period under Section 401(b) of the Code or has a remedial amendment period that has not yet expired, and to the Knowledge of Wisconsin, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Wisconsin Qualified Plan or the tax-exempt status of its related trust. Section 3.11(d) of the Wisconsin Disclosure Schedule identifies each trust funding any Wisconsin Plan which is intended to meet the requirements of Section 501(c)(9) of the Code, and each such trust meets such requirements and provides no disqualified benefits (as such term is defined in Code Section 4976(b)). None of Wisconsin and the Wisconsin Subsidiaries nor, to the Knowledge of Wisconsin, any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the Wisconsin Plans or their related trusts, Wisconsin, any Wisconsin Subsidiary or, to the Knowledge of Wisconsin, any Person that Wisconsin or any Wisconsin Subsidiary has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(e) With respect to each Wisconsin Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, and, (ii) except as would not have, individually or in the aggregate, a Material Adverse Effect: (A) the fair market value of the assets of such Wisconsin Plan equals or exceeds the actuarial present value of all accrued benefits under such Wisconsin Plan (whether or not vested) based on the assumptions used in the latest annual actuarial report for such plan; (B) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (C) all premiums to the

Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full; (D) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or would reasonably be expected to be incurred by Wisconsin or any Wisconsin Subsidiary or any of their respective ERISA Affiliates; and (E) to the Knowledge of Wisconsin, the PBGC has not instituted proceedings to terminate any such Wisconsin Plan and, to Wisconsin’s Knowledge, no condition exists which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Wisconsin Plan.

(f) (i) No Wisconsin Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of Wisconsin and the Wisconsin Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of Wisconsin and the Wisconsin Subsidiaries nor any of their respective ERISA Affiliates has incurred, during the last six years, any Withdrawal Liability that has not been satisfied in full. To the Knowledge of Wisconsin, there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of Wisconsin or any Wisconsin Subsidiary following the Effective Time, other than such liabilities that arise solely out of, or relate solely to, the Wisconsin Benefit Plans. Without limiting the generality of the foregoing, neither Wisconsin nor any Wisconsin Subsidiary, nor, to Wisconsin’s Knowledge, any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(g) Wisconsin and the Wisconsin Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to Wisconsin and the Wisconsin Subsidiaries.

(h) Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of Wisconsin or any Wisconsin Subsidiary, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

(i) Each Wisconsin Benefit Plan and each Wisconsin Employment Agreement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been established and maintained in all material respects in accordance with the requirements of Section 409A of the Code and the Treasury Regulations thereunder.

(j) No labor organization or group of employees of Wisconsin or any Wisconsin Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to Wisconsin’s Knowledge, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Each of Wisconsin and the Wisconsin Subsidiaries is in material compliance with all applicable Laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

3.12 Compliance with Law; Permits.  (a) Wisconsin and each Wisconsin Subsidiary is, and at all times since the later of January 1, 2006 or its respective date of formation or organization has been, in material compliance with all applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, award, settlement or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law (collectively, “Laws” and each, a “Law”) and is not in material default under or in violation of any applicable Laws.

(b) Wisconsin and the Wisconsin Subsidiaries are in possession of all material franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity (collectively, “Permits”) necessary for Wisconsin and the Wisconsin Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Wisconsin Permits”). All Wisconsin Permits are in full force and effect. Wisconsin and the Wisconsin Subsidiaries are not, and since January 1, 2006 have not been, in material violation or breach of, or default under, any Wisconsin Permit.

(c) This Section 3.12 does not relate to matters with respect to Taxes and Tax Returns (which are the subject of Section 3.10) and Employee Benefits (which are the subject of Section 3.11).

3.13 Certain Contracts.  (a) Except as set forth in the exhibit index to the Wisconsin 2008 10-K, or as permitted pursuant to Section 5.2 hereof or as set forth on Section 3.13 of the Wisconsin Disclosure Schedule, neither Wisconsin nor any Wisconsin Subsidiary is a party to or bound by (i) any Contract relating to the incurrence or guarantee of Indebtedness by Wisconsin or any Wisconsin Subsidiary in an amount in excess in the aggregate of $25,000,000 (collectively, “Wisconsin Instruments of Indebtedness”), (ii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) any non-competition Contract, or any other agreement or obligation which purports to limit or restrict in any material respect (A) the ability of Wisconsin or its Subsidiaries to solicit customers or (B) the manner in which, or the localities in which, all or any portion of the business of Wisconsin and the Wisconsin Subsidiaries or, following consummation of the transactions contemplated by this Agreement, Georgia and the Georgia Subsidiaries, is or would be conducted, (iv) any Contract providing for any payments that are conditioned, in whole or in part, on a change of control of Wisconsin or any Wisconsin Subsidiary, (v) any collective bargaining agreement, (vi) any joint venture or partnership agreement related to the formation, creation, operation or management or any joint venture or partnership that is material to Wisconsin and the Wisconsin Subsidiaries, taken as a whole, (vii) any Contract that grants any right of first refusal or right of first offer or similar right that limits or purports to limit the ability of Wisconsin or any Wisconsin Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business, (viii) any material Contract that contains a “most favored nation” or other term providing preferential pricing or treatment to a third party, and (ix) any Contract not made in the ordinary course of business which (A) is material to Wisconsin and the Wisconsin Subsidiaries taken as a whole or (B) which would reasonably be expected to materially delay the consummation of the Merger or any other transaction contemplated by this Agreement (the Contracts and obligations of the type described in clauses (i) through (ix), together with (x) all Wisconsin IP Contracts, (y) any Contract (or group of related Contracts with the same party) pursuant to which Wisconsin or any Wisconsin Subsidiary generated revenues of $17,000,000 or more in the 12 months ended December 31, 2008 or is expected to generate revenues of $17,000,000 or more in the 12 months ending December 31, 2009, and (z) any Contract (or group of related Contracts with the same party) that involves annual expenditures by Wisconsin and the Wisconsin Subsidiaries in excess of $17,000,000 in the 12 months ended December 31, 2008 or is expected to involve annual expenditures by Wisconsin and the Wisconsin Subsidiaries in excess of $17,000,000 in the 12 months ending December 31, 2009, (of which Contracts Wisconsin has provided true, correct and complete copies to Georgia prior to the date hereof) being referred to herein as “Wisconsin Material Contracts”).

(b) Each Wisconsin Material Contract is valid and binding on Wisconsin (or, to the extent a Subsidiary of Wisconsin is a party, such Subsidiary) and, to the Knowledge of Wisconsin, any other party thereto, and is in full force and effect and enforceable against Wisconsin or a Wisconsin Subsidiary, as applicable (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies). Neither Wisconsin nor any Wisconsin Subsidiary is in material breach or default under any Wisconsin Material Contract. Neither Wisconsin nor any Subsidiary of Wisconsin has received notice of any material violation or default under any Wisconsin Material Contract by any other party thereto. Prior to the date hereof, Wisconsin has made available to Georgia true and complete copies of all Wisconsin Material Contracts. For purposes of this Agreement, “Indebtedness” of a

Person means (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes and similar agreements, (iii) all leases of such Person capitalized pursuant to GAAP, and (iv) all obligations of such Person under sale-and-lease back transactions, agreements to repurchase securities sold and other similar financing transactions.

3.14 Undisclosed Liabilities.  Neither Wisconsin nor any Wisconsin Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) liabilities that are reflected or reserved against on the consolidated balance sheet of Wisconsin included in the Wisconsin 2008 10-K (including any notes thereto), (ii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby, (iii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2008, and (iv) liabilities that have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Wisconsin.

3.15 Environmental Liability.  Except for matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Wisconsin, (i) there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Wisconsin of any liability or obligation under Environmental Laws, or pending or, to the Knowledge of Wisconsin, threatened against Wisconsin; (ii) Wisconsin is not subject to any Order or party to any agreement, order, judgment, decree, letter or memorandum by or with any third party imposing any liability or obligation under any Environmental Laws; (iii) Wisconsin has complied and is in compliance with all Environmental Laws, including obtaining and complying with all Permits that may be required pursuant to Environmental Laws; and (iv) Wisconsin has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released, or exposed any person to any hazardous substance or waste, or owned or operated any property or facility contaminated by any hazardous substance or waste so as to give rise to any current or future liabilities under Environmental Laws. For purposes of this Agreement, “Environmental Laws” means any common law or local, state, federal or foreign statute, regulation, ordinance or similar provision having the force or effect of law, any judicial and administrative order or determination, or any contractual obligation concerning public health and safety, worker health and safety, or pollution or protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

3.16 Real Property.

(a) Each of Wisconsin and the Wisconsin Subsidiaries has good title free and clear of all Liens to all real property owned by such entities (the “Wisconsin Owned Properties”), except for Liens that do not materially detract from the present use of such real property.

(b) A true and complete copy of each agreement pursuant to which Wisconsin or any Wisconsin Subsidiary leases any material real property (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Wisconsin Leases”) has heretofore been made available to Georgia. Each Wisconsin Lease is valid, binding and enforceable against Wisconsin or an applicable Wisconsin Subsidiary in accordance with its terms and is in full force and effect (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies), except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Wisconsin. There are no defaults by Wisconsin or any Wisconsin Subsidiary, as applicable, under any of the Wisconsin Leases which, in the aggregate, would result in the termination of such Leases and a Material Adverse Effect on Wisconsin. The consummation of the transactions contemplated by this Agreement will not cause defaults under the Wisconsin Leases, except for any such default which would not individually or in the aggregate, have a Material Adverse Effect on Wisconsin and the Wisconsin Subsidiaries taken as a whole.

(c) The Wisconsin Owned Properties and the properties leased pursuant to the Wisconsin Leases (the “Wisconsin Leased Properties”) constitute all of the real estate on which Wisconsin and the Wisconsin

Subsidiaries maintain their facilities or conduct their business as of the date of this Agreement, except for locations the loss of which would not result in a Material Adverse Effect on Wisconsin and the Wisconsin Subsidiaries taken as a whole.

(d) A true and complete copy of each agreement pursuant to which Wisconsin or any Wisconsin Subsidiary leases any material real property to a third party (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Third Party Wisconsin Leases”) has heretofore been made available to Georgia. Each Third Party Wisconsin Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies), except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Wisconsin. There are no existing defaults by the tenant under any Third Party Wisconsin Lease which, in the aggregate, would result in the termination of such Third Party Wisconsin Leases except for any such default which would not reasonably be expected to result in a Material Adverse Effect on Wisconsin and the Wisconsin Subsidiaries taken as a whole.

3.17 State Takeover Laws.  Wisconsin has, or will have prior to the Effective Time, taken all necessary action so that, assuming compliance by Georgia and Merger Sub with their respective obligations hereunder and the accuracy of the representations and warranties made by Georgia and Merger Sub herein, no “business combination,” “moratorium,” “fair price,” “control share acquisition” or other state anti-takeover statute or regulation, nor any takeover-related provision in the Wisconsin Articles or the Wisconsin By-laws, would (i) prohibit or restrict Wisconsin’s ability to perform its obligations under this Agreement, any related agreement, the Support Agreement, or the Articles of Merger or its ability to consummate the transactions contemplated hereby and thereby, (ii) have the effect of invalidating or voiding this Agreement, the Support Agreement or the Articles of Merger, or any provision hereof or thereof, or (iii) subject Georgia to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Articles of Merger.

3.18 Reorganization.  As of the date of this Agreement, Wisconsin is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.19 Opinion.  Prior to the execution of this Agreement, the Board of Directors of Wisconsin has received an opinion from Barclays Capital Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair to the shareholders of Wisconsin from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.20 Internal Controls.  (a) None of Wisconsin or its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its Subsidiaries or accountants except as would not, individually or in the aggregate, reasonably be expected to result in a materially adverse effect on the system of internal accounting controls described in the next sentence. Wisconsin and the Wisconsin Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(b) Wisconsin (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Wisconsin (including the Wisconsin Subsidiaries), is made known to the chief executive officer and the chief financial officer of Wisconsin by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Wisconsin’s outside auditors and the Audit Committee of the Board of Directors of Wisconsin (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Wisconsin’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Wisconsin’s internal controls over financial reporting. These disclosures were made in writing by management to Wisconsin’s auditors and the Audit Committee of the Board of Directors of Wisconsin and a copy has previously been made available to Georgia. As of the date hereof, to the Knowledge of Wisconsin, there is no reason to believe that Wisconsin’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(c) Since December 31, 2005 through the date hereof, (i) neither Wisconsin nor any Wisconsin Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Wisconsin or any Wisconsin Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Wisconsin or any Wisconsin Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Wisconsin or any Wisconsin Subsidiary, whether or not employed by Wisconsin or any Wisconsin Subsidiary, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Wisconsin or any of its officers, directors, employees or agents to the Board of Directors of Wisconsin or any committee thereof or to any director or officer of Wisconsin.

3.21 Insurance.  Wisconsin and the Wisconsin Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices. To the Knowledge of Wisconsin, neither Wisconsin nor any Wisconsin Subsidiary is in material breach or material default of any insurance policies maintained by Wisconsin or any Wisconsin Subsidiary or has taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default or permit termination (prior to the scheduled termination or expiration thereof) or modification of any such insurance policies. To the Knowledge of Wisconsin, neither Wisconsin nor any Wisconsin Subsidiary has received any notice of termination or cancellation (prior to the scheduled termination or expiration thereof) or denial of coverage with respect to any such insurance policy.

3.22 Wisconsin Information.  The information relating to Wisconsin or any Wisconsin Subsidiary to be included or incorporated by reference in the Joint Proxy Statement and the Form S-4 will not, at the time the Form S-4 is declared effective, the time the Joint Proxy Statement is first mailed to shareholders of Wisconsin and Georgia and the time of the Wisconsin Shareholders Meeting and the Georgia Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The information relating to Wisconsin or any Wisconsin Subsidiary that is provided or to be provided by Wisconsin or its representatives for inclusion in any document (other than the Form S-4) filed with any other Governmental Entity in connection with the transactions contemplated by this Agreement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. All documents that Wisconsin is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated hereby (including the Joint Proxy Statement) (except for such portions thereof that relate only to Georgia, Merger Sub or any of their Subsidiaries) will comply as to form and substance in all material respects with the provisions of the Exchange Act.

3.23 Intellectual Property.  For purposes of this Agreement, the following terms shall have the following meaning:

“Intellectual Property” means all intellectual property in any jurisdiction throughout the world including all (i) trademarks, service marks, brand names, Internet domain names, logos, symbols, trade dress, fictitious names, trade names, and other indicia of origin and all goodwill associated therewith and symbolized thereby; (ii) patents and inventions and discoveries, whether patentable or not, and improvements; (iii) confidential or proprietary information, trade secrets and know-how (including processes, schematics, business and other methods, formulae, drawings, specifications, prototypes, models, designs, plans, data, research and development, pricing and cost information, business and marketing plans and proposals, vendor, customer and supplier lists) (collectively, “Trade Secrets”); (iv) copyrights and works of authorship (including in any form or media) (whether or not copyrightable); (v) computer software programs (including source and object code), systems, data, databases and other compilations of information (and including all middleware, firmware, tools, applications and related documentation; (vi) disclosures, issuances, applications and registrations and any renewals thereof, and all extensions, modifications, reexaminations, renewals, divisions, continuations, continuations-in-part, reissues, restorations and reversions for or related to, as applicable, any of the foregoing; and (vii) copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium).

“Wisconsin IP Contract” means any material Contract concerning Intellectual Property to which Wisconsin or any Wisconsin Subsidiary is a party.

“Wisconsin IT Assets” means the computer software, firmware, middleware, servers, systems, networks, workstations, data communications lines, and all other information technology equipment, used by Wisconsin and the Wisconsin Subsidiaries.

(a) Section 3.23(a) of the Wisconsin Disclosure Schedule sets forth a true and complete list of all the following that are owned by Wisconsin or any Wisconsin Subsidiary, indicating for each item if applicable, the registration or application number, the record owner and the applicable filing jurisdiction: (i) material patented or registered Intellectual Property and (ii) pending patent applications or applications for registration of other material Intellectual Property.

(b) Either Wisconsin or a Wisconsin Subsidiary owns all right, title and interest in and to, or is licensed or otherwise possesses adequate rights to use, all Intellectual Property material to their respective businesses as currently conducted (together with all Intellectual Property set forth in Section 3.23(a), collectively the “Wisconsin IP”) free and clear of any Liens (other than, for the avoidance of doubt, obligations to pay royalties or other amounts due under any licenses of Intellectual Property), and all such rights shall survive the consummation of the transactions contemplated in this Agreement on substantially similar terms as such rights existed prior to Closing. There are no pending or, to the Knowledge of Wisconsin, there have not been threatened within the past two years any, claims by any Person alleging infringement, misappropriation or other violation by Wisconsin or any Wisconsin Subsidiary of any other Person’s Intellectual Property that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Wisconsin. To the Knowledge of Wisconsin, the conduct of the business of Wisconsin and the Wisconsin Subsidiaries and use of the Wisconsin IP does not misappropriate, infringe or otherwise violate in any material respect any Intellectual Property of any other Person. Neither Wisconsin nor any Wisconsin Subsidiary has filed any claim for misappropriation, infringement or other violation by another Person of its rights in or to any of the Wisconsin IP within the past twenty-four (24) months. To the Knowledge of Wisconsin, no Person is misappropriating, infringing or otherwise violating any material Wisconsin IP.

(c) Each Wisconsin IP Contract is valid and binding on Wisconsin and any Wisconsin Subsidiary to the extent such Subsidiary is a party thereto, as applicable, and in full force and effect (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies). Neither Wisconsin nor any Wisconsin Subsidiary nor, to the Knowledge of Wisconsin, any other party, is in material breach or default under any such Wisconsin IP Contract. No party to any Wisconsin IP Contract has given Wisconsin or any Wisconsin Subsidiary written notice of its intention to cancel, terminate, change the scope of rights under, or fail to renew any Wisconsin IP Contract. The transactions contemplated by this Agreement will not place Wisconsin or any Wisconsin Subsidiary in material breach or default of any Wisconsin IP Contract, or trigger any material modification, termination or acceleration or cause any additional fees to be due thereunder.

(d) Wisconsin and the Wisconsin Subsidiaries (i) take reasonable actions to protect, maintain and preserve the (A) operation and security of the Wisconsin IT Assets, (B) confidentiality of data, information, and Trade Secrets owned, held or used by Wisconsin or the Wisconsin Subsidiaries, and

(C) Intellectual Property material to their respective businesses (including by having and enforcing a policy that prior and current employees, consultants and agents with access to Trade Secrets execute non-disclosure and invention assignment agreements for the benefit of Wisconsin and/or the Wisconsin Subsidiaries), (ii) abide by all Laws regarding the collection, use, transfer and disclosure of personally identifiable and other confidential information, including customer and client information, and (iii) are not subject to any pending or, to the Knowledge of Wisconsin, threatened claim that alleges a material breach of any of the foregoing or inquiry by any Governmental Entity regarding the foregoing.

(e) The Wisconsin IT Assets have not been interrupted or failed within the past three (3) years in a manner that materially impaired Wisconsin’s or the Wisconsin Subsidiaries’ ability to deliver Wisconsin’s core products and services to their respective customers. The Wisconsin IP is not subject to any material pending or outstanding Action or Order, and to the Knowledge of Wisconsin, there are no Actions or Orders threatened, that question or seek to cancel, limit, challenge or modify the ownership, validity, enforceability, registerability, patentability, use or right to use Wisconsin IP, or that would restrict, impair or otherwise materially adversely affect Wisconsin’s or the Wisconsin Subsidiaries’ use thereof or their rights thereto.

3.24 Affiliate Transactions.  To the Knowledge of Wisconsin, other than the Wisconsin Employment Agreements and any transaction under any Wisconsin Benefit Plan, there are no transactions, agreements, arrangements or understandings, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, agreements, arrangements or understandings, or series or related transactions, agreements, arrangements or understandings, between Wisconsin and/or any Wisconsin Subsidiary, on the one hand, and any current or former shareholder (who beneficially owns or owned five percent or more of the Wisconsin Common Stock), director, executive officer or other Affiliate (other than any Wisconsin Subsidiary on the date hereof) of Wisconsin, whether or not required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act. For purposes of this Agreement, “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

3.25 Wisconsin Ownership of Georgia Securities.  Neither Wisconsin nor any Wisconsin Subsidiaries beneficially owns any shares of Georgia Common Stock or any options, warrants or other rights to acquire Georgia Common Stock.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GEORGIA AND MERGER SUB

Except (i) as disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to, the SEC by Georgia and publicly available prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature), or (ii) as disclosed in a correspondingly numbered section of the disclosure schedule (the “Georgia Disclosure Schedule”) delivered by Georgia and Merger Sub to Wisconsin prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Georgia’s covenants contained herein; provided that, notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in such schedule shall not be deemed an admission that such item is required to be disclosed therein or represents a material exception or material fact, event or circumstance or that such item has had or is reasonably likely to have a Material Adverse Effect on Georgia or Merger Sub; provided, further, that the disclosure of any item in any section of the Georgia Disclosure Schedule shall be deemed disclosed with respect to any other section of the Georgia Disclosure Schedule to which such item is relevant, whether or not a specific cross reference appears, so long as the relevance is reasonably apparent from the face of such disclosure), Georgia and Merger Sub, jointly and severally, hereby represent and warrant to Wisconsin as follows:

4.1 Corporate Organization.  (a) Georgia is a corporation duly organized, validly existing under the Laws of the State of Georgia and in good standing with the Secretary of State of the State of Georgia. Georgia has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to have such power and authority or to be so licensed and qualified is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Georgia.

(b) True and complete copies of the articles of incorporation (the ‘‘Georgia Articles”) and bylaws of Georgia (“Georgia Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Wisconsin.

(c) Each Georgia Subsidiary (including Merger Sub) (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing (where such concept is recognized) in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate or similar power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (i) — (iii) as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Georgia. Merger Sub (x) was formed solely for the purposes of engaging in the transactions contemplated by this Agreement, (y) since its date of formation, has not engaged in any activities nor conducted its operation other than in connection with or as contemplated by this Agreement, and (z) is and will continue to be a direct and wholly owned Subsidiary of Georgia at all times through the Effective Time. True and complete copies of Merger Sub’s Certificate of Formation and LLC Agreement, in effect as of the date of this Agreement, have previously been made available to Wisconsin.

4.2 Capitalization.  (a) The authorized capital stock of Georgia consists of 600,000,000 shares of Georgia Common Stock, of which, as of March 26, 2009, 191,155,993 shares were issued and outstanding, and 200,000,000 shares of preferred stock, par value $.01 per share (the “Georgia Preferred Stock”), of which, as of the date hereof, no shares were issued and outstanding. As of March 26, 2009, 9,003,215 shares of Georgia Common Stock were held in Georgia’s treasury. As of the date hereof, no shares of Georgia Common Stock or Georgia Preferred Stock were reserved for issuance, except for under the employee and director stock plans of Georgia set forth on Section 4.11(a) of the Georgia Disclosure Schedule (the “Georgia Stock Plans”) and the Georgia ESPP. As of March 12, 2009, (i) 25,457,641 options to acquire shares of Georgia Common Stock (“Georgia Stock Options”) were outstanding pursuant to the Georgia Stock Plans or otherwise, (ii) 980,180 restricted shares of Georgia Common Stock (“Georgia Restricted Shares”) were outstanding pursuant to the Georgia Stock Plans or otherwise and (iii) 47,819 stock units in respect of Georgia Common Stock (“Georgia Stock Units”) were outstanding and unsettled pursuant to the Georgia Stock Plans or otherwise. All of the issued and outstanding shares of Georgia Common Stock have been, and all shares of Georgia Common Stock that may be issued pursuant to the Georgia Stock Plans will be, when issued in accordance with the terms thereof, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The total equity interests in Merger Sub consist of 100 outstanding membership units (“Merger Sub Units”). All Merger Sub Units have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, and are owned by Georgia free and clear of any Liens. Except pursuant to this Agreement and the Georgia Stock Plans, Georgia does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Georgia Common Stock or Merger Sub Units or any other equity securities of Georgia or Merger Sub or any securities representing the right to purchase or otherwise receive any shares of Georgia Common Stock or Merger Sub Units. Georgia has provided Wisconsin with a true and complete list of all Georgia Stock Options, Georgia Restricted Shares and Georgia Stock Units outstanding under the Georgia Stock Plans or otherwise as of March 12, 2009, the number of shares subject to each such award, the grant date of each such award, the vesting schedule of each such award and the exercise price for each such Georgia Stock Option; since March 12, 2009 through the date hereof, Georgia has not issued or awarded, or authorized the issuance or award of, any options, restricted stock or other equity-based awards under the Georgia Stock Plans or otherwise. The shares of Georgia Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued, fully paid, nonassessable and free of preemptive rights.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each “significant subsidiary” (as such term is defined under Regulation S-X of the SEC) of Georgia are owned by Georgia, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such significant subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such subsidiary. No Georgia Subsidiary owns any Georgia Common Stock or other equity interest in Georgia.

4.3 Authority; No Violation.  (a) Georgia has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions by Georgia contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of Georgia. The Board of Directors of Georgia has determined that this Agreement and the transactions contemplated hereby are in the best interests of Georgia and its shareholders and, subject to Section 6.11(c) hereof, has directed that the issuance of Georgia Common Stock in connection with the Merger be submitted to Georgia’s shareholders for approval at a duly held meeting of such shareholders and, except for the approval of such issuance by the affirmative vote of a majority of votes cast on such proposal at such meeting, provided that the total votes cast on such proposal represent a majority of the votes entitled to be cast on such proposal (the “Georgia Shareholder Approval”), no other corporate proceedings on the part of Georgia are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Georgia and (assuming due authorization, execution and delivery by Wisconsin) constitutes the valid and binding obligation of Georgia, enforceable against Georgia in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).

(b) Merger Sub has full limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the managing member (being the sole member) of Merger Sub, and no other proceedings on the part of Merger Sub are necessary to authorize the execution and delivery of this Agreement by Merger Sub and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Merger Sub and (assuming due authorization, execution and delivery by Wisconsin) constitutes the valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).

(c) Neither the execution and delivery of this Agreement by Georgia or Merger Sub, nor the consummation by Georgia or Merger Sub of the transactions contemplated hereby, nor compliance by Georgia or Merger with any of the terms or provisions of this Agreement, will (i) assuming the Georgia Shareholder Approval is obtained, violate any provision of the Georgia Articles or the Georgia Bylaws or any equivalent organizational documents of any Georgia Subsidiary, (ii) violate any provision of Merger Sub’s Certificate of Formation or LLC Agreement or (iii) assuming that the consents, approvals and filings referred to in Section 4.4 shall have been duly obtained and/or made prior to the Effective Time and any waiting period required thereunder shall have been terminated or expired prior to the Effective Time, (A) violate any Law or Order applicable to Georgia, any Georgia Subsidiary or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, amendment or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Georgia or any Georgia Subsidiary under, any of the terms, conditions or provisions of any Contract to which Georgia or any Georgia Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (iii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Georgia.

(d) Notwithstanding anything in this Agreement to the contrary, to the extent the accuracy of Georgia’s representations and warranties set forth in this Section 4.3 is based on the accuracy of Wisconsin’s representations and warranties in Section 3.25, Georgia’s representations and warranties in Section 4.3 shall be limited to the extent affected by any inaccuracy in Section 3.25.

4.4 Consents and Approvals.  Except for (i) the filing with the SEC of the Joint Proxy Statement and the filing and declaration of effectiveness of the Form S-4, and such reports under Sections 12, 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement, the Support Agreement and the transactions contemplated hereby and thereby, and obtaining from the SEC such orders as may be required in connection therewith, (ii) the filing of the Articles of Merger with the Department of Financial Institutions of the State of Wisconsin pursuant to the WBCL and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DLLCA, (iii) any notices or filings under the HSR Act and the termination or expiration of any applicable waiting period thereunder, and such other consents, approvals, filings or registrations as may be required under any foreign antitrust, merger control or competition Laws, (iv) such filings and approvals as are required to be made or obtained under the Securities Act and the securities or “Blue sky” Laws of various states in connection with the issuance of the shares of Georgia Common Stock pursuant to this Agreement, and approval of the listing of such Georgia Common Stock on the NYSE, (v) such filings, consents and approvals of Governmental Entities as may be set forth on Section 4.4 of the Georgia Disclosure Schedule, (vi) the Georgia Shareholder Approval, (vii) filings, if any, required as a result of the particular status of Wisconsin, (viii) such filings or notices required under the rules and regulations of the NYSE, and (ix) such other consents, approvals, filings or registrations the failure of which to be made or obtained, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Georgia, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Georgia or Merger Sub of this Agreement and (B) the consummation by Georgia or Merger Sub of the Merger and the other transactions contemplated by this Agreement.

4.5 Reports.  Since January 1, 2007, Georgia has timely filed all forms, documents, statements and reports required to be filed by it with the SEC under the Securities Act or the Exchange Act prior to the date hereof (the forms, documents, statements and reports filed with the SEC since January 1, 2007 and those filed with the SEC subsequent to the date of this Agreement under the Securities Act or the Exchange Act, if any, including any amendments thereto, the “Georgia Reports”). As of their respective dates, or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseded filing prior to the date hereof, the Georgia Reports complied, and each of the Georgia Reports filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be. No Georgia Subsidiary is subject to the periodic reporting requirements of the Exchange Act. As of the time of filing with the SEC, none of the Georgia Reports so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Georgia Report has been amended or superseded by a later Georgia Report filed prior to the date hereof. Georgia has made available to Wisconsin correct and complete copies of all material correspondence with the SEC since January 1, 2007 and prior to the date hereof. To the Knowledge of Georgia, as of the date hereof, none of the Georgia Reports is the subject of any ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. For purposes of this Agreement, “Knowledge of Georgia” shall mean the actual knowledge of the Persons listed on Exhibit E.

4.6 Financial Statements.  Georgia has previously made available to Wisconsin copies of the consolidated balance sheet of Georgia and the Georgia Subsidiaries as of December 31, 2007 and 2008, and the related combined and consolidated statements of earnings, comprehensive earnings, shareholder’s equity and cash flows for the years then ended as reported in Georgia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (the “Georgia 2008 10-K”) filed with the SEC under the Exchange Act, accompanied by the audit report of KPMG LLP, independent public accountants with respect to Georgia for the years ended December 31, 2006, 2007 and 2008. The December 31, 2008 consolidated balance sheet of Georgia (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of Georgia and the Georgia Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations, cash flows and changes in shareholders’ equity and consolidated financial position of Georgia and the Georgia Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in amounts consistent with past practice in the case of unaudited financial statements, which adjustments, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Georgia; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

4.7 Broker’s Fees.  Neither Georgia nor any Georgia Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokers fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Banc of America Securities and Goldman, Sachs & Co., all of the fees and expenses of which shall be the sole responsibility of Georgia; and a true and complete copy of each agreement with respect to such engagements has previously been made available to Wisconsin.

4.8 Absence of Certain Changes or Events.  Except for liabilities incurred in connection with this Agreement or as publicly disclosed in the Forms 10-K, 10-Q and 8-K and any registration statements, proxy statements or prospectuses comprising the Georgia Reports filed prior to the date of this Agreement, (i) since December 31, 2008, (A) Georgia and the Georgia Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, and (B) there has not been any Material Adverse Effect with respect to Georgia; and (ii) since December 31, 2008 through the date hereof, there has not been:

(a) any issuance or awards of Georgia Stock Options, Georgia Restricted Shares, Georgia Stock Units or other equity-based awards in respect of Georgia Common Stock to any director, officer or employee of Georgia or any of the Georgia Subsidiaries, other than in the ordinary course of business consistent with past practice;

(b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Georgia’s capital stock;

(c) except as required by the terms of any Georgia Benefit Plans (as defined below) or by applicable Law, (i) any granting by Georgia or any of the Georgia Subsidiaries to any current or former director, officer or employee of any increase in compensation, bonus or other benefits, except for any such increases to employees who are not current directors or executive officers in the ordinary course of business consistent with past practice, (ii) any granting by Georgia or any of the Georgia Subsidiaries to any current or former director or executive officer of any increase in severance or termination pay, (iii) any entry by Georgia or any of the Georgia Subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any current or former director or executive officer or (iv) any establishment, adoption, entry into, amendment or modification of any Georgia Benefit Plan;

(d) any change in any material respect in accounting methods, principles or practices by Georgia affecting its assets, liabilities or business, other than changes after the date hereof to the extent required by a change in GAAP or regulatory accounting principles;

(e) any material Tax election or change in or revocation of any material Tax election, material amendment to any Tax return, closing agreement with respect to a material amount of Taxes, or settlement or compromise of any material income Tax liability by Georgia or any of the Georgia Subsidiaries;

(f) any material change in its investment or risk management or other similar policies; or

(g) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

4.9 Legal Proceedings.  (a) There are no (i) Actions pending (or, to the Knowledge of Georgia, threatened) against or affecting Georgia or any Georgia Subsidiary, or any of their respective properties, at law or in equity, or (ii) Orders against Georgia or any Georgia Subsidiary, in the case of each of clause (i) or (ii), which would, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Georgia. As of the date hereof, there is no Action pending against (or, to the Knowledge of Georgia, threatened against) Georgia that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger.

(b) Neither Georgia nor any Georgia Subsidiary is subject to any cease-and-desist or other Order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is party to any commitment letter or similar undertaking to, or is subject to any Order or directive by, or has been since January 1, 2006, a recipient of any supervisory letter from, or has been ordered to pay any material civil money penalty by, or since January 1, 2006, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity, in each case that currently restricts in any material respect the conduct of its business (each, whether or not set forth in the Georgia Disclosure Schedule, a “Georgia Regulatory Agreement”), nor has Georgia or any Georgia Subsidiary been advised since January 1, 2006, by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Georgia Regulatory Agreement.

4.10 Taxes and Tax Returns.  Each of Georgia and the Georgia Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it (all such Tax Returns being accurate and complete in all material respects), has timely paid or withheld all Taxes shown thereon as arising and has duly and timely paid or withheld all material Taxes that are due and payable or claimed to be due from it by United States federal, state, foreign or local taxing authorities other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on Georgia’s most recent consolidated financial statements. Georgia and each Georgia Subsidiary have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. Neither Georgia nor any Georgia Subsidiary has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. The United States federal income Tax Returns of Georgia and the Georgia Subsidiaries have been examined by the IRS for all years to and including 2007. All assessments for Taxes of Georgia or any Georgia Subsidiary due with respect to completed and settled examinations or any concluded litigation have been fully paid. There are no disputes, audits, examinations or proceedings pending, or claims asserted, for material Taxes upon Georgia or any Georgia Subsidiary. There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of Georgia or any Georgia Subsidiary. Neither Georgia nor any Georgia Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Georgia and the Georgia Subsidiaries and compensation agreements with Tax indemnification provisions that are in the range of ordinary practice for such agreements). Neither Georgia nor any Georgia Subsidiary (A) has been a member of an affiliated group filing a consolidated

United States federal income Tax Return (other than a group the common parent of which was Georgia) or (B) has any material liability for the Taxes of any Person (other than Georgia or any Georgia Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise. Neither Georgia nor any Georgia Subsidiary has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither Georgia nor any Georgia Subsidiary has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding. Neither Georgia nor any Georgia Subsidiary has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Georgia is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

4.11 Employee Benefits.  For purposes hereof, the following terms shall have the following meaning:

‘‘Georgia Benefit Plan” means any material employee benefit plan, program, policy, practice, or other arrangement (other than any Georgia Employment Agreement) providing benefits to any current or former employee, officer or director of Georgia or any Georgia Subsidiary or any beneficiary or dependent thereof that is sponsored or maintained by Georgia or any Georgia Subsidiary or to which Georgia or any Georgia Subsidiary contributes or is obligated to contribute, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, change of control or fringe benefit plan, program or policy.

‘‘Georgia Employment Agreement” means a contract, offer letter or agreement of Georgia or any Georgia Subsidiary with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which Georgia or any Georgia Subsidiary has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

‘‘Georgia Plan” means any Georgia Benefit Plan other than a Multiemployer Plan and each Georgia Employment Agreement.

(a) Section 4.11(a) of the Georgia Disclosure Schedule includes a true and complete list of all Georgia Benefit Plans and all material Georgia Employment Agreements.

(b) With respect to each Georgia Plan, Georgia has delivered or made available to Wisconsin a true, correct and complete copy of: (i) each writing constituting a part of such Georgia Plan, including all plan documents, employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any. Georgia has delivered or made available to Wisconsin a true, correct and complete copy of each material Georgia Employment Agreement.

(c) All contributions required to be made to any Georgia Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Georgia Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the financial statements to the extent required by GAAP. Each Georgia Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.

(d) With respect to each Georgia Plan, Georgia and the Georgia Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all Laws applicable to such Georgia Plans. Each Georgia Plan has been administered in all material respects in accordance with its terms. To the Knowledge of Georgia, there is not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Georgia Plan or the imposition of any material lien on the assets of Georgia or any Georgia Subsidiary under ERISA or the Code. Section 4.11(d) of the Georgia Disclosure Schedule identifies each Georgia Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Georgia Qualified Plans”). Each Georgia Qualified Plan (A)(i) has received a favorable determination letter from the IRS with respect to such qualification or (ii) is a standardized prototype plan that is the subject of a favorable opinion letter from the IRS on which Georgia is entitled to rely, and (B) unless clause (A)(ii) applies, has been submitted to the IRS for a determination letter within the applicable remedial amendment period under Section 401(b) of the Code or has a remedial amendment period that has not yet expired, and, to the Knowledge of Georgia, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Georgia Qualified Plan or the tax-exempt status of its related trust. Section 4.11(d) of the Georgia Disclosure Schedule identifies each trust funding any Georgia Plan which is intended to meet the requirements of Section 501(c)(9) of the Code, and each such trust meets such requirements and provides no disqualified benefits (as such term is defined in Code Section 4976(b)). None of Georgia and the Georgia Subsidiaries nor, to the Knowledge of Georgia, any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the Georgia Plans or their related trusts, Georgia, any Georgia Subsidiary or, to the Knowledge of Georgia, any Person that Georgia or any Georgia Subsidiary has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(e) With respect to each Georgia Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, and, (ii) except as would not have, individually or in the aggregate, a Material Adverse Effect: (A) the fair market value of the assets of such Georgia Plan equals or exceeds the actuarial present value of all accrued benefits under such Georgia Plan (whether or not vested) based on the assumptions used in the latest annual actuarial report for such plan; (B) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (C) all premiums to the PBGC have been timely paid in full; (D) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or would reasonably be expected to be incurred by Georgia or any Georgia Subsidiary or any of their respective ERISA Affiliates; and (E) to the Knowledge of Georgia, the PBGC has not instituted proceedings to terminate any such Georgia Plan and, to Georgia’s Knowledge, no condition exists which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Georgia Plan.

(f) (i) No Georgia Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (ii) none of Georgia and the Georgia Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of Georgia and the Georgia Subsidiaries nor any of their respective ERISA Affiliates has incurred, during the last six years, any Withdrawal Liability that has not been satisfied in full. To the Knowledge of Georgia, there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of Georgia or any Georgia Subsidiary following the Effective Time, other than such liabilities that arise solely out of, or relate solely to, the Georgia Benefit Plans. Without limiting the generality of the foregoing, neither Georgia nor any Georgia Subsidiary, nor, to Georgia’s Knowledge, any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(g) Georgia and the Georgia Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to Georgia and the Georgia Subsidiaries.

(h) Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of Georgia or any Georgia Subsidiary, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

(i) Each Georgia Benefit Plan and each Georgia Employment Agreement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been established and maintained in all material respects in accordance with the requirements of Section 409A of the Code and the Treasury Regulations thereunder.

(j) No labor organization or group of employees of Georgia or any Georgia Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to Georgia’s Knowledge, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Each of Georgia and the Georgia Subsidiaries is in material compliance with all applicable Laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

4.12 Compliance with Law; Permits.  (a) Georgia and each Georgia Subsidiary is, and at all times since the later of January 1, 2006 or its respective date of formation or organization has been, in material compliance with all applicable Laws and is not in material default under or in violation of any applicable Laws.

(b) Georgia and the Georgia Subsidiaries are in possession of all material Permits necessary for Georgia and the Georgia Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Georgia Permits”). All Georgia Permits are in full force and effect. Georgia and the Georgia Subsidiaries are not, and since January 1, 2006 have not been, in material violation or breach of, or default under, any Georgia Permit.

(c) This Section 4.12 does not relate to matters with respect to Taxes and Tax Returns (which are the subject of Section 4.10) and Employee Benefits (which are the subject of Section 4.11)

4.13 Certain Contracts.  (a) Except as set forth in the exhibit index to the Georgia 2008 10-K or as permitted pursuant to Section 5.3 hereof or as set forth on Section 4.13 of the Georgia Disclosure Schedule, neither Georgia nor any Georgia Subsidiary is a party to or bound by (i) any Contract relating to the incurrence or guarantee of Indebtedness by Georgia or any Georgia Subsidiary in an amount in excess in the aggregate of $60,000,000 (collectively, “Georgia Instruments of Indebtedness”), (ii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) any non-competition Contract, or any other agreement or obligation which purports to limit or restrict in any material respect (A) the ability of Georgia or its Subsidiaries to solicit customers or (B) the manner in which, or the localities in which, all or any portion of the business of Georgia and the Georgia Subsidiaries, including, following consummation of the transactions contemplated by this Agreement, Wisconsin and the Wisconsin Subsidiaries, is or would be conducted, (iv) any collective bargaining agreement, (v) any joint venture or partnership agreement related to the formation, creation, operation or management or any joint venture or partnership that is material to Georgia and the Georgia Subsidiaries, taken as a whole, (vi) any Contract that grants any right of first refusal or right of first offer or similar right that limits or purports to limit the ability of Georgia or any Georgia Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business, (vii) any material Contract that contains a “most favored nation” clause providing preferential pricing to a third party, and (viii) any Contract not made in the ordinary course of business which (A) is material to Georgia and the Georgia Subsidiaries taken as a whole or (B) which would reasonably be expected to materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (the Contracts and obligations of the type described in clauses (i) through (viii), together with (x) all Georgia IP Contracts, (y) any Contract (or group of related Contracts with the same party) pursuant to which Georgia or any Georgia Subsidiary generated revenues of $35,000,000 or more in the 12 months ended December 31, 2008 or is expected to generate revenues of $35,000,000 or more in the 12 months ending December 31, 2009, and (z) any Contract (or group of related Contracts with the same party) that involves annual expenditures by Georgia and the Georgia Subsidiaries in excess of $35,000,000 in the 12 months ended December 31, 2008 or is expected to involve annual expenditures by Georgia and the Georgia Subsidiaries in excess of $35,000,000 in the 12 months ending December 31, 2009 (of which Contracts Georgia has provided true, correct and complete copies to Wisconsin prior to the date hereof) being referred to herein as “Georgia Material Contracts”).

(b) Each Georgia Material Contract is valid and binding on Georgia (or, to the extent a Subsidiary of Georgia is a party, such Subsidiary) and, to the Knowledge of Georgia, any other party thereto and is in full force and effect and enforceable against Georgia or a Georgia Subsidiary, as applicable (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies). Neither Georgia nor any Georgia Subsidiary is in material breach or default under any Georgia Material Contract. Neither Georgia nor any Subsidiary of Georgia has received notice of any material violation or default under any Georgia Material Contract by any other party thereto. Prior to the date hereof, Georgia has made available to Wisconsin true and complete copies of all Georgia Material Contracts.

4.14 Undisclosed Liabilities.  Neither Georgia nor any Georgia Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) liabilities that are reflected or reserved against on the consolidated balance sheet of Georgia included in the Georgia 2008 10-K (including any notes thereto), (ii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby, (iii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2008, and (iv) liabilities that have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Georgia.

4.15 Environmental Liability.  Except for matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Georgia, (i) there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Georgia of any liability or obligation under Environmental Laws, or pending or, to the Knowledge of Georgia, threatened against Georgia; (ii) Georgia is not subject to any Order or party to any agreement, order, judgment, decree, letter or memorandum by or with any third party imposing any liability or obligation under any Environmental Laws; (iii) Georgia has complied and is in compliance with all Environmental Laws, including obtaining and complying with all Permits that may be required pursuant to Environmental Laws; and (iv) Georgia has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released, or exposed any person to any hazardous substance or waste, or owned or operated any property or facility contaminated by any hazardous substance or waste so as to give rise to any current or future liabilities under Environmental Laws.

4.16 Real Property.

(a) Each of Georgia and the Georgia Subsidiaries has good title free and clear of all Liens to all real property owned by such entities (the “Georgia Owned Properties”), except for Liens that do not materially detract from the present use of such real property.

(b) A true and complete copy of each agreement pursuant to which Georgia or any Georgia Subsidiary leases any material real property (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Georgia Leases”) has heretofore been made available to Wisconsin. Each Georgia Lease is valid, binding and enforceable against Georgia or an applicable Georgia Subsidiary in accordance with its terms and is in full force and effect (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies), except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Georgia. There are no defaults by Georgia or any Georgia Subsidiary, as applicable, under any of the Georgia Leases which, in the aggregate, would result in the termination of such Georgia Leases and a Material Adverse Effect on Georgia. The consummation of the transactions contemplated by this Agreement will not cause defaults under the Georgia Leases, except for any such default which would not individually or in the aggregate, have a Material Adverse Effect on Georgia and the Georgia Subsidiaries taken as a whole.

(c) The Georgia Owned Properties and the properties leased pursuant to the Georgia Leases (the “Georgia Leased Properties”) constitute all of the real estate on which Georgia and the Georgia Subsidiaries maintain their facilities or conduct their business as of the date of this Agreement, except for locations the loss of which would not result in a Material Adverse Effect on Georgia and the Georgia Subsidiaries taken as a whole.

(d) A true and complete copy of each agreement pursuant to which Georgia or any Georgia Subsidiary leases any material real property to a third party (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Third Party Georgia Leases”) has heretofore been made available to Georgia. Each Third Party Georgia Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies), except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Georgia. There are no existing defaults by the tenant under any Third Party Georgia Lease which, in the aggregate, would result in the termination of such Third Party Georgia Leases except for any such default which would not reasonably be expected to result in a Material Adverse Effect on Georgia and the Georgia Subsidiaries taken as a whole.

4.17 State Takeover Laws.  Each of Georgia and Merger Sub has, or will have prior to the Effective Time, taken all necessary action so that, assuming compliance by Wisconsin with its obligations hereunder and the accuracy of the representations and warranties made by Wisconsin herein, no “business combination,” “moratorium,” “fair price,” “control share acquisition” or other state anti-takeover statute or regulation, nor any takeover-related provision in the Georgia Articles or the Georgia Bylaws, would (i) prohibit or restrict Georgia’s or Merger Sub’s ability to perform their respective obligations under this Agreement, any related agreement, the Support Agreement, or the Articles of Merger or their ability to consummate the transactions contemplated hereby and thereby, (ii) have the effect of invalidating or voiding this Agreement, the Support Agreement or the Articles of Merger, or any provision hereof or thereof, or (iii) subject Wisconsin to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Articles of Merger.

4.18 Reorganization.  As of the date of this Agreement, neither Georgia nor Merger Sub is aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.19 Internal Controls.  (a) None of Georgia or its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its Subsidiaries or accountants except as would not, individually or in the aggregate, reasonably be expected to result in a materially adverse effect on the system of internal accounting controls described in the next sentence. Georgia and the Georgia Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(b) Georgia (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Georgia (including the Georgia Subsidiaries), is made known to the chief executive officer and the chief financial officer of Georgia by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Georgia’s outside auditors and the Audit Committee of the Board of Directors of Georgia (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Georgia’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Georgia’s internal controls over financial reporting. These disclosures were made in writing by management to Georgia’s auditors and the Audit Committee of the Board of Directors of Georgia and a copy has previously been made available to Georgia. As of the date hereof, to the Knowledge of Georgia, there is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(c) Since December 31, 2005 through the date hereof, (i) neither Georgia nor any Georgia Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Georgia or any Georgia Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Georgia or any Georgia Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Georgia or any Georgia Subsidiary, whether or not employed by Georgia or any Georgia Subsidiary, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Georgia or any of its officers, directors, employees or agents to the Board of Directors of Georgia or any committee thereof or to any director or officer of Georgia.

4.20 Intellectual Property.  For purposes of this Agreement, the following terms shall have the following meanings:

‘‘Georgia IP Contract” means any material contract concerning Intellectual Property to which Georgia or any Georgia Subsidiary is a party.

‘‘Georgia IT Assets” means the computer software, firmware, middleware, servers, systems, networks, workstations, data communications lines, and all other information technology equipment, used by Georgia and the Georgia Subsidiaries.

(a) Section 4.20(a) of the Georgia Disclosure Schedule sets forth a true and complete list of all the following that are owned by Georgia or any Georgia Subsidiary, indicating for each item if applicable, the registration or application number, the record owner and the applicable filing jurisdiction: (i) material patented or registered Intellectual Property and (ii) pending patent applications or applications for registration of other material Intellectual Property.

(b) Either Georgia or a Georgia Subsidiary owns all right, title and interest in and to, or is licensed or otherwise possesses adequate rights to use, all Intellectual Property material to their respective businesses as currently conducted (together with all Intellectual Property set forth in Section 4.20(a), collectively the “Georgia IP”) free and clear of any Liens (other than, for the avoidance of doubt, obligations to pay royalties or other amounts due under any licenses of Intellectual Property), and all such rights shall survive the consummation of the transactions contemplated in this Agreement on substantially similar terms as such rights existed prior to Closing. There are no pending or, to the Knowledge of Georgia, there have not been threatened within the past two years any, claims by any Person alleging infringement, misappropriation or other violation by Georgia or any Georgia Subsidiary of any other Person’s Intellectual Property that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Georgia. To the Knowledge of Georgia, the conduct of the business of Georgia and the Georgia Subsidiaries and use of the Georgia IP does not misappropriate, infringe or otherwise violate in any material respect any Intellectual Property of any other Person. Neither Georgia nor any Georgia Subsidiary has filed any claim for misappropriation, infringement or other violation by another Person of its rights in or to any of the Georgia IP within the past twenty-four (24) months. To the Knowledge of Georgia, no Person is misappropriating, infringing or otherwise violating any material Georgia IP.

(c) Each Georgia IP Contract is valid and binding on Georgia and any Georgia Subsidiary to the extent such Subsidiary is a party thereto, as applicable, and in full force and effect (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies). Neither Georgia nor any Georgia Subsidiary nor, to the Knowledge of Georgia, any other party, is in material breach or default under any such Georgia IP Contract. No party to any Georgia IP Contract has given Georgia or any Georgia Subsidiary written notice of its intention to cancel, terminate, change the scope of rights under, or fail to renew any Georgia IP Contract. The transactions contemplated by this Agreement will not place Georgia or any Georgia Subsidiary in material breach or default of any Georgia IP Contract, or trigger any material modification, termination or acceleration or cause any additional fees to be due thereunder.

(d) Georgia and the Georgia Subsidiaries (i) take reasonable actions to protect, maintain and preserve the (A) operation and security of the Georgia IT Assets, (B) confidentiality of data, information, and Trade Secrets owned, held or used by Georgia or the Georgia Subsidiaries, and (C) Intellectual Property material to their respective businesses (including by having and enforcing a policy that prior and current employees, consultants and agents with access to Trade Secrets, execute non-disclosure and invention assignment agreements for the benefit of Georgia and/or the Georgia Subsidiaries), (ii) abide by all Laws regarding the collection, use, transfer and disclosure of personally identifiable and other confidential information, including customer and client information, and (iii) are not subject to any pending or, to the Knowledge of Georgia, threatened claim that alleges a material breach of any of the foregoing or inquiry by any Governmental Entity regarding the foregoing.

(e) The Georgia IT Assets have not been interrupted or failed within the past three (3) years in a manner that materially impaired Georgia or the Georgia Subsidiaries’ ability to deliver Georgia’s core products and services to their respective customers. The Georgia IP is not subject to any material pending or outstanding Action or Order, and to the Knowledge of Georgia, there are no Actions or Orders threatened, that question or seek to cancel, limit, challenge or modify the ownership, validity, enforceability, registerability, patentability, use or right to use Georgia IP, or that would restrict, impair or otherwise materially adversely affect Georgia’s or the Georgia Subsidiaries’ use thereof or their rights thereto.

4.21 Insurance.  Georgia and the Georgia Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices. To the Knowledge of Georgia, neither Georgia nor any Georgia Subsidiary is in material breach or material default of any insurance policies maintained by Georgia or any Georgia Subsidiary or has taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default or permit termination (prior to the scheduled termination or expiration thereof) or modification of any such insurance policies. To the Knowledge of Georgia, neither Georgia nor any Georgia Subsidiary has received any notice of termination or cancellation (prior to the scheduled termination or expiration thereof) or denial of coverage with respect to any such insurance policy.

4.22 Georgia Information.  The information relating to Georgia or any Georgia Subsidiary to be included or incorporated by reference in the Joint Proxy Statement and the Form S-4 will not, at the time the Form S-4 is declared effective, the time the Joint Proxy Statement is first mailed to shareholders of Wisconsin and Georgia and the time of the Wisconsin Shareholders Meeting and the Georgia Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The information relating to Georgia or any Georgia Subsidiary that is provided or to be provided by Georgia or its representatives for inclusion in any document (other than the Form S-4) filed with any other Governmental Entity in connection with the transactions contemplated by this Agreement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. All documents that Georgia is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated hereby (including the Joint Proxy Statement and the Form S-4) (except for such portions thereof that relate only to Wisconsin or any of its Subsidiaries) will comply as to form and substance in all material respects with the provisions of the Securities Act and the Exchange Act.

4.23 Opinion.  Prior to the execution of this Agreement, the Board of Directors of Georgia has received an opinion from each of Banc of America Securities and Goldman, Sachs & Co. to the effect that as of the date of each such opinion and based upon and subject to the matters set forth in each such opinion, the Exchange Ratio is fair to Georgia from a financial point of view. Such opinions have not been amended or rescinded as of the date of this Agreement.

4.24 Affiliate Transactions.  To the Knowledge of Georgia, other than the Georgia Employment Agreements and any transaction under any Georgia Benefit Plan, there are no transactions, agreements, arrangements or understandings, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, agreements, arrangements or understandings, or series or related transactions, agreements, arrangements or understandings, between Georgia and/or any Georgia Subsidiary, on the one hand, and any current or former shareholder (who beneficially owns or owned five percent or more of the Georgia Common Stock), director, executive officer or other Affiliate (other than any Subsidiary of Georgia on the date hereof) of Georgia, whether or not required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act.

4.25 Georgia Ownership of Wisconsin Securities.  Neither Georgia nor any Georgia Subsidiaries beneficially owns any shares of Wisconsin Common Stock or any options, warrants or other rights to acquire Wisconsin Common Stock. Neither Georgia nor Merger Sub is, or will become prior to the Effective Time, a “significant shareholder” or an “interested stockholder” with respect to Wisconsin within the meaning of Section 180.1130(11) and Section 180.1140(8), respectively, of the WBCL.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time.   During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, each of Georgia and Wisconsin shall, and shall cause each of its respective Subsidiaries to, (i) conduct its business in the ordinary course in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships (including relationships with its customers and suppliers) and retain the services of its key officers and key employees and (iii) take no action that would reasonably be expected to prevent or materially impede or delay the obtaining of, or materially adversely affect the ability of the parties to obtain, any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.

5.2 Forbearances.   Without limiting the generality of Section 5.1 above, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Wisconsin Disclosure

Schedule or the Georgia Disclosure Schedule, as applicable, and except as expressly contemplated or permitted by this Agreement, neither Wisconsin nor Georgia shall, and neither Wisconsin nor Georgia shall permit any Wisconsin Subsidiary or Georgia Subsidiary, as applicable, to, without the prior written consent of Georgia or Wisconsin, as applicable, which shall not be unreasonably withheld, delayed or conditioned:

(a) (i) other than dividends and distributions by a direct or indirect Subsidiary to such party or any direct or indirect wholly owned Subsidiary of such party, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of stock options or settlement of stock units that are outstanding as of the date hereof in accordance with their present terms, or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or other securities or any of its Subsidiaries, or any rights, warrants or options to acquire any such shares or other securities (other than the withholding of shares of common stock to satisfy the exercise price or Tax withholding upon the exercise of stock options, vesting of restricted shares or settlement of stock units, in each case that are outstanding as of the date hereof in accordance with their present terms and such party’s practices as of the date hereof);

(b) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities, including any restricted shares of its common stock, or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, including any stock options and unit awards (other than the issuance of its common stock upon the exercise of stock options, vesting of restricted shares or settlement of stock units, in each case that are outstanding as of the date hereof in accordance with their present terms);

(c) amend its articles of incorporation, by-laws or other comparable organizational documents or the organizational documents of any of its Subsidiaries;

(d) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or any equity securities of, or by any other manner, any business or any Person, or otherwise acquire or agree to acquire any assets, except for acquisitions of inventory or other similar assets in the ordinary course of business consistent with past practice;

(e) sell, assign, transfer, lease, license, mortgage or otherwise encumber or subject to any Lien (other than Liens in connection with any Indebtedness permitted under Section 5.2(f)), or otherwise dispose of (i) any of its properties or assets or create any security interest in such assets or properties other than in the ordinary course of business consistent with past practice, or (ii) any Wisconsin IP owned by Wisconsin or the Wisconsin Subsidiaries or any Georgia IP owned by Georgia or the Georgia Subsidiaries, as applicable, except for non-exclusive licenses of Intellectual Property made in the ordinary course of business consistent with past practice;

(f) except for borrowings under existing credit facilities (or renewals, extensions or replacements therefor that do not increase the aggregate amount available thereunder and that do not provide for any termination fees or penalties, prohibit pre-payments or provide for any pre-payment penalties, or contain any like provisions limiting or otherwise affecting the ability of such party or its applicable Subsidiaries or successors from terminating or pre-paying such facilities, or contain financial terms less favorable, in the aggregate, than existing credit facilities, and as they may be so renewed, extended or replaced) that are incurred in the ordinary course of business consistent with past practice, or for borrowings or other lines of credit or refinancing of indebtedness outstanding on the date hereof in additional amounts not to exceed $2,000,000, or Indebtedness owed by any wholly owned Subsidiary to such party or any other wholly owned Subsidiary of such party, incur, redeem, prepay, defease, cancel, or modify the terms of, any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person (other than any of its wholly owned Subsidiaries), or make any loans or advances to any Person other than its wholly owned Subsidiaries and as a result of ordinary advances and reimbursements to employees;

(g) change in any material respect its accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities or business, including any reserving, renewal or residual method, practice or policy, in each case, in effect on the date hereof, except as required by changes in GAAP or regulatory accounting principles;

(h) enter into any new line of business or change in any material respect its operating, asset liability, investment or risk management or other similar policies of its or any of its Subsidiaries;

(i) make any investment in excess of $1,000,000 in the aggregate, whether by purchase of stock or securities, contributions to capital, property transfers, or entering into binding agreements with respect to any such investment or acquisition;

(j) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of a material amount of Taxes;

(k) except as expressly permitted by any other provision of this Section 5.2 or as set forth in the Wisconsin Disclosure Schedule or the Georgia Disclosure Schedule, terminate or waive any material provision of any Wisconsin Material Contract or Georgia Material Contract, as applicable, other than normal renewals of such Contracts without materially adverse changes, additions or deletions of terms, or enter into or renew any agreement or contract or other binding obligation of such party or its Subsidiaries containing (i) any restriction on the ability of such party and its Subsidiaries, or, after the Merger, Georgia and the Georgia Subsidiaries, to conduct their business as it is presently being conducted or currently contemplated to be conducted after the Merger or (ii) any restriction on such party or its Subsidiaries, or, after the Merger, Georgia and the Georgia Subsidiaries, in engaging in any type or activity or business;

(l) (i) incur any capital expenditures or (ii) enter into any Contract obligating such party to make capital expenditures, except in the case of (i) or (ii) for capital expenditures not to exceed the amounts set forth in such party’s existing plan for annual capital expenditures for 2009, which plan has been made available to the other party prior to the date hereof;

(m) except as required by agreements or instruments in effect on the date hereof, alter in any material respect, or enter into any commitment to alter in any material respect, any material interest in any corporation, association, joint venture, partnership or business entity in which such party directly or indirectly holds any equity or ownership interest on the date hereof;

(n) except as required by the terms of Wisconsin Benefit Plans or Wisconsin Employment Agreements, or the terms of Georgia Benefit Plans or Georgia Employment Agreements, as applicable, as in effect on the date hereof or as required by applicable Law or as provided by this Agreement, (i) grant or pay to any current or former director, officer, employee or consultant of Wisconsin or any Wisconsin Subsidiary any increase in compensation, except for annual or promotional salary or wage increases in the ordinary course of business consistent with past practice not to exceed, in the aggregate for all such increases, 1% of the aggregate wage and salary expense for the prior year to Wisconsin and its Subsidiaries on a consolidated basis, (ii) grant, pay, promise to pay, or enter into any Wisconsin Benefit Plan or Wisconsin Employment Agreement to pay, to any current or former director, officer, employee, consultant or service provider of Wisconsin or any Wisconsin Subsidiary any severance or termination pay or any increase in severance or termination pay, (iii) increase the compensation or benefits provided under any Wisconsin Benefit Plan or Wisconsin Employment Agreement, (iv) modify the terms of any equity-based award granted under any Wisconsin Stock Plan, (v) make any discretionary contributions or payments with respect to any Wisconsin Benefit Plan or Wisconsin Employment Agreement to any trust or other funding vehicle, (vi) accelerate the payment or vesting of any payment or benefit provided or to be provided to any director, officer, employee or consultant of Wisconsin or any Wisconsin Subsidiary or otherwise pay any amounts not due such individual, (vii) enter into any new or amend or modify any existing Wisconsin Employment Agreement (or agreement that would be a Wisconsin Employment

Agreement if in effect on the date hereof), other than employment agreements for new hires with total compensation not to exceed $200,000, (viii) establish any new or amend or modify any existing Wisconsin Benefits Plans (or plans that would be a Wisconsin Benefit Plan if in effect on the date hereof); or (ix) establish, adopt or enter into any collective bargaining agreement;

(o) agree or consent to any agreement or material modifications of any existing agreements with any Governmental Entity that restricts or otherwise affects the operations of its business in any material respect, except as required by applicable Laws;

(p) except as set forth in the Wisconsin Disclosure Schedule or the Georgia Disclosure Schedule, pay, discharge, settle or compromise any claim, action, litigation, arbitration, suit, investigation or proceeding, other than any such payment, discharge, settlement or compromise (i) in the ordinary course of business consistent with past practice that involves solely money damages in an amount not in excess of $1,000,000 individually or $2,000,000 in the aggregate, and that does not create binding precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, or (ii) pursuant to the terms of any Contract in effect on the date hereof (copies of which have been provided to the other party prior to the date hereof);

(q) take any action, or knowingly fail to take any action within its control, which action or failure to act would be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(r) let lapse, fail to maintain, abandon or cancel any applied for, patented or registered Wisconsin IP owned by Wisconsin or any Wisconsin Subsidiary or any registered Georgia IP owned by Georgia or any Georgia Subsidiary;

(s) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of such party or any of its Subsidiaries;

(t) fail to maintain in full force and effect the material insurance policies covering such party and its Subsidiaries and their respective properties, assets and business in a form and amount consistent with past practices;

(u) take any action that is intended or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law; or

(v) commit or agree to take any of the actions contemplated by Sections 5.2(a) to (u) above.

5.3 No Control of the Other Party’s Business.   Nothing contained in this Agreement shall give Georgia, directly or indirectly, the right to control or direct the operations of Wisconsin or shall give Wisconsin, directly or indirectly, the right to control or direct the operations of Georgia prior to the Effective Time. Prior to the Effective Time, each of Wisconsin and Georgia shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.   (a) Georgia and Wisconsin shall promptly prepare and file with the SEC the Joint Proxy Statement and Georgia shall promptly prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Georgia and Wisconsin shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and each of the parties shall thereafter mail or deliver the Joint Proxy Statement to its respective shareholders as soon as practicable. Georgia shall file the opinions described in Sections 7.2(c) and 7.3(c) with the SEC by post-effective amendment to the Form S-4. Georgia shall also use its reasonable best efforts to obtain all necessary state securities Law or “Blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Wisconsin shall furnish all information concerning it and the holders of its common stock as may be reasonably requested in connection with any such action. Each of Georgia and Wisconsin shall, as promptly as reasonably practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Joint Proxy Statement and/or the Form S-4 received from the SEC. Each party shall also advise the other party, as promptly as reasonably practicable after receipt of notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, or the suspensions of the qualification of the Georgia Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement and the Form S-4 prior to filing such with the SEC and will provide each other with a copy of all such filings with the SEC to the extent not otherwise publicly available. If at any time prior to the Effective Time, Georgia or Wisconsin has Knowledge of any information relating to Georgia or Wisconsin, or any of their respective officers, directors or other Affiliates, which should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and, to the extent required by applicable Laws, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required under applicable Law, disseminated to the shareholders of Georgia and Wisconsin. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement or the Form S-4 shall be made without the approval of both Georgia and Wisconsin, which approval shall not be unreasonably withheld, delayed or conditioned; provided that Wisconsin, in connection with a Change in Wisconsin Recommendation, and Georgia, in connection with a Change in Georgia Recommendation, may amend or supplement the Joint Proxy Statement and/or the Form S-4 (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such a change, and in such event, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its Board of Directors’ deliberations and conclusions to be accurately described. A “Qualifying Amendment” means an amendment or supplement to the Joint Proxy Statement or the Form S-4 (including by incorporation by reference) to the extent that it contains (i) a Change in Wisconsin Recommendation or a Change in Georgia Recommendation (as the case may be), (ii) a statement of the reasons of the Board of Directors of Wisconsin or Georgia (as the case may be) for making such Change in Wisconsin Recommendation or a Change in Georgia Recommendation (as the case may be) and (iii) additional information reasonably related to the foregoing.

(b) The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation (including Notification and Report Forms required under the HSR Act and any applicable Laws in foreign jurisdictions governing antitrust or merger control matters), to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Permits, consents, approvals, clearances and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), to use reasonable best efforts to cause the expiration or termination of any applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act and any applicable Laws in foreign jurisdictions governing antitrust or merger control matters, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any applicable Laws in foreign jurisdictions governing antitrust or merger control matters and to comply with the terms and conditions of all such Permits, consents, approvals, clearances and authorizations of all such Governmental Entities. Each of Wisconsin and Georgia shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Wisconsin or Georgia, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all Permits, consents, approvals, clearances and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by Wisconsin or Georgia, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Georgia or Wisconsin to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing Permits, consents, approvals, clearances and authorizations of third parties or Governmental Entities, that would reasonably be expected to have a material adverse effect (measured on a scale relative to Wisconsin and the Wisconsin Subsidiaries, taken as a whole) on Georgia, Wisconsin or the Surviving Company (a “Materially Burdensome Condition”). In addition, Wisconsin and Georgia agree to cooperate and use their reasonable best efforts to prepare and file such petitions and filings, and to obtain such permits, consents, approvals, clearances and authorizations of third parties and Governmental Entities, that may be necessary or advisable to effect any mergers and/or consolidations of the Wisconsin Subsidiaries and the Georgia Subsidiaries following consummation of the Merger.

(c) Subject to the provisos contained in Section 6.1(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement, each of Wisconsin and Georgia shall cooperate in all respects with the other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.1 shall limit a party’s right to terminate this Agreement pursuant to Section 8.1(b) or 8.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 6.1.

(d) Each of Georgia and Wisconsin shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Georgia, Wisconsin or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(e) Each of Georgia, Merger Sub and Wisconsin shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Approval will not be obtained or that the receipt of any such approval may be materially delayed, and, to the extent permitted by applicable Law, shall promptly (and in any event within 24 hours) provide the other party with a copy of such communication.

(f) Each of Georgia and Wisconsin shall give the other party the opportunity to participate in the defense or settlement of any shareholder litigation against such party and its directors relating to the Merger and the other transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without the other party’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

6.2 Access to Information.   (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of Wisconsin and Georgia shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, the parties shall, and shall cause its Subsidiaries to, make available to the other party all other information concerning its business, properties and personnel as the other may reasonably request. Each of Wisconsin and Georgia shall, and shall cause each of its

Subsidiaries to, provide to the other party a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal securities Laws. Neither Wisconsin nor Georgia nor any of their Subsidiaries shall be required to provide access to or to disclose information where such party determines in good faith, after consultation with legal counsel, that such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Law, Order or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties as of August 15, 2008 (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth in this Agreement.

6.3 Shareholder Approval.   Wisconsin and Georgia shall each call a meeting of their respective shareholders to be held as soon as reasonably practicable for the purpose of obtaining the requisite shareholder approval required in connection with this Agreement and the Merger (the “Wisconsin Shareholder Meeting” and the “Georgia Shareholder Meeting,” respectively), and each shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. Wisconsin and Georgia shall each use their reasonable best efforts to cause the Wisconsin Shareholder Meeting and the Georgia Shareholder Meeting to be held on the same day. The Board of Directors of Wisconsin has resolved to recommend to Wisconsin’s shareholders that such shareholders vote in favor of the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby (the “Wisconsin Recommendation”). Unless the Board of Directors of Wisconsin has effected a Change in Wisconsin Recommendation or terminated this Agreement, in each case in accordance with Section 6.11(c), or as otherwise directed in writing by Georgia, this Agreement and the Merger shall be submitted to the shareholders of Wisconsin at the Wisconsin Shareholder Meeting for the purpose of obtaining the Wisconsin Shareholder Approval, and Wisconsin and its Board of Directors shall use reasonable best efforts to obtain the Wisconsin Shareholder Approval. The Board of Directors of Georgia has resolved to recommend to its shareholders that such shareholders vote in favor of the approval of the issuance of shares of Georgia Common Stock in connection with the Merger (the “Georgia Recommendation”). Unless the Board of Directors of Georgia has effected a Change in Georgia Recommendation or terminated this Agreement, in each case in accordance with Section 6.11(c), or as otherwise directed in writing by Wisconsin, such share issuance proposal shall be submitted to the shareholders of Georgia at the Georgia Shareholder Meeting for the purpose of obtaining the Georgia Shareholder Approval, and Georgia and its Board of Directors shall use reasonable best efforts to obtain the Georgia Shareholder Approval.

6.4 Legal Conditions to Merger.   Subject to Section 6.1(b), each of Georgia and Wisconsin shall, and shall cause its Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger, to cause the conditions set forth in Article VII to be satisfied and to consummate the transactions contemplated by this Agreement in a reasonably expeditious manner (including, in the case of Georgia, using reasonable best efforts to take such steps as may be necessary to refinance the outstanding Indebtedness of Wisconsin as of the Effective Time, and in the case of Wisconsin, using reasonable best efforts to cooperate with and take such steps as may be reasonably requested by Georgia in connection therewith), and (ii) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Wisconsin or Georgia or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement. Without limiting the foregoing, the parties hereto shall cooperate and use their reasonable best efforts in order for Wisconsin to obtain the opinions of Kirkland & Ellis LLP described in Sections 7.1(g)(i) and 7.3(c) and for Georgia to obtain the opinions of Deloitte Tax LLP described in Sections 7.1(g)(ii) and 7.2(c). In connection therewith, both of Wisconsin and Georgia (together with Merger Sub) shall deliver to Kirkland & Ellis LLP and Deloitte

Tax LLP, as applicable, representation letters, dated and executed as of the dates of such opinions, in a form reasonably acceptable to Kirkland & Ellis LLP and Deloitte Tax LLP, as applicable.

6.5 NYSE Listing.   Georgia shall cause the shares of Georgia Common Stock to be issued in the Merger (including Assumed Restricted Shares) and such other shares of Georgia Common Stock to be reserved for issuance in connection with the Merger (including shares of Georgia Common Stock to be issued upon the exercise of Assumed Stock Options or the settlement of Assumed Stock Units and shares of Georgia Common Stock to be issued pursuant to the SPR Agreement) to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.6 Employee Matters.   (a) From the Effective Time through December 31, 2009, the employees of Wisconsin and the Wisconsin Subsidiaries who are employed by Georgia, the Surviving Company or any of their Affiliates as of the Effective Time and who remain employed with Georgia, the Surviving Company or any of their Affiliates thereafter (the “Assumed Employees”) will be offered compensation and employee benefits that are substantially comparable in the aggregate to the compensation and employee benefits provided to such employees immediately prior to the Effective Time (excluding equity-based compensation (including benefits under an employee stock purchase plan) and subject to Section 6.6(e), benefits under a tax qualified retirement plan and 401(k) plan); provided that: (i) continued participation and coverage following the Effective Time under the Wisconsin Benefit Plans as in effect immediately prior to the Effective Time shall be deemed to satisfy the obligations under this sentence, it being understood that the Assumed Employees may commence participating in the comparable Georgia benefit plans on different dates following the Effective Time with respect to different comparable Georgia benefit plans; (ii) the foregoing shall not apply to Assumed Employees who have entered into or will enter into an individual employment agreement with Georgia or any Georgia Subsidiary; (iii) from the Effective Time through the first anniversary of the Effective Time, Georgia shall, and shall cause the Georgia Subsidiaries (including Wisconsin and the Wisconsin Subsidiaries following the Effective Time) to, provide each employee of Wisconsin and the Wisconsin Subsidiaries as of the Effective Time (whether or not such employee is an Assumed Employee) with severance and other separation benefits that are no less favorable than those provided by Wisconsin and the Wisconsin Subsidiaries to employees of Wisconsin and the Wisconsin Subsidiaries as of immediately prior to the Effective Time (it being understood that the provision of severance and other separation benefits under and in accordance with the terms of an Wisconsin Benefit Plan applicable to Assumed Employee immediately prior to the Effective Time or as approved by the President and Chief Executive Officer of Georgia (as of the Effective Time) shall be deemed to satisfy the obligations under this Section 6.6(a)(iii)); (iv) there shall be no requirement that such Assumed Employees receive grants of equity based compensation; (v) Assumed Employees shall become first eligible to participate in the employee stock purchase plan of Georgia as of the first business day in January 2010 in accordance with its terms; and (vi) the Assumed Employees shall be eligible to participate in a Georgia DC Plan on the same basis as similarly-situated employees of Georgia (provided that if an Assumed Employee was eligible to participate in a Wisconsin DC Plan as of immediately prior to the Closing Date, such Assumed Employee shall be immediately eligible to participate in accordance with its terms in the applicable Georgia DC Plan as of the Effective Time). Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be deemed to guarantee employment for any period of time for, or preclude the ability of the Surviving Company to terminate, any Assumed Employee for any reason.

(b) Georgia shall cause each Georgia benefit plan in which Assumed Employees are eligible to participate to take into account for purposes of eligibility, vesting and benefit accruals under the Georgia benefit plans (including employee stock purchase, vacation, sick pay, severance and retirement plans, but excluding benefit accruals under any of Georgia’s tax-qualified and non-qualified pension plans) the service of such employees with Wisconsin and the Wisconsin Subsidiaries (and any predecessor entities) to the same extent as such service was credited for such purpose by Wisconsin and the Wisconsin Subsidiaries; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service or with respect to newly implemented plans for which prior service is not taken into account or with respect to plans for which participation, service and/or benefit accrual is frozen. Nothing herein shall limit the ability of Georgia, Merger Sub or the Surviving

Company to amend or terminate any of the Wisconsin Benefit Plans or Georgia Benefits Plans in accordance with their terms at any time.

(c) At and following the Effective Time, Georgia will cause the Surviving Company to honor the accrued and vested obligations of Wisconsin or any Wisconsin Subsidiary as of the Effective Time under the provisions of the Wisconsin Benefit Plans and Wisconsin Employment Agreements, provided that this provision shall not prevent the Surviving Company from amending, suspending or terminating any such plans or agreements to the extent permitted by the respective terms of such plans or agreement. Nothing contained in this Agreement shall constitute or be deemed to be an amendment to any Wisconsin Benefit Plan, Wisconsin Employment Agreement, Georgia Benefit Plan, Georgia Employment Agreement or any other compensation or benefit plan, program or arrangement of Georgia, Wisconsin or any of their respective Subsidiaries.

(d) If Assumed Employees become eligible to participate in a life, disability, medical, dental or other health care insurance plan of Georgia or its Subsidiaries, Georgia shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable life, disability, medical, health or dental plans of Georgia, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by such employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time for the year in which the Effective Time or participation in such life, disability, medical, dental or other health care insurance plan of Georgia, as applicable, occurs, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous life, disability, medical, dental or other health care insurance plan of Wisconsin prior to the Effective Time for the year in which the Effective Time or participation in such life, disability, medical, dental or health care insurance plan of Georgia, as applicable, occurs.

(e) Effective as of immediately prior to the Closing Date (the “DC Termination Date”), and subject to the Effective Time actually occurring, Wisconsin shall, or shall cause a Wisconsin Subsidiary, to (i) terminate all Wisconsin Qualified Plans that are defined contribution plans, as defined under Section 3(34) of ERISA (each a “Wisconsin DC Plan”); (ii) contribute to each such Wisconsin DC Plan on or as soon as practicable following the DC Termination Date all contributions required to be made for periods prior to the DC Termination Date on behalf of participants in each such Wisconsin DC Plan; (iii) cause the account balances of all participants in each Wisconsin DC Plan to be fully vested as of the DC Termination Date; and (iv) take any actions necessary to ensure that the account balances of participants in each Wisconsin DC Plan are distributable from the Wisconsin DC Plan on or as promptly as administratively practicable after the DC Termination Date or, if an application for a favorable determination letter from the IRS regarding the qualified status of the Wisconsin DC Plan upon termination has been made, after the receipt of such favorable determination letter. Georgia shall cause each Assumed Employee who was a participant in a Wisconsin DC Plan and who has an account balance under such Wisconsin DC Plan to be permitted to elect a “direct rollover” of such Assumed Employee’s account balance (including promissory notes evidencing all outstanding loans) from the applicable Wisconsin DC Plan to a Georgia Qualified Plan that is a defined contribution plan within the meaning of Section 3(34) of ERISA (a “Georgia DC Plan”) subject to and provided that, Georgia or the proper fiduciaries of the applicable Georgia DC Plan become reasonably satisfied, consistent with the regulations under Section 401(a)(31) of the Code and ERISA, that the applicable Wisconsin DC Plan meets the requirements for qualification under Section 401(a) of the Code and the requirements of the Georgia DC Plan.

(f) Notwithstanding the foregoing, following the Closing, Georgia shall, or shall cause the Georgia Subsidiaries (including the Surviving Company and the Wisconsin Subsidiaries) to, assume the Employee Matters Agreement, dated as of April 3, 2007, between Wisconsin, Metavante Corporation, New M&I Corporation and Marshal & Ilsley Corporation, as amended by Amendment No 1 to the Employee Matters Agreement, dated as of August 21, 2007, between Wisconsin, Metavante Corporation, New M&I Corporation and Marshall & Ilsley Corporation.

(g) Each Assumed Employee shall be eligible to receive an annual bonus in respect of 2009 equal to the sum of (x) with respect to the period commencing January 1, 2009 and ending on the Closing Date (“Pre-Closing Period”), the amount earned by such Assumed Employee and accrued and reserved on Wisconsin’s financial statements for such Assumed Employee during such period as of immediately prior to the Closing Date based on the actual performance of Wisconsin and such Assumed Employee through the Closing Date in accordance with the terms and conditions of the applicable short-term incentive plan of Wisconsin in which the Assumed Employee is a participant and (y) with respect to the period commencing on the day following the Closing Date and ending on December 31, 2009 (“Post-Closing Period”), an amount determined in accordance with a short-term incentive plan of Georgia during such period, based on the combined performance of Georgia and Wisconsin and such Assumed Employee’s performance (the sum of (x) and (y) with respect to each Assumed Employee, such Assumed Employee’s “2009 Annual Bonus”). Payment of 2009 Annual Bonuses to each Assumed Employee shall be subject to the approval of the Compensation Committee of the Board of Directors of Georgia and the terms and conditions of the applicable short-term incentive plan of Wisconsin with respect to the Pre-Closing Period and the terms and conditions of the applicable short-term incentive plan of Georgia with respect to the Post-Closing Period and payable in accordance therewith at such time as 2009 annual bonuses are paid to similarly situated employees of Georgia. Notwithstanding the foregoing, in no event shall an Assumed Employed receive a 2009 Annual Bonus described in this Section 6.6(g) unless the Assumed Employed remains employed through the later of the date specified in the applicable short-term incentive plan or December 31, 2009 and meets such other requirements as specified in the applicable short-term incentive plan.

(h) Without limiting the generality of Section 9.11, this Section 6.6 shall be binding upon and inure solely to the benefit of each party to this Agreement, and nothing in this Section 6.6, express or implied, is intended to confer upon any other Person, including, any current or former director, officer or employee of Wisconsin or any Wisconsin Subsidiary, any rights or remedies of any nature whatsoever under or by reason of this Section 6.6.

6.7 Indemnification; Directors’ and Officers’ Insurance.   (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Wisconsin or any Wisconsin Subsidiary or who is or was serving at the request of Wisconsin or any Wisconsin Subsidiary as a director or officer of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of Wisconsin or any Wisconsin Subsidiary or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their best efforts to defend against and respond thereto. From and after the Effective Time, Georgia shall indemnify and hold harmless, as and to the fullest extent permitted under applicable Law, the Wisconsin Articles, the Wisconsin By-laws and any agreement set forth in Section 6.7(a) of the Wisconsin Disclosure Schedule, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reimbursement for reasonable fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.

(b) Georgia shall cause the individuals serving as officers and directors of Wisconsin or any Wisconsin Subsidiary immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by Wisconsin (provided that Georgia may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such. Wisconsin shall, upon request of Georgia and in lieu of the foregoing insurance coverage, purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by Wisconsin with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such. Notwithstanding the foregoing, in no event shall Georgia be required to, and Wisconsin shall not, expend more than 250% per year of coverage of the amount currently expended by Wisconsin per year of coverage as of the date of this Agreement (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto. If Georgia is unable to maintain or obtain the insurance called for by this Section 6.7, Georgia shall obtain as much comparable insurance as available for the Maximum Amount. The Indemnified Parties may be required to make reasonable application and provide reasonable and customary representations and warranties to Georgia’s insurance carrier for the purpose of obtaining such insurance, comparable in nature and scope to the applications, representations and warranties required of persons who are officers and directors of Georgia as of the date hereof.

(c) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

(d) If Georgia or the Surviving Company or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Georgia or the Surviving Company (or acquiror of such assets), as the case may be, shall assume all of the obligations of Parent or the Surviving Corporation set forth in this Section 6.7.

6.8 Additional Agreements.   In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Georgia Subsidiary, on the one hand, and a Wisconsin Subsidiary, on the other) or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Georgia.

6.9 Advice of Changes.   Each of Georgia, Merger Sub and Wisconsin shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 6.9 shall not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.10 Exemption from Liability Under Section 16(b).   Georgia and Wisconsin agree that, in order to most effectively compensate and retain Wisconsin Insiders in connection with the Merger, both prior to and after the Effective Time, it is desirable that Wisconsin Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the settlement or conversion of shares of Wisconsin Common Stock, Wisconsin Performance Shares, Wisconsin Stock Options and Wisconsin Stock Units into shares of Georgia Common Stock, Assumed Stock Options, Assumed Performance Shares, cash and Assumed Stock Units, as applicable, pursuant to the transactions contemplated hereby, and for that compensatory and retentive purpose agree to the provisions of this Section 6.10. Assuming that Wisconsin delivers to Georgia the Section 16 Information in a timely fashion, the Board of Directors of Georgia, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by Wisconsin Insiders of Georgia Common Stock in exchange for shares of Wisconsin Common Stock, of Assumed Stock Options upon conversion of Wisconsin Stock Options, of Assumed Performance Shares, and of Assumed Stock Units upon conversion of Wisconsin Stock Units, in each case pursuant to the transactions contemplated by this Agreement and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. “Section 16 Information” shall mean information accurate in all material respects regarding Wisconsin Insiders, the number of shares of Wisconsin Common Stock and Assumed Performance Shares held by each such Wisconsin Insider and expected to be exchanged for Georgia Common Stock in the Merger, and the number and description of Wisconsin Stock Options or Wisconsin Stock Units held by each such Wisconsin Insider and expected to be converted into Assumed Stock Options or Assumed Stock Units, as applicable, in connection with the Merger; provided that the requirement for a description of any Wisconsin Stock Options and Wisconsin Stock Units shall be deemed to be satisfied if copies of all Wisconsin Stock Plans, and forms of agreements evidencing grants thereunder, under which such Wisconsin Stock Options and Wisconsin Stock Units have been granted, have been made available to Georgia. “Wisconsin Insiders” shall mean those officers and directors (including directors by deputization) of Wisconsin who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

6.11 No Solicitation.

(a) None of Wisconsin or Georgia (each, a “No-Shop Party”, and with respect to each other, the “Other Party”) or its respective Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of such No-Shop Party or any of its Subsidiaries shall directly or indirectly (i) solicit, initiate, encourage or facilitate, directly or indirectly (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving such No-Shop Party or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or (iii) enter into any agreement regarding any Alternative Transaction. Notwithstanding the foregoing, the Board of Directors of a No-Shop Party shall be permitted, prior to the meeting of shareholders of such No-Shop Party to be held pursuant to Section 6.3, and subject to compliance with the other terms of this Section 6.11 and to first entering into a confidentiality agreement with the Person proposing such Acquisition Proposal on terms substantially similar to, and no less favorable to such No-Shop Party than, those contained in the Confidentiality Agreement, to furnish information concerning such No-Shop Party and its Subsidiaries to the Person making such Acquisition Proposal and to consider and participate in discussions and negotiations with respect to such Acquisition Proposal received by such No-Shop Party, if and only to the extent that (A) such Acquisition Proposal is an unsolicited, bona fide written Acquisition Proposal, and (B) the Board of Directors of such No-Shop Party reasonably determines in good faith (after consultation with outside legal counsel) that (x) such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal and (y) failure to do so would cause it to violate its fiduciary duties.

As used in this Agreement, “Alternative Transaction” means, in respect of either No-Shop Party, any of (i) a transaction pursuant to which any Person (or group of Persons) other than the Other Party or its affiliates, directly or indirectly, acquires or would acquire more than 25 percent of the outstanding shares of Wisconsin Common Stock or Georgia Common Stock, as applicable, or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from such No-Shop Party, or pursuant to a tender offer or exchange offer or otherwise, (ii) any transaction pursuant to which any Person (or group of Persons) other than the Other Party or its affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of any Subsidiaries of such No-Shop Party and securities of the entity surviving any merger or business combination, including any of its Subsidiaries) of such No-Shop Party or any of its subsidiaries representing more than 25 percent of the fair market value of all the assets, net revenues or net income of such No-Shop Party and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (iii) any other merger, consolidation, business combination, recapitalization or similar transaction involving such No-Shop Party or any of its subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Wisconsin Common Stock or Georgia Common Stock, as applicable, immediately prior to such transaction do not, in the aggregate, own at least 75 percent of each of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Wisconsin Common Stock or Georgia Common Stock, as applicable, immediately prior to the consummation thereof.

As used in this Agreement, “Superior Proposal” means, with respect to a No-Shop Party, a bona fide written Acquisition Proposal (with the references to 25 percent included in the definition of Alternative Transaction changed to 66 percent and the reference to 75 percent in clause (iii) of such definition changed to 33 percent)

for such No-Shop Party obtained not in violation of this Section 6.11 which the Board of Directors of such No-Shop Party determines in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account such facts as the Board of Directors considers to be appropriate (including conditions to and expected timing and risks of consummation, the ability of the Person making such proposal to obtain financing for such Acquisition Proposal, and any break-up fees or expense reimbursement provisions), (i) is reasonably likely to be consummated in accordance with its terms, and (ii) if consummated, would result in a transaction more favorable to the holders of common stock of such No-Shop Party than the Merger.

(b) Other than in accordance with Section 6.11(c) below, the Board of Directors of a No-Shop Party shall not (i) withdraw (or not continue to make) or modify or qualify in a manner adverse to the Other Party, or publicly propose to withdraw (or not continue to make) or modify or qualify in a manner adverse to Other Party, the Wisconsin Recommendation or the Georgia Recommendation, as the case may be, (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Acquisition Proposal, (iii) fail to recommend against any Acquisition Proposal within two business days upon the request of the Other Party, or (iv) take any other action or make any other public statement that is inconsistent with the Wisconsin Recommendation or Georgia Recommendation, as the case may be (any action described in clauses (i) through (iv), taken by the Board of Directors of either Wisconsin or Georgia, a “Change in Wisconsin Recommendation” or a “Change in Georgia Recommendation”, respectively).

(c) Notwithstanding anything to the contrary in this Section 6.11, at any time prior to obtaining the Wisconsin Shareholder Approval or Georgia Shareholder Approval, as applicable, if a No-Shop Party has received a bona fide written Acquisition Proposal that was not obtained in violation of this Section 6.11, that has not been withdrawn or abandoned and that the Board of Directors of such No-Shop Party has concluded in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by the Other Party pursuant to clause (ii) below (if applicable), the Board of Directors of such No-Shop Party may (x) effect a Change in Wisconsin Recommendation or a Change in Georgia Recommendation, as applicable, and/or (y) terminate the Agreement to enter into a definitive agreement regarding a Superior Proposal if the following conditions are met:

(i) in the case of any action described in either clause (x) or clause (y) above, the Board of Directors of the No-Shop Party has determined in good faith that the failure to take such action would violate the fiduciary duties of the members of the Board of Directors to the holders of shares of common stock of such No-Shop Party under applicable Laws;

(ii) in the case of any action described in either clause (x) or clause (y) above, (a) the No-Shop Party has provided prior written notice to the Other Party, at least five calendar days in advance (the “Notice Period”), of its intention to effect a Change in Wisconsin Recommendation or a Change in Georgia Recommendation, as applicable, and/or to terminate the Agreement, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and contemporaneously with providing such notice shall have provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, and (b) prior to effecting such Change in Wisconsin Recommendation or a Change in Georgia Recommendation, as applicable, and/or terminating the Agreement, the No-Shop Party shall, and shall cause its legal and financial advisors to, during the Notice Period, negotiate with the Other Party in good faith (to the extent the Other Party desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. In the event that during the Notice Period any revisions are made to the Superior Proposal and the Board of Directors of such No-Shop Party in its good faith judgment determines such revisions are material (it being agreed that any change in the purchase price in such Superior Proposal shall be deemed a material revision), the No-Shop Party shall be required to deliver a new written notice to the Other Party and to comply with the requirements of this Section 6.11(c) with respect to such new written notice; and

(iii) in the case of any action described in clause (y) above, (A) the No-Shop Party has complied in all material respects with its obligations under this Section 6.11 and (B) the No-Shop Party shall have paid the Termination Fee to the Other Party in accordance with Section 8.3(c).

(d) Each No-Shop Party shall notify the other No-Shop Party promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to such No-Shop Party or any of its Subsidiaries or for access to the properties, books or records of such No-Shop Party or any of its Subsidiaries by any Person or entity that informs the Board of Directors of such No-Shop Party or any Subsidiary of such No-Shop Party that it is considering making, or has made, an Acquisition Proposal. Such notice to the other No-Shop Party shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of such No-Shop Party or any of its Subsidiaries, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal. Each No-Shop Party shall keep the other No-Shop Party fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request, and at all times shall negotiate in good faith with the other No-Shop Party regarding possible modifications to the terms of this Agreement which may arise in connection with any Acquisition Proposal. Each No-Shop Party shall also promptly, and in any event within 24 hours, notify the other No-Shop Party, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with this Section 6.11.

(e) Nothing contained in this Section 6.11 shall prohibit a No-Shop Party or its Subsidiaries from taking and disclosing to its shareholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

(f) Each No-Shop Party and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the other No-Shop Party) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than the other No-Shop Party who have been furnished confidential information regarding such first No-Shop Party in connection with the solicitation of or discussions regarding an Acquisition Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. Each No-Shop Party agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which such No-Shop Party or its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make an Acquisition Proposal.

(g) Each No-Shop Party shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of such No-Shop Party or its Subsidiaries are aware of the restrictions described in this Section 6.11 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.11 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of a No-Shop Party or its Subsidiaries, at the direction or with the consent of such No-Shop Party or its Subsidiaries, shall be deemed to be a breach of this Section 6.11 by such No-Shop Party.

6.12 Takeover Statutes.   Each of Georgia, Merger Sub and Wisconsin shall use its reasonable best efforts (i) to take all actions necessary so that no “moratorium,” “control share,” “fair price,” “anti-greenmail,” “takeover,” “interested shareholder” or similar Laws is or becomes applicable to the Merger, the Support Agreement or any of the other transactions contemplated by this Agreement and (ii) if any such Laws is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement, to take all actions necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Laws on the Merger and the other transactions contemplated hereby.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligations of the parties to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval.   The Wisconsin Shareholder Approval and the Georgia Shareholder Approval shall have been obtained.

(b) NYSE Listing.   The shares of Georgia Common Stock to be issued to the holders of Wisconsin Common Stock upon consummation of the Merger and such other shares of Georgia Common Stock to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Required Approvals.   (i) Any applicable waiting period under the HSR Act shall have expired or been earlier terminated and (ii) any other approvals set forth in Sections 3.4 and 4.4 required to be obtained for the consummation, as of the Effective Time, of the Merger and the other transactions contemplated by this Agreement, other than any approvals the failure to obtain which would not, individually or in the aggregate, have a Material Adverse Effect on Wisconsin or Georgia, shall have been obtained (all such approvals and the expiration or termination of all such waiting periods being referred to as the “Requisite Approvals”).

(d) Form S-4.   The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) No Injunctions or Restraints; Illegality.   No Order (whether temporary, preliminary or permanent) issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation or Order shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

(f) No Materially Burdensome Condition.   None of the Requisite Approvals shall have resulted in the imposition of a Materially Burdensome Condition.

(g) Tax Opinions.

 “FIS/LPS Tax Disaffiliation Agreement” means the Tax Disaffiliation Agreement, dated as of July 2, 2008, by and among Georgia and Lender Processing Services, Inc.

 “MVT/MI Tax Allocation Agreement” means the Tax Allocation Agreement, dated as of April 3, 2007, among Metavante Holding Company, Metavante Corporation, Marshall & Ilsley Corporation and New M&I Corporation.

(i) Wisconsin shall have received an opinion of its counsel, Kirkland & Ellis LLP, substantially in the form of Exhibit H, and in form and substance reasonably satisfactory to Georgia and Wisconsin, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will not affect any of the conclusions set forth in the Private Letter Ruling (as such term is defined in the MVT/MI Tax Allocation Agreement) or the Tax Opinion (as such term is defined in the MVT/MI Tax Allocation Agreement).

(ii) Georgia shall have received the opinion of Deloitte Tax LLP, in form and substance reasonably satisfactory to Georgia and Wisconsin, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will not have any adverse effect on the tax-free treatment of the Transactions (as such term is defined in the FIS/LPS Tax Disaffiliation Agreement) for United States federal income tax purposes.

7.2 Conditions to Obligations of Georgia and Merger Sub.   The obligation of Georgia and Merger Sub to effect the Merger and the other transactions contemplated by this Agreement is also subject to the satisfaction, or waiver by Georgia and Merger Sub, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties.   The representations and warranties of Wisconsin set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date); provided, however, that no representation or warranty of Wisconsin (other than representations or warranties contained in Sections 3.1(a) (first sentence only), 3.2, 3.3(a) and 3.7, which shall be true and correct in all material respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Wisconsin (other than representations or warranties contained in Sections 3.1(a) (first sentence only), 3.2, 3.3(a) and 3.7), has had or would reasonably be expected to result in a Material Adverse Effect on Wisconsin; provided, further, that for purposes of determining whether a representation or warranty is true and correct, any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Georgia shall have received a certificate signed on behalf of Wisconsin by the Chief Executive Officer or the Chief Financial Officer of Wisconsin to the foregoing effect.

(b) Performance of Obligations of Wisconsin.   Wisconsin shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Georgia shall have received a certificate signed on behalf of Wisconsin by the Chief Executive Officer or the Chief Financial Officer of Wisconsin to such effect.

(c) Federal Tax Opinion.   Georgia shall have received the opinion of Deloitte Tax LLP, in form and substance reasonably satisfactory to Georgia, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Wisconsin and Georgia, reasonably satisfactory in form and substance to it.

7.3 Conditions to Obligations of Wisconsin.   The obligation of Wisconsin to effect the Merger and the other transactions contemplated by this Agreement is also subject to the satisfaction or waiver by Wisconsin at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.   The representations and warranties of Georgia and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date); provided, however, that no representation or warranty of Georgia or Merger Sub (other than representations or warranties in Sections 4.1(a) (first sentence only), 4.1(c)(i) (as it relates to Merger Sub only), 4.2, 4.3(a) and 4.7 which shall be true and correct in all material respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Georgia or Merger Sub (other than representations or warranties in Sections 4.1(a) (first sentence only), 4.1(c)(i) (as it relates to Merger Sub only), 4.2, 4.3(a) and 4.7), has had or would reasonably be expected to result in a Material Adverse Effect on Georgia; provided, further, that for purposes of determining whether a representation or warranty is true and correct, any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Wisconsin shall have received a certificate signed on behalf of Georgia by the Chief Executive Officer or the Chief Financial Officer of Georgia to the foregoing effect.

(b) Performance of Obligations of Georgia and Merger Sub.   Each of Georgia and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Wisconsin shall have received a certificate signed on behalf of Georgia and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of Georgia to such effect.

(c) Federal Tax Opinion.   Wisconsin shall have received the opinion of its counsel, Kirkland & Ellis LLP, in form and substance reasonably satisfactory to Wisconsin, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Wisconsin and Georgia, reasonably satisfactory in form and substance to it.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination.   This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Wisconsin or Georgia:

(a) by mutual consent of Wisconsin and Georgia in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its respective entire Board of Directors;

(b) by either the Board of Directors of Wisconsin or the Board of Directors of Georgia if any Governmental Entity that must grant a Requisite Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable Order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have complied with its obligations pursuant to Section 6.1 with respect to such denial or Order;

(c) by either the Board of Directors of Wisconsin or the Board of Directors of Georgia if the Merger shall not have been consummated on or before December 31, 2009, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d) by either the Board of Directors of Georgia or the Board of Directors of Wisconsin if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Wisconsin, in the case of a termination by Georgia, or Georgia or Merger Sub, in the case of a termination by Wisconsin, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period; provided that the terminating party shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if, at the time of such termination, there exists a breach or breaches of any representation, warranty, covenant or agreement of such terminating party contained in this Agreement that, individually or in the aggregate, would result in the closing conditions set forth in Section 7.1 or 7.2, with respect to a termination by Wisconsin, or in Section 7.1 or 7.3, with respect to a termination by Georgia, not to be satisfied;

(e) by the Board of Directors of Georgia if Wisconsin has (i) failed to make the Wisconsin Recommendation or to include the Wisconsin Recommendation in the Joint Proxy Statement, or has

effected a Change in Wisconsin Recommendation, or (ii) failed to substantially comply with its obligations under Section 6.3 or 6.11;

(f) by the Board of Directors of Wisconsin if Georgia has (i) failed to make the Georgia Recommendation or has effected a Change in Georgia Recommendation, or (ii) failed to substantially comply with its obligations under Section 6.3 or 6.11;

(g) by either Georgia or Wisconsin, if the Wisconsin Shareholder Approval or the Georgia Shareholder Approval shall not have been obtained at the Wisconsin Shareholders Meeting or the Georgia Shareholders Meeting, respectively; or

(h) by Georgia prior to obtaining the Georgia Shareholder Approval or by Wisconsin prior to obtaining the Wisconsin Shareholder Approval, in each case in accordance with, and subject to the terms and conditions of, Section 6.11(c).

Any party desiring to terminate this Agreement pursuant to this Section 8.1 (other than any termination pursuant to Section 8.1(a)) shall give written notice of such termination to the other parties specifying the provision or provisions of this Section 8.1 pursuant to which such termination is purportedly effected.

8.2 Effect of Termination.  In the event of termination of this Agreement by either Wisconsin or Georgia as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Wisconsin, Georgia, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.2, 9.3, 9.4, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Wisconsin nor Georgia shall be relieved or released from any liabilities or damages arising out of fraud or its willful breach of any provision of this Agreement.

8.3 Termination Fee.  (a) In the event that (i) a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the shareholders of Wisconsin or Georgia, as applicable, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal involving Wisconsin or Georgia, as applicable, in each case after the date of this Agreement (the party to which this clause (i) applies is referred to in this Section 8.3(a) as the “applicable party”), (ii) thereafter this Agreement is terminated (A) pursuant to Sections 8.1(g) or 8.1(c) following the failure to receive the requisite approval of the applicable party’s shareholders, or (B) pursuant to Section 8.1(d) as a result of a breach by the applicable party, and (iii) prior to the date that is twelve (12) months after the date of such termination the applicable party consummates an Alternative Transaction or enters into any definitive agreement related to an Alternative Transaction, then the applicable party shall on the date an Alternative Transaction is consummated or any such definitive agreement is entered into, pay the other party a fee equal to $175 million (the “Termination Fee”) by wire transfer of same day funds.

(b) In the event this Agreement is terminated by Georgia pursuant to Section 8.1(e), then Wisconsin shall pay Georgia the Termination Fee by wire transfer of same day funds on the date of termination. In the event this Agreement is terminated by Wisconsin pursuant to Section 8.1(f), then Georgia shall pay Wisconsin the Termination Fee by wire transfer of same day funds on the date of termination.

(c) In the event this Agreement is terminated by Georgia or Wisconsin pursuant to Section 8.1(h), then the terminating party shall pay the other party the Termination Fee by wire transfer of same day funds at or prior to the time of termination.

(d) Each of Georgia and Wisconsin acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement. Each of Georgia and Wisconsin further acknowledges and agrees that the Termination Fee is not a penalty, but rather liquidated damages in amounts reasonably estimated by the parties to compensate the other party for efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby. Accordingly, if any party fails promptly to pay the amount due pursuant to this Section 8.3, and, in order to obtain such payment, the other party commences a suit which results in a judgment against such first party for the fee set forth in this Section 8.3, the other party shall pay to such first party its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on any unpaid amount of the Termination Fee at the rate on six-month U.S. Treasury obligations plus 300 basis points in effect on the date such payment was required to be made, calculated on a daily basis from the date the Termination Fee was required to be paid until the date of the actual payment.

8.4 Amendment.  Subject to compliance with applicable Law and Section 1.1(b), this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors or managing member or sole member, as applicable, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Wisconsin or Georgia; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Wisconsin or Georgia, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires such further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5 Extension; Waiver.  At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors or managing member or sole member, as applicable, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement and (iii) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Wisconsin and Georgia, there may not be, without further approval of such shareholders any extension or waiver of this Agreement or any portion hereof that changes the amount or form of the consideration to be delivered to the holders of Wisconsin Common Stock under this Agreement, other than as contemplated by this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Closing.  On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”).

9.2 Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Articles I, II and IX and Sections 6.7 and 6.8.

9.3 Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement, all filing and other fees paid to the SEC in connection with the Merger, and the filing fee for the notification under the HSR Act, shall be borne equally by Wisconsin and Georgia.

9.4 Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Wisconsin, to:

Metavante Technologies, Inc.
4900 West Brown Deer Road
Milwaukee, Wisconsin 53223
Attention: Chief Executive Officer
Facsimile: (414) 362-1190

and to:

Metavante Technologies, Inc.
4900 West Brown Deer Road
Milwaukee, Wisconsin 53223
Attention: General Counsel
Facsimile: (414) 362-1190

with a copy to:

Kirkland & Ellis LLP
Citigroup Center
153 E. 53rd Street
New York, New York 10022

Attention:	Stephen Fraidin, Esq.
Jeffrey Symons, Esq.
Facsimile: (212) 446-4900

and to:

Quarles & Brady LLP
411 E. Wisconsin Avenue
Milwaukee, WI 53202

Attention:	Conrad G. Goodkind, Esq.
Walter J. Skipper, Esq.
Facsimile: (414) 978-8976

(b) if to Georgia or Merger Sub, to:

Fidelity National Information Services, Inc.
601 Riverside Ave.
Jacksonville, FL 32204
Attention: Executive Vice President and General Counsel
Facsimile: (904) 357-1005

and:

Fidelity National Information Services, Inc.
4050 Calle Real, Suite 210
Santa Barbara, CA 93110
Attention: Executive Vice President, Legal
Facsimile: (805) 696-7831

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

Attention:	Edward D. Herlihy, Esq.
Lawrence S. Makow, Esq.
Matthew M. Guest, Esq.
Facsimile: (212) 403-2000

9.5 Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Wisconsin Disclosure Schedule and the Georgia Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

9.6 Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.7 Entire Agreement.  This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.8 Governing Law; Jurisdiction.  This Agreement shall be governed and construed in accordance with the internal Laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles, except to the extent the Laws of the State of Wisconsin apply. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the state of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.4 shall be deemed effective service of process on such party. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.9 Publicity.  Neither Wisconsin nor Georgia shall, and neither Wisconsin nor Georgia shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld, delayed or conditioned) of Georgia, in the case of a proposed announcement or statement by Wisconsin, or Wisconsin, in the case of a proposed announcement or statement by Georgia; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law or by the rules and regulations of the NYSE.

9.10 Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

9.11 Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in the state of Delaware in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

9.12 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any applicable Law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, Fidelity National Information Services, Inc., Cars Holdings, LLC and Metavante Technologies, Inc. have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FIDELITY NATIONAL INFORMATION
SERVICES, INC.

By:	/s/ Lee A. Kennedy
Name:     Lee A. Kennedy

Title:	President and Chief Executive Officer

CARS HOLDINGS, LLC

By:	/s/ Ronald D. Cook
Name:     Ronald D. Cook

Title:	Executive Vice President, General
Counsel and Corporate Secretary

METAVANTE TECHNOLOGIES, INC.

By:	/s/ Donald W. Layden, Jr.
Name:     Donald W. Layden, Jr.

Title:	Senior Executive Vice President

Signature Page to Merger Agreement

Appendix B

INVESTMENT AGREEMENT
by and between
FIDELITY NATIONAL INFORMATION SERVICES, INC.
and
INVESTORS

DATED AS OF MARCH 31, 2009

B-i

Page

4.9	Transfer Restrictions; Registration Rights	B-22
4.10	Additional Actions	B-23
4.11	Rule 16b-3	B-23
4.12	Notification	B-23
4.13	Reserved	B-23
4.14	Governance Matters	B-23
4.15	Indemnity	B-24
4.16	Tail Expense Reimbursement	B-25
ARTICLE V TERMINATION AND AMENDMENT		B-25
5.1	Termination	B-25
5.2	Effect of Termination	B-25
5.3	Amendment; Waiver	B-26
ARTICLE VI GENERAL PROVISIONS		B-26
6.1	Survival of Representations, Warranties and Covenants	B-26
6.2	Expenses	B-26
6.3	Notices	B-26
6.4	Interpretation	B-27
6.5	Counterparts	B-28
6.6	Entire Agreement	B-28
6.7	Governing Law; Jurisdiction	B-28
6.8	Publicity	B-28
6.9	Assignment; Third Party Beneficiaries	B-28
6.10	Specific Performance	B-29
6.11	Severability	B-29
6.12	No Recourse	B-29

EXHIBITS AND SCHEDULES
Exhibit A — Definitions
Exhibit B — Reserved
Exhibit C-1 — THL Fee Letter
Exhibit C-2 — FNF Fee Letter
Exhibit D — Registration Procedures
Exhibit E — Knowledge of Georgia
Exhibit F — Knowledge of Wisconsin
Exhibit G — Form of Management Rights Letter
Schedule 1 — Investors

B-ii

INVESTMENT AGREEMENT

INVESTMENT AGREEMENT, dated as of March 31, 2009 (this “Agreement”), by and between FIDELITY NATIONAL INFORMATION SERVICES, INC., a Georgia corporation (“Georgia”) and the INVESTORS listed on Schedule 1 hereto (each an “Investor”, and, collectively, the “Investors”). The Affiliates of Thomas H. Lee Partners, L.P. shall be referred to herein, and designated on Schedule 1 as, the “THL Investors”. Fidelity National Financial, Inc. shall be referred to herein, and designated on Schedule 1, as the “FNF Investor”. The investment in Georgia to be made by the THL Investors shall be referred to herein as the “THL Investment”. The investment in Georgia to be made by the FNF Investors shall be referred to herein as the “FNF Investment”. The THL Investment and the FNF Investment, collectively, shall be referred to herein as the “Investments”. All capitalized terms used but not defined herein shall have the meanings given on Exhibit A hereto.

W I T N E S S E T H:

WHEREAS, Georgia, Wisconsin LLC, a Delaware limited liability company (“Merger Sub”), and Metavante Technologies, Inc., a Wisconsin corporation (“Wisconsin”), are parties to an Agreement and Plan of Merger, dated as of the date hereof (as in effect on the date hereof, the “Merger Agreement”) providing, subject to the terms and conditions thereof, for the Merger; and

WHEREAS, in connection with, and contingent upon the completion of, the Merger, the Investors desire to make the Investments subject to the terms and conditions hereof consisting of the purchase by the Investor as provided herein of shares of common stock, par value $0.01 per share, of Georgia (the “Common Stock”).

NOW THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

ISSUANCE AND SALE OF SECURITIES

1.1 Issuance and sale of Shares.  Subject to the terms and conditions of this Agreement, on the Investment Closing Date, Georgia shall issue, sell and deliver to (i) the THL Investors, and the THL Investors shall purchase from Georgia, 12,861,736 shares (the “THL Fixed Number”) of Common Stock (the “THL Shares”), free and clear of all Liens, for an aggregate purchase price of $199,999,994.80 in cash to be paid in full by the THL Investors to Georgia (the “THL Purchase Price”) and (ii) the FNF Investor, and the FNF Investor shall purchase from Georgia, 3,215,434 shares (the “FNF Fixed Number”) of Common Stock (the “FNF Shares” and together with the THL Shares, the “Shares”), free and clear of all Liens, for an aggregate purchase price of $49,999,998.70 in cash to be paid in full by the FNF Investor to Georgia (the “FNF Purchase Price”). The number of Shares to be purchased by each THL Investor and the THL Purchase Price thereof is as set forth on Schedule 1.

1.2 Closing.  The consummation of the transactions contemplated hereby (the “Investment Closing”) shall take place, subject to the satisfaction or waiver of all conditions to the Investment Closing set forth in Sections 1.3 and 1.4 hereof, as applicable, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York City, on the first date on which all conditions set forth in Section 1.3 and 1.4 hereof have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Investment Closing, which must be satisfied or waived at the Investment Closing). The date on which the Investment Closing occurs is the “Investment Closing Date” and the time at which the Investment Closing occurs is the “Investment Closing Time”.

1.3 Conditions Precedent to the Investors’ Obligations.  The obligation of the Investors to consummate the transactions contemplated hereby on the Investment Closing Date is subject to the satisfaction or waiver by the Investors of each of the following conditions:

(a) No Injunction or Restraints; Illegality.  No judgment, order, decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction shall be in effect that makes illegal or prohibits the consummation of the Investments.

(b) HSR Act.  Any waiting period applicable to the Investments under the HSR Act shall have expired or been earlier terminated.

(c) Shareholder Approval.  (i) the Georgia Shareholder THL Investment Approval shall have been obtained; and (ii) the Georgia Shareholder FNF Investment Approval shall have been obtained.

(d) Effectiveness of the Merger.  The Merger shall have been consummated or shall be consummated substantially simultaneously with the Investment Closing without any modification to the amount or type of Merger Consideration (as defined and expressed in the Merger Agreement provided to the Investors on the date hereof) and otherwise on substantially the same terms as those contained in the Merger Agreement (including exhibits and schedules thereto) provided to the Investors on the date hereof (provided that any immaterial modifications or immaterial amendments to provisions of such Merger Agreement, except for those affecting the Merger Consideration, shall not require the advance consent of the Investors).

(e) Reserved.

(f) Accuracy of Representations and Warranties.  The representations and warranties of Georgia set forth in Article II of this Agreement shall be true and correct as of the date of this Agreement and as of the Investment Closing Date as though made on and as of the Investment Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date); provided, however, that no representation or warranty of Georgia shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Georgia, has had or would reasonably be expected to result in a Material Adverse Effect on Georgia or the combined company following the Effective Time; provided, further, that for purposes of determining whether a representation or warranty is true and correct, any qualification or exception for, or reference to, materiality (including the terms ‘material,’ ‘materially,’ ‘in all material respects,’ ‘Material Adverse Effect’ or similar terms or phrases) in any such representation or warranty shall be disregarded; and the Investors shall have received a certificate signed on behalf of Georgia by the Chief Executive Officer or the Chief Financial Officer of Georgia to the foregoing effect.

(g) Performance of Covenants.  Georgia shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Investment Closing Date, and the Investors shall have received a certificate signed on behalf of Georgia by the Chief Executive Officer or the Chief Financial Officer of Georgia to such effect.

(h) Simultaneous Closings.  The acquisition of the FNF Shares by the FNF Investor and the acquisition of the THL Shares by the THL Investor shall occur simultaneously.

(i) Reserved.

(j) Transaction Fee.  (i) Solely in the case of the THL Investors, Georgia shall have paid THL Managers V, LLC the transaction fee (the “THL Transaction Fee”) set forth in the THL Fee Letter attached hereto as Exhibit C-1 (the “THL Fee Letter”) in immediately available funds by wire transfer to an account to be designated by the THL Investors prior to the Investment Closing Date; and (ii) solely in the case of the FNF Investor, Georgia shall have paid the FNF Investor the transaction fee (the “FNF

Transaction Fee”) set forth in the FNF Fee Letter attached hereto as Exhibit C-2 (the “FNF Fee Letter”) in immediately available funds by wire transfer to an account to be designated by FNF prior to the Investment Closing Date

(k) NYSE Listing.  The shares of Common Stock to be issued to the Investors shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(l) Closing Deliverables.  Georgia shall have delivered to the Investors:

(i) one or more validly issued stock certificates to each Investor representing the Shares, duly executed by the appropriate officers of Georgia, pursuant to Section 1.2(b);

(ii) a certified copy of the Articles of Incorporation of Georgia, certified by the Secretary of State of Georgia, as of a date no earlier than ten (10) days prior to the Investment Closing;

(iii) a copy of the Certificate of Merger of Wisconsin with and into Merger Sub as filed with the Secretary of States of Wisconsin and Delaware;

(iv) a certificate of good standing of Georgia issued by the Secretary of State of Georgia;

(v) the certificates referenced in Sections 1.3(f) and (g);

(vi) copies of all closing deliverables contemplated by the Merger in Article VII of the Merger Agreement;

(vii) solely in the case of the THL Investors, an executed Management Rights Letter to each of the THL Investors; and

(viii) executed versions of each of the other Transaction Documents to which it is a party.

1.4 Conditions Precedent to Georgia’s Obligations.  The obligation of Georgia to consummate the transactions contemplated hereby on the Investment Closing Date is subject to the satisfaction or waiver by Georgia of each of the following conditions:

(a) No Injunction or Restraints; Illegality.  No judgment, order, decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction shall be in effect that makes illegal or prohibits the consummation of the Investments.

(b) HSR Act.  Any waiting period applicable to the Investments under the HSR Act shall have expired or been earlier terminated.

(c) Shareholder Approval.  (i) the Georgia Shareholder THL Investment Approval shall have been obtained; and (ii) the Georgia Shareholder FNF Investment Approval shall have been obtained.

(d) Effectiveness of the Merger.  The Merger shall have been consummated or shall be consummated substantially simultaneously with the Investment Closing.

(e) Accuracy of Representations and Warranties.  The representations and warranties of the Investors set forth in Article III of this Agreement shall be true and correct as of the date of this Agreement and as of the Investment Closing Date as though made on and as of the Investment Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date); provided, however, that no representation or warranty of the Investors shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of the Investors, has had or would reasonably be expected to result in a material adverse effect on such Investor’s ability to consummate the transactions contemplated by this Agreement; provided, further, that for purposes of determining whether a representation or warranty is true and correct, any qualification or exception for, or reference to, materiality (including the terms ‘material,’ ‘materially,’ ‘in all material respects,’ ‘Material

Adverse Effect’ or similar terms or phrases) in any such representation or warranty shall be disregarded; and Georgia shall have received a certificate signed by each Investor to the foregoing effect.

(f) Performance of Covenants.  Each Investor shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Investment Closing Date, and Georgia shall have received a certificate signed on behalf of each Investor to such effect.

(g) Purchase Price.  (i) Solely with respect to the THL Investment, Georgia shall have received from the THL Investors, in full payment for the Shares to be sold to the THL Investors on such date pursuant to Section 1.1 hereof, an amount equal to the THL Purchase Price, in immediately available funds by wire transfer to an account to be designated by Georgia prior to the Investment Closing Date; and (ii) solely with respect to the FNF Investment, Georgia shall have received from the FNF Investor, in full payment for the Shares to be sold to the FNF Investor on such date pursuant to Section 1.1 hereof, an amount equal to the FNF Purchase Price, in immediately available funds by wire transfer to an account to be designated by Georgia prior to the Investment Closing Date;

(h) Closing Deliverables.  Each Investor shall have delivered to Georgia:

(i) the certificates referenced in Sections 1.4(e) and (f); and

(ii) executed versions of each of the Transaction Documents to which it is a party.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF GEORGIA

Except (i) as disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to, the SEC by either Georgia or Wisconsin (collectively, the “Merger Parties”) and publicly available prior to the date of this Agreement or in the Madison Reports (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature), or (ii) as disclosed in a correspondingly numbered section of the disclosure schedule (the “Disclosure Schedule”) delivered by Georgia to the Investors prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of Georgia’s covenants contained herein; provided, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in such schedule shall not be deemed an admission that such item is required to be disclosed therein or represents a material exception or material fact, event or circumstance or that such item has had or is reasonably likely to have a Material Adverse Effect on a Merger Party; provided, further, that the disclosure of any item in any section of the Disclosure Schedule shall be deemed disclosed with respect to any other section of the Disclosure Schedule to which such item is relevant, whether or not a specific cross reference appears, so long as the relevance is reasonably apparent from the face of such disclosure), Georgia hereby represents and warrants to the Investors as follows:

2.1 Corporate Organization.  (a) Georgia is a corporation duly organized, validly existing under the Laws of the State of Georgia and in good standing with the Secretary of State of the State of Georgia. Wisconsin is a corporation duly organized, validly existing and in active status under the Laws of the State of Wisconsin. Each of Georgia and Wisconsin has the corporate power and authority to own or lease all of its properties and assets and to carry on its respective business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to have such power and authority or to be so licensed and qualified is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Georgia or Wisconsin, as the case may be.

(b) True and complete copies of the Georgia Articles, Georgia Bylaws, Wisconsin Articles and Wisconsin By-laws, as in effect as of the date of this Agreement, have previously been made available to the Investors.

(c) Each Subsidiary of the Merger Parties (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing (where such concept is recognized) in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate or similar power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (i) — (iii) as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on the applicable Merger Party. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Georgia or Wisconsin, as the case may be, a material adverse effect on (A) the business, assets, properties, results of operations or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole (provided, however, that with respect to this clause (A), Material Adverse Effect shall not be deemed to include effects to the extent resulting from (1) changes, after the date hereof, in GAAP (or any interpretation thereof) generally applicable to companies engaged in the industries in which Wisconsin and Georgia operate, (2) changes, after the date hereof, in Laws of general applicability or interpretations or enforcement thereof by Governmental Entities, (3) actions or omissions of Georgia, on the one hand, or Wisconsin, on the other hand, taken with the prior written consent of the other and the Investors, if applicable under Section 4.1 hereunder, or expressly required under the Merger Agreement or hereunder, including the impact thereof on relationships (contractual or otherwise) with customers, suppliers, vendors, lenders, employees, investors or venture partners, (4) changes, after the date hereof, in general economic or market conditions (including conditions of the securities and credit markets) generally affecting companies engaged in the industries in which Wisconsin and Georgia operate, except to the extent that such changes have a disproportionate adverse effect on such party relative to other participants in the same industries, (5) the execution or public disclosure of this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, including the directly attributable impact thereof on relationships (contractual or otherwise) with customers, suppliers, vendors, lenders, employees, investors or venture partners, (6) acts of war, armed hostilities or terrorism or any escalation or worsening thereof, except to the extent that such events have a disproportionate adverse effect on such party relative to other participants in the industries in which Wisconsin and Georgia operate, (7) changes in the price or trading volume of the stock of Wisconsin or Georgia, as applicable, in and of itself (provided that events, circumstances and conditions underlying any such change may nonetheless be considered in determining whether a Material Adverse Effect has occurred), or (8) any failure by Wisconsin or Georgia, as applicable, to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date hereof (provided that events, circumstances and conditions underlying any such failure may nonetheless be considered in determining whether a Material Adverse Effect has occurred), or (B) the ability of such party to timely consummate the transactions contemplated by this Agreement or the Merger Agreement.

2.2 Capitalization.  (a) The authorized capital stock of Georgia consists of 600,000,000 shares of Georgia Common Stock, of which, as of March 26, 2009, 191,155,993 shares were issued and outstanding, and 200,000,000 shares of Georgia Preferred Stock, of which, as of the date hereof, no shares were issued and outstanding. As of March 26, 2009, 9,003,215 shares of Georgia Common Stock were held in Georgia’s treasury. As of the date hereof, no shares of Georgia Common Stock or Georgia Preferred Stock were reserved for issuance, except for under the Georgia Stock Plans and the Georgia ESPP. As of March 12, 2009, (i) 25,457,641 Georgia Stock Options were outstanding pursuant to the Georgia Stock Plans or otherwise, (ii) 980,180 Georgia Restricted Shares were outstanding pursuant to the Georgia Stock Plans or otherwise and (iii) 47,819 Georgia Stock Units were outstanding and unsettled pursuant to the Georgia Stock Plans or otherwise. All of the issued and outstanding shares of Georgia Common Stock have been, and all shares of Georgia Common Stock that may be issued pursuant to the Georgia Stock Plans will be, when issued in accordance with the terms thereof, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except pursuant to the Merger Agreement and the Georgia Stock Plans, Georgia does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Georgia Common Stock or any other equity securities of Georgia or Merger Sub or any securities representing the right to purchase or otherwise receive any shares of Georgia Common Stock. Since March 12, 2009 through the date hereof, Georgia has not issued or awarded, or authorized the issuance or award of, any options, restricted stock or other equity-based awards under the Georgia Stock Plans or otherwise.

(b) The authorized capital stock of Wisconsin consists of 200,000,000 shares of Wisconsin Common Stock, of which, as of March 26, 2009, 119,834,772 shares were issued and outstanding, 100,000,000 shares of Class A common stock, par value $0.01 per share, of which, as of the date hereof, no shares were issued and outstanding, and 5,000,000 shares of preferred stock, par value $0.01 per share, of which, as of the date hereof, no shares were issued and outstanding. As of March 26, 2009, 44,725 shares of Wisconsin Common Stock were held in Wisconsin’s treasury. As of the date hereof, no shares of Wisconsin Common Stock were reserved for issuance except for under the Wisconsin Stock Plans, the ESPP, and the Wisconsin Stock Purchase Right Agreement. As of March 12, 2009 (i) 10,782,977 Wisconsin Stock Options to acquire shares of Wisconsin Common Stock were outstanding pursuant to the Wisconsin Stock Plans or otherwise, (ii) 481,168 Wisconsin Restricted Shares were outstanding pursuant to the Wisconsin Stock Plans or otherwise, (iii) 206,999 Wisconsin Performance Shares (at target) were outstanding pursuant to the Wisconsin Stock Plans or otherwise, (iv) 44,341 Wisconsin Stock Units were outstanding and unsettled pursuant to the Wisconsin Stock Plans or otherwise, and (v) rights to acquire up to 2,302,356 shares of Common Stock were outstanding pursuant to the Wisconsin Stock Purchase Right Agreement. All of the issued and outstanding shares of Wisconsin Common Stock have been, and all shares of Wisconsin Common Stock that may be issued upon the exercise of the Wisconsin Stock Options, the vesting of Wisconsin Restricted Shares, the settlement of outstanding Wisconsin Performance Shares, the settlement of Wisconsin Stock Units or pursuant to the Wisconsin Stock Purchase Right Agreement will be, when issued in accordance with the terms thereof, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights (except as provided pursuant to the terms of the Wisconsin Stock Purchase Right Agreement and the Wisconsin Shareholders Agreement), with no personal liability attaching to the ownership thereof. Except pursuant to the Merger Agreement, the Wisconsin Stock Plans, the Wisconsin Stock Purchase Right Agreement, the Wisconsin Shareholders Agreement, the Wisconsin Directors Deferred Compensation Plan and the Wisconsin Executive Deferred Compensation Plan, Wisconsin does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Wisconsin Common Stock or any other equity securities of Wisconsin or any securities representing the right to purchase or otherwise receive any shares of Wisconsin Common Stock. Since March 12, 2009 through the date hereof, other than pursuant to the terms of the ESPP, Wisconsin has not issued or awarded, or authorized the issuance or award of, any options, restricted stock or other equity-based awards under the Wisconsin Stock Plans or otherwise.

(c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each “significant subsidiary” (as such term is defined under Regulation S-X of the SEC) of each Merger Party are owned by such Merger Party, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such significant subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such subsidiary. No Georgia Subsidiary owns any Georgia Common Stock or other equity interest in Georgia. No Wisconsin Subsidiary owns any Wisconsin Common Stock or other equity interest in Wisconsin.

2.3 Authority; No Violation.  (a) Georgia has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions by Georgia contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of Georgia. The Board of Directors of Georgia has determined that this Agreement and the transactions contemplated hereby are in the best interests of Georgia and its shareholders and has directed that the issuance of Georgia Common Stock in connection with each of the Investments be submitted to Georgia’s shareholders for approval at a duly held meeting of such shareholders and, except for the approval of such issuance by the affirmative vote of a majority of votes cast on such proposal at such meeting, provided that the total votes cast on such proposal represent a majority of the votes entitled to be cast on such proposal (with respect to the THL Investment, the “Georgia Shareholder THL Investment Approval”, and with respect to the FNF Investment, the “Georgia Shareholder FNF Investment Approval”, collectively the “Georgia Shareholder Investment Approvals”), no other corporate proceedings on the part of Georgia are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Georgia and (assuming due authorization, execution and delivery by the Investors) constitutes the valid and binding obligation of Georgia, enforceable against Georgia in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).

(b) Neither the execution and delivery of this Agreement by Georgia nor the consummation by Georgia of the transactions contemplated hereby, nor compliance by Georgia with any of the terms or provisions of this Agreement, will (i) assuming the Georgia Shareholder Investment Approvals are obtained, violate any provision of the Georgia Articles or the Georgia Bylaws or any equivalent organizational documents of any Georgia Subsidiary or (ii) assuming that the consents, approvals and filings referred to in Sections 1.3 and 1.4 shall have been duly obtained and/or made prior to the Investment Closing Time and any waiting period required thereunder shall have been terminated or expired prior to the Investment Closing Time, (A) violate any Law or Order applicable to Georgia, any Georgia Subsidiary or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, amendment or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Georgia or any Georgia Subsidiary under, any of the terms, conditions or provisions of any Contract to which Georgia or any Georgia Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (iii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Georgia.

2.4 Consents and Approvals.  Except for (i) the filing with the SEC of the Joint Proxy Statement and the filing and declaration of effectiveness of the Form S-4, and such reports under Sections 12, 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, and obtaining from the SEC such orders as may be required in connection therewith, (ii) any notices or filings under the HSR Act and the termination or expiration of any applicable waiting period thereunder, and such other consents, approvals, filings or registrations as may be required under any foreign antitrust, merger control or competition Laws, (iii) such filings and approvals as are required to be made or obtained under the Securities Act and the securities or “Blue sky” Laws of various states in connection with the issuance of the shares of Georgia Common Stock pursuant to this Agreement, and approval of the listing of such Georgia Common Stock on the NYSE, (iv) such filings, consents and approvals of Governmental Entities as may be set forth on Section 2.4 of the Disclosure Schedule, (v) the Georgia Shareholder Investment Approvals, (iv) filings, if any, required as a result of the particular status of any Investor, (vi) such filings or notices required under the rules and regulations of the NYSE, and (vii) such other consents, approvals, filings or registrations the failure of which to be made or obtained, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Georgia, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Georgia of this Agreement and (B) the consummation by Georgia of the Investments and the other transactions contemplated by this Agreement.

2.5 Reports.  Since January 1, 2007, in the case of Georgia, and since May 22, 2007, in the case of Wisconsin, each of the Merger Parties has timely filed all forms, documents, statements and reports required to be filed by it with the SEC under the Securities Act or the Exchange Act prior to the date hereof. As of the respective dates above, or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseded filing prior to the date hereof, the Georgia Reports and Wisconsin Reports complied, and each of the Georgia Reports and Wisconsin Reports filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be. No Subsidiary of either Merger Party is subject to the periodic reporting requirements of the Exchange Act. As of the time of filing with the SEC, none of the Georgia Reports or Wisconsin Reports so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Georgia Report or Wisconsin Report has been amended or superseded by a later Georgia Report or Wisconsin Report, respectively, filed prior to the date hereof. Georgia and Wisconsin have made available to the Investors correct and complete copies of all material correspondence with the SEC since January 1, 2007 (in the case of Georgia) and May 22, 2007 (in the case of Wisconsin) and prior to the date hereof. To the Knowledge of Georgia or Wisconsin, as applicable, as of the date hereof, none of the Georgia Reports or Wisconsin Reports is the subject of any ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

2.6 Financial Statements.  (a) Georgia has previously made available to the Investors copies of the consolidated balance sheet of Georgia and the Georgia Subsidiaries as of December 31, 2007 and 2008, and the related combined and consolidated statements of earnings, comprehensive earnings, shareholder’s equity and cash flows for the years then ended as reported in the Georgia 2008 10-K filed with the SEC under the Exchange Act, accompanied by the audit report of KPMG LLP, independent public accountants with respect to Georgia for the years ended December 31, 2006, 2007 and 2008. The December 31, 2008 consolidated balance sheet of Georgia (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of Georgia and the Georgia Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 2.6(a) (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations, cash flows and changes in shareholders’ equity and consolidated financial position of Georgia and the Georgia Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in amounts consistent with past practice in the case of unaudited financial statements, which adjustments, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Georgia; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

(b) Wisconsin has previously made available to the Investors copies of the consolidated balance sheets of Wisconsin and the Wisconsin Subsidiaries as of December 31, 2007 and 2008, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2008 as reported in the Wisconsin 2008 10-K filed with the SEC under the Exchange Act, accompanied by the audit report of Deloitte & Touche LLP, independent public accountants with respect to Wisconsin for the years ended December 31, 2006, 2007 and 2008. The December 31, 2008 consolidated balance sheet of Wisconsin (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of Wisconsin and the Wisconsin Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 2.6(b) (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations, cash flows and changes in shareholders equity and consolidated financial position of Wisconsin and the Wisconsin Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in amounts consistent with past practice in the case of unaudited financial statements, which adjustments, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Wisconsin; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

2.7 Broker’s Fees.  Neither Georgia nor any Georgia Subsidiary, nor Wisconsin nor any Wisconsin Subsidiary, nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokers fees, commissions or finder’s fees in connection with the Investments or related transactions contemplated by this Agreement other than (a) in the case of Georgia, Banc of America Securities and Goldman, Sachs & Co., and (b) in the case of Wisconsin, Barclays Capital Inc., all of the fees and expenses of which shall be the sole responsibility of Georgia and/or Wisconsin, as applicable.

2.8 Absence of Certain Changes or Events.  Except for liabilities incurred in connection with this Agreement or in connection with the Merger Agreement or as publicly disclosed in the Forms 10-K, 10-Q and 8-K and any registration statements, proxy statements or prospectuses comprising the Georgia Reports and Wisconsin Reports filed prior to the date of this Agreement, since December 31, 2008 through the date hereof, (i) each Merger Party and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, and (ii) there has not been:

(a) any Material Adverse Effect with respect to either Merger Party;

(b) (i) any issuance or awards of Georgia Stock Options, Georgia Restricted Shares, Georgia Stock Units or other equity-based awards in respect of Georgia Common Stock to any director, officer or employee of Georgia or any of the Georgia Subsidiaries or (ii) any issuance or awards of Wisconsin Stock Options, Wisconsin Restricted Shares, Wisconsin Stock Units or other equity-based awards in respect of Wisconsin Common Stock to any director, officer or employee of Wisconsin or any of the Wisconsin Subsidiaries, in each case, other than in the ordinary course of business consistent with past practice;

(c) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Georgia’s capital stock or Wisconsin’s capital stock;

(d) except as required by the terms of any Georgia Benefit Plans or Wisconsin Benefit Plans or by applicable Law, (i) any granting by either Merger Party or any of its Subsidiaries to any current or former director, officer or employee of any increase in compensation, bonus or other benefits, except for any such increases to employees who are not current directors or executive officers in the ordinary course of business consistent with past practice, (ii) any granting by either Merger Party or any of its Subsidiaries to any current or former director or executive officer of any increase in severance or termination pay, (iii) any entry by either Merger Party or any of its Subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any current or former director or executive officer or (iv) any establishment, adoption, entry into, amendment or modification of any Georgia Benefit Plan or Wisconsin Benefit Plan;

(e) any change in any material respect in accounting methods, principles or practices by either Merger Party affecting its respective assets, liabilities or business, other than changes after the date hereof to the extent required by a change in GAAP or regulatory accounting principles;

(f) any material Tax election or change in or revocation of any material Tax election, material amendment to any Tax return, closing agreement with respect to a material amount of Taxes, or settlement or compromise of any material income Tax liability by either Merger Party or any of their respective Subsidiaries;

(g) any material change in its investment or risk management or other similar policies; or

(h) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

2.9 Legal Proceedings.  (a) There are no (i) Actions pending (or, to the Knowledge of Georgia or Wisconsin, as applicable, threatened) against or affecting such Merger Party or any of its Subsidiaries, or any of their respective properties, at law or in equity, as applicable or (ii) Orders against a Merger Party or any of its Subsidiaries, in the case of each of clause (i) or (ii), which would, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on such Merger Party. As of the date hereof, there is no Action pending against (or, to the Knowledge of Georgia or Wisconsin, as applicable, threatened against) such Merger Party that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Investments or the Merger.

(b) Neither Merger Party nor its Subsidiaries is subject to any cease-and-desist or other Order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is party to any commitment letter or similar undertaking to, or is subject to any Order or directive by, or has been since January 1, 2006, a recipient of any supervisory letter from, or has been ordered to pay any material civil money penalty by, or since January 1, 2006, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity, in each case that currently restricts in any material respect the conduct of its business, nor has either Merger Party or its Subsidiaries been advised since January 1, 2006, by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Georgia Regulatory Agreement or Wisconsin Regulatory Agreement, as applicable.

2.10 Taxes and Tax Returns.  (a) Each of Georgia and the Georgia Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it (all such Tax Returns being accurate and complete in all material respects), has timely paid or withheld all Taxes shown thereon as arising and has duly and timely paid or withheld all material Taxes that are due and payable or claimed to be due from it by United States federal, state, foreign or local taxing authorities other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on Georgia’s most recent consolidated financial statements. Georgia and each Georgia Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. Neither Georgia nor any Georgia Subsidiary has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. The United States federal income Tax Returns of Georgia and the Georgia Subsidiaries have been examined by the IRS for all years to and including 2007. All assessments for Taxes of Georgia or any Georgia Subsidiary due with respect to completed and settled examinations or any concluded litigation have been fully paid. There are no disputes, audits, examinations or proceedings pending, or claims asserted, for material Taxes upon Georgia or any Georgia Subsidiary. There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of Georgia or any Georgia Subsidiary. Neither Georgia nor any Georgia Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Georgia and the Georgia Subsidiaries and compensation agreements with Tax indemnification provisions that are in the range of ordinary practice for such agreements). Neither Georgia nor any Georgia Subsidiary (A) has been a member of an affiliated group filing a consolidated United States federal income Tax Return (other than a group the common parent of which was Georgia) or (B) has any material liability for the Taxes of any Person (other than Georgia or any Georgia Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise. Neither Georgia nor any Georgia Subsidiary has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither Georgia nor any Georgia Subsidiary has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding. Neither Georgia nor any Georgia Subsidiary has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Georgia is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(b) Each of Wisconsin and the Wisconsin Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it (all such Tax Returns being accurate and complete in all material respects), has timely paid or withheld all Taxes shown thereon as arising and has duly and timely paid or withheld all material Taxes that are due and payable or claimed to be due from it by United States federal, state, foreign or local taxing authorities other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on Wisconsin’s most recent consolidated financial statements. Wisconsin and each Wisconsin Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. Neither Wisconsin nor any Wisconsin Subsidiary has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. All assessments for Taxes of Wisconsin or any Wisconsin Subsidiary due with respect to completed and settled examinations or any concluded litigation have been fully paid. There are no disputes, audits, examinations or proceedings pending, or claims asserted, for material Taxes upon Wisconsin or any Wisconsin Subsidiary. There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of Wisconsin or any Wisconsin Subsidiary. Neither Wisconsin nor any Wisconsin Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Wisconsin and the Wisconsin Subsidiaries and compensation agreements with Tax indemnification provisions that are in the range of ordinary practice for such agreements). Neither Wisconsin nor any Wisconsin Subsidiary (A) has been a member of an affiliated group filing a consolidated United States federal income Tax Return (other than a group the common parent of which was Wisconsin) or (B) has any material liability for the Taxes of any Person (other than Wisconsin or any Wisconsin Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise. Neither Wisconsin nor any Wisconsin Subsidiary has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither Wisconsin nor any Wisconsin Subsidiary has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding. Neither Wisconsin nor any Wisconsin Subsidiary has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Wisconsin is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

2.11 Employee Benefits.

(a) Section 2.11(a) of the Disclosure Schedule includes a true and complete list of all Georgia Benefit Plans and all material Georgia Employment Agreements, and (ii) a true and complete list of all Wisconsin Benefit Plans and all material Wisconsin Employment Agreements.

(b) With respect to each Georgia Plan and Wisconsin Plan, Georgia or Wisconsin has delivered or made available to the Investors a true, correct and complete copy of: (i) each writing constituting a part of such Georgia Plan and Wisconsin Plan, including all plan documents, employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any. The Merger Parties have delivered or made available to the Investors a true, correct and complete copy of each material Georgia Employment Agreement and Wisconsin Employment Agreement.

(c) All contributions required to be made to any Georgia Plan or Wisconsin Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Georgia Plan or Wisconsin Plan, as applicable, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the financial statements to the extent required by GAAP. Each Georgia Benefit Plan and Wisconsin Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.

(d) With respect to each Georgia Plan and Wisconsin Plan, the applicable Merger Party and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all Laws applicable to such Georgia Plans or Wisconsin Plans, as applicable. Each Georgia Plan and Wisconsin Plan has been administered in all material respects in accordance with its terms. To the Knowledge of Georgia or Wisconsin, as applicable, there is not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Georgia Plan or Wisconsin Plan, as applicable, or the imposition of any material lien on the assets of either Merger Party or any of its Subsidiaries under ERISA or the Code. Section 2.11(d) of the Disclosure Schedule identifies (i) each Georgia Qualified Plan, and (ii) each Wisconsin Qualified Plans. Each Georgia Qualified Plan and Wisconsin Qualified Plan (A)(i) has received a favorable determination letter from the IRS with respect to such qualification or (ii) is a standardized prototype plan that is the subject of a favorable opinion letter from the IRS on which Georgia or Wisconsin, as applicable, is entitled to rely, and (B) unless clause (A)(ii) applies, has been submitted to the IRS for a determination letter within the applicable remedial amendment period under Section 401(b) of the Code or has a remedial amendment period that has not yet expired, and, to the Knowledge of Georgia or Wisconsin, as applicable, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Georgia Qualified Plan or Wisconsin Qualified Plan, as applicable, or the tax-exempt status of its related trust. Section 2.11(d) of the Disclosure Schedule identifies each trust funding any Georgia Plan or Wisconsin Plan, respectively, which is intended to meet the requirements of Section 501(c)(9) of the Code, and each such trust meets such requirements and provides no disqualified benefits (as such term is defined in Code Section 4976(b)). None of the Merger Parties and their respective Subsidiaries nor, to the Knowledge of Georgia or Wisconsin, as applicable, any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the Georgia Plans or Wisconsin Plans or their related trusts, such Merger Party, any Subsidiary of such Merger Party or, to the Knowledge of Georgia or Wisconsin, as applicable, any Person that such Merger Party or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(e) With respect to each Georgia Plan and Wisconsin Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, and, (ii) except as would not have, individually or in the aggregate, a Material Adverse Effect: (A) the fair market value of the assets of such Georgia Plan or Wisconsin Plan equals or exceeds the actuarial present value of all accrued benefits under such Georgia Plan or Wisconsin Plan (whether or not vested) based on the assumptions used in the latest annual actuarial report for such plan; (B) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (C) all premiums to the PBGC have been timely paid in full; (D) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or would reasonably be expected to be incurred by either Merger Party or any of its Subsidiaries or any of their respective ERISA Affiliates; and (E) to the Knowledge of Georgia or Wisconsin, as applicable, the PBGC has not instituted proceedings to terminate any such Georgia Plan or Wisconsin Plan and, to the Knowledge of Georgia or Wisconsin, as applicable, no condition exists which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Georgia Plan or Wisconsin Plan.

(f) (i) No Georgia Benefit Plan or Wisconsin Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (ii) none of the Merger Parties and their respective Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of the Merger Parties and their respective Subsidiaries nor any of their respective ERISA Affiliates has incurred, during the last six years, any Withdrawal Liability that has not been satisfied in full. To the Knowledge of Georgia or Wisconsin, as applicable, there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of such Merger Party or any Subsidiary of a Merger Party following the Effective Time, other than such liabilities that arise solely out of, or relate solely to, the Georgia Benefit Plans or Wisconsin Benefit Plans, as applicable. Without limiting the generality of the foregoing, neither Merger Party nor any Subsidiary of a Merger Party, nor, to the Knowledge of Georgia or Wisconsin, as applicable, any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(g) Except as disclosed on Section 2.11(g) of the Disclosure Schedule, the Merger Parties and their Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Merger Parties and their Subsidiaries.

(h) Except as disclosed on Section 2.11(h) of the Disclosure Schedule, neither the execution nor the delivery of this Agreement or the Merger Agreement nor the consummation of the transactions contemplated by this Agreement or the Merger Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of either Merger Party or any Subsidiary of either Merger Party, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

(i) Each Georgia Benefit Plan and Wisconsin Benefit Plan and each Georgia Employment Agreement and Wisconsin Employment Agreement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been established and maintained in all material respects in accordance with the requirements of Section 409A of the Code and the Treasury Regulations thereunder.

(j) No labor organization or group of employees of either Merger Party or any Subsidiary of a Merger Party has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Georgia or Wisconsin, as applicable, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Each of the Merger Parties and their respective Subsidiaries is in material compliance with all applicable Laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

2.12 Compliance with Law; Permits.  (a) Each Merger Party and its Subsidiaries is, and at all times since the later of January 1, 2006 or its respective date of formation or organization has been, in material compliance with all applicable Laws and is not in material default under or in violation of any applicable Laws.

(b) Each Merger Party and its Subsidiaries are in possession of all material Permits necessary for each Merger Party and its Subsidiaries, as applicable, to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted. All Georgia Permits and Wisconsin Permits are in full force and effect. The Merger Parties and their respective Subsidiaries are not, and since January 1, 2006 have not been, in material violation or breach of, or default under, any Georgia Permit or Wisconsin Permit, as applicable.

(c) This Section 2.12 does not relate to matters with respect to Taxes and Tax Returns (which are the subject of Section 2.10) and Employee Benefits (which are the subject of Section 2.11)

2.13 Certain Contracts.  (a) Except as set forth in the exhibit index to the Georgia 2008 10-K or the Wisconsin 2008 10-K or as permitted pursuant to Section 5.2 of the Merger Agreement or as set forth on Section 2.13 of the Disclosure Schedule, neither Georgia nor Wisconsin nor any of their respective Subsidiaries is a party to or bound by any Georgia Material Contract or Wisconsin Material Contract, as applicable.

(b) Each Georgia Material Contract and Wisconsin Material Contract is valid and binding on Georgia and Wisconsin, as the case may be, (or, to the extent a Subsidiary of such Merger Party is a party, such Subsidiary) and, to the Knowledge of Georgia or Wisconsin, as applicable, any other party thereto and is in full force and effect and enforceable against the applicable Merger Party or its Subsidiary (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies). Neither Merger Party nor any of its Subsidiaries is in material breach or default under any Georgia Material Contract or Wisconsin Material Contract, as applicable. Neither Merger Party nor any of its Subsidiaries has received notice of any material violation or default under any Georgia Material Contract or Wisconsin Material Contract, as applicable, by any other party thereto.

2.14 Undisclosed Liabilities.  Neither Merger Party nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) liabilities that are reflected or reserved against on the consolidated balance sheet of Georgia included in the most recent Georgia Form 10-K filed with the SEC (including any notes thereto), (ii) liabilities that are reflected or reserved against on the consolidated balance sheet of Wisconsin included in the most recent Wisconsin Form 10-K filed with the SEC (including any notes thereto), (iii) liabilities incurred in connection with this Agreement or the Merger Agreement and the transactions contemplated hereby or thereby, (iv) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2008, and (v) liabilities that have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Georgia or Wisconsin, as applicable.

2.15 Environmental Liability.  Except for matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the applicable Merger Party, (i) there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Georgia or Wisconsin, as applicable, of any liability or obligation under Environmental Laws, or pending or, to the Knowledge of Georgia or Wisconsin, as applicable, threatened against such Merger Party; (ii) neither Merger Party is subject to any Order or party to any agreement, order, judgment, decree, letter or memorandum by or with any third party imposing any liability or obligation under any Environmental Laws; (iii) each of the Merger Parties have complied and is in compliance with all Environmental Laws, including obtaining and complying with all Permits that may be required pursuant to Environmental Laws; and (iv) neither of the Merger Parties has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released, or exposed any person to any hazardous substance or waste, or owned or operated any property or facility contaminated by any hazardous substance or waste so as to give rise to any current or future liabilities under Environmental Laws.

2.16 Real Property.

(a) Each of Georgia and Wisconsin (or their respective Subsidiaries) has good title free and clear of all Liens to all Georgia Owned Properties and Wisconsin Owned Properties, as applicable, except for Liens that do not materially detract from the present use of such real property.

(b) A true and complete copy of each Georgia Lease and Wisconsin Lease has heretofore been made available to the Investors. Each Georgia Lease and Wisconsin Lease is valid, binding and enforceable against the Merger Party or Subsidiary of a Merger Party that is party thereto, in accordance with its terms and is in full force and effect (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies), except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Georgia or Wisconsin, as applicable. There are no defaults by either Merger Party or any of its Subsidiaries under any of the Georgia Leases or Wisconsin Leases, as applicable, which, in the aggregate, would result in the termination of such Georgia Leases and a Material Adverse Effect on Georgia or the termination of such Wisconsin Leases and a Material Adverse Effect on Wisconsin, as applicable. The consummation of the transactions contemplated by this Agreement or the Merger Agreement will not cause defaults under the Georgia Leases or Wisconsin Leases, except for any such default which would not individually or in the aggregate, have a Material Adverse Effect on Georgia and the Georgia Subsidiaries taken as a whole or Wisconsin and the Wisconsin Subsidiaries taken as a whole, as applicable.

(c) The Georgia Owned Properties and the Georgia Leased Properties and the Wisconsin Owned Properties and the Wisconsin Leased Properties constitute all of the real estate on which the Merger Parties and their respective Subsidiaries maintain their facilities or conduct their business as of the date of this Agreement, except for locations the loss of which would not result in a Material Adverse Effect on Georgia and its Subsidiaries taken as a whole or Wisconsin and its Subsidiaries taken as a whole, as applicable.

(d) A true and complete copy of each Third Party Georgia Lease and Third Party Wisconsin Lease has heretofore been made available to the Investors. Each Third Party Georgia Lease and Third Party Wisconsin Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies), except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Georgia or Wisconsin, as applicable. There are no existing defaults by the tenant under any Third Party Georgia Lease or Third Party Wisconsin Lease which, in the aggregate, would result in the termination of such Third Party Georgia Leases or Third Party Wisconsin Lease except for any such default which would not reasonably be expected to result in a Material Adverse Effect on Georgia and its Subsidiaries taken as a whole or Wisconsin and its Subsidiaries taken as a whole, as applicable.

2.17 Internal Controls.  (a) None of the Merger Parties or their Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its Subsidiaries or accountants except as would not, individually or in the aggregate, reasonably be expected to result in a materially adverse effect on the system of internal accounting controls described in the next sentence. Each Merger Party and its Subsidiaries has designed and maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(b) Each Merger Party (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Georgia (including the Georgia Subsidiaries) or Wisconsin (including the Wisconsin Subsidiaries), as applicable, is made known to the chief executive officer and the chief financial officer of Georgia or Wisconsin, as applicable, by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to each Merger Party’s outside auditors and the Audit Committee of the Board of Directors of Georgia or Wisconsin, as applicable, (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect such Merger Party’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in such Merger Party’s internal controls over financial reporting. These disclosures were made in writing by management to each Merger Party’s auditors and the Audit Committee of the Board of Directors of Georgia or Wisconsin, as applicable. As of the date hereof, to the Knowledge of Georgia or Wisconsin, as applicable, there is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(c) Since December 31, 2005 through the date hereof, (i) neither Merger Party nor any of its respective Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of such Merger Party or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that such Merger Party or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing either Merger Party or any of its Subsidiaries, whether or not employed by such Merger Party or its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by such Merger Party or any of its officers, directors, employees or agents to the Board of Directors of such Merger Party or any committee thereof or to any director or officer of such Merger Party.

2.18 Intellectual Property.

(a) Section 2.18(a) of the Disclosure Schedule sets forth a true and complete list of all the following that are owned by either Merger Party or their respective Subsidiaries, indicating for each item if applicable, the registration or application number, the record owner and the applicable filing jurisdiction: (i) material patented or registered Intellectual Property and (ii) pending patent applications or applications for registration of other material Intellectual Property.

(b) Either Georgia or a Georgia Subsidiary, or Wisconsin or a Wisconsin Subsidiary, as applicable, owns all right, title and interest in and to, or is licensed or otherwise possesses adequate rights to use, all Georgia IP or Wisconsin IP free and clear of any Liens (other than, for the avoidance of doubt, obligations to pay royalties or other amounts due under any licenses of Intellectual Property), and all such rights shall survive the consummation of the transactions contemplated in this Agreement and the Merger Agreement on substantially similar terms as such rights existed prior to Closing. There are no pending or, to the Knowledge of Georgia or Wisconsin, as applicable, there have not been threatened within the past two years any, claims by any Person alleging infringement, misappropriation or other violation by such Merger Party or any of its Subsidiaries of any other Person’s Intellectual Property that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Georgia or Wisconsin, as applicable. To the Knowledge of Georgia or Wisconsin, as applicable, the conduct of the business of Georgia and the Georgia Subsidiaries and Wisconsin and the Wisconsin Subsidiaries, as applicable, and use of the Georgia IP and Wisconsin IP does not misappropriate, infringe or otherwise violate in any material respect any Intellectual Property of any other Person. Neither Merger Party nor any of their respective Subsidiaries has filed any claim for misappropriation, infringement or other violation by another Person of its rights in or to any of the Georgia IP or Wisconsin IP, as applicable, within the past twenty-four (24) months. To the Knowledge of Georgia or Wisconsin, as applicable, no Person is misappropriating, infringing or otherwise violating any material Georgia IP or Wisconsin IP. To the Knowledge of Georgia, the Georgia IP and the Wisconsin IP are valid and enforceable.

(c) Each Georgia IP Contract and Wisconsin IP Contract is valid and binding on the Merger Party or Merger Party Subsidiary party thereto and in full force and effect (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies). Neither Merger Party nor any of its Subsidiaries nor, to the Knowledge of Georgia or Wisconsin, as applicable, any other party, is in material breach or default under any such Georgia IP Contract or Wisconsin IP Contract. No party to any Georgia IP Contract or Wisconsin IP Contract has given the Merger Party or Merger Party Subsidiary party thereto written notice of its intention to cancel, terminate, change the scope of rights under, or fail to renew any Georgia IP Contract or Wisconsin IP Contract. The transactions contemplated by this Agreement or the Merger Agreement will not place either Merger Party or any of its Subsidiaries in material breach or default of any Georgia IP Contract or Wisconsin IP Contract, as applicable, or trigger any material modification, termination or acceleration or cause any additional fees to be due thereunder.

(d) Each Merger Party and its Subsidiaries (i) take reasonable actions to protect, maintain and preserve the (A) operation and security of the Georgia IT Assets or Wisconsin IT Assets, as applicable, (B) confidentiality of data, information, and Trade Secrets owned, held or used by such Merger Party or its Subsidiaries, and (C) Intellectual Property material to their respective businesses (including by having and enforcing a policy that prior and current employees, consultants and agents with access to Trade Secrets, execute non-disclosure and invention assignment agreements for the benefit of such Merger Party and/or its Subsidiaries), (ii) abide by all Laws regarding the collection, use, transfer and disclosure of personally identifiable and other confidential information, including customer and client information, and (iii) are not subject to any pending or, to the Knowledge of Georgia or Wisconsin, as applicable, threatened claim that alleges a material breach of any of the foregoing or inquiry by any Governmental Entity regarding the foregoing.

(e) The Georgia IT Assets and the Wisconsin IT Assets have not been interrupted or failed within the past three (3) years in a manner that materially impaired the ability of such Merger Party or its Subsidiaries to deliver its core products and services to their respective customers. Neither the Georgia IP nor the Wisconsin IP is subject to any material pending or outstanding Action or Order, and to the Knowledge of Georgia or Wisconsin, as applicable, there are no Actions or Orders threatened, that question or seek to cancel, limit, challenge or modify the ownership, validity, enforceability, registerability, patentability, use or right to use Georgia IP or Wisconsin IP, as applicable, or that would restrict, impair or otherwise materially adversely affect such Merger Party’s or its Subsidiaries use thereof or their rights thereto.

2.19 Insurance.  Each Merger Party and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices. To the Knowledge of Georgia or Wisconsin, as applicable, neither Merger Party nor any of their respective Subsidiaries is in material breach or material default of any insurance policies maintained by such Merger Party or any of its Subsidiaries or has taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default or permit termination (prior to the scheduled termination or expiration thereof) or modification of any such insurance policies. To the Knowledge of Georgia or Wisconsin, as applicable, neither Merger Party nor any of its Subsidiaries has received any notice of termination or cancellation (prior to the scheduled termination or expiration thereof) or denial of coverage with respect to any such insurance policy.

2.20 Affiliate Transactions.  To the Knowledge of Georgia or Wisconsin, as applicable, other than the Georgia Employment Agreements and the Wisconsin Employment Agreements and any transaction under any Georgia Benefit Plan or Wisconsin Benefit Plan, there are no transactions, agreements, arrangements or understandings, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, agreements, arrangements or understandings, or series or related transactions, agreements, arrangements or understandings, between such Merger Party and/or any of its Subsidiaries, on the one hand, and any current or former shareholder (who beneficially owns or owned five percent or more of the Georgia Common Stock or Wisconsin Common Stock, as applicable), director, executive officer or other Affiliate (other than any Subsidiary of such Merger Party on the date hereof) of such Merger Party, whether or not required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF INVESTOR

Each Investor, severally and not jointly, hereby represents and warrants to Georgia that:

3.1 Organization and Qualification.  Investor is a partnership, limited liability company or corporation, as applicable, duly organized and validly existing under the Laws of its jurisdiction of organization. Investor has the power and authority to own or lease all of its properties and assets and to carry on its respective business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to have such power and authority or to be so licensed and qualified is not reasonably likely to have, either individually or in the aggregate, a material adverse effect on Investor’s ability to consummate the transactions contemplated by this Agreement.

3.2 Power and Authority; No Violation.  (a) Investor has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions by Investor contemplated hereby have been duly, validly and unanimously approved by Investor. No other corporate proceedings on the part of Investor are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by

Investor and (assuming due authorization, execution and delivery by Georgia) constitutes the valid and binding obligation of Investor, enforceable against Investor in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).

(b) Neither the execution and delivery of this Agreement by Investor nor the consummation by Investor of the transactions contemplated hereby, nor compliance by Investor with any of the terms or provisions of this Agreement, will (i) violate any provision of any organizational documents of Investor or (ii) assuming that the consents, approvals and filings referred to in Sections 1.3 and 1.4 shall have been duly obtained and/or made prior to the Investment Closing and any waiting period required thereunder shall have been terminated or expired prior to the Investment Closing, (A) violate any Law or Order applicable to Investor or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, amendment or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Investor under, any of the terms, conditions or provisions of any Contract to which Investor is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (iii) that are not reasonably likely to have, either individually or in the aggregate, a material adverse effect on Investor’s ability to consummate the transactions contemplated by this Agreement.

3.3 Consents and Approvals.  Except for (i) any notices or filings under the HSR Act and the termination or expiration of any applicable waiting period thereunder, and such other consents, approvals, filings or registrations as may be required under any foreign antitrust, merger control or competition Laws, (ii) such filings and approvals as are required to be made or obtained under the Securities Act and the securities or “Blue sky” Laws of various states in connection with the issuance of the shares of Georgia Common Stock pursuant to this Agreement, and approval of the listing of such Georgia Common Stock on the NYSE, (iii) such filings, consents and approvals of Governmental Entities as may be set forth on Schedule 3.3 of this Agreement, (iv) filings, if any, required as a result of the particular status of Georgia, (v) such filings or notices required under the rules and regulations of the NYSE, and (ix) such other consents, approvals, filings or registrations the failure of which to be made or obtained, individually or in the aggregate, are not reasonably likely to have a material adverse effect on Investor’s ability to consummate the transactions contemplated by this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Investor of this Agreement and (B) the consummation by Investor of the Investments and the other transactions contemplated by this Agreement.

3.4 Purchase for Investment.  Investor acknowledges that the Shares to be received in the Investments have not been registered under the Securities Act or under any state securities laws. Investor (i) is acquiring the Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Shares to any person, (ii) will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Shares and of making an informed investment decision and (iv) is an accredited investor (as that term is defined by Rule 501 promulgated under the Securities Act).

3.5 Litigation and Other Proceedings.  There is no Action pending against (or, to the Knowledge of the Investor, threatened against) Investor that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Investments.

3.6 Broker’s Fees.  Investor nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokers fees, commissions or finder’s fees in connection with the Investments or related transactions contemplated by this Agreement.

3.7 Financial Capability.  Investor has, or will have at the Investment Closing, available funds to make its respective Investment on the terms and conditions contemplated by this Agreement.

ARTICLE IV

COVENANTS

4.1 Conduct of Businesses Prior to the Investment Closing.  During the period from the date of this Agreement to the Investment Closing Date, except as expressly contemplated or permitted by this Agreement, (i) Georgia shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course in all material respects and use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships (including relationships with its customers and suppliers) and retain the services of its key officers and key employees and (ii) each of Georgia and each Investor shall, and Georgia shall cause each of its Subsidiaries to, take no action that would reasonably be expected to prevent or materially impede or delay the obtaining of, or materially adversely affect the ability of the parties to obtain, any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby. During the period from the date of this Agreement to the Investment Closing Date, without limiting the generality of this Section 4.1, and except as expressly permitted under the Merger Agreement (without consent of a Merger Party and disregarding Section 5.2 of the Wisconsin Disclosure Schedule and Georgia Disclosure Schedule except to the extent set forth separately in Section 4.1 of the Disclosure Schedule) or as set forth in Section 4.1 of the Disclosure Schedule, Georgia shall not, and shall not permit any Georgia Subsidiary to, without the prior written consent of the Investors which shall not be unreasonably withheld, delayed or conditioned: (i) commit or take any action (other than any immaterial action) that is prohibited by Section 5.2 of the Merger Agreement as it pertains to Georgia (disregarding Section 5.2 of the Georgia Disclosure Schedule except to the extent set forth separately in Section 4.1 of the Disclosure Schedule); (ii) consent to any action (other than any immaterial action) by Wisconsin or a Wisconsin Subsidiary that, absent such consent, is prohibited by Section 5.2 of the Merger Agreement as it pertains to Wisconsin (disregarding Section 5.2 of the Wisconsin Disclosure Schedule except to the extent set forth separately in Section 4.1 of the Disclosure Schedule); (iii) other than those amendments that would not be adverse to any Investor or that would not impede Georgia’s ability to consummate the transactions contemplated hereby, and other than any provisions relating to the preferred stock of Georgia, amend its articles of incorporation, by-laws or other comparable organizational documents or the organizational documents of any of its Subsidiaries; (iv) other than dividends and distributions by a direct or indirect Subsidiary to Georgia or any direct or indirect wholly owned Georgia Subsidiary, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock; (v) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of stock options or settlement of stock units that are outstanding as of the date hereof in accordance with their present terms; (vi) purchase, redeem or otherwise acquire any shares of its capital stock or other securities or any of its Subsidiaries, or any rights, warrants or options to acquire any such shares or other securities (other than the withholding of shares of common stock to satisfy the exercise price or Tax withholding upon the exercise of stock options, vesting of restricted shares or settlement of stock units, in each case that are outstanding as of the date hereof in accordance with t heir present terms and Georgia’s practices as of the date hereof); or (vii) commit or agree to take any of the actions prohibited by this Section 4.1.

4.2 Further Assurances.  Upon the terms and subject to the conditions set forth in this Agreement, Georgia and the Investors shall each cooperate with the other and shall use their respective reasonable best efforts to promptly (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws (including under the HSR Act and other competition laws) to consummate and make effective the Investments as soon as practicable, including, preparing and filing as promptly as practicable (or any specific time as the parties mutually agree) all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party necessary, proper or advisable under this Agreement and applicable laws (including under the HSR Act and other competition laws) to consummate the Investments, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Investments and (iv) execute and deliver any additional instruments necessary to consummate the Investments. Each Investor and Georgia agrees, upon request, to furnish the other party with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with obtaining the Georgia Shareholder Investment Approvals and in connection with any other statement, filing, notice or application made by or on behalf of such other party or any of its subsidiaries to any Governmental Entity in connection with the Investments. Each Investor and Georgia will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to all the information relating to the other party, and any of their respective subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each Investor and Georgia agrees to act reasonably and as promptly as practicable. Each Investor and Georgia agrees to keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby and shall promptly inform the other parties of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If any party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity in respect of the transactions contemplated hereby, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. Notwithstanding anything to the contrary provided herein, no Investor nor any of its Affiliates shall be required, in connection with the matters covered by this Section 4.2, (i) to pay any amounts, (ii) to commence litigation (as opposed to defend litigation), (iii) to hold separate (including by trust or otherwise) or divest any of its or its Affiliates’ businesses, product lines or assets or (iv) to waive any of the conditions to this Agreement set forth in Sections 1.3 or 1.4. For the avoidance of doubt, the foregoing shall not be construed to permit the Investors to compel performance by Georgia of any agreement or obligation Georgia may have under the Merger Agreement.

4.3 Access to Information.  (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Georgia shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Investors, reasonable access, during normal business hours during the period prior to the Investment Closing, to all its properties, books, contracts, commitments and records, and, during such period, Georgia shall, and shall cause its Subsidiaries to, make available to the Investors party all other information concerning its business, properties and personnel as the other may reasonably request. Georgia shall, and shall cause each of its Subsidiaries to, provide to the Investors a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal securities Laws. Neither Georgia nor any of its Subsidiaries shall be required to provide access to or to disclose information where it determines in good faith, after consultation with legal counsel, that such access or disclosure would jeopardize the attorney-client privilege of Georgia or its Subsidiaries or contravene any Law, Order or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All information and materials provided pursuant to this Agreement shall be subject to the confidentiality provisions of Section 4.8.

(c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth in this Agreement.

4.4 NYSE Listing.  Georgia shall cause the shares of Georgia Common Stock to be issued in the Investments to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Investment Closing.

4.5 Shareholder Approval.  Georgia shall call the Georgia Shareholder Meeting (as defined in the Merger Agreement) for the purpose of obtaining Georgia Shareholder Investment Approvals, and shall use its reasonable best efforts to cause such Georgia Shareholder Meeting to occur as soon as reasonably practicable. The Board of Directors of Georgia has resolved to recommend to its shareholders that such shareholders vote in favor of the approval of the issuance of shares of Georgia Common Stock in connection with the Investments. Georgia shall cause the Georgia Shareholder Investment Approvals to be duly submitted to the shareholders of Georgia at the Georgia Shareholder Meeting, and Georgia and its Board of Directors shall use reasonable best efforts to obtain the Georgia Shareholder Investment Approvals. As soon as reasonably practicable following the date of this Agreement, Georgia shall prepare and file with the SEC a proxy statement covering the Georgia Shareholder Investment Approvals. Georgia shall cause such proxy statement to be mailed to the stockholders of Georgia. No filing of, or amendment or supplement to, such proxy statement will be made by Georgia without, to the extent practicable, providing the Investors a reasonable opportunity to review and comment thereon. The parties shall notify each other as promptly as reasonably practicable after receipt thereof of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to such proxy statement or for additional information and shall, as promptly as reasonably practicable after receipt thereof, supply each other with copies of all correspondence between it or any of its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to such proxy statement or the Merger.

4.6 Rule 144.  Georgia will use its reasonable best efforts to timely file all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if Georgia is not required to file such reports, it will, upon the request of the Investors, make publicly available such information as necessary to permit sales pursuant to Rule 144), and will use its reasonable best efforts to take such further action as the Investors may reasonably request, all to the extent required from time to time to enable the Investors to sell the Common Stock received in the Investments without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, Rule 144A or Regulation S under the Securities Act. Upon the request of any Investor, Georgia will deliver to such Investor a written statement as to whether it has complied with such information requirements.

4.7 Legends.

(a) Each Investor agrees that all certificates or other instruments representing the Shares will bear a legend substantially to the following effect:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

(b) Upon request of an Investor, upon receipt by Georgia of an opinion of counsel reasonably satisfactory to Georgia to the effect that such legend is no longer required under the Securities Act, Georgia shall promptly cause such legend to be removed from any certificate for any Shares. Each Investor acknowledges that the Shares have not been registered as of the Investment Closing Date under the Securities Act or under any state securities Laws and agrees that it will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws.

4.8 Confidentiality.  Each party hereto shall treat as confidential all nonpublic, proprietary information provided to it by the other party (or, in the case of information provided by Georgia, information provided on behalf of Wisconsin) in connection with the matters contemplated hereby; provided that nothing in this Agreement shall prevent such party from disclosing any such information (i) pursuant to the order of any court, administrative agency or other tribunal of competent jurisdiction or in any pending legal or administrative proceeding, or otherwise as required by applicable Law, (ii) to the extent that such information becomes available other than by reason of disclosure by it in violation of this Section 4.8, and (iii) to the extent that such information is received by such party from a third party that is not to its knowledge subject to confidentiality obligations to the other party hereto.

4.9 Transfer Restrictions; Registration Rights.

(a) Georgia will qualify for registration on, and will promptly file with the SEC within 180 days (the “Registration Deadline”) after the Investment Closing Date, a Form S-3 or any comparable or successor form or forms or any similar short-form registration (“Registration Statement”), and such Registration Statement will be an automatic “shelf” registration statement providing for the registration, and the sale on a continuous or delayed basis, of the Registrable Shares pursuant to Rule 415 under the Securities Act. In connection with any such Registration Statement, Georgia agrees to comply with the registration procedures set forth on Exhibit D attached hereto. Upon filing the Registration Statement, Georgia will, if applicable, cause such Registration Statement to be declared effective, will keep such Registration Statement effective with the SEC at all times (including by filing a new Registration Statement if such Registration Statement automatically expires), and shall cooperate in any shelf take-down by amending or supplementing the prospectus statement related to such Registration Statement as may be requested by any Investor or any transferees or as otherwise required, until the Investors or any transferees who would require such registration to effect a sale of the Registrable Shares no longer hold the Registrable Shares. The Investors will pay all Registration Expenses incurred by the Investors in connection with any Registration Statement. Georgia will use its commercially reasonable efforts to remain eligible to use Form S-3 registration or a similar short-form registration. To the extent Georgia no longer remains eligible for such registration, Georgia agrees to provide the Investors with registration rights identical to the rights of the “THL Holders” under that certain Registration Rights Agreement, dated February 1, 2006, by and among Georgia and the Securityholders therein (the “Current RRA”).

(b) In connection with any registration under this Section 4.9, Georgia shall, without limitation as to time, indemnify and hold harmless, to the fullest extent permitted by law, each holder of Registrable Shares, the officers, directors, agents, partners and employees of each of them, each Person who controls each such holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), the officers, directors, agents, partners and employees of each such controlling person and any financial or investment adviser (each, an “Registration Indemnified Party”), to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, actions or proceedings (whether commenced or threatened), reasonable out-of-pocket costs (including, without limitation, reasonable costs of preparation and reasonable attorneys’ fees) and reasonable out-of-pocket expenses (including reasonable expenses of investigation) (collectively, “Registration Losses”), as incurred, arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, prospectus or form of prospectus or in any amendment or supplements thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that the same arise out of or are based upon information furnished in writing to Georgia by such Registration Indemnified Party or the related holder of Registrable Shares expressly for use therein or (ii) any violation by Georgia of any federal, state or common law rule or regulation applicable to Georgia and relating to action required of or inaction by Georgia in connection with any such Registration Statement; provided, however, that Georgia shall not be liable to any Person who participates as an underwriter in the offering or sale of Registrable Shares or any other Person, if any, who controls such underwriters within the meaning of the Securities Act to the extent that any such Registration Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if (i) such Person failed to send or deliver a copy of the prospectus with or prior to the delivery of written confirmation of the sale by such Person to the Person asserting the claim from which such Registration Losses arise, and (ii) the prospectus would have corrected such untrue statement or alleged untrue statement or such omission or alleged omission. Each indemnity and reimbursement of costs and expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such Registration Indemnified Party.

(c) Prior to the date immediately following the Registration Deadline, no Investor will, directly or indirectly, sell, transfer, make any short sale of, loan, grant any option for the purchase of or otherwise dispose of any shares of Common Stock acquired pursuant to this Agreement except (i) to other Investors or Affiliates of Investors (including entities controlled by an Investor or an Affiliate of an Investor) who agree in writing to be bound by the terms of this Agreement, (ii) pursuant to the terms of a tender offer, merger, sale of all or substantially all the Company’s assets or any similar transaction, (iii) in connection with a bona fide pledge to, or similar arrangement in connection with a bona fide borrowing from, a financial institution, or (iv) in a transaction approved by a majority of the directors of the Company who qualify as independent directors, excluding the Board Representative.

(d) If at any time following the date of this Agreement, Georgia agrees to waive, amend or modify any provision of the Shareholders Agreement, dated March 31, 2009, by and between Georgia and WPM, L.P., a Delaware limited partnership, and such waiver, amendment or modification changes the Applicable Date under that agreement (or has the effect of doing so) to be earlier than the Registration Deadline hereunder, the Registration Deadline hereunder shall be automatically adjusted to equal the Applicable Date as waived, amended or modified. Notwithstanding any provision under this Agreement to the contrary and by way of clarification, any shares of Georgia Common Stock held by any THL Investor or one of its Affiliates prior to the date hereof, shall not be subject to any transfer restrictions under this Agreement (including those in this Section 4.9) and shall continue to have the rights, interests and obligations of “Registrable Shares” in the Current RRA.

4.10 Additional Actions.  At and from time to time after the Investment Closing, at the request of any party hereto, the other party shall execute and deliver such additional certificates, instruments, and other documents and take such other actions as such party may reasonably request in order to consummate the transactions contemplated by this Agreement.

4.11 Rule 16b-3.  Promptly following the date of this Agreement and in no event later than 30 days after the date of this Agreement and provided that the Investors deliver to Georgia any required information with respect to the Investors in a timely fashion, Georgia shall take such steps as may be reasonably requested by any Investor (including an approval by the board of directors of Georgia) to cause the acquisition of the Common Stock pursuant to the transactions contemplated by this Agreement to be exempt from Section 16(b) under the Exchange Act pursuant to Rule 16b-3 thereunder as it relates to the Investors, William P. Foley, II and Thomas M. Hagerty.

4.12 Notification.  From the date hereof through the Investment Closing Date, each of Georgia and the Investors will notify the other of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence (i) that has or is reasonably likely to have a Material Adverse Effect on Georgia or result in a material adverse effect on the Investors’ ability to consummate the transactions contemplated by this Agreement or (ii) that is reasonably likely to constitute a material breach of any of its representations, warranties or covenants in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement, or (b) the institution of or the threat of institution of any Legal Proceeding against a party hereto related to this Agreement or the transactions contemplated hereby; provided, however, that a failure to comply with this Section 4.12 shall not constitute the failure of any condition set forth in Sections 1.3 or 1.4 to be satisfied unless, with respect to clause (a), the underlying Material Adverse Effect or material adverse effect or material breach would independently result in the failure of a condition set forth in Sections 1.3 or 1.4 to be satisfied.

4.13 Reserved.

4.14 Governance Matters.  (a) After the Investment Closing Date, so long as the THL Investors Percentage Interest equals or exceeds 35%, the THL Investors shall be entitled to nominate and cause Georgia to appoint one individual to the Board of Directors to serve as a director (the “Board Representative”), subject to satisfaction of all legal and governance requirements regarding service as a director of Georgia, and if the THL Investors Percentage Interest is less than 35%, the THL Investors shall not have the right to nominate the Board Representative. The initial Board Representative shall be Thomas M. Hagerty, who shall be a member of the Compensation Committee of the Board of Directors as of the Effective Time. The THL Investors shall also be entitled to nominate and cause Georgia to appoint replacements to fill any vacancies in such Board Representative directorship at any time; provided that any such nominee shall be reasonably acceptable to the Chairman of Georgia, it being understood that such acceptance shall be based on factors such as affiliation, knowledge and experience and shall not be unreasonably withheld. In addition, Georgia agrees that the Board Representative shall be entitled to the same rights, privileges and compensation as the other members of the Board of Directors in their capacity as such, including with respect to indemnification, insurance coverage and reimbursement for Board of Directors participation and related expenses. Georgia’s nominating committee shall recommend to the Board of Directors that such person designated by the THL Investors to be the Board Representative (or any successor designated by the THL Investors and reasonably acceptable to Georgia) be included in the slate of nominees recommended by the Board of Directors to shareholders for election as directors at each annual meeting of shareholders of Georgia at which such person’s term expires. Georgia shall solicit proxies for the Board Representative to the same extent as it does for any of its other nominees to the Board of Directors.

(b) Subject to Article V, this Section 4.14 shall terminate and be of no further force or effect on the earlier of (i) the date on which the THL Investors Percentage Interest is less than 35% and (ii) the tenth anniversary of the Investment Closing Date.

4.15 Indemnity.  (a) In addition to the indemnification set forth in Section 4.9(b) with respect to the Registration Statement, Georgia agrees to indemnify and hold harmless the Investors and each of their respective Affiliates, officers, directors, partners, employees and agents, and each person who controls each such Investor within the meaning of the Exchange Act and the regulations thereunder (the “Indemnified Parties” and each, an “Indemnified Party”), to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including reasonable and documented fees of counsel), amounts paid in settlement and other costs (collectively, “Losses”) arising out of any third party action, suit, claim or proceeding relating to Georgia’s and/or the Investors’ authorization, execution, delivery, performance or termination of this Agreement (a “Covered Claim”).

(b) An Indemnified Party shall give written notice to Georgia of any Covered Claim (a “Claim Notice”) with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve Georgia of its obligations under this Section 4.15 unless and to the extent that Georgia shall have been actually prejudiced by the failure of such Indemnified Party to so notify such party. Such notice shall describe in reasonable detail such claim. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided, however, that Georgia shall be entitled to assume and conduct the defense, unless Georgia determines otherwise and following such determination the Indemnified Party assumes responsibility for conducting the defense (in which case Georgia shall be liable for any legal fees and expenses of one law firm and other out-of-pocket expenses reasonably incurred by the Indemnified Party in connection with assuming and conducting the defense). If Georgia assumes the defense of any claim, all Indemnified Parties shall thereafter deliver to Georgia copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and any Indemnified Party shall cooperate in the defense or prosecution of such claim. Such cooperation shall include the retention and (upon Georgia’s request) the provision to Georgia of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Georgia shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, that Georgia shall not unreasonably withhold, delay or condition its consent. Georgia further agrees that it will not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding.

(c) The obligations of Georgia under this Section 4.15 shall survive for a period of three years following the Investment Closing or termination of this Agreement, provided that if an Indemnified Party provides a Claim Notice regarding a Covered Claim to Georgia prior to expiration of such three year period, the obligations of Georgia under this Section 4.15 shall continue to apply to such Covered Claim until final resolution of such Covered Claim. The agreements contained in this Section 4.15 shall be in addition to any other rights or remedies of the Indemnified Party against Georgia or others, at common law or otherwise.

4.16 Tail Expense Reimbursement.  In the event that this Agreement is terminated (a) under Section 5.1(b) as a result of the termination of the Merger Agreement (A) pursuant to Section 8.1 of the Merger Agreement (other than any termination pursuant to Section 8.1(c) of the Merger Agreement) or (B) pursuant to Section 8.1(c) of the Merger Agreement if on such date of termination the conditions set forth in Section 1.4 hereof have been satisfied (other than the condition relating to the Merger and those other conditions that by their nature are to be satisfied by actions taken at the Investment Closing), or (b) by Georgia pursuant to Section 5.1(d)(i), and if Georgia shall, within one (1) year of the date of the termination of this Agreement, consummate or enter into any similar agreement, arrangement or understanding in respect of, a sale of any securities of Georgia in connection with a recapitalization, restructuring, merger, consolidation or other business combination involving Georgia and Wisconsin (an “Other Arrangement”) without having first offered in good faith to all the Investors or their Affiliates the opportunity to participate in such transaction on terms no less favorable in respect of pricing or any other material respect than those offered to a third party under the Other Arrangement, then upon the date of closing of such similar transaction, Georgia shall pay each Investor in immediately available funds by wire transfer to an account to be designated by the Investors prior to such closing date the amount of reasonable and documented out-of-pocket expenses incurred by Investors in connection with or arising out of due diligence, the negotiation, preparation, execution, delivery, performance, consummation or termination of this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby (including, without limitation, in connection with obtaining any necessary approvals or consents, all filing fees required to be paid in connection with any filing under the HSR Act, and fees and expenses of financial or other consultants, investment bankers, accountants and counsel).

ARTICLE V

TERMINATION AND AMENDMENT

5.1 Termination.  Subject to Section 5.2, the rights and obligations of the Investors and Georgia under this Agreement may be terminated at any time prior to the Investment Closing Time:

(a) by mutual consent of Georgia and the Investors;

(b) by any party if the Merger Agreement is terminated in accordance with its terms;

(c) by any Investor on the one hand, or by Georgia on the other hand, if there shall be in effect a final nonappealable Order of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby or the Merger Agreement;

(d) by any Investor or Georgia if the Investment Closing has not occurred by (i) December 31, 2009; provided, however, that the right to terminate this Agreement under this Section 5.1(d)(i) or 5.2(d)(ii) shall not be available to any party hereto whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Investment Closing to occur on or prior to such date, or (ii) close of business on the tenth business day following the Effective Time; or

(e) by any Investor on the one hand, or by Georgia on the other hand, if the other party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition to the terminating party’s obligations as set forth in Section 1.3 or 1.4, as applicable, and (B) such breach or failure to perform is incapable of being or has not been cured by the breaching party within 30 days after giving written notice to the breaching party of such breach or failure to perform.

5.2 Effect of Termination.  In the event of any termination of this Agreement as provided in Section 5.1, the rights and obligations of the parties with respect to the THL Investment or FNF Investment, as applicable, under this Agreement (other than Section 4.15, Section 4.16 and Article VI which provisions shall survive such termination) shall forthwith become wholly void and of no further force and effect; provided, however, that nothing herein shall relieve Georgia or the Investors from liability for any fraud or intentional breach of any of the provisions set forth in this Agreement prior to such termination; notwithstanding the foregoing, in the event of any termination of this Agreement, Georgia shall have no responsibility whatsoever for any representations or warranties regarding Wisconsin or its Subsidiaries, or any information set forth on the Disclosure Schedule related to Wisconsin or its Subsidiaries, and in such event all such representations and warranties and information shall be deemed to be deleted herefrom.

5.3 Amendment; Waiver.  Subject to compliance with applicable Law, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by Georgia and the Investors; provided, however, that after the Georgia Investment Shareholder Approvals are obtained, there may not be, without an additional approval of the shareholders of Georgia, any amendment or waiver of this Agreement or any portion hereof that requires such further approval under applicable Law.

ARTICLE VI

GENERAL PROVISIONS

6.1 Survival of Representations, Warranties and Covenants.  None of the representations or warranties set forth in this Agreement shall survive the Investment Closing. All of the covenants set forth in this Agreement shall survive the Investment Closing until performed in all material respects, except those covenants set forth in Sections 4.1 and 4.5.

6.2 Expenses.  Georgia shall reimburse the Investors for, or at the written request of the Investors, pay directly to the designated third party all reasonable and documented out-of-pocket expenses incurred by, and not previously reimbursed to, the Investors in connection with or arising out of due diligence, the negotiation, preparation, execution, delivery, performance, consummation or termination of this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby (including, without limitation, in connection with obtaining any necessary approvals or consents, all filing fees required to be paid in connection with any filing under the HSR Act, and reasonable fees and expenses of financial or other consultants, investment bankers, accountants and counsel (based on time billed and out-of-pocket fees and expenses), but, for the avoidance of doubt, not including any transfer taxes or similar duties, excises or charges); provided that such reimbursements and payments to the THL Investors shall not exceed $1,200,000 in the aggregate. Georgia will bear and pay all costs and expenses incurred by it or on its behalf in connection with this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby (including, without limitation, fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel).

6.3 Notices.  All notices and other communications in connection with this Agreement shall be in writing to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to any THL Investor, to:

c/o Thomas H. Lee Partners, L.P.
100 Federal Street
Boston, MA 02110
Attention: Thomas Hagerty and Seth Lawry
Telephone: (617) 227-1050
Facsimile: (617) 227-3514

with a copy to:

Weil, Gotshal and Manges, LLP
100 Federal Street, 34th Floor
Boston, Massachusetts 02110
Attention: James R. Westra, Esq.
Facsimile: (617) 772-8333

(b) if to the FNF Investor, to:

Fidelity National Financial, Inc.
601 Riverside Ave.
Jacksonville, FL 32204
Attention: Executive Vice President, Chief Legal Officer
Facsimile: (904) 357-1029

(c) if to Georgia, to:

Fidelity National Information Services, Inc.
601 Riverside Ave.
Jacksonville, FL 32204
Attention: Executive Vice President and General Counsel
Facsimile: (904) 357-1005

and:

Fidelity National Information Services, Inc.
4050 Calle Real, Suite 210
Santa Barbara, CA 93110
Attention: Executive Vice President, Legal
Facsimile: (805) 696-7831

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

Attention:	Edward D. Herlihy, Esq.
Lawrence S. Makow, Esq.
Matthew M. Guest, Esq.
Facsimile: (212) 403-2000

Notice shall be deemed given, received, and effective on: (i) if given by personal delivery or delivered by an express courier service, the date of actual receipt by the receiving party, or if delivery is refused on the date delivery was first attempted; (ii) if given by facsimile, the date on which the facsimile is transmitted if confirmed by transmission report during the transmitter’s normal business hours, or at the beginning of the next business day after transmission if confirmed at any time other than the transmitter’s normal business hours; and (iii) if given by registered or certified mail, the third day after being so mailed if posted with the United States Postal Service. Any person entitled to notice may change any address or facsimile number to which notice is to be given to it by giving notice of such change of address or facsimile number as provided in this Section 6.3. The inability to deliver notice because of changed address or facsimile number of which no notice was given shall be deemed to be receipt of the notice as of the date such attempt was first made.

6.4 Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. The terms “Dollars” and “$” mean United States Dollars. References herein to any gender includes each other gender. The Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

6.5 Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

6.6 Entire Agreement.  This Agreement (including the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

6.7 Governing Law; Jurisdiction.  This Agreement, the rights and obligations of the parties under this Agreement, and any claim or controversy directly or indirectly based upon or arising out of this Agreement or the transactions contemplated by this Agreement (whether based upon contact, tort or any other theory), including all matters of construction, validity and performance, shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to any conflict of laws provision that would require the application of the Law of any other jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the state of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.3 shall be deemed effective service of process on such party. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.8 Publicity.  Neither Georgia nor the Investors shall, and neither Georgia nor the Investors shall permit any of their respective Subsidiaries or Affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld, delayed or conditioned) of Georgia, in the case of a proposed announcement or statement by an Investor, or the Investors, in the case of a proposed announcement or statement by Georgia; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law or by the rules and regulations of the NYSE and nothing in this Agreement shall restrict the ability of each Investor to communicate, without Georgia’s consent, with its Affiliates, general partners or limited partners regarding the transactions contemplated by this Agreement.

6.9 Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party; provided, that THL Investor may assign its rights, interests or obligations hereunder (other than Section 4.14) to an entity controlled by an Affiliate of THL Investor and any of the Investors may assign their rights, interests or obligations to an Affiliate of such Investor without Georgia’s consent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement. In furtherance of, and not in limitation of, the foregoing, neither Wisconsin nor any of its

Affiliates or shareholders shall have any rights hereunder, and nothing hereunder shall be deemed to modify in any way the Merger Agreement and the rights and obligations of the respective parties thereunder.

6.10 Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in the state of Delaware in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

6.11 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any applicable Law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

6.12 No Recourse.  This Agreement may only be enforced against the named parties hereto. All claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the entities that are expressly identified as parties hereto or that are subject to the terms hereof, and no past, present or future director, officer, employee, incorporator, member, manager, partner, stockholder, Affiliate, agent, attorney or representative of Investors or any other party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or with respect any claim or cause of action, whether in tort, contract or otherwise, that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement and the transactions contemplated hereby and thereby.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, Georgia and each Investor have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:	/s/ Lee A. Kennedy
Name:     Lee A. Kennedy

Title:	President and Chief Executive Officer

FIDELITY NATIONAL FINANCIAL, INC.

By:	/s/ Alan L. Stinson
Name:     Alan L. Stinson

Title:	Chief Executive Officer

THOMAS H. LEE EQUITY FUND V, L.P.

By:	THL Equity Advisors V, LLC, its general partner

By:	Thomas H. Lee Partners, L.P., its sole member

By:	Thomas H. Lee Advisors, LLC, its general partner

By:	/s/ Thomas M. Hagerty
Name:     Thomas M. Hagerty

Title:	Managing Director

Signature Page to Investment Agreement

THOMAS H. LEE PARALLEL FUND V, L.P.

By:	THL Equity Advisors V, LLC, its general partner

By:	Thomas H. Lee Partners, L.P., its sole member

By:	Thomas H. Lee Advisors, LLC, its general partner

By:	/s/ Thomas M. Hagerty
Name:     Thomas M. Hagerty

Title:	Managing Director

THOMAS H. LEE EQUITY (CAYMAN) FUND V, L.P.

By:	THL Equity Advisors V, LLC, its general partner

By:	Thomas H. Lee Partners, L.P., its sole member

By:	Thomas H. Lee Advisors, LLC, its general partner

By:	/s/ Thomas M. Hagerty
Name:     Thomas M. Hagerty

Title:	Managing Director

THOMAS H. LEE INVESTORS LIMITED PARTNERSHIP

By:	THL Investment Management Corp, its general partner

By:	/s/ Thomas M. Hagerty
Name:     Thomas M. Hagerty

Title:	Managing Director

Signature Page to Investment Agreement

GREAT-WEST INVESTORS L.P.

By:	Thomas H. Lee Advisors, LLC, its attorney-in-fact

By:	/s/ Thomas M. Hagerty
Name:     Thomas M. Hagerty

Title:	Managing Director

PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY I LLC

By:	Putnam Investment Holdings, LLC, Its Managing Member

By:	Putnam Investments, LLC, Its Managing Member

By:	Thomas H. Lee Advisors, LLC, its attorney-in-fact

By:	/s/ Thomas M. Hagerty
Name:     Thomas M. Hagerty

Title:	Managing Director

PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY II LLC

By:	Putnam Investment Holdings, LLC, Its Managing Member

By:	Putnam Investments, LLC, Its Managing Member

By:	Thomas H. Lee Advisors, LLC, its attorney-in-fact

By:	/s/ Thomas M. Hagerty
Name:     Thomas M. Hagerty

Title:	Managing Director

Signature Page to Investment Agreement

EXHIBIT A

DEFINITIONS

As used in this Agreement, the following terms have the meanings set forth below (including for purposes of the recitals):

“Action” means any actions, claims, suits, oppositions, cancellations, arbitrations, objections, investigations or proceedings.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person.

“Agreement” has the meaning as set forth in the Preamble to this Agreement.

“Board Representative” has the meaning as set forth in Section 4.14(a) of this Agreement.

“Claim Notice” has the meaning as set forth in Section 4.15(b) of this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning as set forth in the Recitals to this Agreement.

“Contract” means any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation.

“Covered Claim” has the meaning as set forth in Section 4.15(a) of this Agreement.

“Current RRA” has the meaning as set forth in Section 4.9(a) of this Agreement.

“Disclosure Schedule” has the meaning as set forth in Article II of this Agreement.

“Effective Time” means the date and time when the Merger becomes effective as set forth in the articles of merger that shall be filed with the Department of Financial Institutions of the State of Wisconsin and the certificate of merger that shall be filed with the Secretary of State of the State of Delaware on or before the “Closing Date” (as defined in the Merger Agreement).

“Environmental Laws” means any common law or local, state, federal or foreign statute, regulation, ordinance or similar provision having the force or effect of law, any judicial and administrative order or determination, or any contractual obligation concerning public health and safety, worker health and safety, or pollution or protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“ESPP” means Wisconsin’s Employee Stock Purchase Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FNF Fee Letter” has the meaning as set forth in Section 1.3(j) of this Agreement.

“FNF Fixed Number” has the meaning as set forth in Section 1.1 of this Agreement.

“FNF Investment” has the meaning as set forth in the Preamble to this Agreement.

“FNF Investor” has the meaning as set forth in the Preamble of this Agreement.

“FNF Purchase Price” has the meaning as set forth in Section 1.1 of this Agreement.

“FNF Shares” has the meaning as set forth in Section 1.1 of this Agreement.

“FNF Transaction Fee” has the meaning as set forth in Section 1.3(j) of this Agreement.

“Form S-4” means a registration statement on Form S-4, together with any amendments or supplements thereto.

“GAAP” means U.S. generally accepted accounting principles.

“Georgia” has the meaning as set forth in the Preamble to this Agreement

“Georgia Benefit Plan” means any material employee benefit plan, program, policy, practice, or other arrangement (other than any Georgia Employment Agreement) providing benefits to any current or former employee, officer or director of Georgia or any Georgia Subsidiary or any beneficiary or dependent thereof that is sponsored or maintained by Georgia or any Georgia Subsidiary or to which Georgia or any Georgia Subsidiary contributes or is obligated to contribute, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, change of control or fringe benefit plan, program or policy.

“Georgia Common Stock” means shares of common stock of Georgia, par value $.01 per share.

“Georgia Employment Agreement” means a contract, offer letter or agreement of Georgia or any Georgia Subsidiary with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which Georgia or any Georgia Subsidiary has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Georgia IP” means all Intellectual Property material to the businesses of Georgia and the Georgia Subsidiaries as currently conducted (together with all Intellectual Property set forth in Section 4.20(a) of the Merger Agreement).

“Georgia IP Contract” means any material contract concerning Intellectual Property to which Georgia or any Georgia Subsidiary is a party.

“Georgia IT Assets” means the computer software, firmware, middleware, servers, systems, networks, workstations, data communications lines, and all other information technology equipment, used by Georgia and the Georgia Subsidiaries.

“Georgia Lease” means each agreement pursuant to which Georgia or any Georgia Subsidiary leases any material real property (together with any amendments, modifications and other supplements thereto).

“Georgia Leased Properties” means the properties leased by Georgia and the Georgia Subsidiaries pursuant to the Georgia Leases.

“Georgia Material Contract” means (i) any Contract relating to the incurrence or guarantee of Indebtedness by Georgia or any Georgia Subsidiary in an amount in excess in the aggregate of $60,000,000, (ii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) any non-competition Contract, or any other agreement or obligation which purports to limit or restrict in any material respect (A) the ability of Georgia or its Subsidiaries to solicit customers or (B) the manner in which, or the localities in which, all or any portion of the business of Georgia and the Georgia Subsidiaries, including, following consummation of the transactions contemplated by the Merger Agreement, Wisconsin and the Wisconsin Subsidiaries, is or would be conducted, (iv) any collective bargaining agreement, (v) any joint venture or partnership agreement related to the formation, creation, operation or management or any joint venture or partnership that is material to Georgia and the Georgia Subsidiaries, taken as a whole, (vi) any

Contract that grants any right of first refusal or right of first offer or similar right that limits or purports to limit the ability of Georgia or any Georgia Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business, (vii) any material Contract that contains a “most favored nation” clause providing preferential pricing to a third party, (viii) any Contract not made in the ordinary course of business which (A) is material to Georgia and the Georgia Subsidiaries taken as a whole or (B) which would reasonably be expected to materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement or the Merger Agreement (ix) all Georgia IP Contracts, (x) any Contract (or group of related Contracts with the same party) pursuant to which Georgia or any Georgia Subsidiary generated revenues of $35,000,000 or more in the 12 months ended December 31, 2008 or is expected to generate revenues of $35,000,000 or more in the 12 months ending December 31, 2009, and (xi) any Contract (or group of related Contracts with the same party) that involves annual expenditures by Georgia and the Georgia Subsidiaries in excess of $35,000,000 in the 12 months ended December 31, 2008 or is expected to involve annual expenditures by Georgia and the Georgia Subsidiaries in excess of $35,000,000 in the 12 months ending December 31, 2009.

“Georgia Owned Properties” means all real property owned by Georgia and the Georgia Subsidiaries.

“Georgia Plan” means any Georgia Benefit Plan other than a Multiemployer Plan and each Georgia Employment Agreement.

“Georgia Qualified Plan” means a Georgia Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code.

“Georgia Report” means any form, document, statement or report filed with the SEC since January 1, 2007 or filed with the SEC subsequent to the date of the Merger Agreement under the Securities Act or the Exchange Act, if any, including any amendments thereto.

“Georgia Restricted Shares” means restricted shares of Georgia Common Stock.

“Georgia Shareholder Investment Approvals” has the meaning as set forth in Section 2.3(a) of this Agreement.

“Georgia Shareholder FNF Investment Approval” has the meaning as set forth in Section 2.3(a) of this Agreement.

“Georgia Shareholder THL Investment Approval” has the meaning as set forth in Section 2.3(a) of this Agreement.

“Georgia Stock Options” means options to acquire shares of Georgia Common Stock.

“Georgia Stock Units” means stock units in respect of Georgia Common Stock.

“Georgia Subsidiary” means any direct or indirect Subsidiary of Georgia.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or applicable self-regulatory organization.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of a Person means (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes and similar agreements, (iii) all leases of such Person capitalized pursuant to GAAP, and (iv) all obligations of such Person under sale-and-lease back transactions, agreements to repurchase securities sold and other similar financing transactions.

“Indemnified Parties” has the meaning as set forth in Section 4.15(a) of this Agreement.

“Indemnified Party” has the meaning as set forth in Section 4.15(a) of this Agreement.

“Intellectual Property” means all intellectual property in any jurisdiction throughout the world including all (i) trademarks, service marks, brand names, Internet domain names, logos, symbols, trade dress, fictitious names, trade names, and other indicia of origin and all goodwill associated therewith and symbolized thereby;

(ii) patents and inventions and discoveries, whether patentable or not, and improvements; (iii) Trade Secrets; (iv) copyrights and works of authorship (including in any form or media) (whether or not copyrightable); (v) computer software programs (including source and object code), systems, data, databases and other compilations of information (and including all middleware, firmware, tools, applications and related documentation; (vi) disclosures, issuances, applications and registrations and any renewals thereof, and all extensions, modifications, reexaminations, renewals, divisions, continuations, continuations-in-part, reissues, restorations and reversions for or related to, as applicable, any of the foregoing; and (vii) copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium).

“Investments” has the meaning as set forth in the Preamble to this Agreement.

“Investment Closing” has the meaning as set forth in Section 1.2(a) of this Agreement.

“Investment Closing Date” has the meaning as set forth in Section 1.2(a) of this Agreement.

“Investment Closing Time” has the meaning as set forth in Section 1.2(a) of this Agreement.

“Investor” has the meaning as set forth in the Preamble to this Agreement

“IRS” means the Internal Revenue Service.

“Joint Proxy Statement” means a proxy statement in definitive form relating to the meetings of Wisconsin’s shareholders and Georgia’s shareholders to be held in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement (together with any amendments or supplements thereto).

“Knowledge” means, (i) with respect to Georgia, the actual knowledge of the Persons listed on Exhibit E and, (ii) with respect to Wisconsin the actual knowledge of the Persons listed on Exhibit F.

“Law” means all applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, award, settlement or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law.

“Lien” any lien, claim, mortgage, encumbrance, pledge, security interest, equities or charge of any kind (other than liens for property Taxes not yet due and payable).

“Losses” has the meaning as set forth in Section 4.15(a) of this Agreement.

“Management Rights Letter” means a Management Rights Letter in substantially the form attached hereto as Exhibit G.

“Material Adverse Effect” has the meaning as set forth in Section 2.1(c) of this Agreement.

“Merger” has the meaning set forth in the Merger Agreement.

“Merger Agreement” has the meaning as set forth in the Recitals to this Agreement.

“Merger Parties” has the meaning as set forth in Article II of this Agreement.

“Merger Sub” has the meaning as set forth in the Recitals to this Agreement

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

“NYSE” means the New York Stock Exchange.

“Order” means any order, judgment, injunction, award, stipulation, decree or writ handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

“Other Arrangement” has the meaning as set forth in Section 4.16(b) of this Agreement.

“Permit” means any franchise, tariff, grant, authorization, license, permit, easement, variance, exception, consent, certificate, approval or order of any Governmental Entity.

“Person” means any individual, corporation, limited liability company, partnership, association, joint venture, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including any Governmental Entity.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Registrable Shares” means all Common Stock, including but not limited to the Shares as well as any other shares of Common Stock previously issued to any Investor or an Affiliate of any Investor.

“Registration Deadline” has the meaning as set forth in Section 4.9(a) of this Agreement.

“Registration Expenses” means the following reasonable out-of-pocket expenses incurred by, and not previously reimbursed to, the Investors in connection with or arising out of the negotiation, preparation, execution, delivery or termination of a Registration Statement: all registration and filing fees, all fees and expenses associated with filings required to be made with the NASD, as may be required by the rules and regulations of the NASD, fees and expenses of compliance with securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the Registrable Shares), rating agency fees, printing expenses (including expenses of printing certificates for the Registrable Shares in a form eligible for deposit with Depository Trust Company and of printing prospectuses if the printing of prospectuses is requested by a holder of Registrable Shares), messenger and delivery expenses, Georgia’s internal expenses (including without limitation all salaries and expenses of its officers and employees performing legal or accounting duties), the fees and expenses incurred in connection with any listing of the Registrable Shares, fees and expenses of counsel for Georgia and its independent certified public accountants (including the expenses of any special audit or “cold comfort” letters required by or incident to such performance), securities acts liability insurance (if Georgia elects to obtain such insurance), the fees and expenses of any special experts retained by Georgia in connection with such registration, and the fees and expenses of other persons retained by Georgia and reasonable fees and expenses of not more than one counsel for the sellers (which shall be selected by the Investors); provided that in no event shall Georgia be required to reimburse an Investor for any underwriting commission.

“Registration Indemnified Party” has the meaning as set forth in Section 4.9(b) of this Agreement.

“Registration Losses” has the meaning as set forth in Section 4.9(b) of this Agreement.

“Registration Statement” has the meaning as set forth in Section 4.9 of this Agreement.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder” means the “Shareholder” as defined in the Merger Agreement.

“Shares” has the meaning as set forth in Section 1.1 of this Agreement.

“Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles.

“Tax” means all United States federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, backup withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, fees, levies or like assessments, together with all penalties and additions to tax and interest thereon.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

“Third Party Georgia Lease” means any agreement pursuant to which Georgia or any Georgia Subsidiary leases any material real property to a third party (together with any amendments, modifications and other supplements thereto).

“Third Party Wisconsin Lease” means any agreement pursuant to which Wisconsin or any Wisconsin Subsidiary leases any material real property to a third party (together with any amendments, modifications and other supplements thereto).

“THL Fee Letter” has the meaning as set forth in Section 1.3(j) of this Agreement.

“THL Fixed Number” has the meaning as set forth in Section 1.1 of this Agreement.

“THL Investment” has the meaning as set forth in the Preamble to this Agreement.

“THL Investor” has the meaning as set forth in the Preamble of this Agreement.

“THL Investors Percentage Interest” means the percentage obtained by dividing (i) the number of THL Shares beneficially owned (as determined pursuant to Rule 13d-3 under the Exchange Act) by the THL Investors by (ii) the THL Fixed Number of Shares (as adjusted for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization).

“THL Purchase Price” has the meaning as set forth in Section 1.1 of this Agreement.

“THL Transaction Fee” has the meaning as set forth in Section 1.3(j) of this Agreement.

“Trade Secrets” means all confidential or proprietary information, trade secrets, software source code and know-how (including processes, schematics, business and other methods, formulae, drawings, specifications, prototypes, models, designs, plans, data, research and development, pricing and cost information, business and marketing plans and proposals, vendor, customer and supplier lists).

“THL Shares” has the meaning as set forth in Section 1.1 of this Agreement.

“Transaction Documents” means this Agreement and each of the Management Rights Letters.

“Wisconsin” has the meaning as set forth in the Recitals to this Agreement

“Wisconsin Benefit Plan” means any material employee benefit plan, program, policy, practice, or other arrangement (other than any Wisconsin Employment Agreement) providing benefits to any current or former employee, officer or director of Wisconsin or any Wisconsin Subsidiary or any beneficiary or dependent thereof that is sponsored or maintained by Wisconsin or any Wisconsin Subsidiary or to which Wisconsin or any Wisconsin Subsidiary contributes or is obligated to contribute, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, change of control or fringe benefit plan, program or policy.

“Wisconsin Common Stock” means each share of the common stock, par value $0.01 per share, of Wisconsin.

“Wisconsin Employment Agreement” means a contract, offer letter or agreement of Wisconsin or any Wisconsin Subsidiary with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which Wisconsin or any Wisconsin Subsidiary has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Wisconsin IP” means all Intellectual Property material to the businesses of Wisconsin and the Wisconsin Subsidiaries as currently conducted (together with all Intellectual Property set forth in Section 3.23(a) of the Merger Agreement).

“Wisconsin IP Contract” means any material Contract concerning Intellectual Property to which Wisconsin or any Wisconsin Subsidiary is a party.

“Wisconsin IT Assets” means the computer software, firmware, middleware, servers, systems, networks, workstations, data communications lines, and all other information technology equipment, used by Wisconsin and the Wisconsin Subsidiaries.

“Wisconsin Material Contract” means (i) any Contract relating to the incurrence or guarantee of Indebtedness by Wisconsin or any Wisconsin Subsidiary in an amount in excess in the aggregate of $25,000,000, (ii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) any non-competition Contract, or any other agreement or obligation which purports to limit or restrict in any material respect (A) the ability of Wisconsin or its Subsidiaries to solicit customers or (B) the manner in which, or the localities in which, all or any portion of the business of Wisconsin and the Wisconsin Subsidiaries or, following consummation of the transactions contemplated by the Merger Agreement, Georgia and the Georgia Subsidiaries, is or would be conducted, (iv) any Contract providing for any payments that are conditioned, in whole or in part, on a change of control of Wisconsin or any Wisconsin Subsidiary, (v) any collective bargaining agreement, (vi) any joint venture or partnership agreement related to the formation, creation, operation or management or any joint venture or partnership that is material to Wisconsin and the Wisconsin Subsidiaries, taken as a whole, (vii) any Contract that grants any right of first refusal or right of first offer or similar right that limits or purports to limit the ability of Wisconsin or any Wisconsin Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business, (viii) any material Contract that contains a “most favored nation” or other term providing preferential pricing or treatment to a third party, (ix) any Contract not made in the ordinary course of business which (A) is material to Wisconsin and the Wisconsin Subsidiaries taken as a whole or (B) which would reasonably be expected to materially delay the consummation of the Merger or any other transaction contemplated by this Agreement or the Merger Agreement (ix) all Wisconsin IP Contracts, (x) any Contract (or group of related Contracts with the same party) pursuant to which Wisconsin or any Wisconsin Subsidiary generated revenues of $17,000,000 or more in the 12 months ended December 31, 2008 or is expected to generate revenues of $17,000,000 or more in the 12 months ending December 31, 2009, and (xi) any Contract (or group of related Contracts with the same party) that involves annual expenditures by Wisconsin and the Wisconsin Subsidiaries in excess of $17,000,000 in the 12 months ended December 31, 2008 or is expected to involve annual expenditures by Wisconsin and the Wisconsin Subsidiaries in excess of $17,000,000 in the 12 months ending December 31, 2009.

“Wisconsin Leased Properties” means all properties leased pursuant to the Wisconsin Leases.

“Wisconsin Leases” means any agreement pursuant to which Wisconsin or any Wisconsin Subsidiary leases any material real property (together with any amendments, modifications and other supplements thereto).

“Wisconsin Owned Properties” means all real property owned by Wisconsin and the Wisconsin Subsidiaries.

“Wisconsin Performance Shares” means performance share denominated in shares of Wisconsin Common Stock granted to any current or former employee or director of Wisconsin or any Wisconsin Subsidiary under any Wisconsin Stock Plan that is unsettled immediately prior to the Effective Time.

“Wisconsin Plan” means any Wisconsin Benefit Plan other than a Multiemployer Plan and each Wisconsin Employment Agreement.

“Wisconsin Qualified Plan” means a Wisconsin Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code.

“Wisconsin Report” means any form, document, statement or report filed with the SEC since May 22, 2007 or filed with the SEC subsequent to the date of the Merger Agreement under the Securities Act or the Exchange Act, if any, including any amendments thereto.

“Wisconsin Restricted Shares” each restricted share of Wisconsin Common Stock granted to any employee or director of Wisconsin, any Wisconsin Subsidiary or any of Wisconsin’s predecessors under any Wisconsin Stock Plan that is outstanding immediately prior to the Effective Time.

“Wisconsin Stock Option” means effective as of the Effective Time, each then outstanding option to purchase shares of Wisconsin Common Stock.

“Wisconsin Stock Purchase Right Agreement” means the Amended and Restated Wisconsin Stock Purchase Right Agreement, dated as of August 21, 2008, between Wisconsin and the Shareholder.

“Wisconsin Stock Units” means each outstanding stock unit denominated in shares of Wisconsin Common Stock granted to, or held in a deferral account for the benefit of, any current or former employee or director of Wisconsin or any Wisconsin Subsidiary under the Wisconsin Directors Deferred Compensation Plan, the Wisconsin Executive Deferred Compensation Plan or any Wisconsin Stock Plan that is unsettled immediately prior to the Effective Time.

“Wisconsin Subsidiary” means any direct or indirect Subsidiary of Wisconsin (provided, however, that in no event shall Marshall & Ilsley Corporation be considered a Wisconsin Subsidiary).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

EXHIBIT D

REGISTRATION PROCEDURES

(a) Prepare and file with the SEC a Registration for the sale of the Registrable Shares by the holders thereof in accordance with the intended method of distribution thereof, and use its commercially reasonable efforts to cause each such Registration Statement to become effective;

(b) Prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement in compliance with the Securities Act with respect to the disposition of all Registrable Shares subject thereto for a period ending on the date on which all the Registrable Shares subject thereto have been sold pursuant to such Registration Statement.

(c) Notify the Investors promptly (but in any event within 2 business days), and confirm such notice in writing, (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to a Registration or any post-effective amendment, when the same has become effective, (ii) of any written comments by the SEC in respect of the Registration or any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration or of any order preventing or suspending the use of any preliminary prospectus or the initiation or threat of any proceedings for such purpose, (iv) of the receipt by Georgia of any notification with respect to the suspension of the qualification or exemption from qualification of a Registration or any of the Registrable Shares for offer or sale in any jurisdiction, (v) if Georgia becomes aware of the happening of any event that makes any statement of a material fact made in such Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue or that requires the making of any changes in such Registration, prospectus or documents so that, in the case of such Registration, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (vi) if for any other reason it shall be necessary to amend or supplement such Registration Statement in order to comply with the Securities Act.

(d) Use commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of a Registration or of any order preventing or suspending the use of a prospectus or suspending the qualification (or exemption from qualification) of any of the Registrable Shares for sale in any jurisdiction, and, if any such order is issued, to obtain the withdrawal of any such order at the earliest possible moment.

(e) Promptly incorporate in a prospectus supplement or post-effective amendment to the applicable Registration such information as the holders of a majority of the Registrable Shares of the class being sold agree should be included therein relating to the plan of distribution with respect to such Registrable Shares; and make all required filings of such prospectus supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(f) Deliver to each Investor holding Registrable Shares, without charge, as many copies of the prospectus or prospectuses (including each form of prospectus) and each amendment or supplement thereto as such Persons may reasonably request; and Georgia hereby consents to the use of such prospectus and each amendment or supplement thereto by each of the Investors and the underwriters or agents, if any, in connection with the offering and sale of the Registrable Shares covered by such prospectus and any amendment or supplement thereto.

(g) Prior to any public offering of Registrable Shares, to use its commercially reasonable efforts to register or qualify, and cooperate with the Investors, the underwriters, if any, the sales agents and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Shares for offer and sale under the securities or “blue sky” laws of such jurisdictions within the United States as any Investor or underwriter reasonably requests in writing; provided, however, that Georgia will not be required to (i) qualify generally to do business in any jurisdiction where it is

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not then so qualified or (ii) take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject.

(h) Upon the occurrence of any event contemplated by Section (c)(vi) above, as promptly as practicable prepare a supplement or post-effective amendment to the Registration or a supplement to the related prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Shares being sold thereunder, such prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(i) Enter into an underwriting agreement in form, scope and substance as is customary in underwritten offerings and take all such other actions as are reasonably requested by the managing or sole underwriter in order to expedite or facilitate the registration or the disposition of such Registrable Shares, including obtaining for delivery to the Company and the underwriter or underwriters, if any, with copies to the holders of Registrable Shares included in such registration, a cold comfort letter from Georgia’s independent certified public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement.

(j) Make available upon reasonable notice at reasonable times and for reasonable periods for inspection by a representative appointed by the holders of a majority of the Registrable Shares covered by the applicable Registration Statement, by any managing underwriter or underwriters participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by such sellers or any such managing underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, provide each such Person with such opportunities to discuss with the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements the business of the Company, and supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement, in each case as shall be necessary to enable such Persons to satisfy their due diligence obligations under applicable law (subject to the entry by each party referred to in this clause (l) into customary confidentiality agreements in a form reasonably acceptable to the Company).

(k) In the case of an underwritten offering, make available the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter in any such underwritten offering and otherwise use commercially reasonable efforts to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto; provided the Company’s senior executive officers shall not be required to participate in any “road show” presentations pursuant to a registration in which the Company is not selling securities more than once in any 12 month period without the consent of such senior executive officers. The Company may require each holder of Registrable Shares as to which any registration is being effected to furnish to the Company such information regarding such holder and the distribution of such Registrable Shares as the Company may, from time to time, reasonably request in writing; provided that, such information shall be used only in connection with such registration. The Company may exclude from such registration the Registrable Shares of any holder who unreasonably fails to furnish such information promptly after receiving such request. Each holder of Registrable Shares, upon receipt of written notice (a “Suspension Notice”) from the Company of the happening of any event of the kind described in clauses (ii), (iii), (v) or (vi) of Section (c) of this Exhibit, shall forthwith discontinue disposition of the Registrable Shares pursuant to the Registration Statement covering such Registrable Shares until such holder has received copies of the supplemented or amended prospectus contemplated hereby or such holder has been advised in writing (the “Advice”) by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the prospectus (such period of suspension, the “Suspension Period”). The Company shall not give a Suspension Notice until after the Registration Statement has been declared effective and shall not give more than two (2) Suspension Notices during any period of twelve consecutive months. In the event that the Company shall give any Suspension Notice, the Company shall use its commercially reasonable efforts and take such actions as are reasonably necessary to render the Advice and end the Suspension Period as promptly as practicable.

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Appendix C

March 31, 2009

Board of Directors
Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, FL 32204

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Fidelity National Information Services, Inc. (the “Company”) of the exchange ratio (the “Exchange Ratio”) of 1.350 shares of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company to be issued in exchange for each share of common stock, par value $0.01 per share (the “Metavante Common Stock”), of Metavante Technologies, Inc. (“Metavante”) pursuant to the Agreement and Plan of Merger, dated as of March 31, 2009 (the “Agreement”), by and among the Company, Cars Holdings LLC, a wholly owned subsidiary of the Company, and Metavante. The Company has entered into the Investment Agreement, dated as of March 31, 2009 (the “Investment Agreement”), with the investors listed on Schedule 1 thereto, including Fidelity National Financial, Inc. (“FNF”) and affiliates of Thomas H. Lee Partners, L.P. (“TH Lee”) (collectively, the “Investors”), pursuant to which the Investors have agreed to purchase shares of Company Common Stock (the “Investment”) in connection with, and contingent upon the completion of, the transaction contemplated by the Agreement (the “Transaction”).

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Metavante, the Investors, Warburg Pincus LLC, a significant shareholder of Metavante (“Warburg Pincus”), and any of their respective affiliates or any currency or commodity that may be involved in the Transaction for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities that may arise out of our engagement. In addition, we have provided certain investment banking and other financial services to the Company and its affiliates from time to time, including having provided $25 million of the Company’s credit facility and term loan in August 2007. We have also provided certain investment banking and other financial services to TH Lee and its affiliates and portfolio companies from time to time, including having acted as financial advisor to Houghton Mifflin Holding Company, Inc., a former portfolio company of TH Lee, in connection with its sale in December 2006; and as joint lead arranger and joint bookrunner in connection with senior secured credit facilities (aggregate principal amount of $5,000,000,000) provided to a consortium that included TH Lee in connection with the acquisition of Aramark Corporation in January 2007. We have also provided certain investment banking and other financial services to Warburg Pincus and its affiliates and portfolio companies from time to time, including having acted as joint bookrunner for Nuance Communications Inc., a company in which Warburg Pincus has an ownership stake, for its $250 million convertible debt offering in August 2007; as joint bookrunner for Targa Resources Partners LP, a former Warburg Pincus portfolio company, with respect to its common stock offering in October 2007. We also may provide investment banking and other financial services to the Company, Metavante, the Investors, including TH Lee and FNF, Warburg Pincus, and any of their respective affiliates and portfolio companies in the future. In connection with the above-described services, we have received, and may receive, compensation. In addition, affiliates of Goldman, Sachs & Co. (i) have co-invested with TH Lee, Warburg Pincus and their respective affiliates from time to time and may do so in the future and (ii) have invested and may invest in the future in limited partnership interests of affiliates of TH Lee and Warburg Pincus.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the three fiscal years ended December 31, 2008 and annual reports to stockholders and Annual Reports on Form 10-K of Metavante for the two fiscal years ended December 31, 2008; the Registration Statement on Form-S-4 for Metavante, dated September 12, 2007; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Metavante; certain other communications from the Company and Metavante to their respective stockholders; certain publicly available research analyst reports for Metavante and the Company; certain internal financial analyses and forecasts for Metavante prepared by its management; and certain internal financial analyses and forecasts for the Company prepared by its management and certain financial analyses and forecasts for Metavante prepared by the management of the Company, in each case as approved for our use by the Company (the “Forecasts”), giving effect to the Investment, the refinancing (the “Refinancing”) of the indebtedness outstanding under Metavante’s credit facility and term loan dated November 1, 2007 (the “Metavante Loans”), and certain revenue and cost synergies projected by the managements of the Company and Metavante to result from the Transaction (the “Synergies”). We also have held discussions with members of the senior managements of the Company and Metavante regarding their assessment of the past and current business operations, financial condition and future prospects of Metavante and with the members of senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and the strategic rationale for, and the potential benefits of, the Transaction. In addition, we have reviewed the reported price and trading activity for the shares of Company Common Stock and the shares of Metavante Common Stock, compared certain financial and stock market information for Metavante and the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the transaction processing industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us. In that regard, we have assumed with your consent that the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company, and that they will be realized. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or Metavante or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. Our opinion does not address any legal, regulatory, tax or accounting matters. We have assumed, at the Company’s direction, that the Refinancing will occur, and the Investment will be made, in accordance with their respective terms, without waiver, modification or amendment of any term, condition, or agreement that will have any adverse effect on the Company or Metavante or on the expected benefits of the Transaction in any way meaningful to our analysis. In rendering our opinion, we have assumed, at your direction, that the spin-off of each of (x) New M&I Corporation pursuant to the Separation Agreement, dated as of April 3, 2007, by and among Metavante Holding Company, Metavante Corporation, Marshall & Ilsley Corporation and New M&I Corporation, and (y) Lender Processing Services, Inc. pursuant to the Contribution and Distribution Agreement, dated as of July 2, 2008, by and among Lender Processing Services, Inc. and the Company, qualified and at all times will continue to qualify as a distribution eligible for tax-free treatment under Sections 355 and 361(c) of the Internal Revenue Code of 1986, as amended (the “Code”), after application of Sections 355(d) and 355(e) of the Code and that the related asset contributions and debt exchanges qualify and at all times will continue to qualify as reorganizations eligible for tax-free treatment under Section 368 of the Code. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Metavante or on the expected benefits of the Transaction in any way meaningful to our analysis. You have informed us that the lenders under the Metavante Loans have consented to the Refinancing on the terms reflected in the Forecasts and as you have previously indicated to us.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the 1.350 shares of the Company Common Stock per share of Metavante Common Stock to be paid by the Company pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company or Metavante; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Metavante, or class of such persons in connection with the Transaction, whether relative to the 1.350 shares of the Company Common Stock per share of Metavante Common Stock to be paid by the Company pursuant to the Agreement or otherwise. In addition, we do not express any view on, and our opinion does not address any term or aspect of the Investment pursuant to the Investment Agreement or the Refinancing. We are not expressing any opinion as to the prices at which shares of the Company Common Stock will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of shares of Company Common Stock should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/  Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

Appendix D

March 31, 2009

The Board of Directors
Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, FL 32204

Members of the Board of Directors:

We understand that Fidelity National Information Services, Inc. (“FIS”) proposes to enter into the Agreement and Plan of Merger, dated as of March 31, 2009 (the “Agreement”), among FIS, Cars Holdings, LLC, a wholly owned subsidiary of FIS (“Merger Sub”), and Metavante Technologies, Inc. (“Metavante”), pursuant to which, among other things, Metavante will merge with and into Merger Sub (the “Transaction”) and each outstanding share of the common stock, par value $0.01 per share, of Metavante (“Metavante Common Stock”) will be converted into the right to receive 1.35 (the “Exchange Ratio”) shares of the common stock, par value $0.01 per share, of FIS (“FIS Common Stock”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to FIS of the Exchange Ratio provided for in the Transaction.

In connection with this opinion, we have, among other things:

(i) reviewed certain publicly available business and financial information relating to FIS and Metavante;

(ii) reviewed certain internal financial and operating information with respect to the business, operations and prospects of Metavante furnished to or discussed with us by the management of Metavante, including certain financial forecasts relating to Metavante prepared by the management of Metavante (such forecasts, the “Metavante Forecasts”);

(iii) reviewed certain internal financial and operating information with respect to the business, operations and prospects of FIS furnished to or discussed with us by the management of FIS, including certain financial forecasts relating to FIS prepared by the management of FIS (such forecasts, the “FIS Forecasts”);

(iv) reviewed certain estimates as to the amount and timing of cost savings (collectively, the “Cost Savings”) anticipated by the management of FIS to result from the Transaction;

(v) discussed the past and current business, operations, financial condition and prospects of Metavante with members of senior management of Metavante and FIS, and discussed the past and current business, operations, financial condition and prospects of FIS with members of senior management of FIS;

(vi) reviewed the potential pro forma financial impact of the Transaction on the future financial performance of FIS, including the potential effect on FIS’ estimated earnings per share;

(vii) reviewed the trading history for Metavante Common Stock and FIS Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

(viii) compared certain financial and stock market information of Metavante and FIS with similar information of other companies we deemed relevant;

(ix) compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(x) reviewed the relative financial contributions of Metavante and FIS to the future financial performance of the combined company on a pro forma basis;

(xi) reviewed the Agreement; and

(xii) performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of FIS and Metavante that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Metavante Forecasts, we have been advised by Metavante, and have assumed, with FIS’ consent, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Metavante as to the future financial performance of Metavante. With respect to the FIS Forecasts and the Cost Savings, we have assumed, at the direction of FIS, that they have been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of FIS as to the future financial performance of FIS and the other matters covered thereby. We have relied, at the direction of FIS, on the assessments of the management of FIS as to FIS’ ability to achieve the Cost Savings and have been advised by FIS, and have assumed, that the Cost Savings will be realized in the amounts and at the times projected. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Metavante or FIS, nor have we made any physical inspection of the properties or assets of Metavante or FIS. We have not evaluated the solvency of Metavante or FIS under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.

We have assumed, at FIS’ direction, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Metavante, FIS or the contemplated benefits of the Transaction in a way meaningful to our analysis. We also have assumed, at FIS’ direction, that the spin-off of each of (x) New M&I Corporation pursuant to the Separation Agreement, dated as of April 3, 2007, among Metavante Holding Company, Metavante Corporation, Marshall & Ilsley Corporation and New M&I Corporation and (y) Lender Processing Services, Inc. pursuant to the Contribution and Distribution Agreement, dated as of July 2, 2008, among Lender Processing Services, Inc. and FIS qualify and at all times will continue to qualify as a distribution eligible for tax-free treatment under Sections 355 and 361(c) of the Internal Revenue Code of 1986, as amended (the “Code”), after application of Sections 355(d) and 355(e) of the Code and that the related asset contributions and debt exchanges qualify and at all times will continue to qualify as reorganizations eligible for tax-free treatment under Section 368 of the Code. In addition, representatives of FIS have informed us that the lenders under Metavante’s current credit facility and term loan dated November 1, 2007 have consented on the terms such representatives have previously indicated to us to refinancing the indebtedness outstanding thereunder, and we have assumed, at FIS’ direction, that such indebtedness will be refinanced in accordance with those terms.

We express no view or opinion as to any terms or other aspects of the Transaction (other than the Exchange Ratio to the extent expressly specified herein) or any related transaction, including, without limitation, the form or structure of the Transaction. Our opinion is limited to the fairness, from a financial point of view, to FIS of the Exchange Ratio provided for in the Transaction and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party to the Transaction. No opinion or view is expressed with respect to any investment in FIS concurrent or in connection with the Transaction, including the proposed investment in FIS by Thomas H. Lee Partners, L.P. (“THL”) and certain of its affiliates and Fidelity National Financial, Inc. (“FNF”). In addition, no opinion or view is expressed with respect to the fairness of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Exchange Ratio. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction or any related transaction in comparison to other strategies or transactions that might be available to FIS or in which FIS might engage or as to the underlying business decision of FIS to proceed with or effect the Transaction or any related transaction. We are not expressing any opinion as to what the value of FIS Common Stock actually will be when issued or the prices at which FIS Common Stock or Metavante Common Stock will trade at any time. In addition, we express no opinion or recommendation as to how any shareholder should vote or act in connection with the Transaction.

We have acted as financial advisor to the Board of Directors of FIS in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, FIS has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities trading and brokerage activities and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of corporations and individuals. In the ordinary course of our businesses, we and our affiliates may actively trade the debt, equity or other securities or financial instruments (including bank loans or other obligations) of FIS, Metavante, Warburg Pincus LLC, a shareholder of Metavante (“Warburg”), THL, FNF and certain of their respective affiliates for our own account or for the accounts of customers, and accordingly, we or our affiliates at any time may hold long or short positions in such securities or financial instruments. In addition, certain of our affiliates maintain commercial (including vendor and/or customer) relationships with FIS, Metavante, FNF and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to FIS and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) acting as joint lead arranger, joint book running manager, syndication agent and lender under FIS’ current credit facility, (ii) having acted as financial advisor to FIS and certain of its affiliates in connection with certain merger and acquisition transactions; (iii) having acted as joint book runner for certain debt offerings and lender under certain credit and leasing facilities for FIS and certain of its affiliates; and (iv) having provided or providing certain cash management, treasury and trading services to FIS and certain of its affiliates. In addition, a member of our deal team providing services to FIS in connection with the Transaction is a former member of the Board of Directors of FIS and is a current member of the Board of Directors of FNF.

We and our affiliates also in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Warburg and certain of its portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as book runner, initial purchaser and/or manager for certain equity and debt offerings for certain of Warburg’s portfolio companies; (ii) having acted or acting as arranger, manager, agent bank and/or lender for credit facilities for certain of Warburg’s portfolio companies; and (iii) having acted as financial advisor to Warburg and certain of its portfolio companies in connection with certain merger and acquisition transactions.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to THL and certain of its portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as book runner, initial purchaser and/or manager for certain equity and debt offerings for certain of THL’s portfolio companies; (ii) having acted or acting as arranger, manager, agent bank and/or lender for credit facilities for certain of THL’s portfolio companies; and (iii) having acted or acting as financial advisor to THL and certain of its portfolio companies in connection with certain merger and acquisition transactions.

Furthermore, we and our affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to FNF and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as book runner, initial purchaser and/or manager for certain equity and debt offerings for FNF and certain of its affiliates; (ii) having acted or acting as arranger, book running manager, agent bank and/or lender for certain credit or leasing facilities for FNF and certain of its affiliates; (iii) having acted as financial advisor to FNF and certain of its affiliates in connection with certain merger and acquisition transactions; and (iv) having provided or providing certain cash management, treasury and trading services to FNF and certain of its affiliates.

It is understood that this letter is for the benefit and use of the Board of Directors of FIS in connection with and for purposes of its evaluation of the Transaction.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to FIS.

Very truly yours,

/s/  Banc of America Securities LLC
BANC OF AMERICA SECURITIES LLC

Appendix E

745 Seventh Avenue New York, NY 10019 United States

March 31, 2009

Board of Directors
Metavante Technologies, Inc.
4900 West Brown Deer Road
Milwaukee, WI 53223

Members of the Board of Directors:

We understand that Metavante Technologies, Inc. (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Fidelity National Information Services, Inc. (“Fidelity”) pursuant to which (i) the Company will merge with and into Cars Holdings, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Fidelity (“Merger Sub”), with Merger Sub as the surviving company in the merger (the “Merger”) and (ii) upon the effectiveness of the Merger, each share of common stock, par value $0.01 per share, of the Company (other than shares owned by the Company, Fidelity or Merger Sub), shall be converted into the right to receive 1.35 shares (the “Exchange Ratio”) of common stock, par value $.01 per share, of Fidelity. The terms and conditions of the Proposed Transaction are set forth in more detail in the draft Agreement and Plan of Merger, dated as of March 31, 2009, by and among the Company, Fidelity and Merger Sub (the “Agreement”).

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s shareholders of the Exchange Ratio to be offered to such shareholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration to be offered to the shareholders of the Company in the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement, dated March 31, 2009, and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company and Fidelity that we believe to be relevant to our analysis, including the Company and Fidelity’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2008, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company for the calendar years 2009 and 2010, (4) financial and operating information with respect to the business, operations and prospects of Fidelity furnished to us by the Company and Fidelity, including financial projections of Fidelity prepared by management of Fidelity for the calendar years 2009 and 2010, (5) a trading history of the Company’s common stock from November 2, 2007 to March 30, 2009 and a comparison of that trading history with (a) that of Fidelity and (b) those of other companies that we deemed relevant, (6) a comparison of the historical financial results and present financial condition and financial projections of the Company and Fidelity with each other and with those of other companies that we deemed relevant, (7) published estimates of independent research analysts with respect to the future financial performance of the Company and Fidelity for calendar years 2009 and 2010 and extrapolations of such estimates for calendar years 2011 through

2014 prepared by management of the Company, (8) a comparison of the exchange ratio premiums of the Proposed Transaction with the exchange ratio premiums of certain other recent transactions that we deemed relevant, (9) the relative contributions of the Company and Fidelity to the historical and future financial performance of the combined company on a pro forma basis and (10) the pro forma impact of the Proposed Transaction on the future financial performance of the combined company, including the specific terms of the financing of the Proposed Transaction furnished to us by the Company and the amount and timing of the cost savings, operating synergies and other strategic benefits expected by the managements of the Company and Fidelity to result from the Proposed Transaction (the “Expected Synergies”). In addition, we have had discussions with the respective managements of the Company and Fidelity concerning their respective businesses, operations, assets, liabilities, financial conditions and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information and have further relied upon the assurances of the respective managements of the Company and Fidelity that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company and of Fidelity, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the applicable management of the Company and Fidelity as to the future financial performance of the Company and Fidelity. For purposes of our analysis, however, upon advice of the Company, we have assumed that the published estimates of independent research analysts, including the extrapolations of such published estimates prepared by management of the Company, are a reasonable basis upon which to evaluate the future financial performance of the Company and Fidelity and that each of the Company and Fidelity will perform substantially in accordance with such estimates and extrapolations. Furthermore, upon advice of the Company, we have assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized in accordance with such estimates. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Fidelity and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Fidelity. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

We express no opinion as to the prices at which shares of common stock of the Company would trade following the announcement of the Proposed Transaction or shares of common stock of Fidelity would trade following the announcement or consummation of the Proposed Transaction. Our opinion should not be viewed as providing any assurance that the market value of the shares of common stock of Fidelity to be held by the shareholders of the Company after the consummation of the Proposed Transaction will be in excess of the market value of common stock of the Company owned by such shareholders at any time prior to the announcement or consummation of the Proposed Transaction.

We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us and that the Proposed Transaction will be consummated in accordance with the terms thereof, without any waiver or modification of any material terms or conditions of the Agreement by the Company. We understand that concurrent with the Proposed Transaction, one or more third parties may make an investment in the capital stock of Fidelity (the “Investment”). As a result, we have also assumed that the Investment will occur and be consummated in accordance with the terms (i) set forth in the draft Investment Agreement, dated as of March 31, 2009, by and between Fidelity and the investors signatory thereto and (ii) previously described to us by management. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed that in the course of obtaining the financing and the necessary regulatory or third party approvals, consents and releases for the Proposed Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the parties or the contemplated benefits of the Proposed Transaction. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered to the shareholders of the Company in the Proposed Transaction is fair to such shareholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We expect to perform various investment banking and financial services for the combined company in the future and expect to receive customary fees for such services. In the ordinary course of our business, we actively trade in the equity securities of the Company and Fidelity for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, an affiliate of Barclays Capital Inc. may assume a portion of the financing commitments relating to an asset-backed revolving credit facility of Fidelity, which facility will be entered into in connection with the consummation of the Proposed Transaction. In the event that our affiliate assumes such financing commitments, we expect such affiliate to receive customary fees in connection therewith.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Proposed Transaction.

Very truly yours,

BARCLAYS CAPITAL

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

FIS’ amended and restated articles of incorporation eliminate the liability of its directors to FIS or its shareholders for monetary damages for any action taken, or any failure to take action, as a director to the extent permitted under the Georgia Code. FIS’ directors remain liable, however, for:

•	any appropriation, in violation of the director’s duties, of any business opportunity;

•	acts or omissions that involve intentional misconduct or a knowing violation of law;

•	unlawful corporate distributions as set forth in section 14-2-832 of the Georgia Code; or

•	any transactions from which the director received an improper personal benefit.

If the Georgia Code is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of FIS’ directors will be eliminated or limited to the fullest extent permitted by the Georgia Code, as amended, without further action by FIS’ shareholders. These provisions in FIS’ amended and restated articles of incorporation may limit the remedies available to a shareholder in the event of breaches of any director’s duties.

FIS’ amended and restated bylaws require it to indemnify and hold harmless any director or officer who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative, or investigative, including any action or suit by or in the right of FIS, because the person is or was a director or officer of FIS against liability incurred in such proceeding. FIS’ amended and restated bylaws generally prohibit it from indemnifying any officer or director who is adjudged liable to FIS or is subjected to injunctive relief in favor of FIS for:

•	any appropriation, in violation of the director’s or officer’s duties, of any business opportunity;

•	acts or omissions that involve intentional misconduct or a knowing violation of law;

•	unlawful corporate distributions as set forth in section 14-2-832 of the Georgia Code; or

•	any transactions from which the director derived an improper personal benefit.

FIS’ amended and restated bylaws require FIS, under certain circumstances, to advance expenses to its officers and directors who are parties to an action, suit, or proceeding for which indemnification may be sought. FIS’ amended and restated bylaws permit, but do not require, FIS to indemnify and advance expenses to its employees or agents who are not officers or directors to the same extent and subject to the same conditions that a corporation could, without shareholder approval under Section 14-2-856 of the Georgia Code. FIS directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits.  The following is a list of Exhibits to this Registration Statement:

Exhibit
No.	Description

2.1	Agreement and Plan of Merger, dated as of March 31, 2009, by and among Fidelity National Information Services, Inc., Cars Holdings, LLC and Metavante Technologies, Inc. (included in Part I as Appendix A to the document included in this Registration Statement)
3.1	Amended and Restated Articles of Incorporation of Fidelity National Information Services, Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on February 6, 2006)
3.2	Amended and Restated Bylaws of Fidelity National Information Services, Inc. (incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K filed on February 6, 2006)

Exhibit
No.	Description

5.1	Opinion of Ronald D. Cook, Executive Vice President, General Counsel and Corporate Secretary of Fidelity National Information Services, Inc., as to the validity of the shares of common stock to be issued in the merger*
8.1	Opinion of Deloitte Tax LLP as to tax matters*
8.2	Opinion of Kirkland & Ellis LLP as to tax matters*
10.1	Employment Agreement, dated as of March 31, 2009, by and among Fidelity National Information Services, Inc. and Frank R. Martire
10.2	Employment Agreement, dated as of March 31, 2009, by and among Fidelity National Information Services, Inc. and Michael D. Hayford
10.3	Relocation Letter Agreement, dated as of March 31, 2009, from Fidelity National Information Services, Inc. to Frank R. Martire
10.4	Relocation Letter Agreement, dated as of March 31, 2009, from Fidelity National Information Services, Inc. to Michael D. Hayford
23.1	Consent of Ronald D. Cook (included in Exhibit 5.1 to this Registration Statement)*
23.2	Consent of Independent Registered Public Accounting Firm of Fidelity National Information Services, Inc., KPMG LLP
23.3	Consent of Independent Registered Public Accounting Firm of Metavante Technologies, Inc., Deloitte & Touche LLP
23.4	Consent of Deloitte Tax LLP (include in Exhibit 8.1 this Registration Statement)*
23.5	Consent of Kirkland & Ellis LLP (include in Exhibit 8.2 this Registration Statement)*
24.1	Power of Attorney
99.1	Investment Agreement, dated as of March 31, 2009, by and between Fidelity National Information Services, Inc. and the Investors (included in Part I as Appendix B to the document included in this Registration Statement)
99.2	Support Agreement, dated as of March 31, 2009, among Fidelity National Information Services, Inc., Cars Holdings, LLC, WPM, L.P., and, solely for the purpose of Sections 4.4, 6.16 and 6.17, Metavante Technologies, Inc.
99.3	Shareholders Agreement, dated as of March 31, 2009, by and among Fidelity National Information Services, Inc., WPM, L.P., and any other Shareholder that may become a party thereto
99.4	Stock Purchase Right Agreement, dated as of March 31, 2009, among Fidelity National Information Services, Inc., WPM, L.P., and, solely for the purpose of Sections 5.1, 5.8 and 5.10, Metavante Technologies, Inc.
99.5	Form of Proxy Card for Special Meeting of Shareholders of Fidelity National Information Services, Inc.*
99.6	Form of Proxy Card for Special Meeting of Shareholders of Metavante Technologies, Inc.*
99.7	Consent of Banc of America Securities LLC
99.8	Consent of Goldman, Sachs & Co.
99.9	Consent of Barclays Capital Inc.
99.10	Consent of Frank R. Martire to be named as a director*
99.11	Consent of James Neary to be named as a director*
99.12	Consent of Stephan A. James to be named as a director*

*	To be filed by amendment.

Item 22.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities

Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(9) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[Remainder of Page Intentionally Left Blank]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Jacksonville, state of Florida, on May 4, 2009.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:	/s/ Ronald D. Cook
Name: Ronald D. Cook

Title:	Executive Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on May 4, 2009.

Signature	Title

* Lee A. Kennedy	President and Chief Executive Officer; Director (Principal Executive Officer)

* George P. Scanlon	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

* William P. Foley, II	Director and Executive Chairman

* Thomas M. Hagerty	Director

* Keith W. Hughes	Director

* David K. Hunt	Director

* Richard N. Massey	Director

*By: /s/ Ronald D. Cook Ronald D. Cook Attorney-in-Fact

EXHIBIT INDEX

Exhibit
No.	Description

2.1	Agreement and Plan of Merger, dated as of March 31, 2009, by and among Fidelity National Information Services, Inc., Cars Holdings, LLC and Metavante Technologies, Inc. (included in Part I as Appendix A to the document included in this Registration Statement)
3.1	Amended and Restated Articles of Incorporation of Fidelity National Information Services, Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on February 6, 2006)
3.2	Amended and Restated Bylaws of Fidelity National Information Services, Inc. (incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K filed on February 6, 2006)
5.1	Opinion of Ronald D. Cook, Executive Vice President, General Counsel and Corporate Secretary of Fidelity National Information Services, Inc., as to the validity of the shares of common stock to be issued in the merger*
8.1	Opinion of Deloitte Tax LLP as to tax matters*
8.2	Opinion of Kirkland & Ellis LLP as to tax matters*
10.1	Employment Agreement, dated as of March 31, 2009, by and among Fidelity National Information Services, Inc. and Frank R. Martire
10.2	Employment Agreement, dated as of March 31, 2009, by and among Fidelity National Information Services, Inc. and Michael D. Hayford
10.3	Relocation Letter Agreement, dated as of March 31, 2009, from Fidelity National Information Services, Inc. to Frank R. Martire
10.4	Relocation Letter Agreement, dated as of March 31, 2009, from Fidelity National Information Services, Inc. to Michael D. Hayford
23.1	Consent of Ronald D. Cook (included in Exhibit 5.1 to this Registration Statement)*
23.2	Consent of Independent Registered Public Accounting Firm of Fidelity National Information Services, Inc., KPMG LLP
23.3	Consent of Independent Registered Public Accounting Firm of Metavante Technologies, Inc., Deloitte & Touche LLP
23.4	Consent of Deloitte Tax LLP (include in Exhibit 8.1 this Registration Statement)*
23.5	Consent of Kirkland & Ellis LLP (include in Exhibit 8.2 this Registration Statement)*
24.1	Power of Attorney
99.1	Investment Agreement, dated as of March 31, 2009, by and between Fidelity National Information Services, Inc. and the Investors (included in Part I as Appendix B to the document included in this Registration Statement)
99.2	Support Agreement, dated as of March 31, 2009, among Fidelity National Information Services, Inc., Cars Holdings, LLC, WPM, L.P., and, solely for the purpose of Sections 4.4, 6.16 and 6.17, Metavante Technologies, Inc.
99.3	Shareholders Agreement, dated as of March 31, 2009, by and among Fidelity National Information Services, Inc., WPM, L.P., and any other Shareholder that may become a party thereto
99.4	Stock Purchase Right Agreement, dated as of March 31, 2009, among Fidelity National Information Services, Inc., WPM, L.P., and, solely for the purpose of Sections 5.1, 5.8 and 5.10, Metavante Technologies, Inc.
99.5	Form of Proxy Card for Special Meeting of Shareholders of Fidelity National Information Services, Inc.*
99.6	Form of Proxy Card for Special Meeting of Shareholders of Metavante Technologies, Inc.*
99.7	Consent of Banc of America Securities LLC
99.8	Consent of Goldman, Sachs & Co.
99.9	Consent of Barclays Capital Inc.
99.10	Consent of Frank R. Martire to be named as a director*
99.11	Consent of James Neary to be named as a director*
99.12	Consent of Stephan A. James to be named as a director*

*	To be filed by amendment.